As filed with the Securities and Exchange Commission on September 20, 2021.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

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VOLTA INC.
(Exact Name of Registrant as Specified in Its Charter)

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Delaware	4789	99-1550630
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

155 De Haro Street
San Francisco, CA 94103
(415) 583-3805
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

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Scott Mercer
Volta Inc.
Chief Executive Officer
155 De Haro Street
San Francisco, CA 94103
(415) 583-3805
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

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Copies to:

Albert W. Vanderlaan, Esq. Amanda Galton, Esq. Orrick Herrington & Sutcliffe LLP 405 Howard Street San Francisco, CA 94105 (415) 773-5700	James DeGraw General Counsel 155 De Haro Street San Francisco, CA 94103 (415) 583-3805

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Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share(2)(3)	116,019,569	$11.45	(4)	$1,386,424,065		$144,931
Warrants to purchase Volta Class A Common Stock(2)	5,933,333	—	(5)	—	(5)	—	(5)
Total				$1,386,424,065		$144,931

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(1)      Immediately prior to the consummation of the merger described in the prospectus forming part of this registration statement (the “prospectus”), Tortoise Acquisition Corp. II, a Cayman Islands exempted company (“TortoiseCorp”), effected a deregistration under the Cayman Islands Companies Law (2020 Revision) and a domestication under Section 388 of the Delaware General Corporation Law, pursuant to which TortoiseCorp’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”), and was renamed “Volta Inc.” (“Volta”), as further described in the prospectus. All securities being registered were or will be issued by Volta.

(2)      Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional shares of Volta Class A Common Stock as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)      Consists of (i) 107,397,854 shares of Class A Common Stock registered for sale by the Selling Securityholders (as defined below) (including the shares referred to in the following clauses (ii) – (iv)), (ii) 9,887,185 shares of Class A Common Stock reserved for issuance upon the conversion of Class B Common Stock, (iii) 5,933,333 shares of Class A Common Stock issuable upon exercise of 5,933,333 Private Warrants (as defined below), (iv) 9,974,063 shares of Class A Common Stock reserved for issuance upon the exercise of warrants assumed in the business combination described in his prospectus and (v) 8,621,715 shares of Volta Class A Common Stock issuable upon the exercise of 8,621,715 Public Warrants (as defined below).

(4)      Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the Class A Common Stock on September 14, 2021, as reported on the New York Stock Exchange.

(5)      Represents the resale of 5,933,333 Private Warrants.

(6)      In accordance with Rule 457(i), the entire registration fee for the Private Warrants is allocated to the shares of Class A Common Stock underlying the Private Warrants, and no separate fee is payable for the Private Warrants.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed.    The securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated September 20, 2021.

PRELIMINARY PROSPECTUS

Volta Inc.

Up to 89,784,557 Shares of Class A Common Stock
Up to 24,529,111 Shares of Class A Common Stock Issuable Upon Exercise of Warrants Up to 5,933,333 Warrants

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This prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”) of up to (A) 116,019,569 shares of our Class A common stock, par value $0.0001 per share (the “Volta Class A Common Stock”), which consists of up to (i) 30,000,000 shares of Volta Class A Common Stock issued in a private placement pursuant to subscription agreements entered into on February 7, 2021, (ii) 9,887,185 shares of Volta Class A Common Stock that are issuable by us upon conversion of our Class B common stock, par value $0.0001 per share (the “Volta Class B Common Stock”) held by certain of our officers and directors; (iii) 8,625,000 shares of Volta Class A Common Stock (the “Founder Shares”) originally issued in a private placement to Tortoise Sponsor II LLC (the “Sponsor”) in connection with the IPO and subsequently distributed to certain equityholders of Tortoise Acquisition Corp. II (“TortoiseCorp”); (iv) 5,933,333 shares of Volta Class A Common Stock that are issuable by us upon the exercise of 5,933,333 warrants (the “Private Warrants”) originally issued in a private placement to the Sponsor in connection with the initial public offering (the “IPO”) of TortoiseCorp at an exercise price of $11.50 per share of Volta Class A Common Stock; (v) 8,621,715 shares of Volta Class A Common Stock that are issuable by us upon the exercise of 8,621,715 warrants originally issued in connection with the IPO at an exercise price of $11.50 per share of Class A Stock that were previously registered (the “Public Warrants”); (vi) 9,974,063 shares of Volta Class A Common Stock that are issuable by us upon the exercise of 9,974,063 Assumed Warrants (as defined below and, together with the Private Warrants and the Public Warrants, the “Volta Warrants”) held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; (vii) 42,978,273 shares of Volta Class A Common Stock issued upon consummation of our business combination pursuant to the Business Combination Agreement (as defined below) and held by certain of our officers, directors and greater than 5% stockholders and their affiliated entities; and (B) up to 5,933,333 Private Warrants.

On August 27, 2021 (the “Closing Date”), Tortoise Acquisition Corp. II, our predecessor company (“TortoiseCorp”), consummated the previously announced mergers contemplated by the Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021 (the “Business Combination Agreement”), by and among TortoiseCorp, NPR Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of TortoiseCorp (“First Merger Sub”), NPR Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of TortoiseCorp (“Second Merger Sub” and, together with First Merger Sub, the “Merger Subs”) and Volta Industries, Inc., a Delaware corporation (“Legacy Volta”).

As contemplated by the Business Combination Agreement, on August 2, 2021, TortoiseCorp filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which it was domesticated and continued as a Delaware corporation (the “Domestication”). Pursuant to the terms of the Business Combination Agreement, following the consummation of the Domestication, First Merger Sub merged with and into Legacy Volta (the “First Merger”), with Legacy Volta surviving the First Merger as a wholly owned subsidiary of TortoiseCorp (the “Surviving Corporation”), immediately followed by the Surviving Corporation merging with and into Second Merger Sub (the “Second Merger,” together with the First Merger, the “Mergers”, and together with the other transactions related thereto, the “Business Combination”), with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of TortoiseCorp. On the Closing Date, and in connection with the closing of the Business Combination (the “Closing”), we changed our name from Tortoise Acquisition Corp. II to Volta Inc.

We are registering the securities described above for resale pursuant to, among other things, the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. We will not receive any of the proceeds from such sales of the shares of Volta Class A Common Stock or Volta Warrants, except with respect to amounts received by us upon the exercise of the Volta Warrants. We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of shares of Volta Class A Common Stock or Volta Warrants. See “Plan of Distribution” beginning on page 161 of this prospectus.

Our Volta Class A Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “VLTA” and “VLTA WS,” respectively. On September 16, 2021, the last reported sales price of the Volta Class A Common Stock was $12.46 per share and the last reported sales price of our Public Warrants was $2.37 per warrant.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and, as such, have elected to comply with certain reduced disclosure and regulatory requirements.

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Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 14 of this prospectus to read about factors you should consider before buying our securities.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2021.

Prospectus

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. Neither we nor the Selling Securityholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the date of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Volta Class A Common Stock issuable upon the exercise of any Volta Warrants. We will receive proceeds from any exercise of the Volta Warrants for cash.

Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “Where You Can Find More Information.”

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Volta,” “we,” “us,” “our” and similar terms refer to Volta Inc. (f/k/a Tortoise Acquisition Corp. II) and its consolidated subsidiaries. References to “TortoiseCorp” refer to our predecessor company prior to the consummation of the Business Combination.

CERTAIN DEFINED TERMS

Unless the context otherwise requires, references in this prospectus to:

•        “A&R Warrant Agreement” are to the Amended and Restated Warrant Agreement, dated August 26, 2021, between Volta, Computershare Inc. and Computershare Trust Company, N.A., collectively as warrant agent;

•        “Assumed Warrants” are to the resulting warrants from the automatic conversion at the Effective Time of each Legacy Volta Warrant outstanding immediately prior to the Effective Time into a warrant to purchase a number of shares of Volta Class A Common Stock equal to the product of (a) the number of shares of Legacy Volta Common Stock or Legacy Volta Preferred Stock subject to such Legacy Volta Warrant and (b) 1.2135, rounding down to the nearest whole number of shares, at an exercise price per share equal to (i) the exercise price per share for the shares of Legacy Volta Common Stock or Legacy Volta Preferred Stock subject to such Legacy Volta Warrant divided by (ii) 1.2135, rounding up to the nearest whole cent;

•        “Business Combination” are to the First Merger, the Second Merger and all other transactions contemplated by the Business Combination Agreement;

•        “Business Combination Agreement” are to that certain Business Combination Agreement and Plan of Reorganization, dated as of February 7, 2021, by and among TortoiseCorp, First Merger Sub, Second Merger Sub and Legacy Volta;

•        “Business Combination Shares” are to the shares of Volta Class A Common Stock issued upon consummation of the Business Combination pursuant to the Business Combination Agreement and held by certain of Volta’s officers, directors and greater than 5% stockholders and their affiliated entities;

•        “Class A Ordinary Shares” are to the Class A ordinary shares of TortoiseCorp, par value $0.0001 per share;

•        “Class B Ordinary Shares” are to the Class B ordinary shares of TortoiseCorp, par value $0.0001 per share;

•        “Closing” are to the closing of the Business Combination;

•        “Closing Date” are to the date on which the Closing occurs;

•        “Code” are to the Internal Revenue Code of 1986, as amended;

•        “Conversion” are to the conversion of each share of Legacy Volta Preferred Stock into a number of shares of Legacy Volta Class B Common Stock immediately prior to the Effective Time at the then-effective conversion rate as calculated pursuant to the Legacy Volta Charter;

•        “Effective Time” are to the date and time at which the First Merger becomes effective;

•        “First Merger” are to the merger of First Merger Sub with and into Legacy Volta, with Legacy Volta surviving the merger as a wholly owned subsidiary of Volta;

•        “First Merger Sub” are to SNPR Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of TortoiseCorp;

•        “Founder Shares” are, if prior to the Effective Time, to the Class B Ordinary Shares of TortoiseCorp, and if after the Effective Time, to the shares of Volta Class A Common Stock originally issued in a private placement to the Sponsor in connection with the IPO subsequently distributed to certain equityholders of TortoiseCorp;

•        “Historical Rollover Shareholders” are to the holders of shares of Volta Common Stock that will be issued in exchange for all outstanding shares of Legacy Volta’s Common Stock, par value $0.001 in the Business Combination;

•        “Initial Public Offering” or “IPO” are to TortoiseCorp’s initial public offering of units, which closed on September 15, 2020;

•        “initial shareholders” are to the holders of TortoiseCorp’s Founder Shares, which includes the Sponsor, TortoiseCorp’s independent directors and Tortoise Borrower;

•        “IRS” are to the Internal Revenue Service;

•        “Legacy Volta” are to Volta Industries, Inc., a Delaware corporation;

•        “Legacy Volta Charter” are to the Amended and Restated Certificate of Incorporation of Legacy Volta dated December 22, 2020;

•        “Legacy Volta Class A Common Stock” are to the shares of Legacy Volta’s Class A Common Stock, par value $0.001 per share;

•        “Legacy Volta Class B Common Stock” are to the shares of Legacy Volta’s Class B Common Stock, par value $0.001 per share;

•        “Legacy Volta Common Stock” are to shares of Legacy Volta Class A Common Stock and Legacy Volta Class B Common Stock;

•        “Legacy Volta Non-Plan Options” are to all options to purchase shares of Legacy Volta Class B Common Stock granted outside the terms and conditions of the Legacy Volta Option Plan;

•        “Legacy Volta Options” are to all outstanding options to purchase shares of Legacy Volta Common Stock, whether or not exercisable and whether or not vested, immediately prior to the Effective Time under the Legacy Volta Option Plan (not including any Legacy Volta Warrants or Legacy Volta Non-Plan Options);

•        “Legacy Volta Option Plan” are to the Volta Industries, Inc. 2014 Equity Incentive Plan, adopted December 15, 2014 and last amended December 26, 2018, as such Equity Incentive Plan may have been amended, supplemented or modified from time to time;

•        “Legacy Volta Outstanding Shares” are to the total number of shares of Legacy Volta Common Stock outstanding immediately prior to the Effective Time, expressed on a fully-diluted and as-converted to Legacy Volta Common Stock basis (including any shares of Legacy Volta Restricted Stock), and including, without limitation or duplication, (a) the number of shares of Legacy Volta Class B Common Stock issuable upon conversion of the Legacy Volta Preferred Stock pursuant to the Conversion, (b) the number of shares of Volta Common Stock that are issuable upon the net exercise of Legacy Volta Options and Legacy Volta Non-Plan Options that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one share of Legacy Volta Common Stock issuable pursuant to a Legacy Volta Option or Legacy Volta Non-Plan Option in accordance with the terms of such Legacy Volta Option or legacy Volta Non-Plan Option equals (x) the 1.2135 multiplied by (y) $10.00, and (c) the number of shares of Legacy Volta Common Stock that are issuable upon the net exercise of Legacy Volta Warrants that are unexpired, issued and outstanding as of immediately prior to the Effective Time, assuming that the fair market value of one share of Legacy Volta Common Stock issuable pursuant to a Legacy Volta Warrant in accordance with the terms of such Legacy Volta Warrant equals the (x) 1.2135 multiplied by (y) $10.00;

•        “Legacy Volta Restricted Stock” are to the outstanding unvested restricted shares of Legacy Volta Common Stock issued pursuant to the Legacy Volta Option Plan, including any shares of Legacy Volta Common Stock issued pursuant to early-exercised Legacy Volta Options to purchase shares of Volta Common Stock;

•        “Legacy Volta Preferred Stock” are to the Legacy Volta Series A Preferred Stock, the Legacy Volta Series B Preferred Stock, the Legacy Volta Series C Preferred Stock, the Legacy Volta Series C-1 Preferred Stock, the Legacy Volta Series C-2 Preferred Stock, the Legacy Volta Series D Preferred Stock and the Legacy Volta Series D-1 Preferred Stock;

•        “Legacy Volta Series A Preferred Stock” are to the shares of Volta Preferred Stock designated as Series A Preferred Stock in the Volta Charter;

•        “Legacy Volta Series B Preferred Stock” are to the shares of Volta Preferred Stock designated as Series B Preferred Stock in the Volta Charter;

•        “Legacy Volta Series C Preferred Stock” are to the shares of Volta Preferred Stock designated as Series C Preferred Stock in the Volta Charter;

•        “Legacy Volta Series C-1 Preferred Stock” are to the shares of Volta Preferred Stock designated as Series C-1 Preferred Stock in the Volta Charter;

•        “Legacy Volta Series C-2 Preferred Stock” are to the shares of Volta Preferred Stock designated as Series C-2 Preferred Stock in the Volta Charter;

•        “Legacy Volta Series D Preferred Stock” are to the shares of Volta Preferred Stock designated as Series D Preferred Stock in the Volta Charter;

•        “Legacy Volta Series D-1 Preferred Stock” are to the shares of Volta Preferred Stock designated as Series D-1 Preferred Stock in the Volta Charter;

•        “Legacy Volta Warrants” are to the warrants to purchase Legacy Volta Common Stock or Legacy Volta Preferred Stock outstanding immediately prior to the Effective Time;

•        “management” or our “management team” are to our officers and directors;

•        “NYSE” are to the New York Stock Exchange;

•        “Ordinary Shares” are to the Class A Ordinary Shares and the Class B Ordinary Shares;

•        “Organizational Documents” are to the Volta Charter and Volta Bylaws;

•        “PIPE Financing” are to subscription agreements, each dated February 7, 2021, with certain accredited investors pursuant to which the investors agreed to purchase 30,000,000 shares of Volta Class A Common Stock in a private placement for an aggregate purchase price of $300,000,000, entered into in connection with the execution of the Business Combination Agreement;

•        “Private Warrants” are to the warrants originally issued to Tortoise Borrower in a private placement simultaneously with the closing of the IPO;

•        “Proxy Statement/Prospectus” means the final prospectus and definitive proxy statement, dated August 2, 2021 and filed with the SEC on August 2, 2021;

•        “Public Warrants” are to the warrants originally sold as part of the units in the IPO (whether they were purchased in the IPO or thereafter in the open market);

•        “SEC” are to the U.S. Securities and Exchange Commission;

•        “Second Merger” are to the merger of Volta (as the surviving entity of the First Merger) with and into Second Merger Sub, with Second Merger Sub surviving the merger as a wholly owned subsidiary of Volta;

•        “Second Merger Sub” are to SNPR Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of TortoiseCorp;

•        “Selling Securityholders” are to the selling securityholders named in this prospectus;

•        “Sponsor” are to Tortoise Sponsor II LLC, a Cayman Islands limited liability company;

•        “Tortoise Borrower” are to TortoiseEcofin Borrower, LLC, a Delaware limited liability company and an affiliate of the Sponsor;

•        “TortoiseCorp” are to Tortoise Acquisition Corp. II, a Cayman Islands exempted company;

•        “Trust Account” are to the trust account maintained by JP Morgan Chase Bank, N.A. that holds the proceeds (including interest not previously released to TortoiseCorp for working capital purposes) from the IPO and a concurrent private placement of Private Warrants to Tortoise Borrower;

•        “Units” are to the units sold in the IPO, each of which consists of one Class A Ordinary Share and one-fourth of one Public Warrant;

•        “U.S. GAAP” are to the generally accepted accounting principles in the United States;

•        “Volta” are to Volta Inc., a Delaware corporation;

•        “Volta Board” are to the board of directors of Volta;

•        “Volta Bylaws” are to the Bylaws of Volta dated August 26, 2021, as the same may be amended, supplemented or modified from time to time;

•        “Volta Charter” are to the Certificate of Incorporation of Volta dated August 26, 2021, as the same may be amended, supplemented or modified from time to time;

•        “Volta Class A Common Stock” are to the shares of Class A common stock, par value $0.0001 per share, of Volta;

•        “Volta Class B Common Stock” are to the shares of Class B common stock, par value $0.0001 per share, of New Volta;

•        “Volta Common Stock” are to the shares of Volta Class A Common Stock and Volta Class B Common Stock;

•        “Volta Founder Plan” are to Volta’s Founder Incentive Plan;

•        “Volta Options” are to options to purchase shares of Volta Class A Common Stock and options to purchase shares of Volta Class B Common Stock;

•        “Volta Option Plan” are to the Volta Inc. 2021 Equity Incentive Plan, adopted August 26, 2021, as such Equity Incentive Plan may have been amended, supplemented or modified from time to time;

•        “Volta Preferred Stock” are to the shares of preferred stock, par value $0.0001 per share, of Volta;

•        “Volta Restricted Stock” are to the outstanding unvested restricted shares of Volta Common Stock issued pursuant to the Volta Option Plan, including any shares of Volta Common Stock issued pursuant to early-exercised Volta Options to purchase shares of Volta Common Stock; and

•        “Volta Warrants” are to the warrants to purchase Volta Class A Common Stock into which each of the Legacy Volta Warrants, the Private Warrants and the Public Warrants converted into at the Effective Time.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are forward-looking and as such are not historical facts. These forward-looking statements include, without limitation, statements regarding the benefits of the Business Combination, future financial performance, business strategies, expansion plans, future operations, future operating results, estimated revenues, losses, projected costs, prospects, plans and objectives of management. These forward-looking statements are based on our management’s current expectations, estimates, projections and beliefs, as well as a number of assumptions concerning future events, and are not guarantees of performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. When used in this prospectus and any accompanying prospectus supplement, words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “projects” or the negative version of these words or other comparable words or phrases, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The following factors among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:

•        intense competition faced by Volta in the electric vehicle (“EV”) charging market and in its content activities;

•        the possibility that Volta is not able to build on and develop strong relationships with real estate and retail partners to build out its charging network and content partners to expand its content sales activities;

•        market conditions, including seasonality, that may impact the demand for EVs and EV charging stations or content on Volta’s digital displays;

•        any potential loss of, or defects in products or components supplied by, Volta’s suppliers and manufacturers, some of which are single source suppliers and may also be early stage companies;

•        risks, cost overruns and delays associated with construction and installation of Volta’s charging stations;

•        risks associated with any future expansion by Volta into additional international markets;

•        new or changing government regulation, for example a reduction in incentives from governments or utilities, may adversely impact Volta’s current business activities or reduce demand for EVs;

•        cost increases, delays or new or increased taxation or other restrictions on the availability or cost of electricity;

•        rapid technological change in the EV industry may require Volta to continue to develop new products and product innovations, which it may not be able to do successfully or without significant cost;

•        any undetected defects, errors or bugs in Volta’s charging stations or mobile application platform;

•        the risk that Volta’s shift to including a pay-for-use charging business model and the requirement of mobile check-ins adversely impacts Volta’s ability to retain driver interest, content partners and site hosts;

•        the EV market may not continue to grow as expected;

•        the impact of competing technologies that could reduce the demand for EVs;

•        data security breaches or other network outages;

•        Volta’s ability to obtain or maintain the listing of Volta Class A Common Stock on the NYSE;

•        Volta’s ability to realize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition and the ability of Volta to grow and manage growth profitably;

•        Volta’s success in retaining or recruiting, or changes in, its officers, key employees or directors;

•        changes in applicable laws or regulations;

•        the possibility that COVID-19 may adversely affect the results of operations, financial position and cash flows of Volta;

•        the risk that Volta may fail to effectively build scalable and robust processes to manage the growth of its business and to expand its geographic footprint; and

•        the possibility that Volta may be adversely affected by other economic, business or competitive factors.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on our business. There can be no assurance that future developments affecting our business will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section entitled “Risk Factors.” Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the effect of all such risk factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Should one or more of these risks or uncertainties materialize, or should any of the assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements.

The forward-looking statements made by us in this prospectus and any accompanying prospectus supplement speak only as of the date of this prospectus and the accompanying prospectus supplement. Except to the extent required under the federal securities laws and rules and regulations of the SEC, we disclaim any obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In light of these risks and uncertainties, there is no assurance that the events or results suggested by the forward-looking statements will in fact occur, and you should not place undue reliance on these forward-looking statements.

PROSPECTUS SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our securities, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included in this prospectus and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Company

Volta’s mission is to build the fueling infrastructure of the future. Volta’s vision is to create an EV charging network that capitalizes on and catalyzes the shift from combustion-powered miles to electric miles by placing media-enabled charging stations in prominent public locations that match the behavior and commerce of visitors to its host sites and allow media partners that advertise on the charging stations’ digital displays to reach consumers at their point of entry to retail and other locations. By leveraging a data-driven understanding of driver behavior to deliver EV charging solutions that fit seamlessly into drivers’ daily routines, Volta’s goal is to benefit the entire ecosystem of drivers, brands and its commercial partners. As part of Volta’s unique EV charging offering, its charging stations allow it to enhance its site hosts’ and strategic partners’ core commercial interests, creating a new means for them to benefit from the transformative shift to electric mobility.

Founded in 2010 by Scott Mercer, its Founder and Chief Executive Officer, and Christopher Wendel, who subsequently joined as co-founder and President, Volta primarily owns, operates and maintains EV charging stations and has expanded its network across the United States to include more than 1,900 chargers across 26 territories and states that have generated over 200,000 charging sessions per month on average for the six months ended June 30, 2021, forming one of the most utilized charging networks in the United States. To take advantage of the expected growth opportunity presented by the EV market, Volta intends to rapidly expand its network of charging stations, using its proprietary data-driven planning tools to identify high-traffic, high visibility site partner locations that it believes would benefit most from its EV charging solutions and garner the highest usage from Volta’s driving community, while delivering the most value for Volta’s media and advertising partners.

Volta’s business entails partnering with real estate and retail partners with national and regional multi-site portfolios of commercial and retail properties, as well as municipalities and local business owners, to locate and deploy its EV charging stations in premier locations. The site hosts Volta partners with span a wide array of industries and locations, including retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. Volta generally signs long-term contracts to locate its charging stations at site host properties and grows its footprint over time as its station utilization justifies further capital investment in its EV charging infrastructure. Volta also sells charging stations to certain business partners, while continuing to perform related installation, operation and maintenance services. For both Volta-owned and partner-owned charging stations, Volta sells media display time on the charging stations’ digital displays to its media and advertising partners. In addition, while Volta currently provides sponsored charging services to drivers that use its charging stations (meaning that drivers can charge their EVs at no cost to them), Volta intends to introduce a business model that includes pay-for-use charging in the future. Unique to Volta’s model, its network has the ability to draw on several sources of revenue to build earlier and higher unit economics than other solutions currently available in the market, by tapping into multiple commercial opportunities at any given site, consisting of the sale of advertising content on its charging station digital displays to its commercial partners, installation, operation and maintenance services related to its charging stations, license or service fees from the licensing of Volta’s proprietary software tools, the sale of LCFS credits and, in the future, fees associated with pay-for-use charging services. Most important for the long-term health of the EV charging industry, Volta focuses on optimizing its network deployment for capital and electrical grid efficiency. Volta is building a network that has at its core the objective of delivering the most electric miles per dollar invested.

Corporate Information

We were incorporated on July 24, 2020 as a Cayman Islands exempted company under the name Tortoise Acquisition Corp. II for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On September 15, 2020, TortoiseCorp completed its initial public offering. On August 27, 2021, TortoiseCorp consummated the Business Combination with Volta pursuant to the Business Combination Agreement. In connection with the Business Combination, TortoiseCorp changed its name to Volta Inc.

Our principal executive offices are located at 155 De Haro St, San Francisco, California 94103. Our telephone number is (415) 583-3805. Our website address is www.voltacharging.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it forms a part.

Volta, the Volta logo and our other registered or common law trademarks, service marks or trade names appearing in this prospectus are the property of Volta. Other trademarks, service marks and trade names used in this prospectus are the property of their respective owners.

The Offering

Issuer	Volta Inc. (f/k/a Tortoise Acquisition Corp. II).
Issuance of Volta Class A Common Stock
Shares of Volta Class A Common Stock offered by us

34,416,296 shares of Volta Class A Common Stock, consisting of

•   9,887,185 shares of Volta Class A Common Stock that are issuable upon conversion of 9,887,185 outstanding shares of Volta Class B Common Stock;

•   5,933,333 shares of Volta Class A Common Stock that are issuable upon the exercise of 5,933,333 Private Warrants;

•   8,621,715 shares of Volta Class A Common Stock that are issuable upon the exercise of 8,621,715 Public Warrants; and

•   9,974,063 shares of Volta Class A Common Stock that are issuable upon the exercise of 9,974,063 Assumed Warrants.

Shares of Volta Class A Common Stock outstanding prior to exercise of all Volta Warrants and conversion of all Volta Class B Common Stock	151,831,540 shares of Volta Class A Common Stock (as of September 15, 2021).
Shares of Volta Class A Common Stock outstanding assuming exercise of all Volta Warrants and conversion of all Volta Class B Common Stock	176,273,773 shares of Volta Class A Common Stock (as of September 15, 2021).
Exercise Price of Private Warrants and Public Warrants	$11.50 per share, subject to adjustments as described herein.
Exercise Price of Assumed Warrants

9,110,441 Assumed Warrants with an exercise price of $1.81 per share

463,167 Assumed Warrants with an exercise price of $1.08 per share.

330,000 Assumed Warrants with an exercise price of $0.057 per share.

Use of proceeds

We will receive up to an aggregate of approximately $184.6 million from the exercise of the Volta Warrants, assuming the exercise in full of all of the Volta Warrants for cash. We expect to use the net proceeds from the exercise of the Volta Warrants, if any, for general corporate purposes. See “Use of Proceeds.”

Resale of Volta Class A Common Stock and Volta Warrants
Securities offered by the Selling Securityholders	107,397,854 shares of Volta Class A Common Stock, consisting of: • 30,000,000 shares of Volta Class A Common Stock issued in the PIPE Financing; • 8,625,000 Founder Shares;

•   42,978,273 Business Combination Shares;

•   9,887,185 shares of Volta Class A Common Stock that are issuable upon conversion of 9,887,185 outstanding shares of Volta Class B Common Stock held by our officers and directors;

•   5,933,333 shares of Volta Class A Common Stock that are issuable upon the exercise of 5,933,333 Private Warrants; and

•   9,974,063 shares of Volta Class A Common Stock that are issuable upon the exercise of 9,974,063 Assumed Warrants

Volta Warrants offered by the Selling Securityholders	5,933,333 Private Warrants.
Terms of the offering	The Selling Securityholders will determine when and how they will dispose of the shares of Volta Class A Common Stock and Private Warrants registered under this prospectus for resale.
Use of proceeds	We will not receive any proceeds from the sale of shares of Volta Class A Common Stock or Private Warrants (assuming the cashless exercise provision is used) by the Selling Securityholders.
Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “Certain Relationships and Related Transactions — Lock-Up Arrangements” for further discussion.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should consider before investing in our securities.
NYSE Stock Market Symbols	Our Volta Class A Common Stock and Public Warrants are listed on the New York Stock Exchange under the symbols “VLTA” and “VLTA WS,” respectively.

Summary Risk Factors

Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors,” that represent challenges that we face in connection with the successful implementation of our strategy and growth of our business. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our ability realize the anticipated benefits of the Business Combination, and may have an adverse effect on our business, financial condition, results of operations, and prospects. Such risks include, but are not limited to:

•        Volta is an early stage company with a history of losses and expects to incur significant expenses and losses for the foreseeable future.

•        Volta has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

•        Failure to expand Volta’s geographic footprint and to build scalable and robust processes could harm its prospects for growth, and Volta may never successfully do so or achieve or sustain profitability.

•        Volta currently faces competition in both the EV charging market and in its content sales activities, and expects to face significant competition in the future as these markets evolve.

•        Volta depends upon strong relationships with real estate and retail partners to build out its charging network and increased competition or loss of a partner could adversely impact Volta’s business.

•        Volta derives a significant portion of its revenues from sponsored content on its charging stations, which fluctuates and is subject to market conditions outside of its control, and Volta may not be able to place content in certain geographies until it has achieved scale in such geographies.

•        Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of its charging stations, some of which are also early stage companies. A loss of any of these partners or defects in or failure of the products with which they supply Volta could negatively affect Volta’s business.

•        Volta’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as Volta expands the scope of such services with other parties.

•        Volta faces risks related to natural disasters and health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in media spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.

•        If Volta is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business could be harmed.

•        Any continued expansion by Volta into international markets will expose it to additional tax, compliance, market and other risks and there can be no assurance that any such expansion will be successful.

•        Government regulation of outdoor media may restrict Volta’s content sales activities.

•        Volta’s management has limited experience in operating a public company and the requirements of being a public company may strain Volta’s resources, divert management’s attention and affect its ability to attract and retain qualified board members and officers.

•        Volta may need to raise additional funds and these funds may not be available when needed.

•        Volta’s forecasted operating results and projections and its estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

•        Volta is dependent upon the availability of electricity at its charging sites and could be adversely affected by utility rate adjustments and cost increases, delays or new or increased taxation or other restrictions on the availability or cost of electricity.

•        Volta’s future growth and success is correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs by businesses and drivers.

•        The reduction, modification or elimination of rebates, tax credits and other financial incentives and benefits associated with the EV industry could cause reduced demand for EVs and EV charging stations.

•        The EV charging market is characterized by rapid technological change, which requires Volta to continue to develop new products and product innovations and maintain and expand its intellectual property portfolio.

•        Volta’s charging stations and mobile application platform could contain undetected defects, errors or bugs in hardware or software and, as an emerging technology, the full operating life of the equipment in Volta’s charging stations is not fully known and may malfunction through repeated use, which could result in property damage or injury and adversely affect Volta’s brand, business, financial condition and results of operations.

•        Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service.

•        Growing Volta’s business and user base depends upon the effective operation of Volta’s mobile applications with mobile operating systems, networks and standards that Volta does not control.

•        Volta may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive, and its business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

•        The expected shift in Volta’s business model to include pay-for-use charging and the requirement of mobile check-ins may impact Volta’s ability to retain driver interest, content partners and site hosts.

•        Volta’s charging stations include components that depend on semiconductor supply chains that are currently unable to meet demand and as a result Volta may experience delays in the delivery of its product from its manufacturers, impeding its intended installation and deployment plans.

•        If Volta fails to offer high-quality support to site partners and drivers, its business and reputation may suffer.

•        Volta may be unable to collect and leverage customer data in all geographic locations, and this limitation may impact research and development, content sales, partnership relations and operations.

•        The outcome of any legal proceeds that have been instituted against Volta following the announcement of the Business Combination.

RISK FACTORS

Investing in our securities involves risks. You should consider carefully the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before deciding whether to purchase any of our securities. Our business, results of operations, financial condition, and prospects could also be harmed by risks and uncertainties that are not presently known to us or that we currently believe are not material. If any of these risks actually occur, our business, results of operations, financial condition, and prospects could be materially and adversely affected. Unless otherwise indicated, references in these risk factors to our business being harmed will include harm to our business, reputation, brand, financial condition, results of operations, and prospects. In such event, the market price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Volta’s Business

Volta is an early stage company with a history of losses and expects to incur significant expenses and losses for the foreseeable future.

Volta has a history of operating losses. Volta incurred a net loss of $85.9 million for the six months ended June 30, 2021, and as of June 30, 2021, Volta had an accumulated deficit of approximately $240.9 million. Volta believes it will continue to incur operating and net losses each quarter for the foreseeable future. Even if Volta achieves profitability in any quarter, there can be no assurance that Volta will be able to maintain profitability. Volta’s potential profitability is particularly dependent upon the continued adoption of electric vehicles (“EVs”) by drivers and fleet operators, the continued availability of, and Volta’s continued eligibility for, governmental incentives and credits associated with EV charging stations, Volta’s ability to receive anticipated benefits from any upfront capital expenditures it incurs to develop and expand its charging network, the absence of changes in law or regulation relating to the EV charging industry that disproportionately benefit Volta’s competitors or that require significant changes to Volta’s products, services or business model, the impact of laws and regulations, or the absence of changes in law or regulation, that restrict or otherwise adversely impact Volta’s ability to conduct its content-delivery activities, the recognition by content partners, site hosts and other business partners of the benefits of Volta’s content offerings and, in each case, the hosting and utilization of Volta’s chargers, any of which may not occur at the levels Volta currently anticipates or at all.

Failure to effectively expand Volta’s sales, marketing and operational team could harm its ability to grow its business and strategic partnerships and achieve broader market acceptance of its products and services.

Volta’s ability to grow its business and charging network and strategic partnerships to achieve broader market acceptance with site hosts, content partners and drivers, grow revenue and achieve and sustain profitability will depend, to a significant extent, on its ability to effectively expand its sales, content, marketing, technology and operational teams and capabilities. Volta relies on its site acquisition and content sales and marketing teams to expand its commercial footprint and obtain new content partners, respectively, in order to grow its EV charging business, and Volta relies on its network planning, engineering, site development, operations and project management personnel to build out and serve new sites. Volta also relies on its technology team, which is currently being scaled, to continue to develop improvements, enhancements and new functionality in its EV charging stations, mobile application platform and network planning tools. Volta plans to continue to expand in these functional areas but it may not be able to recruit and hire a sufficient number of competent personnel with the requisite skills, technical expertise and experience, which may adversely affect its ability to expand such capabilities. The hiring process can be costly and time-consuming, and new employees may require significant training and time before they achieve full productivity. Recent hires and planned hires may not become as productive as quickly as anticipated, and Volta may be unable to hire or retain sufficient numbers of qualified individuals. In the event that Volta’s employees join a labor union, higher employee costs and increased risk of work stoppages or strikes could result. Any failure to recruit, train, incentivize and retain a sufficient number of qualified personnel and to have such personnel attain desired productivity levels within a reasonable period of time and in a cost-effective manner could harm Volta’s growth prospects and ability to achieve or sustain profitability, and have an adverse effect on its business, financial condition and results of operations. See also “— If Volta is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.”

Failure to expand Volta’s geographic footprint and to build scalable and robust processes could harm its prospects for growth and profitability, and Volta may never successfully do so or achieve or sustain profitability.

Volta’s ability to achieve significant revenue growth and profitability in the future will depend, in large part, on its success in expanding its business both within its existing markets and to additional markets and geographies and building scalable and robust processes to manage its business and operations. If prospective commercial partners, such as site hosts and content partners in such existing and new markets and geographies do not perceive Volta’s product and service offerings to be of value to them or Volta’s EV charging stations and services are not favorably received by them or by drivers in such markets, Volta may not be able to attract and retain such business partners and successfully expand in its existing markets and to new markets and geographies.

In addition, if Volta is not able to build scalable and robust processes to manage its existing business operations and prospective growth and expansion, it may fail to satisfy and retain its existing business partners and drivers that utilize its charging stations and may not be able to attract new business partners and driver interest in additional markets and, as a result, Volta’s ability to maintain and/or grow its business and achieve or sustain profitability will be adversely affected. For example, site hosts may elect not to adopt Volta’s products or services for many reasons, including a perception that they or their customers are unlikely to derive sufficient value from Volta’s EV charging services, that Volta’s content services will not sufficiently drive customer engagement at such host site, that the local community objects to Volta’s stations due to their size, display screens or otherwise, that competitors provide a better value or experience or that service issues are not satisfactorily resolved. Retention and expansion of site host, content partner and driver interest and engagement will also be dependent on the quality, effectiveness and perception of Volta’s customer service and operations and any failure by Volta to offer high quality support to its business partners and users of its charging stations could adversely affect Volta’s business, reputation and growth prospects. See also “— Customer-Related Risks — If Volta fails to offer high-quality support to site partners and drivers, its business and reputation will suffer.”

If Volta is not able to build robust and scalable processes to manage its existing business operations and prospective growth and expansion, it may be unable to successfully compete in retaining existing business partners and drivers that use its charging stations and attracting new business partners and drivers in existing and new markets and geographies. Any such failure to compete or expand its business would adversely affect Volta’s business, prospects, financial condition and results of operations and ability to achieve or sustain profitability.

Volta currently faces competition from a number of companies in the EV charging market, and expects to face significant competition in the future as the market for EV charging evolves.

The EV charging market is relatively new and Volta currently faces competition from a number of companies. Volta believes its current competitors to its EV charging owner-operator business activities are EVgo Services LLC, Electrify America LLC (“Electrify America”), Tesla Inc. (“Tesla”), EVBox Group, ChargePoint, Inc., Rivian Automotive Inc., Pod Point Limited, EVConnect, Inc., Engie SA and Blink Charging Co., or charging networks being developed by OEMs or in partnership with any of the aforementioned competitors. The principal competitive factors in the EV charging industry include capital efficient deployment; revenue lines and diversity of revenue opportunities; charger utilization and pricing to drivers; charger network reliability, scale and local density; charger count, charger locations and accessibility; charger connectivity to EVs and ability to charge all models and standards; speed of charging relative to expected vehicle dwell times at the location; software-enabled services offerings and overall business partner and driver experience; operator brand, track record and reputation; access to equipment vendors and service providers; installation expertise and costs; and policy incentives. Large initial stage markets require significant early capital expenditures, engagement across verticals and driver engagement to gain market share, and ongoing effort to scale product and service offerings, channels, installers, teams and processes. There are also competitors, in particular those with limited funding, experience or commitment to quality assurance, that could cause poor experiences, hampering overall EV adoption or trust in any particular provider of charging services. Further, Volta’s current or potential competitors may be acquired by third parties with different commercial objectives and imperatives and greater available resources.

In addition, there are other means for charging EVs, which could affect the level of demand for charging at Volta’s charging stations. For example, Tesla continues to build out its supercharger network across the United States for Tesla vehicles, which could reduce overall demand for new Volta charging stations at sites that host Tesla chargers or reduce utilization of existing Volta charging stations located at the same sites. Tesla may also open its supercharger network to support charging of non-Tesla EVs in the future, which could further reduce demand for charging on Volta’s stations. Municipalities may also determine to provide additional public charging options, including by converting existing electricity infrastructure into public EV charging points, or determine to limit or reduce permitting for new EV charging stations due to perceived oversaturation or concerns relating to electric grid capacity, any of which could potentially reduce Volta’s serviceable markets. In addition, retailers, utilities or other site hosts or commercial, municipal and federal fleet businesses may opt to become owners and operators of public or private EV charging equipment and purchase that equipment and associated management software directly from other vendors in the marketplace.

Additionally, future changes in charging preferences and technologies; the development of inductive EV charging capabilities; battery chemistries, ultralong-range batteries or energy storage technologies, industry standards or applications; driver behavior; autonomous driving; increased focus on non-automotive transit alternatives, including mobility hubs and micromobility options in major markets; or battery EV efficiency may develop in ways that limit Volta’s future share gains in desirable markets or slow the growth of Volta’s addressable or serviceable market. Competitors may be able to respond more quickly and effectively than Volta to new or changing site host or driver preferences and other opportunities, technologies, standards or regulatory requirements, may be eligible for favorable governmental incentives that are not available to Volta and/or may be better equipped to initiate or withstand substantial price or technological competition. In addition, competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace.

The EV charging business may become more competitive, pressuring future increases in utilization and margins. Competition is still developing and is expected to increase as the number of EVs sold increases. In addition, further competition has in the past and may in the future arise from regulatory or judicial action. For example, one of Volta’s current competitors is Electrify America, a subsidiary of Volkswagen. Electrify America was formed as part of Volkswagen’s consent decree with the U.S. Environmental Protection Agency in connection with its diesel emissions issue. Volkswagen was forced to commit $2 billion to Electrify America and the expansion of its EV charger network over a ten-year period, which began in January 2017. Electrify America expects to install (or have under development) approximately 800 public EV charging sites with approximately 3,500 chargers by December 2021 and is currently approaching completion of cycle 2 of its 4-cycle spending program. Because Electrify America’s expansion of its EV charger network is mandated by the consent decree and not necessarily done in a manner designed to maximize economic return, Electrify America’s rate of expansion may outpace Volta’s and limit Volta’s serviceable market or increase Volta’s costs to install or operate its charging stations, including due to charger saturation or grid efficiency concerns in the markets that Electrify America is servicing or into which it is expanding.

Barriers to entry in the EV charging market may erode as a result of government intervention, leading to more competitors or existing competitors becoming better positioned to succeed. In addition, in some jurisdictions, Volta may see competition from local utilities who may be interested in, and receive regulatory approval for, ownership of public EV charging equipment, from various owners of non-networked Level 2 chargers, and from new entrants into the U.S. EV charging market. Further, Volta’s competitors may not be subject to the same regulatory requirements as Volta, such as those relating to Volta’s digital display screens and content offerings, providing them with greater flexibility as to placement and expansion of their EV charging networks and facilitating their competition with Volta.

New competitors or alliances may emerge in the future that are better financed or have greater access to capital than Volta, secure greater market share, have proprietary technologies that site hosts or drivers prefer, have more effective marketing abilities and/or face different financial hurdles, which could put Volta at a competitive disadvantage. Further, Volta’s current strategic initiatives and contracts with major business partners and key site hosts may fail to result in a sustainable competitive advantage for Volta. Future competitors could also be better positioned to serve certain segments of Volta’s current or future target markets, which could create price pressure or erode Volta’s market share. In light of these factors, current or potential drivers that use Volta’s charging stations may utilize charging services of competitors, resulting in reduced demand for Volta’s charging stations and for content offerings among existing and prospective site hosts and content partners. If Volta fails to adapt to changing market conditions or continue to compete successfully with current charging providers or new competitors, its growth will be inhibited, adversely affecting its business, financial condition and results of operations.

Volta also faces intense competition in its content-delivery activities and expects to continue to face significant competition as the market for out-of-home and digital display media evolves.

The place-based digital media industry is fragmented, consisting of a few traditional companies operating on a national basis, such as Outfront Media, Inc., Clear Channel Outdoor Holdings, Inc., Lamar Advertising Company, JCDecaux Group, Intersection Media, LLC and Destination Media, Inc., as well as new, digitally forward, omni-channel platforms like Google, Facebook and Twitter, and hundreds of smaller regional and local companies operating a limited number of displays in a single or a few local geographic markets. Volta competes with all of these companies for its content partners. Content rates also vary greatly from market-to-market and on a format-by-format basis, creating various opportunities for competition on pricing. If Volta’s competitors offer media displays at rates below the rates Volta charges, it could lose potential content partners and could be pressured or unable, due to content format, market differences or otherwise, to reduce its rates below those currently charged to attract or retain content partners. In addition, installation of digital displays by Volta or its competitors at a pace or location that exceeds the ability of the market to derive new revenues from those displays could also have an adverse effect on Volta’s business, financial condition and results of operations.

In particular, competition in the place-based digital media industry and the content rates Volta is able to charge are based on a number of different factors, including location, size of display, market and total number of impressions delivered by a display or group of displays. The number of impressions delivered by Volta’s displays are measured by Geopath, Inc. (“Geopath”), an independent third-party organization that provides audience measurement for the out-of-home and place-based media industries. Geopath leverages a range of data sources, including anonymous location and trip data from connected vehicles and smartphones, to understand the number of people passing a display during a defined period of time. Due to how total impressions are calculated, Volta’s ability to generate additional content revenue from the placement of multiple charging stations equipped with digital displays at any one site may be limited, as a greater number of displays in close proximity may not yield additional impressions. Similarly, saturation of out-of-home and digital displays at any given site, including those of Volta’s competitors, may put pricing pressure on Volta’s content offerings at that site or reduce the number of displays government authorities are willing to permit. The competitive or regulatory pressures caused by market saturation and the method of calculating the number of and pricing for impressions could limit Volta’s ability to expand its content offerings in any market and have an adverse effect on Volta’s business, financial condition and results of operations.

Volta’s content services also compete with other media, including online, mobile and social media content platforms and traditional platforms (such as television, radio, print and direct mail marketers). In addition, Volta competes with a wide variety of out-of-home media, including media in shopping centers, grocery stores, movie theaters, transit locations and sports and entertainment venues, among other locations. Advertisers compare relative costs of available media, including the average cost per thousand impressions, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other media, the out-of-home and place-based media industry relies on its relative cost efficiency and its ability to reach specific markets, geographic areas and/or demographics. Further, as digital media technology continues to develop, Volta’s competitors in the place-based media industry may be able to offer products or services that are, or that are seen to be, substantially similar to or better than Volta’s. This may force Volta to compete in different ways and incur additional costs and/or expend resources in order to remain competitive. If Volta’s competitors are more successful than Volta is in developing digital content products, diversifying the placement of their digital displays to maximize additional impressions or in attracting and retaining content partners, Volta’s business, financial condition and results of operations could be adversely affected.

Volta has experienced rapid growth and expects to invest in growth for the foreseeable future. If it fails to manage growth effectively, its business, operating results and financial condition could be adversely affected.

Volta has experienced rapid growth in recent periods. For example, the number of full-time employees has grown from 64 as of December 31, 2018 to 145 as of December 31, 2020. Volta also continues to invest in the development and enhancement of its technology, products and mobile application platform. The growth and expansion of its business has placed and continues to place a significant strain on management, business operations, financial condition and infrastructure and corporate culture. In addition, the COVID-19 pandemic caused Volta to substantially freeze 2020 hiring activity beginning in the first quarter of 2020 and take other remedial actions, including employees working from home, to address prospective impacts of the pandemic, which have placed further strain on Volta’s resources and its ability to effectively manage and continue its growth efforts and development and enhancement of its products and services. See also “— Volta faces risks related to natural disasters and health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in content spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.”

To manage growth in operations and personnel, Volta will need to continue to improve its operational, financial and management controls and reporting systems and procedures, and to successfully integrate new personnel hired while Volta’s employees continue to work from home. Failure to manage growth effectively could result in difficulty or delays in attracting new business partners, declines in quality or user satisfaction, increases in costs, difficulties in introducing new products and services or enhancing existing products and services, loss of business partners, information security vulnerabilities or other operational difficulties, any of which could adversely affect Volta’s business performance and operating results. For example, Volta is in the process of expanding its mobile application functionality to include, among other things, payment processing features and other enhancements. If Volta’s technology team, which is in an early stage of growth, does not have sufficient resources or capabilities to successfully enable such functionality and Volta is not able to appropriately expand its technology team, Volta’s ability to grow its business could be adversely affected. Volta’s strategy is based on a combination of growth and maintenance of strong performance of its existing EV charging network and content offerings, and any inability to scale, to continue to provide a favorable experience for its content partners, site hosts and drivers or to manage operations at its charging sites may negatively impact Volta’s growth trajectory.

In addition, in the event of continued fast growth, Volta’s information technology systems and internal control over financial reporting and procedures may not be adequate to support its operations and may introduce opportunities for data security incidents that may interrupt business operations and permit bad actors to obtain unauthorized access to business or user information. Volta may also face risks to the extent such bad actors infiltrate the information technology infrastructure of its contractors. See also “— Unauthorized disclosure of personal or sensitive data or confidential information, whether through a breach of Volta’s computer systems or otherwise, could severely hurt its business.” Further, as a public company, Volta will be required to maintain effective disclosure controls and procedures and internal control over financial reporting, and the failure to do so could have an adverse effect on its business. See also “— The requirements of being a public company may strain Volta’s resources, divert management’s attention and affect its ability to attract and retain qualified board members and officers.”

Volta depends upon strong relationships with real estate and retail partners to build out its charging network and increased competition or loss of a partner could adversely impact Volta’s business, financial condition and results of operations.

Volta depends on establishing and maintaining strong long-term relationships with real estate and retail partners and site hosts with national and regional multi-site portfolios of commercial and retail properties to build out its charging network. Such site hosts can span a wide array of industries and locations, including retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sports and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations and could potentially include hotels, airports, automobile dealers, other transportation hubs and other locations drivers visit day-to-day, any of which may have differing interests and incentives in partnering with an EV charging provider like Volta. If site hosts believe the benefits offered by Volta’s competitors exceed those provided by Volta or that they would not benefit from the content-delivery elements of Volta’s business model, Volta may lose access to high quality property owners necessary to drive and sustain its future growth and profitability. In addition, the loss of a partner with a multi-site portfolio of properties could have an outsized impact on Volta’s business if Volta is not able to enter into agreements with additional site hosts to build out its charging network. Such competition or the loss of key partners could have an adverse effect on Volta’s business, financial condition and results of operations.

Volta derives a significant portion of its revenues from content sales on its charging stations, which fluctuate and are subject to market conditions outside of its control, and Volta may not be able to sell its content services in certain geographies until Volta has achieved scale in such geographies.

Volta derives a significant portion of its revenues from providing content space on its EV charging stations equipped with digital displays. For example, Volta’s Behavior and Commerce revenue, which is principally generated through the delivery of content across the charging network by site and content partners, accounted for 85.7% and 45.8% of Volta’s total revenue for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively, as compared to 11.5% and 52.7%, respectively, for its Network Development revenue. A decline in the economic prospects of media buyers, the economy in general or the economy of any individual geographic market or industry, particularly a market in which Volta conducts substantial business or an industry, such as the retail, automotive, consumer packaged goods or professional services industries, from which Volta derives a significant portion of its content revenues, could alter current or prospective buyers’ spending priorities. In addition, natural disasters, acts of terrorism, disease outbreaks (such as the ongoing COVID-19 pandemic), civil unrest, hostilities, regulatory enforcement or changes in law or enforcement practices, political uncertainty, trade policies (such as tariffs), shifts in market demographics, extraordinary weather events (such as hurricanes, earthquakes, blizzards and wildfires), technological changes and power outages could interrupt Volta’s ability to build, deploy, and/or display content on its charging stations, and/or lead to a reduction in economic certainty and content expenditures by Volta’s existing or prospective content partners. See also “— Volta faces risks related to natural disasters and health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in content spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.” In addition, content partners may decide to reduce or postpone content spend due to factors outside their and Volta’s control. For example, disruptions to semiconductor supply chains may reduce automobile suppliers’ ability to introduce or manufacture vehicles, leading them to reduce or postpone content spend. Any reduction in media expenditures could adversely affect Volta’s business, financial condition or results of operations. Further, media expenditure patterns may be impacted by any of these factors. For example, buyers’ expenditures may be made with less advance notice and may become difficult to forecast from period to period.

Volta’s content business has experienced and is expected to continue to experience fluctuations as Volta continues to scale its EV charging footprint in various markets, including as a result of seasonality due to, among other things, seasonal buying patterns and seasonal influences on media markets. Typically, content spend is highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as advertisers adjust their spending following the holiday shopping season and prepare annual budgets. In addition, until Volta has achieved sufficient scale of its content-driven charging stations in a given market to be able to deliver a meaningful amount of impressions to its content partners, Volta may have difficulties in securing content contracts for that market, which may also lead to fluctuations in its content revenues or an inability to meet its projections of anticipated content revenue. Further, the placement of multiple charging stations at a given site may only yield incremental additional content revenues if the stations are in close proximity or in less desirable locations on a property and do not deliver independent impressions for Volta’s content partners. The effects of such occurrences may make it difficult to estimate future operating results based on the previous results of any specific quarter, which may make it difficult to plan capital expenditures and expansion, could affect operating results and could have an adverse effect on Volta’s business, financial condition and results of operations.

Content-based restrictions on outdoor media by regulators and site partners may further restrict the categories of content that Volta can display on its charging stations.

Restrictions on outdoor media of certain products, services or other content are or may be imposed by federal, state and local laws and regulations, as well as contracts with Volta’s site hosts that provide site hosts with approval rights over content or restrict certain content from being displayed at those sites. For example, tobacco products have been effectively banned from outdoor media in most jurisdictions and state and local governments in some cases limit outdoor media of alcohol. Further, certain municipalities and site hosts may limit issue-based outdoor media, place restrictions on media off-site or off-premises products or services or limit the display of content deemed competitive to existing site host tenants. Content-based restrictions could cause a reduction in Volta’s content revenues by limiting the content partners Volta is able to provide media services to and, more broadly, such restrictions or any expanded restrictions that could be adopted in the future could cause an increase in available space on the existing inventory of displays in the outdoor media industry, which could have an adverse effect on Volta’s business, financial condition and results of operations.

Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of Volta’s charging stations, some of which are also early stage companies. A loss of any of these partners or defects in or failure of the products with which they supply Volta could negatively affect Volta’s business.

Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of its charging stations, including in some cases only a single supplier for some products and components, some of which are also early stage companies. Peerless-AV, which assembles Volta’s charging stations, was Volta’s principal supplier for the year ended December 31, 2020 and the six months ended June 30, 2021, accounting for 75% and 73.3% of Volta’s supply-related expenditures for such periods, respectively. For the year ended December 31, 2020 and the six months ended June 30, 2021, no other supplier or manufacturer for the supply or manufacture of Volta’s charging stations accounted for greater than approximately 10% of Volta’s supply-related expenditures over the applicable period. See also “Information About Volta — COVID-19 Impact.” This reliance on a limited number of suppliers and manufacturers, including those that are early stage companies that may face challenges in maintaining their existing operations, increases Volta’s risk of supply failure or interruption, since it may not have proven reliable alternative or replacement suppliers or manufacturers beyond these key parties. In the event of interruption, it may not be able to increase capacity from other sources or develop alternate or secondary sources without incurring material additional costs and substantial delays. In addition, if certain components are only available from a single supplier that experiences a supply interruption or ceases operations, compatible replacement components may not be available at reasonable prices or at all, requiring Volta to redesign its EV charging stations for compatibility with available replacement components. Thus, Volta’s business could be adversely affected if one or more of its suppliers or manufacturers is impacted by any interruption at a particular location or if any such suppliers or manufacturers that are early stage companies are not able to continue in operation. In addition, supply chain disruptions may also negatively affect its media revenue potential, through a delay in its ability to deploy stations or a reduction of content spend by content partners, such as automobile manufacturers, who may experience supply chain disruptions as well.

As the demand for public EV charging increases, the charging equipment vendors may also not be able to dedicate sufficient supply chain, production or sales channel capacity to keep up with the required pace of charging infrastructure expansion. Equipment vendors may experience decreased availability of key materials or components or otherwise encounter supply chain disruptions in obtaining the necessary inputs to meet their delivery obligations to Volta. In addition, as the EV market grows, the industry may be exposed to deteriorating design requirements, undetected faults or the erosion of testing standards by charging equipment and component suppliers, which may adversely impact the performance, reliability and lifecycle cost of the chargers. If Volta experiences a significant increase in demand for its charging stations, or if it needs to replace an existing supplier or manufacturer, it may not be possible to supplement or replace them on acceptable terms or at all, which may undermine its ability to deliver and install additional charging stations in a timely manner and could require the redesign or redevelopment of Volta’s technologies, any of which could have an adverse effect on Volta’s business and revenues. For example, it may take a significant amount of time to identify a manufacturer that has the capability and resources to build charging stations or deliver specified components for such charging stations in sufficient volume. Identifying suitable suppliers and manufacturers could be an extensive process that requires Volta to become satisfied with their quality control, technical capabilities, responsiveness and service, financial stability, regulatory compliance, and labor and other ethical practices. Accordingly, a loss of any significant suppliers or manufacturers could have an adverse effect on Volta’s business, financial condition and results of operations.

The use of suppliers and manufacturers outside of the United States would create additional operational and financial risks for Volta’s business.

As Volta’s business continues to grow, Volta may elect to engage with manufacturers and suppliers outside of the U.S., including potentially in China, for the manufacture and supply of Volta’s charging stations or related components. The use of suppliers and manufacturers outside of the U.S. entails a variety of risks, including currency exchange fluctuations, challenges in oversight of manufacturing activity and quality control, tariffs and other trade barriers, unexpected changes in U.S. or local legal or regulatory requirements relating to such manufacture and supply, difficulties in obtaining export licenses or in overcoming other trade barriers, laws and business practices favoring local companies in the event of any supply failure or interruption, political and economic instability, difficulties protecting intellectual property rights, difficulties in pursuing legal judgments in the event of disputes or failures to supply, risks of delivery delays and significant taxes or other burdens of complying with U.S. and local laws that may be applicable to such arrangements.

Further, there is a risk that the U.S. could require that charging equipment be manufactured in the U.S. in order to access federal financial support or secure contracts with the federal government. If Volta engages with manufacturers and suppliers outside of the U.S., Volta would then have to source equipment from alternative vendors in the U.S. or work with vendors who have manufacturing capacity in the U.S. to participate in certain covered federal programs. In addition, new tariffs and policy incentives could be put in place by the U.S. that favor equipment manufactured by or assembled at American factories, which may increase the costs of continuing to source products or components from international manufacturers and suppliers. In the event Volta engages with manufacturers or suppliers outside of the U.S., including as a single source for any products or components, any such changes in policy or regulation or the associated risks with engaging with such manufacturers or suppliers could have an adverse effect on Volta’s business, financial condition and results of operations.

Volta’s business is subject to risks associated with construction, cost overruns and delays, and other contingencies that may arise in the course of completing installations, and such risks may increase in the future as Volta expands the scope of such services with other parties.

Volta is typically responsible for the installation of its charging stations at its partners’ sites. These installations are typically performed by electrical and civil contractors engaged and managed by Volta under the oversight of Volta’s construction project managers and site management personnel. The installation of charging stations at a particular site is generally subject to oversight and regulation in accordance with state and local laws and ordinances relating to building codes, safety, environmental protection, insurance requirements and related matters, as well as various local and other governmental approvals and permits that may vary by jurisdiction. Working with contractors may also require Volta or its site hosts to comply with additional rules, working conditions and other requirements imposed by property owners or other third parties, which can add costs and complexity to an installation project. Working with contractors may also result in Volta’s direct or indirect dependence upon companies with unionized workforces, including suppliers, and any resulting additional costs, including from potential work stoppages or strikes, could have an adverse effect on Volta’s business, financial condition or results of operations. In addition, building codes, accessibility requirements, utility interconnect specifications, review, approval or study lead time or regulations may hinder EV charger installation and can end up taking additional time and costing more in order to meet the code requirements. Increased demand for the components necessary to install charging stations could also lead to higher installation costs. Further, for sites that require the installation of new electricity service by utilities to enable the placement of Volta’s DCFC or other chargers, the additional cost of installation or the length of time it could take the utility to install the new electricity service could further impact Volta’s ability to complete the installation on schedule and at its anticipated cost and could adversely impact Volta’s business arrangements or relationships with its site hosts.

Accidents or damage to charging equipment or components arising from the installation process could also cause additional delays and result in liability or claims against Volta or its site hosts. Damage to property or other utilities, such as water pipes, electrical cables, gas lines or other infrastructure, whether resulting from Volta’s installation efforts or external factors (such as weather damage) during the course of the installation process, could also lead to explosion risk or other damage to the host site, any of which may not be covered by insurance fully or at all, and could lead to further delays and liability, as well as reputational harm for Volta, which could reduce future demand for Volta’s charging stations and related services. Meaningful delays or cost overruns caused by Volta’s vendor supply chains, contractors, or inability of local utilities and approving agencies to cope with the level of activity may also impact Volta’s ability to obtain or recognize revenue from its EV charging stations, including revenue from the sale of content on its charging stations, and/or impact Volta’s relationships with its site hosts and content partners, either of which could impact Volta’s business and profitability.

In addition, if Volta’s contractors are unable to provide timely, thorough and quality installation-related services and fall behind on their construction schedules, Volta’s site hosts and other business partners could become dissatisfied with Volta’s products and services. As the demand for public EV charging increases and qualification requirements for contractors become more stringent, Volta may also encounter shortages in the number of qualified contractors available to complete all of Volta’s desired installations. In addition, while Volta’s contracts typically do not permit its contractors to file liens against Volta’s site hosts’ properties, if Volta fails to timely pay its contractors, they may file such liens notwithstanding such contractual terms and Volta would be required to remove them and its relationship with the site host could be adversely affected.

Volta’s business model is predicated on the presence of qualified and capable electrical and civil contractors and subcontractors in the new markets it intends to enter. There is no guarantee that there will be an adequate supply of such partners. A shortage in the number of qualified contractors may impact the viability of Volta’s business plan, increase risks around the quality of works performed and increase costs if outside contractors are brought into a new market. Further, changes to existing or new licensing requirements for Volta’s contractors may increase Volta’s installation costs or result in further shortages of appropriately licensed contractors to conduct Volta’s installations.

In addition, Volta’s network expansion plan relies on its site development efforts, and its business is exposed to risks associated with receiving site control and access necessary for the installation of the charging station and operation of the charging equipment, electrical interconnection and power supply at identified locations sufficient to host chargers and on a timely basis. Volta does not own the land at the charging sites and generally relies on agreements with site hosts that convey the right to install, own and operate the charging equipment on the site. Volta may not be able to renew the site agreements or retain site control. The process of establishing or extending site control and access could take longer or become more competitive. As the EV market grows, competition for premium sites may intensify, the power distribution grid may require upgrading and electrical interconnection with local utilities may become competitive, all of which may lead to delays in installation and/or commissioning. As a result, Volta may be exposed to increased interconnection costs and utility fees, as well as delays, which may slow the growth of Volta’s charging network expansion.

Volta faces risks related to natural disasters and health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of some properties where Volta’s stations are located, drop off in content spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.

Volta faces risks related to natural disasters and health pandemics, including the COVID-19 pandemic and any related COVID-19 variants that may arise from time-to-time, which could have a material adverse effect on its business, financial condition and results of operations. The impact of COVID-19, including changes in driver and business behavior, pandemic fears and market downturns and restrictions on business and individual activities, has created significant volatility in the global and domestic economies and led to reduced economic activity. The spread of COVID-19 has created charging equipment supply chain and shipping constraints, a slow-down in permitting and construction activities and has delayed the installation of new chargers. The COVID-19 pandemic has also resulted in the shut-down of, or significantly reduced the use of, various properties and retail and commercial sites where Volta’s chargers are located, such as retail centers, movie theaters, stadiums, schools and universities, certain transit and fueling locations and office buildings and other locations, which has adversely affected the usage of Volta’s charging stations.

Further, the change in driver behavior resulting from the prolonged COVID-19 shut-downs has also impacted content spend, particularly for outdoor digital displays such as those on Volta’s charging stations, and has and may continue to result in decreased content revenue for Volta. Such changes in driver behavior and the continuing uncertainty as to when and to what extent normal economic and operating activities will resume may also adversely affect Volta’s ability to generate revenue, secure new site locations with existing business partners and secure new real estate and retail partners and site hosts with national and regional multi-site portfolios of commercial and retail properties as such prospective partners continue to evaluate the impact of the COVID-19 pandemic on their businesses and any resulting changes in their business models. In addition, COVID-19 has also disrupted the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a decrease in vehicle sales, including EV sales, in markets around the world. Any sustained downturn in demand for EVs or continued impact on driver behavior, including a failure of drivers to return to pre-pandemic retail purchasing and transit behaviors or of employers to return to in-person workplace activities, could harm Volta’s business and negatively impact the growth of its charging network.

The pandemic has resulted in government authorities implementing numerous measures to try to contain COVID-19, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders and business shutdowns. These measures adversely impacted Volta’s employees and operations and the operations of its site hosts, suppliers, vendors and business partners and negatively impacted demand for EV charging. In addition, the shut-down of government offices in the markets in which Volta operates has resulted in a slow-down in permitting and construction activities and delayed the installation of new chargers, which may negatively impact Volta’s relationships with its site hosts and have an adverse effect on Volta’s ability to generate revenue from such charging stations. These measures by government authorities may remain in place for a significant period of time and may continue to adversely affect Volta’s site development and charger installation plans, sales, marketing and content-delivery activities, business and results of operations.

Volta has modified its business practices in response to the COVID-19 pandemic and currently has all non-essential personnel work from home. Volta has implemented various safety protocols for essential personnel who must leave their homes for work, requiring the use of protective face masks and social distancing, and has restricted work-related airline travel. Volta may take further actions as may be required by government authorities or that it determines are in the best interests of its employees, site hosts, contractors, suppliers, vendors and other business partners. There is no certainty that such actions will be sufficient to mitigate the risks posed by COVID-19 or otherwise be satisfactory to government authorities. The transition to remote working has also placed further strain on Volta’s ability to effectively manage and maintain its corporate culture and integration of its work force. For example, the COVID-19 pandemic caused Volta to substantially freeze 2020 hiring activity in the first quarter of 2020 to address prospective impacts of the pandemic, which placed further strain on Volta’s resources and its ability to manage its continuing growth efforts and development and enhancement of its products and services. As Volta resumes hiring activity in 2021, Volta may face difficulties integrating new team members while employees continue to work from home, which may result in further challenges to Volta’s growth efforts and operations. If significant portions of Volta’s workforce are unable to work effectively, including due to illness, quarantines, social distancing, government actions or other restrictions in connection with the COVID-19 pandemic, its operations will be negatively impacted. Furthermore, if significant portions of drivers are subject to stay at home orders or otherwise work remotely or are not travelling via EV for sustained periods of time, user demand for charging and related services will decline and Volta may not be able to secure new partners to expand its charging network.

The extent to which the COVID-19 pandemic impacts Volta’s business, prospects and results of operations will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration, spread and severity of the pandemic, the actions to contain COVID-19 or treat its impact or the impact of any COVID-19 variants, and when and to what extent normal economic and operating activities can resume. The COVID-19 pandemic could limit the ability of site hosts, contractors, suppliers, vendors, permitting agencies, utilities and business partners to perform, including third-party suppliers’ ability to provide components and materials used in charging stations or in providing installation or maintenance services. If Volta is not able to obtain needed components and materials for the manufacture and installation of its charging stations, or if any of its key suppliers and manufacturers are not able to continue in operation as a result of the COVID-19 pandemic, Volta’s business would be adversely affected. See also “— Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of Volta’s charging stations, some of which are also early stage companies. A loss of any of these partners or defects in or failure of the products with which they supply Volta could negatively affect Volta’s business.” Even after the COVID-19 pandemic subsides, Volta may continue to experience an adverse impact to its business as a result of the pandemic’s global economic impact, including any recession that has occurred or may occur in the future. Specifically, difficult macroeconomic conditions, such as decreases in per capita income and level of disposable income, increased and prolonged unemployment or a decline in customer confidence as a result of the COVID-19 pandemic, as well as reduced spending by businesses, could each have a material adverse effect on the demand for Volta’s products and services.

If Volta is unable to attract and retain key employees and hire qualified management, technical, engineering and sales personnel, its ability to compete and successfully grow its business would be harmed.

Volta’s success depends on the continuing services of key employees, including members of its management team. The loss of any of these individuals could have a material adverse effect on Volta’s business, financial condition and results of operations. Volta’s success also depends, in part, on its continuing ability to identify, hire, attract, train and develop and retain highly qualified personnel. The inability to do so effectively would adversely affect its business. Competition for employees can be intense, particularly in the San Francisco Bay Area where Volta is headquartered, and the ability to attract, hire and retain them depends on Volta’s ability to provide competitive compensation. In addition, Volta competes for qualified personnel with its other competitors in the EV charging industry, who may seek to hire Volta’s employees from time to time due to their industry expertise. Volta may not be able to attract, assimilate, develop or retain qualified personnel in the future, and failure to do so could adversely affect its business, including its growth prospects and ability to expand into new markets and geographies. See also “— Failure to effectively expand Volta’s sales, marketing and operational team could harm its ability to grow its business and strategic partnerships and achieve broader market acceptance of its products and services.”

Any continued expansion by Volta into international markets will expose it to additional tax, compliance, market and other risks and there can be no assurance that any such expansion will be successful.

Although Volta’s primary operations are currently in the United States, Volta’s strategy includes the continued expansion of its business into international markets, including countries in addition to Germany and France in the European Union (“EU”) and potential other markets in North America, and Volta may develop contractual relationships with parts and manufacturing suppliers outside of the U.S. See also “— The use of suppliers and manufacturers outside of the United States would create additional operational and financial risks for Volta’s business.” If Volta elects to expand into these or any other international markets, managing this expansion will require additional resources and controls, the recruiting and hiring of critical personnel and development of local infrastructure, identification of key business partners and site hosts and competition with existing participants in the local EV charging markets, which may be well established at the time of Volta’s entry. Volta’s international expansion could also subject it to risks associated with international operations, including:

•        conformity with applicable business customs, including translation into foreign languages and associated expenses;

•        lack of availability of or restricted access to government incentives and subsidies;

•        changes to its business model from that deployed in the United States due to differing local laws, regulations or user habits;

•        cost of alternative power sources, which could vary meaningfully outside the United States;

•        difficulties in establishing, staffing and managing foreign operations in an environment of diverse culture, laws and business practices, and the increased travel, infrastructure and legal and compliance costs associated with international operations;

•        installation challenges, including those associated with local licensing and permitting requirements;

•        differing driving habits and transportation modalities in other markets;

•        differing levels of demand among prospective site hosts and content partners;

•        compliance with local restrictions and regulations on outdoor digital displays, including content and location-based restrictions that may impact the placement of Volta’s content-driven charging stations or Volta’s ability to engage with local content partners;

•        compliance with multiple, potentially conflicting and changing governmental laws, regulations, certifications and permitting processes including environmental, banking, employment, tax, information security, privacy and data protection laws and regulations such as the EU General Data Protection Regulation (“GDPR”), national legislation implementing the same and changing requirements for legally transferring data out of the European Economic Area;

•        compliance with U.S. and foreign anti-bribery laws including the Foreign Corrupt Practices Act (“FCPA”) and the United Kingdom Anti-Bribery Act;

•        conforming products to various international regulatory and safety requirements as well as charging and other electric infrastructures;

•        difficulties in collecting payments in foreign currencies and associated foreign currency exposure, which may result in losses from remeasurement;

•        restrictions on repatriation of earnings;

•        difficulties in translating foreign-currency denominated financial results into Volta’s consolidated financial statements, which may result in losses from translation;

•        challenges in obtaining intellectual property protection, policing the unauthorized use of intellectual property or pursuing enforcement of intellectual property rights outside of the United States;

•        challenges in securing branding rights in new jurisdictions, including in the event of similar or conflicting brands existing in local markets, as well as any changes to branding driven by local considerations;

•        compliance with potentially conflicting and changing laws of taxing jurisdictions and compliance with applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of such tax laws, and potentially adverse tax consequences due to changes in such tax laws; and

•        regional economic and political conditions.

In addition, any continued expansion is likely to involve the incurrence of significant upfront capital expenditures. As a result of these risks, any potential future international expansion efforts Volta may pursue may not be successful, and Volta may not be able to recover the benefit of any upfront costs or capital expenditures it incurs. If Volta commits substantial resources to any such expansion efforts and such efforts are not successful, Volta’s business, financial condition and results of operations could be adversely affected. In addition, a failure to expand into additional international markets could limit Volta’s ability to grow its business and achieve and sustain profitability.

Volta’s management has limited experience in operating a public company.

Many Volta executive officers have limited experience in the management of a publicly-traded company. The management team may not successfully or effectively manage the transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the company’s operations. Volta may not have adequate personnel with the appropriate level of knowledge, experience and training in accounting policies, compliance practices or internal controls required of public companies. The development and implementation of the standards and controls and the hiring of experienced personnel necessary to achieve the level of accounting standards required of a public company may require expenditures greater than expected, and a delay could impact Volta’s ability or prevent it from accurately and timely reporting its operating results, timely filing required reports with the SEC and complying with Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). It is possible that Volta will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods. See also “— Failure to build Volta’s finance infrastructure and improve its accounting systems and controls could impair Volta’s ability to comply with the financial reporting and internal controls requirements for publicly traded companies.”

The requirements of being a public company may strain Volta’s resources, divert management’s attention and affect its ability to attract and retain qualified board members and officers.

Volta is subject to the reporting requirements of the Exchange Act, the listing requirements of the NYSE, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase its legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on Volta’s systems and resources. The Exchange Act requires, among other things, that Volta file annual, quarterly and current reports with respect to its business and results of operations and maintain effective disclosure controls and procedures and internal control over financial reporting. To maintain and, if required, improve Volta’s disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. Similar resources and management oversight may also be required to monitor regulatory developments at the SEC that may impose new disclosure requirements. As a result, management’s attention may be diverted from other business concerns, which could harm Volta’s business and results of operations. Although Volta has already hired additional employees in preparation for these heightened requirements, it may need to hire more employees or engage additional consultants to assist in public company compliance matters, which would increase its costs and expenses.

Volta has identified material weaknesses in its internal control over financial reporting. If Volta is unable to remediate these material weaknesses, or if Volta identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of Volta’s consolidated financial statements or cause Volta to fail to meet its periodic reporting obligations.

As a public company, Volta is required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If Volta is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.

In connection with the preparation and audit of Volta’s consolidated financial statements for the years ended December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Volta’s annual or interim financial statements will not be prevented or detected on a timely basis. The following deficiencies in internal control over financial reporting were identified as material weaknesses:

•        Volta did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to appropriately analyze, record and disclose complex technical accounting matters, including equity transactions and asset retirement obligations, commensurate with its accounting and reporting requirements.

•        Volta did not maintain a sufficient complement of personnel to ensure appropriate segregation of duties to ensure that all journal entries and reconciliations were reviewed by an individual other than the preparer. Additionally, the Chief Financial Officer had inappropriate access rights in the general ledger system.

•        Volta did not design and maintain formal accounting policies, procedures and controls over significant accounts and disclosures to appropriately prevent, detect or correct material misstatements which resulted in a high volume of correcting journal entries recorded subsequent to year-end; and

•        Volta did not design and maintain effective controls over certain information technology general controls for information systems that are relevant to the preparation of its consolidated financial statements. Specifically, Volta did not design and maintain program change management controls to ensure that information technology program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized and implemented appropriately during migration.

The material weakness related to formal accounting policies, procedures and controls resulted in adjustments to several accounts and disclosures. Each of these material weaknesses could result in a misstatement of account balances or disclosures that would result in a material misstatement to the annual or interim consolidated financial statements that would not be prevented or detected.

Volta has begun implementation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.

In order to maintain and improve the effectiveness of its internal control over financial reporting, Volta has expended, and anticipates that Volta will continue to expend, significant resources, including accounting-related costs and significant management oversight. Volta’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an

“emerging growth company” as defined in the JOBS Act. At such time, Volta’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of Volta Class A Common Stock.

Failure to build Volta’s finance infrastructure and improve its accounting systems and controls could impair Volta’s ability to comply with the financial reporting and internal controls requirements for publicly traded companies.

As a public company, Volta operates in an increasingly demanding regulatory environment, which requires it to comply with the Sarbanes-Oxley Act, the regulations of the NYSE, the rules and regulations of the SEC, expanded disclosure requirements, accelerated reporting requirements and more complex accounting rules. Company responsibilities required by the Sarbanes-Oxley Act include establishing corporate oversight and adequate internal control over financial reporting and disclosure controls and procedures. Effective internal controls are necessary for Volta to produce reliable financial reports and are important to help prevent and detect financial fraud. Commencing with its fiscal year ending December 31, 2021, Volta must perform system and process evaluation and testing of its internal controls over financial reporting to allow management to report on the effectiveness of its internal controls over financial reporting in its Form 10-K filing for that year, as required by Section 404 of the Sarbanes-Oxley Act. The standards required for a public company under Section 404 of the Sarbanes-Oxley Act are significantly more stringent than those required of Volta as a privately-held company. As a private company prior to the Closing of the Business Combination, Volta was never required to test its internal controls within a specified period and, as a result, it may experience difficulty in meeting these reporting requirements in a timely manner. Further, as an emerging growth company, Volta’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal controls over financial reporting pursuant to Section 404 until the date Volta is no longer an emerging growth company and is an accelerated filer. At such time, Volta’s independent registered public accounting firm may issue a report that is adverse in the event that it is not satisfied with the level at which the controls of Volta are documented, designed or operating.

Testing and maintaining these controls can divert Volta’s management’s attention from other matters that are important to the operation of its business. If Volta is not able to comply with the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner, or if it is unable to maintain proper and effective internal controls, Volta may not be able to produce timely and accurate financial statements. If Volta identifies new, different or additional material weaknesses in its internal control over financial reporting or is unable to assert that its internal control over financial reporting is effective, or if Volta’s independent registered public accounting firm is unable to express an opinion as to the effectiveness of its internal controls over financial reporting when Volta no longer qualifies as an emerging growth company and is an accelerated filer, or if Volta cannot otherwise provide reliable financial reports or prevent fraud, investors may lose confidence in the accuracy and completeness of Volta’s financial reports and the market price of its common stock could be adversely affected, and Volta could become subject to sanctions or investigations by the SEC, NYSE or other regulatory authorities, which could require additional financial and management resources.

Volta may need to raise additional funds and these funds may not be available when needed.

Volta may need to raise additional capital in the future to further scale its business and expand to additional markets. Volta may raise additional funds through the issuance of equity, equity-related or debt securities, through obtaining credit from government or financial institutions or by engaging in joint ventures or other alternative forms of financing. Volta cannot be certain that additional funds will be available on favorable terms when required, or at all. If Volta cannot raise additional funds when needed, its financial condition, results of operations, business and prospects could be materially and adversely affected. If Volta raises funds through the issuance of debt securities or through loan arrangements, the terms of such debt securities or loan arrangements could require significant interest payments, contain covenants that restrict Volta’s business, or contain other unfavorable terms. In addition, to the extent Volta raises funds through the sale of additional equity securities, Volta stockholders would experience additional dilution.

Volta’s headquarters and a large number of its EV chargers are located in active earthquake, tornado, hurricane, fire and other natural disaster zones; an earthquake, a wildfire or other natural disaster or resource shortages, including public safety power shut-offs that have occurred and will continue to occur in California and other markets, could disrupt and harm its operations and those of Volta’s site hosts and drivers that use its chargers.

Volta is headquartered in the San Francisco Bay Area and its headquarters, a majority of its team and a large number of its EV chargers are located in active earthquake and fire zones. The occurrence of a natural disaster such as an earthquake, tornado, hurricane, blizzard or ice storm (such as the recent ice storms in Texas), drought, flood, fire (such as the recent extensive wildfires in California), localized extended outages of critical utilities (such as California’s public safety power shut-offs) or transportation systems, or any critical resource shortages could cause a significant interruption in its business, damage or destroy its facilities or inventory, and cause it to incur significant costs, any of which could harm its business, financial condition and results of operations. The insurance Volta maintains may not be adequate to cover losses in any particular case. In addition, rolling public safety power shut offs can affect user acceptance of EVs, as EV charging may be unavailable at the desired times, or at all, during these events. If these events persist, the demand for EVs could decline, which would result in reduced demand for EV charging solutions and could adversely affect Volta’s business, financial condition and results of operations.

Volta’s estimates of market opportunity and forecasts of market growth may prove to be inaccurate.

Market opportunity estimates and growth forecasts, whether obtained from third-party sources or developed internally, are subject to significant uncertainty and are based on assumptions and estimates that may prove to be inaccurate. This is especially so at the present time due to the uncertain and rapidly changing projections of the severity, magnitude and duration of the COVID-19 pandemic, as well as changing projections as to EV adoption rates. The estimates and forecasts included in this prospectus relating to the size and expected growth of the target market, market demand, EV adoption across individual market verticals and use cases, content demand, ability of charging infrastructure to address charging demand and related pricing may also prove to be inaccurate. In particular, estimates regarding the current and projected market opportunity for EV charging throughput or Volta market share capture are difficult to predict. The estimated addressable markets may not materialize in the timeframe of the projections included herein, if ever, and even if the markets meet the size estimates and growth estimates presented in this prospectus, Volta’s business could fail to grow at similar rates.

Volta’s charging stations are often located in outdoor areas that are publicly accessible and may be exposed to weather-related damage, inadvertent accidents or vandalism or misuse by drivers or other individuals, which could increase Volta’s replacement and maintenance costs.

Volta’s EV chargers are typically located in publicly accessible outdoor areas and may be subject to damage from a number of sources. Volta’s chargers are subject to exposure to the elements and weather-related impacts and wear and tear, as well as the risk of inadvertent or accidental damage by drivers or from other vehicles, including due to vehicle collisions or charger misuse. Volta’s charging stations may also be exposed to intentional damage and abuse, including vandalism or other intentional property damage, any of which would increase wear and tear of the charging equipment and could result in such equipment being irreparably damaged or destroyed. Such damage or increased wear and tear could shorten the usable lifespan of the chargers and require Volta to increase its spending on replacement and maintenance costs, and could result in site hosts reconsidering the value of hosting Volta EV charging stations at their sites. In addition, the cost of any such damage may not be covered by Volta’s insurance in full or at all and, in the event of repeated damage to Volta’s charging equipment, Volta’s insurance premiums could increase and it could be subject to additional insurance costs or may not be able to obtain insurance at all, any of which could have an adverse effect on its business. See also “— Volta maintains certain levels of insurance; Volta may, however, face claims from time to time that could exceed its insurance coverage or not fall within its coverage.”

Volta is dependent upon the availability of electricity at its current and future charging sites or upon the installation of new electricity service at host sites by utilities. Cost increases, delays, new or increased taxation and/or other restrictions on the availability or cost of electricity could adversely affect Volta’s business, financial condition and results of operations.

The operation and development of Volta’s charging network is generally dependent upon the availability of electricity at its charging sites at a reasonable cost, which is beyond its control, and, for certain of Volta’s charging stations, upon the installation of new electricity service at host sites by utilities. Volta’s charging sites, including those using existing site electricity and those for which new electricity service is being installed, are affected by problems accessing electricity sources, such as planned or unplanned power outages. In recent years, shortages of electricity have resulted in increased costs to users and interruptions in service. For example, California has experienced rolling blackouts due to excessive demands on the electrical grid or as precautionary measures against the risk of wildfire, Texas recently experienced widespread outages, rolling blackouts and electricity price spikes arising from cold weather conditions and other markets in which Volta operates can experience significant power outages from time to time. Climate change may increase the frequency of such weather-related energy security issues. In the event of a power outage or shortage, Volta will typically be dependent on the utility company and/or the site host to restore power or provide power at a reasonable cost. In addition, if Volta’s EV charging stations are not able to deliver charging to drivers due to problems with availability of electricity, equipment failure or otherwise, drivers will not be able to charge their EVs at Volta’s EV charging stations and Volta may be unable to meet its contractual commitments to its content partners (for example, if charging station displays are not operational). Any power outage, particularly any prolonged power outage, could result in drivers losing confidence in EV charging, dissatisfaction among Volta’s site hosts and content partners and adversely affect Volta’s business, financial condition and results of operations.

In addition, changes in utility electricity pricing, new and restrictive constructs from regulations or additional taxation applicable to electricity pricing, or changes to, or to the interpretation of, existing federal, state or local laws relating to electricity pricing or availability, may adversely impact future operating results. For example, Volta currently provides free EV charging to drivers as part of its business model. If the free charging offered by Volta were to become subject to taxation due to the implementation of new laws or regulations or changes in interpretation of existing laws or regulations, Volta’s revenues would be adversely affected. As Volta develops its paid charging features and services, pricing restrictions may also limit its ability to implement its desired pricing schemes or may intensify competitive pressures on the electricity pricing Volta can offer. Alternatively, if Volta’s EV charging stations, and in particular its Direct Current Fast Charging stations (“DCFCs”), experience high utilization, Volta may become subject to “demand charges” on the electricity it provides to drivers under existing commercial utility rate structures, and the demand charges may be substantial.

Further, utility rates may change in a way that adversely affects EV charging or in a way that may limit Volta’s ability to access certain beneficial rate schedules. Utilities or other regulated entities with monopoly power could also receive authority to provide charging services that result in an anti-competitive advantage relative to Volta and other private sector operators. Any such changes, surcharges or new and restrictive constructs or taxation could adversely affect Volta’s business, financial condition and results of operations.

While Volta to date has not made material acquisitions, should it pursue acquisitions in the future, it would be subject to risks associated with acquisitions.

Volta may acquire additional assets, products, technologies or businesses that are complementary to its existing business. The process of identifying and consummating acquisitions and the subsequent integration of new assets and businesses into Volta’s own business would require attention from management and could result in a diversion of resources from its existing business, which in turn could have an adverse effect on its operations. Acquired assets or businesses may not generate the expected financial results. Acquisitions could also result in the use of cash, potentially dilutive issuances of equity securities, the incurrence of additional indebtedness, the occurrence of goodwill impairment charges, amortization expenses for other intangible assets and exposure to potential unknown liabilities of the acquired business. Moreover, the costs of identifying and consummating acquisitions may be significant. To date, Volta has no experience with material acquisitions and the integration of acquired assets, businesses and personnel. Failure to successfully identify, complete, manage and integrate acquisitions could adversely affect Volta’s business, financial condition and results of operations.

Volta maintains certain levels of insurance; Volta may, however, face claims from time to time that could exceed its insurance coverage or not fall within its coverage.

Volta maintains insurance policies for its charging stations and its corporate assets. This insurance coverage protects Volta in the event it suffers losses resulting from negligence, theft, fraud or other similar events or from business interruptions caused by such events. Volta may be subject to claims that users of its charging stations have been injured or harmed by or while using its products, including false claims or erroneous reports relating to safety, security or privacy issues, or that personal property has been damaged by or as a result of use of its charging stations. See also “— Risks Related to Volta’s Technology, Intellectual Property and Infrastructure — Volta’s charging stations and mobile application platform could contain undetected defects, errors or bugs in hardware or software and, as an emerging technology, the full operating life of the equipment in Volta’s charging stations is not fully known and may malfunction through repeated use, any of which could result in property damage or bodily injury. If any of Volta’s or its competitors’ charging stations cause property damage or bodily injury, whether as the result of operator misuse, defect, malfunction or otherwise, the public may develop a negative perception of EVs, EV charging, or Volta and its brand image, which would adversely affect Volta’s business, financial condition and results of operations.” Although Volta maintains insurance to help protect it from the risk of such claims, such insurance may not be sufficient or may not apply to all situations. Further, Volta’s insurance claims could be denied for various reasons, causing Volta to bear the full cost of any losses or liabilities. In addition, Volta maintains insurance policies for its directors and officers. However, such insurance is significantly costly and may not be sufficient or adequately cover potential losses and may also be subject to denial of claims.

Risks Related to the EV Market

Volta’s future growth and success is correlated with and thus dependent upon the continuing rapid adoption of and demand for EVs by businesses and drivers. In addition, the success of alternative fuels, competing technologies or alternative transportation options or technologies could undermine Volta’s prospects.

Volta’s future growth is ultimately dependent upon the adoption of and demand for EVs both by businesses and drivers. The market for EVs is still rapidly evolving, characterized by rapidly changing technologies, increasing driver choice as it relates to available EV models, their pricing and performance, evolving government regulation and industry standards, changing driver preferences and behaviors, intensifying levels of concern related to environmental issues and governmental initiatives related to climate change and the environment generally. In addition, the success of alternative fuels, competing technologies or alternative transportation options or technologies could result in the increased adoption of such fueling models or alternative technologies in place of EVs and EV charging and adversely affect Volta’s business and prospects for future growth.

Volta’s revenues are derived in part from EV drivers’ driving and charging behavior. Potential shifts in behavior may include but are not limited to changes in annual vehicle miles traveled, preferences for urban versus suburban versus rural and public versus private charging, demand from rideshare or urban delivery fleets and the emergence of autonomous vehicles and/or new forms of mobility. Although demand for EVs has grown in recent years, there is no guarantee of continuing future demand.

In addition, the EV fueling model is different from gasoline and other fuel models, requiring behavior changes and education of businesses, drivers, regulatory bodies, local utilities and other stakeholders. Further developments in, and improvements in affordability of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed or renewable natural gas, proliferation of hybrid powertrains involving such alternative fuels or improvements in the fuel economy of internal combustion engine (“ICE”) vehicles, whether as the result of regulation or otherwise, may materially and adversely affect demand for EVs and EV charging stations in some market verticals. Regulatory bodies may also adopt rules that substantially favor certain alternatives to petroleum-based propulsion over others, which may not necessarily be EVs. Local jurisdictions may also impose restrictions on urban driving due to congestion, which may prioritize and accelerate micromobility trends and slow EV adoption growth. Finally, the currently-paused litigation between the state of California and the National Highway Transit Safety Administration (“NHTSA”) could impact California’s ability to set fuel economy standards that encourage the adoption of EVs, which are followed by many other states, should the Biden Administration not substantially modify NHTSA and the United States Environmental Protection Agency (“EPA”) current rules on preemption in its pending reconsideration of these rules.

If the market for EVs develops more slowly than expected, or if demand for EVs decreases or if any of the above cause or contribute to automakers reducing the availability of EV models or cause or contribute to drivers or businesses no longer purchasing EVs or purchasing fewer of them, Volta’s growth could be reduced and its business, prospects, financial condition and results of operations could be adversely affected. The market for EVs could be affected by numerous factors, such as:

•        perceptions about EV features, quality, driver experience, safety, performance and cost;

•        perceptions about the limited range over which EVs may be driven on a single battery charge and about availability and access to sufficient public EV charging stations;

•        developments of and improvements in faster charging technologies;

•        developments in, and improvements in affordability of, and public perception of, alternative technologies, such as renewable diesel, biodiesel, ethanol, hydrogen fuel cells or compressed or renewable natural gas;

•        competition, including from other types of alternative fuel vehicles (such as hydrogen fuel cell vehicles), plug-in hybrid EVs and high fuel-economy ICE vehicles;

•        increases in fuel efficiency in legacy ICE and hybrid vehicles;

•        volatility in the price of gasoline and diesel at the pump;

•        concerns regarding the stability of the electrical grid;

•        the decline of an EV battery’s ability to hold a charge over time;

•        availability of service for EVs;

•        availability of critical minerals for EV batteries and related infrastructure;

•        drivers’ perception about the convenience, speed and cost of EV charging;

•        government regulations and economic incentives, including adverse changes in, or expiration of, favorable tax incentives related to EVs, EV charging stations or decarbonization generally;

•        concerns relating to end of life of EV charging infrastructure and the costs of replacing and recycling outdated EV charging stations, including potential environmental impact;

•        relaxation of government mandates or quotas regarding the sale of EVs;

•        the number, price and variety of EV models available for purchase; and

•        concerns about the future viability of EV manufacturers.

In addition, sales of vehicles in the automotive industry can be cyclical, which may affect growth in acceptance of EVs. It is uncertain how macroeconomic factors will impact demand for EVs, particularly since they have historically and may continue to be more expensive than traditional gasoline-powered vehicles, when the automotive industry globally has been experiencing a recent decline in sales. Furthermore, because fleet operators often make large purchases of EVs, this cyclicality and volatility in the automotive industry may be more pronounced with commercial purchasers, and any significant decline in demand from these customers could reduce demand for EV charging and Volta’s products and services.

While many global original equipment manufacturers (“OEMs”) and several new market entrants have announced plans for new EV models, the lineup of EV models expected to come to market over the next several years may not materialize in that timeframe or may fail to attract sufficient customer demand. Demand for EVs may also be affected by factors directly impacting automobile prices or the cost of purchasing and operating automobiles, such as sales and financing incentives, prices of raw materials and parts and components, cost of fuel and governmental regulations, including tariffs, import regulation and other taxes. Volatility in demand may lead to lower vehicle unit sales, which may result in reduced demand for EV charging solutions and therefore adversely affect Volta’s business, financial condition and results of operations.

The batteries used in EVs are manufactured from raw materials, including rare earth minerals such as lithium, that may be subject to price fluctuations, shortages or interruptions of supply due to currency fluctuations, trade barriers, tariffs or other general economic or political conditions, the occurrence of any of which may adversely affect the demand for EVs and as a result the demand for Volta’s charging stations.

Volta’s success is tied directly to the ability of EV manufacturers to produce EVs that attract drivers. Rare earth minerals are among the key raw materials necessary for the production of the batteries used in EVs. Prices for rare earth minerals, most notably lithium, have been volatile and may, together with other key components, increase significantly as a result of an increased demand for materials required to manufacture and assemble battery cells. In addition, rare earth minerals are affected by other factors beyond its control such as currency fluctuations, trade barriers, tariffs, interest rates, exchange rates, inflation or deflation, global and regional supply and demand for rare earth minerals and products and the political and economic conditions of countries that produce rare earth minerals and products. Some of the rare earth minerals used to manufacture batteries for EVs are sourced from other countries, including potentially China. Changes in global political, regulatory and economic conditions or in laws and policies governing foreign trade, manufacturing, development and investment in China or other countries where these rare earth minerals are purchased could adversely impact EV manufacturers’ ability to obtain or produce batteries for their EVs in sufficient quantities, in a timely manner or at a commercially reasonable cost. Diminished availability, delays in production or higher costs passed on to customers may adversely affect the growth of the EV market and demand for EVs, which could adversely affect demand for Volta’s charging stations.

The EV market currently benefits from the availability of rebates, tax credits and other financial incentives from governments, utilities and others to offset the purchase or operating cost of EVs and EV charging stations. The reduction, modification or elimination of such benefits could cause reduced demand for EVs and EV charging stations, which would adversely affect Volta’s business, financial condition and results of operations.

The U.S. federal government and some state and local governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits. The EV market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective costs associated with EVs and EV charging stations. However, these incentives may expire on a particular date, end when the allocated funding is exhausted or be reduced or terminated as a matter of regulatory or legislative policy. Any reduction in rebates, tax credits or other financial incentives could negatively affect the EV market and adversely impact demand for EVs and EV charging stations, which could adversely affect Volta’s business, financial condition, results of operations and expansion potential.

In particular, in connection with the production, delivery, placement into service and ongoing operation of its charging stations, Volta earns and expects to continue to earn various tradable regulatory credits, in particular California’s Low-Carbon Fuel Standard (“LCFS”) credits, as well as carbon credits under comparable LCFS programs in other states. Volta earns revenue from the sale of these credits, and expects to continue to sell future credits, to entities that generate deficits under the LCFS programs and are obligated to purchase the credits and use them to offset their deficits or emissions, primarily petroleum refiners and marketers, and other entities that can use the credits to comply with the program requirements. However, there is no guarantee that such credits will continue to be available for sale, including at prices forecasted by Volta, or that regulatory restrictions would not be imposed on the proceeds from the sale of such credits in the future. For example, LCFS credit pricing may fluctuate and may come under pressure if clean fuels, possibly including EVs, achieve a higher-than-expected market penetration. Further, Volta may not be able to market all LCFS credits, may have to sell LCFS credits at below projected prices or may not be able to sell LCFS credits at all. Additionally, the price at which the regulatory credits can be sold may not be known at the time the activities that generate the credits are undertaken. As a result, Volta bears the risk of any change in pricing of the credits between the time that the activities that generate the credits are undertaken and the time the credits are monetized, which Volta may not be able to mitigate through hedging transactions. LCFS program rules may also be revised in the future in ways that disadvantage certain types of clean fuels, including charging electricity used in EVs, or may not be extended further. In addition, Volta relies on various internally-developed and third-party software reporting tools to calculate the regulatory credits earned from Volta’s charging network. Any failure by Volta to accurately calculate such credits, either due to a failure by Volta or any third-party software that it uses, could adversely affect Volta’s ability to sell, and the revenue it derives from the sale of, these credits and adversely affect Volta’s business and financial condition.

Additionally, tax credits available under Section 30C of the Code for the installation of certain EV charging equipment are presently set to expire at the end of 2021. Congress is considering extending the availability of those tax credits beyond 2021 as well as the applicability of those tax credits. Should Congress fail to do so, or provide for a narrow application of those credits, Volta may not be able to realize anticipated benefits from those credits. Any failure of Congress to extend the availability or applicability of those credits and any limitations imposed on Volta’s ability to derive any revenue or other income from those tax credits could adversely affect Volta’s business and financial condition.

Further, new tariffs and policies that could incentivize overbuilding of infrastructure may also have a negative impact on the economics of Volta’s charging stations. If Volta does not have the necessary tax or other attributes to obtain the benefits of or monetize any such credits and Volta’s existing competitors or new market entrants are able to do so on favorable terms or more efficiently, such competitors or new market entrants may be able to offer more favorable economics to business partners and drivers than Volta. If Volta is not eligible for grants or other incentives under any available programs, while Volta’s competitors are, it may adversely affect Volta’s competitiveness or results of operations.

The EV charging market is characterized by rapid technological change, which requires Volta to continue to develop new products and product innovations and maintain and expand its intellectual property portfolio. Any delays in such developments could adversely affect market adoption of Volta’s products and its business, financial condition and results of operations.

Continuing technological changes in battery and other EV technologies could adversely affect adoption of current EV charging technology, continuing and increasing reliance on EV charging infrastructure and/or the use of Volta’s products and services. In addition, evolving legal and regulatory requirements may drive further changes to EV charging technologies. Volta’s future success will depend in part upon its ability to develop and introduce a variety of new capabilities and innovations to its existing product offerings, to maintain and expand its existing intellectual property portfolio and to introduce a variety of new product and services offerings to address the changing needs of the EV charging market.

As EV technologies change, Volta may need to upgrade or adapt its charging station technology and introduce new products and services in order to serve vehicles that have the latest technology, in particular battery technology, which could involve substantial costs. In addition, changes in federal and state regulatory requirements, such as California’s Electric Vehicle Charging Stations Open Access Act, which regulates credit card payment functionality on EV charging stations, could require Volta to develop and adopt technologies for its charging stations that Volta would otherwise not adopt, in order to ensure it remains in compliance with applicable law. Even if Volta is able to keep pace with changes in technology and develop new products and services, its research and development expenses could increase, its financial condition and results of operations could be adversely affected and its prior products could become obsolete more quickly than expected.

Volta cannot guarantee that any new EV charging stations it develops will be released in a timely manner, or at all, or achieve market acceptance. Delays in delivering new charging stations that appeal to Volta’s site hosts and content partners and meet driver demand could damage Volta’s relationships with its business partners and lead them to seek alternative products or services. Delays in introducing new products and innovations or the failure to offer innovative products or services at competitive prices may cause existing and potential business partners and drivers to use Volta’s competitors’ products or services.

If Volta is unable to devote adequate resources to develop improvements or enhancements to its existing charging stations or cannot otherwise successfully develop new products or services that meet the requirements of its business partners and drivers that use its EV charging stations on a timely basis or that remain competitive with technological alternatives, its products and services could lose market share, its revenue could decline, it may experience higher operating losses and its business, prospects, financial condition and results of operations could be adversely affected.

Risks Related to Volta’s Technology, Intellectual Property and Infrastructure

Volta’s charging stations and mobile application platform could contain undetected defects, errors or bugs in hardware or software and, as an emerging technology, the full operating life of the equipment in Volta’s charging stations is not fully known and may malfunction through repeated use, any of which could result in property damage or bodily injury. If any of Volta’s or its competitors’ charging stations cause property damage or bodily injury, whether as the result of operator misuse, defect, malfunction or otherwise, the public may develop a negative perception of EVs, EV charging or Volta and its brand image, which could adversely affect Volta’s business, financial condition and results of operations.

Volta is developing and operating in an emerging technology sector and the operating life of its charging station equipment and technologies is not fully known. Volta’s charging stations could contain undetected defects, errors or bugs in hardware or software or could malfunction through repeated use, exposure to the elements, vandalism or misuse or the passage of time, any of which could result in property damage or bodily injury. See also “— Risks Related to Volta’s Business — Volta’s charging stations are often located in outdoor areas that are publicly accessible and may be exposed to weather-related damage, inadvertent accidents or vandalism or misuse by drivers or other individuals, which could increase Volta’s replacement and maintenance costs.” If any of Volta’s charging stations cause property damage or bodily injury, whether due to undetected defects, errors or bugs or external circumstances, Volta may be subject to legal claims by site hosts and/or drivers that use its charging stations and its brand and reputation could be adversely affected, which could adversely affect its business, financial condition and results of operations. In addition, if any EV charging stations owned or operated by Volta’s competitors cause property damage or bodily injury, the public may develop a negative perception of EVs and the EV charging industry generally, which could adversely affect Volta’s brand and reputation even if the incident was not related to Volta’s products or services.

If Volta is subject to claims that its charging stations have malfunctioned and persons were injured or purported to be injured, any insurance that Volta carries may not be sufficient or may not apply to all situations to cover all expenses arising from or in connection with such claims. Similarly, to the extent that such malfunctions are related to components obtained from third-party vendors, or third-party installers, such vendors may not assume responsibility for such malfunctions. Further, Volta relies on some single source suppliers and manufacturers, some of which are also early stage companies, the unavailability or failure of which can pose risks to supply chain or product shipping situations. See “— Risks Related to Volta’s Business — Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of Volta’s charging stations, some of which are also early stage companies. A loss of any of these partners or defects in or failure of the products with which they supply Volta could negatively affect Volta’s business.” If such malfunctions or injuries arise from components sourced from such suppliers or manufacturers, such suppliers or manufacturers may not have the financial capability to address their responsibility for any such malfunctions. In addition, Volta’s site hosts could be subjected to claims as a result of such incidents and may bring legal claims against Volta to attempt to hold it liable. Any of these events could adversely affect Volta’s brand, relationships with its site hosts and content partners, its reputation with drivers and its business, financial condition and results of operations.

Furthermore, Volta’s mobile application platform, which was recently developed by Volta, is complex and includes a number of licensed third-party commercial and open-source software libraries. Volta’s mobile application and other software platforms have contained defects and errors and may in the future contain undetected defects or errors. Volta is continuing to evolve the features and functionality of its mobile application platform through updates and enhancements, including, in particular, to include additional check-in and payment processing features, and there can be no assurance that Volta’s efforts to enhance existing features or develop new functionality for its mobile application will be successful at all or without introducing additional defects or errors that may not be detected until after deployment to users. Volta is also continuing to scale its technology team, which may not be successful in developing a robust, defect-free platform. If Volta’s products and services, including any updates or patches, are not implemented or used correctly or as intended, inadequate performance and disruptions in service may result, which could result in complaints from Volta’s business partners and drivers that use its products, lawsuits and adversely impact Volta’s brand and reputation.

As part of its service offerings, Volta also licenses certain predictive software to third parties to help them predict electricity grid needs and identify prospective EV charging penetration over time. Defects and errors in such software offerings, including as a result of the limited capacity of Volta’s currently scaling technology team, could harm Volta’s reputation with such utility companies and lead to loss of business and revenues.

Any defects or errors in product or services offerings, or the perception of such defects or errors, or other performance problems could result in any of the following, each of which could adversely affect Volta’s business, financial condition and results of operations:

•        expenditure of significant financial and product development resources, including recalls, in efforts to analyze, correct, eliminate or work around errors or defects;

•        loss of existing or potential business partners;

•        interruptions or delays in sales;

•        delayed or lost revenue;

•        delay or failure to attain market acceptance;

•        delay in the development or release of new functionality or improvements;

•        negative publicity and reputational harm, including with drivers that use Volta’s charging stations, leading to decreased demand for its products and services among its site hosts and content partners;

•        sales credits or refunds;

•        exposure of confidential, personal or proprietary information;

•        diversion of development and customer service resources;

•        breach of warranty claims;

•        legal claims under applicable laws, rules and regulations; and

•        the expense and risk of litigation.

Volta also faces the risk that any contractual protections it seeks to include in its agreements with site hosts, construction partners, content partners, suppliers and manufacturers are rejected, not implemented uniformly or may not fully or effectively protect from claims by such business partners or other third parties. Any insurance coverage or indemnification obligations of suppliers may not adequately cover all such claims, or cover only a portion of such claims. A successful product liability, warranty or other similar claim could have an adverse effect on Volta’s business, financial condition and results of operations. In addition, even claims that ultimately are unsuccessful could result in expenditure of funds in litigation, divert management’s time and other resources and cause reputational harm.

In addition, Volta relies on some open-source software and libraries for development of its products and services and may continue to rely on similar licenses. Third parties may assert a copyright claim against Volta regarding its use of such software or libraries, which could lead to the adverse results listed above. Use of such software or libraries may also force Volta to provide third parties, at no cost, the source code to its proprietary software, which may decrease revenue and lessen any competitive advantage Volta has due to the secrecy of its source code.

Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm Volta’s business.

Computer malware, viruses, physical or electronic break-ins and similar disruptions in Volta’s EV charging stations, ad servers or internal systems could lead to interruption and delays in Volta’s services and operations and loss, misuse or theft of data. Computer malware, viruses, ransomware, hacking, phishing attacks or denial of service, against online networks have become more prevalent and may occur on Volta’s systems. Volta’s content-driven EV charging stations also contain digital displays and some contain cameras that may be susceptible to security breaches, cyber-attacks and hacking. In addition, as Volta implements payment card processing capabilities in its mobile application and charging stations, it may collect additional sensitive data that could be subject to data breach or targeting by bad actors. Any attempts by cyber attackers to disrupt Volta’s services or systems or to access and disrupt the operation of its EV charging stations, including by broadcasting content that may be deemed offensive or inappropriate or accessing and collecting charging station camera footage, if successful, could harm its business, introduce liability to data subjects, result in lawsuits or claims against Volta, result in the misappropriation of funds, be expensive to remedy, damage its reputation or brand and adversely affect its relationships with its site hosts, content partners, the payment card industry and drivers that use Volta’s charging stations. Insurance may not be sufficient to cover significant expenses and losses related to cyber-attacks. Even with the security measures implemented by Volta that are designed to detect and protect against cyber-attacks, and any additional measures Volta may implement or adopt in the future, Volta’s facilities and systems, and those of Volta’s EV charging stations and third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, scams, burglary, human errors, acts of vandalism or other events. Efforts to prevent cyber attackers from entering computer systems are expensive to implement, and Volta may not be able to cause the implementation or enforcement of such preventions with respect to its third-party vendors. Though it is difficult to determine what, if any, harm may directly result from any specific interruption or attack, any failure to maintain performance, reliability, security and availability of systems and technical infrastructure, including on Volta’s charging stations, may, in addition to other losses, harm Volta’s reputation, brand and ability to attract customers.

Volta has and may in the future experience service disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, third-party service providers, human or software errors and capacity constraints. Volta relies on carrier networks to support reliable operation, management and maintenance of its charger network, and charging session management and driver authentication depend, and payment processing will depend, on reliable connections with wireless communications networks. As a result, Volta’s operations depend on a handful of public carriers and are exposed to disruptions related to network outages and other communications issues on the carrier networks. See “— Risks Related to Volta’s Technology, Intellectual Property and Infrastructure — Interruptions, delays in service or inability to increase capacity with Volta’s cloud service providers could impair the use or functionality of Volta’s EV charging stations and other services, harm its business and subject it to liability.” If Volta’s EV charging stations or mobile application platform are unavailable when drivers attempt to access EV charging, they may seek other charging options from Volta’s competitors, which could reduce demand for its solutions from its site hosts and content partners.

There are several factors ranging from human error to data corruption that could materially impact the efficacy of any processes and procedures designed to enable Volta to recover from a disaster or catastrophe, including by lengthening the time services are partially or fully unavailable. For example, Volta relies on a centralized ad server for purposes of delivering its content across its EV charging network. A disruption of Volta’s ad server due to cyber-attack, human error, natural catastrophe or otherwise could result in Volta being unable to meet its obligations to its content partners, resulting in significant loss of revenue and reputational harm with Volta’s business partners. It may be difficult or impossible to perform some or all recovery steps and continue normal business operations due to the nature of a particular cyber-attack, disaster or catastrophe or other disruption, especially during peak periods, which could cause additional reputational damages, or loss of revenues, any of which could adversely affect Volta’s business, financial condition and results of operations.

Unauthorized disclosure of personal or sensitive data or confidential information, whether through a breach of Volta’s computer systems or otherwise, could severely hurt its business.

Some aspects of Volta’s business involve or are expected in the future to involve the collection, receipt, use, storage, processing and transmission of personal information (of drivers that use its mobile applications, including names, addresses, e-mail addresses and, if Volta enhances its mobile application platform to include payment processing capability, payment and financial information through its payment processors), temporary footage from cameras in certain of its charging stations, driver preferences and confidential information and personal data about Volta’s customers and employees, its suppliers and Volta, some of which is entrusted to third-party service providers and vendors. For example, Volta currently collects and uses anonymized utilization data relating to its charging stations when drivers “check in” to use charging stations, including charging session time, duration and kWh delivered, to facilitate its network planning and internal forecasting efforts. In addition, drivers may voluntarily elect to provide personal data, including e-mail address and vehicle make and model, through Volta’s mobile application. Volta also obtains anonymized visitation and mobile location data from third parties to further enable its charging network planning and development by better understanding foot and vehicle traffic in and around site partner locations and points of interest. As Volta continues to develop its mobile application, Volta intends to request that users opt in to provide additional information such as phone numbers and zip codes to facilitate better customer service. Volta increasingly relies on commercially available systems, software, tools (including encryption technology) and monitoring to provide security and oversight for processing, transmission, storage and protection of confidential information and personal data.

Despite the security measures Volta has in place, its EV charging stations, facilities, computing equipment (including laptops and tablets) and systems, and those of third parties with which Volta does business, may be vulnerable to security breaches, acts of vandalism and theft, computer viruses, misplaced or lost data, programming and/or human errors, or other similar events, and there is no guarantee that inadvertent or unauthorized use or disclosure will not occur or that third parties will not gain unauthorized access to this type of confidential information and personal data. See also “— Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm Volta’s business.”

Electronic security attacks designed to gain access to personal, sensitive or confidential information data by breaching mission critical systems of large organizations are constantly evolving, and high profile electronic security breaches leading to unauthorized disclosure of confidential information or personal data have occurred recently at a number of major U.S. companies. Attempts by computer hackers or other unauthorized third parties to penetrate or otherwise gain access to Volta’s computer systems or the systems of third parties with which Volta does business, or to the digital displays, camera feeds or other functions of Volta’s EV charging stations through cyber-attacks, hacking, fraud or other means of deceit, if successful, may result in the misappropriation of personal information, data, confidential business information and, following Volta’s implementation of payment processing functionality, payment information. Hardware, software or applications Volta utilizes may contain defects in design or manufacture or other problems that could unexpectedly compromise information security. In addition, Volta’s employees, contractors or third parties with which Volta does business or to which Volta outsources business operations may attempt to circumvent its security measures in order to misappropriate such information and data, and may purposefully or inadvertently cause a breach or other compromise involving such information and data. Despite advances in security hardware, software and encryption technologies, the methods and tools used to obtain unauthorized access, disable or degrade service or sabotage systems are constantly changing and evolving, and may be difficult to anticipate or detect for long periods of time. Volta is implementing and updating its processes and procedures to protect against unauthorized access to, or use of, secured data and to prevent data loss. However, the ever-evolving threats mean Volta and its third-party service providers and vendors must continually evaluate and adapt their respective systems, procedures, controls and processes, and there is no guarantee that they will be adequate to safeguard against all data security breaches, misappropriating of confidential information, or misuses of personal data. Moreover, because techniques used to obtain unauthorized access or sabotage systems change frequently and generally are not identified until they are launched against a target, Volta and its suppliers or vendors may be unable to anticipate these techniques or to implement adequate preventative or mitigation measures.

Despite Volta’s precautions, an electronic security breach in Volta’s systems (or in the systems of third parties with which Volta does business) that results in the unauthorized release of personally identifiable information regarding business partners, users, employees or other individuals or other sensitive data could nonetheless occur and lead to serious disruption of Volta’s operations, financial losses from remedial actions, loss of business or potential liability, including possible punitive damages and significant harm to Volta’s reputation with its business partners and drivers that use its charging stations. As a result, Volta could be subject to demands, claims and litigation by private parties, and investigations, related actions and penalties by regulatory authorities. In addition, Volta could incur significant costs in notifying affected persons and entities and otherwise complying with the multitude of federal, state and local laws and regulations relating to the unauthorized access to, or use or disclosure of, personal information.

Finally, any perceived or actual unauthorized access to, or use or disclosure of, such information could harm Volta’s reputation, substantially impair its ability to attract and retain business partners and maintain the trust of drivers for the use of its EV charging stations and have an adverse impact on Volta’s business, financial condition and results of operations.

In addition, as the regulatory environment relating to companies’ obligation to protect such sensitive data becomes increasingly rigorous, with new and constantly changing requirements applicable to Volta’s business, compliance with those requirements could result in additional costs, and a material failure on its part to comply could subject Volta to fines or other regulatory sanctions and potentially to lawsuits. Any of the foregoing could have an adverse effect on Volta’s business, prospects, financial condition and results of operations.

Growing Volta’s business and user base depends upon the effective operation of Volta’s mobile applications with mobile operating systems, networks and standards that Volta does not control.

Volta is dependent on the interoperability of its mobile applications with popular mobile operating systems that Volta does not control, such as Google’s Android and Apple’s iOS, and any changes in such systems that degrade the functionality of Volta’s application or give preferential treatment to competitive applications and products could adversely affect the usage of Volta’s applications on mobile devices. Additionally, in order to deliver high quality mobile products, it is important that Volta’s products work well with a range of mobile technologies, systems, networks and standards that Volta does not control. For example, Volta is in discussions with OEMs to integrate its mobile application platform into EV user interfaces, which may operate on differing and proprietary operating systems. Any failure to build business relationships with such OEMs or to successfully implement any necessary changes to Volta’s mobile application to ensure interoperability with such operating systems, including as a result of the limited capacity of Volta’s currently scaling technology team, may adversely affect Volta’s ability to grow its business. Volta may not be successful in developing relationships with key participants in the mobile industry or in developing products that operate effectively with the technologies, systems, networks or standards used by such key participants, which could have an adverse effect on Volta’s business, financial condition and results of operations.

Volta may need to defend against intellectual property infringement or misappropriation claims, which may be time-consuming and expensive.

From time to time, the holders of intellectual property rights may assert their rights and urge Volta to take licenses, and/or may bring suits alleging infringement or misappropriation of such rights. There can be no assurance that Volta will be able to mitigate the risk of potential suits or other legal demands by competitors or other third parties. Accordingly, Volta may consider entering into licensing agreements with respect to such rights, although no assurance can be given that such licenses can be obtained on acceptable terms or that litigation will not occur, and such licenses and associated litigation could significantly increase Volta’s operating expenses. In addition, if Volta is determined to have or believes there is a high likelihood that it has infringed upon or misappropriated a third party’s intellectual property rights, it may be required to cease making, selling or incorporating certain key components or intellectual property into the products and services it offers, to pay substantial damages and/or royalties, to redesign its products and services and/or to establish and maintain alternative branding. In addition, to the extent that Volta’s business partners become the subject of any allegation or claim regarding the infringement or misappropriation of intellectual property rights related to Volta’s products and services, Volta may be required to indemnify such business partners. If Volta were required to take one or more such actions, its business, prospects, financial condition and results of operations could be adversely affected. In addition, any litigation or claims, whether or not valid, could result in substantial costs, negative publicity and diversion of resources and management attention.

Volta’s business may be adversely affected if it is unable to protect its technology and intellectual property from unauthorized use by third parties.

Volta’s success depends, at least in part, on Volta’s ability to protect its core technology and intellectual property. To accomplish this, Volta relies on, and plans to continue relying on, a combination of patents, trade secrets (including know-how), employee and third-party nondisclosure agreements, copyrights, trademarks, intellectual property licenses and other contractual rights to retain ownership of, and protect, its technology, though Volta is currently in the early stages of securing its portfolio of core technology and intellectual property. In addition, as Volta considers continued international expansion, including to the EU, Volta may encounter conflicts with existing EU market participants that have similar branding or have secured rights to copyrights or trademarks that Volta holds in the U.S., which may limit its ability to strengthen its brand in the EU and generally. Failure to adequately protect its technology and intellectual property could result in competitors offering similar products, potentially resulting in the loss of some of Volta’s competitive advantage and a decrease in revenue which would adversely affect its business, prospects, financial condition and results of operations.

The measures Volta takes to protect its technology intellectual property from unauthorized use by others may not be effective for various reasons, including the following:

•        any patent applications Volta submits may not result in the issuance of patents;

•        the scope of issued patents may not be broad enough to protect proprietary rights;

•        any issued patents may be challenged by competitors and/or invalidated by courts or governmental authorities;

•        the costs associated with enforcing patents, confidentiality and invention agreements or other intellectual property rights may make aggressive enforcement impracticable;

•        current and future competitors may circumvent patents or independently develop similar trade secrets or works of authorship, such as software;

•        know-how and other proprietary information Volta purports to hold as a trade secret may not qualify as a trade secret under applicable laws; and

•        proprietary designs and technology embodied in Volta’s products may be discoverable by third-parties through means that do not constitute violations of applicable laws.

Patent, trademark and trade secret laws vary significantly throughout the world. Some foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Further, policing the unauthorized use of its intellectual property in foreign jurisdictions may be difficult or impossible. Therefore, Volta’s intellectual property rights may not be as strong or as easily enforced outside of the United States, including in jurisdictions to which Volta may desire to expand its business.

Further, competitors, suppliers or vendors may, in certain instances, be free to create variations or derivative works of Volta technology and intellectual property, and those derivative works may become directly competitive with Volta’s offerings. Finally, Volta may not be able to leverage, or obtain ownership of, all technology and intellectual property developed by Volta’s vendors, suppliers and design consultants in connection with the design and manufacture of Volta’s products, thereby jeopardizing Volta’s ability to obtain a competitive advantage over its competitors.

The current lack of industry standards may lead to uncertainty, additional competition and further unexpected costs.

The EV industry is new and evolving, as are the standards governing EV charging which have not had the benefit of time-tested use cases. These immature industry standards could result in future incompatibilities and issues that could require significant resources and/or time to remedy. Currently, many EVs do not use standardized charging inputs, including for DCFC, such that the charging ports available of EV charging stations may not serve all makes and models of EVs. Utilities and other large market participants also mandate their own adoption of specifications that have not become widely adopted in the industry, may hinder innovation or slow new product or new feature introduction. If Volta’s EV charging stations are not able to serve all models of EVs, or the EV industry develops new charging standards that are incompatible with Volta’s current charging stations, Volta may be required to redesign and redeploy charging stations compatible with the new industry standards, which may require significant capital expenditures and could adversely affect Volta’s business, financial condition and results of operations.

In addition, automobile manufacturers, such as Tesla, may choose to develop and promulgate their own proprietary charging standards and systems, which could lock out competitors’ EV charging stations from being compatible with Tesla’s or such other automobile manufacturers’ vehicles, or to use their size and market position to influence the market, which could limit Volta’s market and ability to provide charging to drivers that use such EVs, negatively impacting its business. The charging stations developed by Tesla and such other automobile manufacturers may still be able to service other models of EVs, which could impact site host demand for Volta charging stations and, as a result, impact content partner demand for Volta’s content services.

Further, should regulatory bodies later impose a standard that is not compatible with Volta’s infrastructure or products, it may incur significant costs to adapt its business model to the new regulatory standard. For example, Volta could be required to make additional expenditures to develop multiple types of charging stations in order to remain eligible for regulatory credits and incentives, such as LCFS. Any changes in Volta’s business model or products driven by changing regulatory requirements may require significant time and expense to address and, as a result, may have an adverse effect on its business, financial condition or results of operations.

Interruptions, delays in service or inability to increase capacity with Volta’s cloud service providers could impair the use or functionality of Volta’s EV charging stations and other services, harm its business and subject it to liability.

Volta currently serves its business partners and drivers using third-party cloud service providers, primarily Amazon Web Services and Google, as well as others. Any outage or failure of such cloud services could negatively affect Volta’s product connectivity and performance, including the ad server that delivers Volta’s content across all of its EV charging stations. Further, Volta depends on connectivity from its charging stations to its data network through cellular service and virtual private networking providers, such as AT&T and Verizon. Any incident affecting a cloud service provider’s network or a cellular and/or virtual private networking services provider’s infrastructure or operations, whether caused by fire, flood, storm, earthquake, power loss, telecommunications failures, breach of security protocols, computer viruses and disabling devices, failure of access control mechanisms, natural disasters, war, criminal act, military actions, terrorist attacks and other similar events could negatively affect the use, functionality or availability of Volta’s EV charging stations and services.

Any damage to, or failure of, Volta’s systems, or those of its third-party cloud service providers, could interrupt or hinder the use or functionality of its services, including its ability to meet obligations to its content partners and deliver content across its EV charging network. Impairment of or interruptions in Volta’s ability to deliver content or in the operation of its mobile application or charging stations may reduce revenue, subject it to claims and litigation and adversely affect its ability to attract new content partners and site hosts. Volta’s business will also be harmed if its business partners and drivers that use its charging stations believe its products and services are unreliable.

Volta expects to incur research and development costs and devote significant resources to developing new products, which could significantly reduce its profitability and may never result in revenue to Volta.

Volta’s future growth depends on penetrating new markets, adapting existing products to any new or developing EV charging industry standards and driver requirements and preferences and introducing new or enhanced EV charging stations that achieve market acceptance. Volta plans to incur significant research and development costs in the future as part of its efforts to design, develop, manufacture and introduce new products and enhance existing products. Further, Volta’s research and development program may not produce successful results, and its new products may not achieve market acceptance, create additional revenue or become profitable.

Volta intends to continue to incur costs and devote significant resources to the research and development of machine learning-driven predictive software tools, such as its PredictEVTM tool, which could significantly reduce its profitability and may never be commercialized or result in revenue to Volta.

Volta uses its propriety machine learning-driven network planning tool to facilitate planning of its future expansion efforts and site, strategic partner and user targeting and currently derives revenue from the licensing of its PredictEVTM software tool to utility companies, channel partners and other third parties. Volta intends to continue to devote significant resources to the research and development of additional machine learning-driven predictive software tools that are complementary to its business model and to seek opportunities to commercialize such tools through licensing, subscription or other arrangements to generate revenue. Volta may incur substantial research and development costs as part of its efforts to design, develop and introduce such new predictive software tools, which could significantly reduce its profitability. In addition, Volta’s efforts may not produce successful results and, if completed, its predictive tools may not achieve market acceptance, create additional revenue or become profitable and may not provide benefits for Volta’s business efforts. Further, Volta may elect to discontinue such efforts at any time and may not receive any return on its investment in such efforts and the costs it incurs in connection with such research and development activities and the development of such predictive software.

Customer-Related Risks

The expected shift in Volta’s business model from free EV charging to include pay-for-use charging and the requirement of mobile check-ins may impact Volta’s ability to retain driver interest in its charging stations and adversely affect content partner and site host demand.

Volta currently offers sponsored charging on most of its EV charging stations, which results in free electricity for drivers. As Volta’s EV charging network and business model continue to expand and evolve, Volta intends to introduce paid charging services on more of its charging stations in the future, as well as idle fees for EVs that remain connected to a charging station beyond a specified period of time after charging is complete. If Volta switches from providing sponsored EV charging to including a pay-for-use charging model, it may lose market share with drivers who have become accustomed to Volta’s free-to-driver sponsored charging and do not wish to use paid charging services, or prefer the paid charging services of Volta’s competitors. In addition, Volta does not currently require drivers to check in on its mobile application in order to use its EV charging stations but intends to require this in the near future. This requirement may cost Volta market share with drivers who have become accustomed to charging without checking in. The anticipated transition to including a paid charging model, as well as the implementation of mobile check-in features, if they prove to be unpopular with drivers, may also result in reduced demand for Volta’s charging stations from its site partners, if site hosts believe the shift will lead to decreased utilization of Volta charging stations by drivers and lower driver engagement at their sites. Further, if Volta is not able to successfully integrate its anticipated payment processing or check-in features into its mobile application platform, either at all or without errors or defects, or such features do not operate reliably or in a manner that is convenient and easy to use, drivers may consider Volta’s charging services to be unreliable or undesirable and may elect to use competitors’ chargers. See also “— Risks Related to Volta’s Technology, Intellectual Property and Infrastructure — Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which would harm Volta’s business.”

The transition to including a pay-for-use charging model may also subject Volta to additional regulatory and payment card industry requirements associated with its payment model, which may require it to implement additional changes to its EV charging stations and may impact the price at which it is able to provide EV charging to drivers, further impacting demand for charging on Volta’s charging stations. Any decrease in driver demand for Volta’s EV charging stations may impact demand for its charging stations among site hosts, and Volta’s inability to expand its charging station footprint in existing and new markets may have an adverse impact on its ability to generate and grow content revenue from its charging network. If Volta is not able to appropriately market its new charging station payment and check-in features and to continue to retain and enhance its brand and reputation among business partners and drivers, its brand and reputation could be harmed and its business, financial condition and results of operations could be adversely affected.

If Volta fails to offer high-quality support to site partners and drivers, its business and reputation could suffer.

Once Volta charging stations have been installed, site hosts and drivers will rely on Volta to provide support services to resolve any issues that might arise in the future. Rapid and high-quality customer and equipment support is important so host sites can provide charging services and drivers can receive reliable charging for their EVs. The importance of high-quality customer and equipment support will increase as Volta seeks to expand its business and pursue new business partners and geographies and to enhance the functionality of its EV charging stations and mobile application, including its addition of paid charging and payment processing features. If Volta does not quickly resolve issues and provide effective support and adequately expand its construction project manager team, its ability to retain business partners and driver demand for its charging stations could suffer and its brand and reputation could be harmed.

Volta may be unable to collect and leverage customer data in all geographic locations, and this limitation may impact research and development, content sales, partnership relations and operations.

Volta relies on data collected through its EV charging stations or its mobile application. Volta uses this data in connection with the research, development and analysis of its technologies, creating and delivering value-add customer services, including the predictive software offering it licenses to certain utilities, and in assessing future charger locations as well as charging site capacities and utilization. Volta’s inability to obtain necessary rights to use this data or freely transfer this data could result in delays or otherwise negatively impact Volta’s research and development and expansion efforts and limit Volta’s ability to derive revenues from its content or other value-add customer services. For instance, user privacy regulations may limit Volta’s ability to make intelligent, data driven business decisions, conduct microtargeting marketing strategies for charger station placement and content revenue generation or provide other microtargeting based offerings to Volta’s content partners, site hosts and other business partners.

Volta’s success in the licensing of its PredictEVTM tool as a software as a service (“SaaS”) offering will depend on its ability to attract new licensing customers and retain existing licensing customers. If Volta’s licensing customers do not renew their subscriptions or if Volta fails to attract new licensing customers, Volta’s business, financial condition and results of operations may be adversely affected.

In addition to its EV charging offerings, Volta licenses its proprietary PredictEVTM planning software to utility companies, channel partners and other third parties through a software as a service offering. In order for Volta to continue to generate revenue from the licensing of its PredictEVTM tool, it is important that its existing customers renew their subscriptions when the contract term expires, that Volta continue to develop additional subscription services to offer to customers and that Volta attract additional partners that are interested in licensing the PredictEVTM tool. Customers may decide not to renew their subscriptions with a similar contract period or at the same prices or terms. Customer retention may decline or fluctuate, and Volta may be unsuccessful in attracting new licensing customers, as a result of a number of factors, including satisfaction with software and features, functionality and accuracy, as well as features and pricing of competing predictive software products or reductions in spending levels among current or prospective customers. If licensing customers do not renew their subscriptions or if they renew on less favorable terms, or if Volta is unable to attract new customers for the licensing of its PredictEVTM tool, Volta’s business, financial condition and results of operations may be adversely affected.

Financial and Accounting-Related Risks

Volta’s financial condition and results of operations are likely to fluctuate on a quarterly basis in future periods, which could cause its results for a particular period to fall below expectations, resulting in a decline in the price of the Volta Class A Common Stock.

Volta’s financial condition and results of operations have fluctuated in the past and may continue to fluctuate in the future due to a variety of factors, many of which are beyond its control.

In addition to the other risks described herein, the following factors could also cause Volta’s financial condition and results of operations to fluctuate on a quarterly basis:

•        the timing and volume of new sales;

•        fluctuations in service costs, particularly due to unexpected costs of servicing and maintaining charging stations;

•        the timing of new product introductions, which can initially have lower gross margins;

•        weaker than anticipated demand for charging stations, whether due to changes in government incentives and policies or due to other conditions;

•        fluctuations in sales and marketing or research and development expenses;

•        supply chain interruptions and manufacturing or delivery delays;

•        the timing and availability of new products relative to Volta’s commercial partners’ and investors’ expectations;

•        the length of the sales and installation cycle for a particular site partner;

•        the impact of COVID-19 on Volta’s workforce, or those of its commercial partners, suppliers or vendors or on customers;

•        disruptions in sales, production, service or other business activities or Volta’s inability to attract and retain qualified personnel; and

•        unanticipated changes in federal, state, local or foreign government incentive programs, which can affect demand for EVs.

Fluctuations in operating results and cash flow could, among other things, give rise to short-term liquidity issues. In addition, revenue, and other operating results in future quarters may fall short of the expectations of investors and financial analysts, which could have an adverse effect on the price of the Volta Class A Common Stock.

Volta’s reported financial results may be negatively impacted by changes in U.S. GAAP.

U.S. GAAP is subject to interpretation by the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”), the SEC and various bodies formed to promulgate and interpret appropriate accounting principles. A change in these principles or interpretations could have a significant effect on reported financial results, and may even affect the reporting of transactions completed before the announcement or effectiveness of a change.

Risks Related to Legal Matters and Regulations

Government regulation of outdoor media may restrict Volta’s content activities.

U.S. federal, state and local regulations have a significant impact on the outdoor media industry and may have an impact on Volta’s content activities. Construction, repair, maintenance, lighting, upgrading, height, size, spacing, the location and permitting of outdoor digital displays and the use of new technologies for changeable displays, such as digital displays, may be regulated by federal, state and local governments, and, from time to time, governments have prohibited or significantly limited the construction of new outdoor media displays or structures. Since digital displays have been developed and introduced relatively recently into the market on a large scale, existing regulations that currently do not apply to them by their terms could be revised or new regulations could be enacted to impose greater restrictions on digital displays due to alleged concerns over aesthetics or driver safety, which could make it more difficult for Volta to expand its content-driven EV charging stations to new locations and markets or could require Volta to remove display-enabled stations from existing installed locations. In addition, Volta’s failure to comply with these or any future regulations that become applicable to its digital displays could have an adverse impact on the effectiveness of its displays or their attractiveness to Volta’s business partners as a media medium. As a result, Volta’s business, financial condition and results of operations could be adversely affected.

Further, a number of state and local governments have implemented or initiated taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. Several jurisdictions have imposed such taxes as a percentage of outdoor media revenue generated in that jurisdiction or based on the size and type of display technology. Volta expects various jurisdictions to continue to try to impose such taxes as a way of increasing revenue. The increased imposition of these measures or their application to Volta’s digital displays, and Volta’s inability to overcome any such measures, could reduce its operating income if those outcomes result in restrictions on the use of preexisting displays or limit Volta’s ability to expand its content-driven EV charging stations to new sites and markets. Changes in laws and regulations affecting outdoor media or digital displays, or changes in the interpretation of those laws and regulations, at any level of government, could have a significant financial impact on Volta by requiring Volta to make significant expenditures to ensure compliance or otherwise limiting or restricting its content sales activities and could have an adverse effect on Volta’s business, financial condition and results of operations.

Privacy concerns and laws, or other applicable regulations, may adversely affect Volta’s business.

National and local governments and agencies in the jurisdictions in which Volta operates or may operate in the future and in which Volta’s commercial partners operate have adopted, are considering adopting or may adopt laws and regulations regarding the collection, use, storage, processing and disclosure of information regarding users and other individuals, which could impact Volta’s ability to offer services in certain jurisdictions, including additional jurisdictions in which it may wish to expand its operations. Laws and regulations relating to the collection, use, disclosure, security and other processing of individuals’ information can vary significantly from jurisdiction to jurisdiction. The costs of compliance with, and other burdens imposed by, laws, regulations, standards and other obligations relating to privacy, data protection and information security are significant. In addition, some companies, particularly larger enterprises, often will not contract with vendors that do not meet these rigorous standards. Accordingly, the failure, or perceived inability, to comply with these laws, regulations, standards and other obligations may limit the use and adoption of Volta’s charging stations and other offerings, reduce overall demand, lead to regulatory investigations, litigation and significant fines, penalties or liabilities for actual or alleged noncompliance, or slow the pace at which Volta closes sales transactions, any of which could harm Volta’s business, financial condition or results of operations. Moreover, if Volta or any of its employees or contractors fail or are believed to fail to adhere to appropriate practices regarding commercial partners’ or users’ data, it may damage its reputation and brand.

Additionally, existing laws, regulations, standards and other obligations may be interpreted in new and differing manners in the future, and may be inconsistent among jurisdictions. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could result in increased regulation, increased costs of compliance and penalties for non-compliance, and limitations on data collection, use, disclosure and transfer for Volta and its commercial partners. For example, California adopted the California Consumer Privacy Protection Act (the “CCPA”) and the California State Attorney General has begun enforcement actions against various parties alleged to have failed to comply with the CCPA.

The costs of compliance with, and other burdens imposed by, laws and regulations relating to privacy, data protection and information security that are applicable to the businesses of Volta’s commercial partners, suppliers and vendors may adversely affect their ability and willingness to process, handle, store, use and transmit certain types of information, such as demographic and other personal information. If Volta or its commercial partners, suppliers or vendors are unable to transfer data between and among jurisdictions in which they operate, it could result in delays in the sale or installation of, or decrease demand for, Volta’s products and services or require Volta to modify or restrict some of its products or services.

In addition to government activity, privacy advocacy groups, the technology industry and other industries have established or may establish various new, additional or different self-regulatory standards that may place additional burdens on technology companies. Drivers and commercial partners may expect that Volta will meet voluntary certifications or adhere to other standards established by them or third parties. If Volta is unable to maintain these certifications or meet these standards, it could reduce demand for its solutions and adversely affect its business.

Failure to comply with laws relating to employment could subject Volta to penalties and other adverse consequences.

Volta is subject to various employment-related laws in the jurisdictions in which its employees are based. It faces risks if it fails to comply with applicable United States federal or state wage laws and wage laws of the international jurisdictions where it currently operates or may operate in the future. Any violation of applicable wage laws or other labor- or employment-related laws could result in complaints by current or former employees, adverse media coverage, investigations and damages or penalties which could have a materially adverse effect on Volta’s reputation, business, financial condition and results of operations. In addition, responding to any such proceedings may result in a significant diversion of management’s attention and resources, significant defense costs and the incurrence of other professional fees.

Volta is, and will continue to be, subject to environmental, health and safety laws and regulations that could result in increased compliance costs or additional operating costs or construction costs and restrictions.

Volta and its operations, as well as those of Volta’s contractors and suppliers, are and will be subject to certain federal, state and local environmental laws and regulations, including laws relating to the use, handling, storage, transportation and disposal of hazardous substances and wastes, as well as electronic wastes and hardware, whether hazardous or not. Volta or others in Volta’s supply chain may be required to obtain permits and comply with procedures that impose various restrictions and obligations that could have adverse effects on Volta’s operations. If key permits and approvals cannot be obtained on acceptable terms, or if other operational requirements cannot be met in a manner satisfactory for Volta’s operations or on a timeline that meets Volta’s commercial obligations, it may adversely impact Volta’s business.

Environmental and health and safety laws and regulations can be complex and may be subject to change through future amendments to such laws at the supranational, national, sub-national and/or local level or other new or modified regulations that may be implemented under existing laws. The nature and extent of any changes in these laws, rules, regulations and permits may be uncertain and unpredictable and could have an adverse effect on Volta’s business, financial condition and results of operations. Future legislation and regulations or changes in existing legislation and regulations, or interpretations thereof, including those relating to hardware manufacturing, electronic waste or batteries, could cause additional expenditures, restrictions and delays in connection with Volta’s operations as well as other future projects, the extent of which cannot be predicted. Additionally, Volta could be regulated as a retail electric service provider in the future.

Volta currently relies on third parties to ensure compliance with certain environmental laws, including those related to the disposal of hazardous and non-hazardous wastes, to include end-of-life disposal or recycling. Any failure to properly handle or dispose of such wastes, regardless of whether such failure is Volta’s or its contractors, may result in liability under environmental laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), under which liability may be imposed, without regard to fault or degree of contribution, for the investigation and clean-up of contaminated sites as well as impacts to human health and damages to natural resources. The costs of liability with respect to contamination could have a material adverse effect on Volta’s business, financial condition or results of operations. Additionally, Volta may not be able to secure contracts with third parties and contractors to continue their key supply chain and disposal services for its business, which may result in increased costs for compliance with environmental laws and regulations.

Separately, Volta and its operations are subject to an increasing number of laws and regulations regarding Environmental, Social and Governance (“ESG”) matters. For example, the FTC has published guidance, the FTC “Green Guides,” regarding the marketing of products or services as using renewable energy or resulting in carbon offsets. Volta may also be subject to various supply chain requirements regarding, among other things, conflict minerals and labor practices. Volta may be required to incur substantial costs to comply with these requirements, and the failure to comply may result in substantial fines or other penalties that may adversely impact Volta’s business, financial condition or results of operations.

Volta is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject Volta to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect its business, results of operations, financial condition and reputation.

Volta is or will be subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which it conducts or in the future may conduct activities, including the FCPA and other anti-corruption laws and regulations. The FCPA prohibits Volta and its officers, directors, employees and business partners acting on its behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect Volta’s business, results of operations, financial condition and reputation. Volta’s policies and procedures designed to ensure compliance with these regulations may not be sufficient and its directors, officers, employees, representatives, consultants, agents and business partners could engage in improper conduct for which it may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject Volta to whistleblower complaints, adverse media coverage, investigations and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect Volta’s business, results of operations, financial condition and reputation. In addition, changes in economic sanctions laws in the future could adversely impact Volta’s business and investments in its common stock.

Risks Relating to Ownership of our Securities

The dual class structure of our Common Stock has the effect of concentrating voting control with Scott Mercer and Christopher Wendel, Volta’s co-founders, members of the Volta Board and its Chief Executive Officer and President, respectively. This will limit or preclude your ability to influence corporate matters, including the outcome of important transactions, including a change in control.

Shares of our Class B Common Stock have ten votes per share, while shares of our Volta Class A Common Stock have one vote per share. Scott Mercer and Christopher Wendel, Volta’s co-founders, members of the Volta Board and our Chief Executive Officer and President, respectively, hold all of the issued and outstanding shares of our Class B Common Stock. Accordingly, Messrs. Mercer and Wendel hold approximately 37.3% of the voting power of our capital stock on an outstanding basis and will be able to control matters submitted to Volta’s stockholders for approval, including the election of directors, amendments of the Organizational Documents and any merger, consolidation, sale of all or substantially all of Volta’s assets or other major corporate transactions. Messrs. Mercer and Wendel may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of Volta, could deprive its stockholders of an opportunity to receive a premium for their capital stock as part of a sale of Volta and might ultimately affect the market price of shares of our Volta Class A Common Stock. For information about Volta’s dual class structure, see the section titled “Description of Securities.”

Volta’s dual class structure may depress the trading price of our Volta Class A Common Stock.

Volta cannot predict whether its dual class structure will result in a lower or more volatile market price of the Volta Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. S&P Dow Jones and FTSE Russell have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, pursuant to which companies with multiple classes of shares of common stock are excluded. In addition, several stockholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual class structure of Volta’s Common Stock may cause stockholder advisory firms to publish negative commentary about Volta’s corporate governance practices or otherwise seek to cause Volta to change its capital structure. Any such exclusion from indices or any actions or publications by stockholder advisory firms critical of Volta’s corporate governance practices or capital structure could adversely affect the value and trading market of the Volta Class A Common Stock.

The stock price following the Closing of the Business Combination will be volatile, and you may not be able to sell shares at or above the price at the Closing.

The trading price of the Volta Class A Common Stock and Public Warrants will be volatile and could be subject to wide fluctuations in response to various factors, some of which are beyond Volta’s control. These factors include:

•        actual or anticipated fluctuations in operating results;

•        failure to meet or exceed financial estimates and projections of the investment community or that Volta provides to the public;

•        issuance of new or updated research or reports by securities analysts or changed recommendations for the industry in general;

•        announcements of significant acquisitions, strategic partnerships, joint ventures, collaborations or capital commitments;

•        operating and share price performance of other companies in the industry or related markets;

•        the timing and magnitude of investments in the growth of the business;

•        actual or anticipated changes in laws and regulations;

•        additions or departures of key management or other personnel;

•        increased labor costs;

•        disputes or other developments related to intellectual property or other proprietary rights, including litigation;

•        the ability to market new and enhanced solutions on a timely basis;

•        sales of substantial amounts of the Volta Class A Common Stock by Volta’s directors, executive officers or significant stockholders or the perception that such sales could occur;

•        changes in capital structure, including future issuances of securities or the incurrence of debt; and

•        general economic, political and market conditions.

In addition, the stock market in general, and the stock prices of technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies. Broad market and industry factors may seriously affect the market price of Volta Class A Common Stock, regardless of actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a particular company’s securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted, could result in substantial costs and a diversion of management’s attention and resources.

Volta has never paid cash dividends on our capital stock and does not anticipate paying dividends in the foreseeable future.

Volta has never paid cash dividends on our capital stock and currently intends to retain any future earnings to fund the growth of its business. Any determination to pay dividends in the future will be at the discretion of the Board and will depend on Volta’s financial condition, operating results, capital requirements, general business conditions and other factors that the Volta Board may deem relevant. As a result, capital appreciation, if any, of our Volta Class A Common Stock will be the sole source of gain for the foreseeable future.

Anti-takeover provisions contained in the Organizational Documents and applicable laws could impair a takeover attempt.

The Organizational Documents afford certain rights and powers to the Volta Board that could contribute to the delay or prevention of an acquisition that it deems undesirable. Volta is also subject to Section 203 of the DGCL and other provisions of Delaware law that limit the ability of stockholders in certain situations to effect certain business combinations. Any of the foregoing provisions and terms that have the effect of delaying or deterring a change in control could limit the opportunity for stockholders to receive a premium for their shares of Volta Class A Common Stock, and could also affect the price that some investors are willing to pay for the Volta Class A Common Stock. See also “Description of the Securities.”

Volta is subject to risks related to taxation in the United States.

Significant judgments based on interpretations of existing tax laws or regulations are required in determining Volta’s provision for income taxes. Volta’s effective income tax rate could be adversely affected by various factors, including, but not limited to, changes in the mix of earnings in tax jurisdictions with different statutory tax rates, changes in the valuation of deferred tax assets and liabilities, changes in existing tax policies, laws, regulations or rates, changes in the level of non-deductible expenses (including share-based compensation), changes in the location of Volta’s operations, changes in Volta’s future levels of research and development spending, mergers and acquisitions or the results of examinations by various tax authorities. Although Volta believes its tax estimates are reasonable, if the IRS or any other taxing authority disagrees with the positions taken on its tax returns, Volta could have additional tax liability, including interest and penalties. If material, payment of such additional amounts upon final adjudication of any disputes could have a material impact on our results of operations and financial position.

Changes to applicable tax laws and regulations or exposure to additional income tax liabilities could affect Volta’s business and future profitability.

Volta is a U.S. corporation and thus subject to U.S. corporate income tax on its worldwide income. Further, since Volta’s operations and customers are located throughout the United States, Volta will be subject to various U.S. state and local taxes. U.S. federal, state, local and non-U.S. tax laws, policies, statutes, rules, regulations or ordinances could be interpreted, changed, modified or applied adversely to Volta and may have an adverse effect on its business and future profitability.

For example, several tax proposals have been set forth that would, if enacted, make significant changes to U.S. tax laws. Such proposals include an increase in the U.S. income tax rate applicable to corporations (such as Volta) from 21% to 28%. Congress may consider, and could include, some or all of these proposals in connection with tax reform that may be undertaken. It is unclear whether these or similar changes will be enacted and, if enacted, how soon any such changes could take effect. The passage of any legislation as a result of these proposals and other similar changes in U.S. federal income tax laws could adversely affect Volta’s business and future profitability.

As a result of plans to expand Volta’s business operations, including to jurisdictions in which tax laws may not be favorable, its obligations may change or fluctuate, become significantly more complex or become subject to greater risk of examination by taxing authorities, any of which could adversely affect Volta’s after-tax profitability and financial results.

In the event that Volta’s business expands domestically or internationally, its effective tax rates may fluctuate widely in the future. Future effective tax rates could be affected by operating losses in jurisdictions where no tax benefit can be recorded under U.S. GAAP, changes in deferred tax assets and liabilities, or changes in tax laws.

Factors that could materially affect Volta’s future effective tax rates include, but are not limited to: (a) changes in tax laws or the regulatory environment, (b) changes in accounting and tax standards or practices, (c) changes in the composition of operating income by tax jurisdiction and (d) pre-tax operating results of Volta’s business.

Additionally, Volta may be subject to significant income, withholding, and other tax obligations in the United States and may become subject to taxation in numerous additional U.S. state and local and non-U.S. jurisdictions with respect to income, operations and subsidiaries related to those jurisdictions. Volta’s after-tax profitability and financial results could be subject to volatility or be affected by numerous factors, including (a) the availability of tax deductions, credits, exemptions, refunds and other benefits to reduce tax liabilities, (b) changes in the valuation of deferred tax assets and liabilities, if any, (c) the expected timing and amount of the release of any tax valuation allowances, (d) the tax treatment of stock-based compensation, (e) changes in the relative amount of earnings subject to tax in the various jurisdictions, (f) the potential business expansion into, or otherwise becoming subject to tax in, additional jurisdictions, (g) changes to existing intercompany structure (and any costs related thereto) and business operations, (h) the extent of intercompany transactions and the extent to which taxing authorities in relevant jurisdictions respect those intercompany transactions, and (i) the ability to structure business operations in an efficient and competitive manner. Outcomes from audits or examinations by taxing authorities could have an adverse effect on Volta’s after-tax profitability and financial condition. Additionally, the IRS and several foreign tax authorities have increasingly focused attention on intercompany transfer pricing with respect to sales of products and services and the use of intangibles. Tax authorities could disagree with Volta’s intercompany charges, cross-jurisdictional transfer pricing or other matters and assess additional taxes. If Volta does not prevail in any such disagreements, Volta’s profitability may be affected.

Volta’s after-tax profitability and financial results may also be adversely affected by changes in relevant tax laws and tax rates, treaties, regulations, administrative practices and principles, judicial decisions and interpretations thereof, in each case, possibly with retroactive effect.

Volta’s ability to utilize its net operating loss and tax credit carryforwards to offset future taxable income may be subject to certain limitations.

In general, under Section 382 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to use its pre-change net operating loss carryforwards (“NOLs”) to offset future taxable income. The limitations apply if a corporation undergoes an “ownership change,” which is generally defined as a greater than 50 percentage point change (by value) in its equity ownership by certain stockholders over a three year period. If Volta has experienced an ownership change at any time since its incorporation, Volta may be subject to limitations on its ability to utilize its existing NOLs and other tax attributes to offset taxable income or tax liability. In addition, future changes in Volta’s stock ownership, which may be outside of Volta’s control, may trigger an ownership change. Similar provisions of state tax law may also apply to limit Volta’s use of accumulated state tax attributes. As a result, even if Volta earns net taxable income in the future, its ability to use its pre-change NOL carryforwards and other tax attributes to offset such taxable income or tax liability may be subject to limitations, which could potentially result in increased future income tax liability to Volta.

Volta received a loan as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and Volta’s application for such loan could in the future be determined to have been impermissible which could adversely impact its business and reputation.

On April 27, 2020, Volta received a Small Business Administration (“SBA”) loan in the amount of $3.2 million with fixed interest of 1% per annum as part of the CARES Act (the “PPP Loan”). Although under the CARES Act Volta may be eligible to apply for forgiveness of all loan proceeds used to pay payroll costs, rent, utilities and other qualifying expenses, provided that it retains a certain number of employees and maintains compensation within certain regulatory parameters of the PPP, Volta plans to repay the PPP Loan in full following the consummation of the Business Combination.

In applying for the PPP Loan, Volta was required to certify, among other things, that the then current economic uncertainty made the PPP Loan necessary to support its ongoing operations. Volta made these certifications in good faith after analyzing, among other things, the requirements of the PPP Loan, Volta’s then-current business activity and its ability to access other sources of liquidity sufficient to support its ongoing operations in a manner that would not be significantly detrimental to its business. Volta believes that it satisfied all eligibility criteria for the PPP Loan, and that its receipt of the PPP Loan was consistent with the broad objectives of the CARES Act. The certification regarding necessity described above did not at the time contain any objective criteria and continues to be subject to interpretation. If, despite Volta’s good-faith belief that it has satisfied all eligibility requirements for the PPP Loan, Volta is later determined to have violated any of the laws or governmental regulations that apply to it in connection with the PPP Loan, or it is otherwise determined that it was ineligible to receive the PPP Loan, Volta may be subject to civil, criminal and administrative penalties. Any violations or alleged violations may result in adverse publicity and damage to Volta’s reputation, a review or audit by the SBA or other government entity or claims under the False Claims Act. These events could consume significant financial and management resources and could have a material adverse effect on Volta’s business, results of operations and financial condition.

Volta’s sole material asset is its direct and indirect interests in its subsidiaries and, accordingly, Volta is dependent upon distributions from its subsidiaries to pay taxes and cover its corporate and other overhead expenses and pay dividends, if any, on the Common Stock.

Volta is a holding company and has no material assets other than its direct and indirect equity interests in its subsidiaries. Volta has no independent means of generating revenue. To the extent Volta’s subsidiaries have available cash, Volta will cause its subsidiaries to make distributions of cash to pay taxes, cover Volta’s corporate and other overhead expenses and pay dividends, if any, on the Common Stock. To the extent that Volta needs funds and its subsidiaries fail to generate sufficient cash flow to distribute funds to Volta or are restricted from making such distributions or payments under applicable law or regulation or under the terms of their financing arrangements, or are otherwise unable to provide such funds, Volta’s liquidity and financial condition could be materially adversely affected.

The unaudited pro forma condensed combined financial information included in this prospectus may not be indicative of what the actual financial position or results of operations of Volta would have been for the periods presented.

The unaudited pro forma condensed combined financial information for Volta in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what Volta’s actual financial position or results of operations would have been for the periods presented had the Business Combination been completed on the dates indicated. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” for more information.

There is no guarantee that the Public Warrants will be in the money at the time they become exercisable, and they may expire worthless.

The exercise price for our warrants is $11.50 per share of Volta Class A Common Stock. There is no guarantee that the Public Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, they may expire worthless.

We may amend the terms of the Public Warrants in a manner that may be adverse to holders of Public Warrants with the approval by the holders of at least 50% of the then-outstanding Public Warrants. As a result, the exercise price of the Public Warrants could be increased, the exercise period could be shortened and the number of shares of Volta Class A Common Stock purchasable upon exercise of a Public Warrant could be decreased, all without a holder’s approval.

The Public Warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The A&R Warrant Agreement provides that the terms of the Public Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then-outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then-outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Public Warrants, convert the Public Warrants into cash or stock (at a ratio different than initially provided), shorten the exercise period or decrease the number of shares of Volta Class A Common Stock purchasable upon exercise of a Public Warrant.

We may redeem unexpired warrants prior to their exercise at a time that is disadvantageous to warrant holders, thereby making their warrants worthless.

We have the ability to redeem outstanding warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the last reported sales price of the Volta Class A Common Stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we give proper notice of such redemption and provided certain other conditions are met. If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you (a) to exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (b) to sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (c) to accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the Private Warrants will be redeemable by us for cash so long as they are held by the initial purchasers or their permitted transferees.

In addition, we may redeem your warrants after they become exercisable for a number of shares of Volta Class A Common Stock determined based on the redemption date and the fair market value of the Volta Class A Common Stock. Any such redemption may have similar consequences to a cash redemption described above. In addition, such redemption may occur at a time when the warrants are “out-of-the-money,” in which case you would lose any potential embedded value from a subsequent increase in the value of the Volta Class A Common Stock had your warrants remained outstanding.

We may issue a substantial number of additional shares of Volta Class A Common Stock under an employee incentive plan. Any such issuances would dilute the interest of our shareholders and likely present other risks.

We may issue additional shares of Volta Class A Common Stock under an employee incentive plan. The issuance of additional Volta Class A Common Stock:

•        may significantly dilute the equity interests of our investors;

•        could cause a change in control if a substantial number of shares of Volta Class A Common Stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors; and

•        may adversely affect prevailing market prices for the Volta Class A Common Stock and/or the Public Warrants.

The NYSE may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on the NYSE after the Business Combination. In connection with the Business Combination, Volta will be required to demonstrate compliance with the NYSE’s initial listing requirements, which are more rigorous than the NYSE’s continued listing requirements, in order to continue to maintain the listing of our securities on the NYSE. For instance, Volta’s stock price would generally be required to be at least $4.00 per share, its aggregate market value would be required to be at least $150 million and the market value of its publicly held shares would be required to be at least $40 million. We cannot assure you that Volta will be able to meet those initial listing requirements at that time.

If the NYSE delists our securities from trading on its exchange and we are not able to list such securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that the Volta Class A Common Stock is a “penny stock” which will require brokers trading in the Volta Class A Common Stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because the Volta Class A Common Stock and Public Warrants are listed on the NYSE, the Volta Class A Common Stock and Public Warrants qualify as covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on the NYSE, our securities would not be covered securities and we would be subject to regulation in each state in which we offer our securities.

Sales of a substantial number of shares of Volta Class A Common Stock in the public market could occur at any time and a significant portion of Volta’s total outstanding shares will be restricted from immediate resale following the consummation of the Business Combination, but may be sold into the market in the near future. This could cause the market price of the Volta Class A Common Stock to drop significantly, even if our business is doing well.

Sales of a substantial number of the Volta Class A Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Volta Class A Common Stock. The Sponsor and our current officers and directors hold approximately 10.4% of the outstanding shares Volta Common Stock, including the 8,625,000 shares of Volta Class A Common Stock into which the Founder Shares converted and the 9,887,185 shares of Volta Class B Common Stock convertible into shares of Volta Class A Common Stock, which represents 34.4% of the voting power of the outstanding shares of Volta Common Stock. Pursuant to the terms of the Letter Agreement entered into at the time of the IPO, and reaffirmed in the Sponsor Letter, the Founder Shares (which converted into shares of Volta Class A Common Stock in connection with the Domestication), as well as shares of Volta Class A Common Stock held by Volta’s co-founders, may not be transferred until the earlier to occur of (a) one year after the Closing or (b) the date on which we complete a liquidation, merger, share exchange or other similar transaction that results in all of our shareholders having the right to exchange their Volta Class A Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the Volta Class A Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, the shares of Volta Class A Common Stock into which the Founder Shares convert, and any Volta securities held by Volta’s co-founders, will be released from these transfer restrictions.

Pursuant to the A&R Registration Rights Agreement, the Registration Rights Holders are entitled to, among other things, certain registration rights, including the demand of up to three underwritten offerings and customary piggyback registration rights. Further, pursuant to the Subscription Agreements, we are also required to register additional shares of Volta Class A Common Stock. To satisfy these obligations, we are registering up to 116,019,569 shares of Volta Class A Common Stock, which also covers shares issuable upon exercise of the Public Warrants, pursuant to the registration statement of which this prospectus forms a part. The sale of these shares is likely to have an adverse effect on the trading price of the Volta Class A Common Stock.

Additionally, Volta will likely register for resale shares subject to the converted Volta Options and shares under the Volta Option Plan and Volta Founder Plan, as well as shares subject to converted Volta Warrants and shares held by Volta’s affiliates that were subject to a lock-up. The shares of Volta Class A Common Stock issued to the Historical Rollover Shareholders will be subject to certain transfer restrictions following the consummation of the

Business Combination. The sale of a substantial number of shares of Volta Class A Common Stock after the release of any applicable transfer restrictions or pursuant to a resale registration is likely to have an adverse effect on the trading price of the Volta Class A Common Stock.

For more information about the A&R Registration Rights Agreement and Subscription Agreements, see the subsections entitled “Certain Relationships and Related Transactions — A&R Registration Rights Agreement.”

If the Business Combination’s benefits do not meet the expectations of investors, shareholders or financial analysts, the market price of our securities may decline.

If the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the market price of our securities prior to the Closing may decline. The market values of our securities at the time of the Business Combination may vary significantly from their prices on the date the Business Combination Agreement was executed, the date of this prospectus or the date on which our shareholders voted on the Business Combination.

In addition, fluctuations in the price of Volta securities could contribute to the loss of all or part of your investment. If an active market for our securities develops and continues, the trading price of Volta securities could be volatile and subject to wide fluctuations in response to various factors, some of which are beyond our control. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

Factors affecting the trading price of Volta securities may include:

•        actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to Volta;

•        changes in the market’s expectations about Volta’s operating results;

•        success of competitors;

•        Volta’s operating results failing to meet the expectation of securities analysts or investors in a particular period;

•        changes in financial estimates and recommendations by securities analysts concerning Volta or the market in general;

•        operating and stock price performance of other companies that investors deem comparable to Volta;

•        Volta’s ability to market new and enhanced products and technologies on a timely basis;

•        changes in laws and regulations affecting Volta’s business;

•        Volta’s ability to meet compliance requirements;

•        commencement of, or involvement in, litigation involving Volta;

•        changes in Volta’s capital structure, such as future issuances of securities or the incurrence of additional debt;

•        the volume of Volta Class A Common Stock available for public sale;

•        any major change in the Volta Board or management;

•        sales of substantial amounts of Volta Class A Common Stock by Volta’s directors, executive officers or significant shareholders or the perception that such sales could occur; and

•        general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and the NYSE have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to Volta could depress our stock price regardless of our business, prospects, financial conditions or results of operations. A decline in the market price of Volta’s securities also could adversely affect its ability to issue additional securities and its ability to obtain additional financing in the future.

If securities or industry analysts do not publish or cease publishing research or reports about Volta, its business or its market, or if they change their recommendations regarding the Volta Class A Common Stock adversely, the price and trading volume of the Volta Class A Common Stock could decline.

The trading market for the Volta Class A Common Stock will be influenced by the research and reports that industry or securities analysts may publish about Volta, its business, its market or its competitors. If any of the analysts who may cover Volta change their recommendation regarding the Volta Class A Common Stock adversely, or provide more favorable relative recommendations about its competitors, the price of the Volta Class A Common Stock would likely decline. If any analyst who may cover Volta were to cease their coverage or fail to regularly publish reports on Volta, we could lose visibility in the financial markets, which could cause the stock price or trading volume of Volta securities to decline.

The JOBS Act permits “emerging growth companies” like us to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies.

We qualify as an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the JOBS Act. As such, we take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including (a) the exemption from the auditor attestation requirements with respect to internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act, (b) the exemptions from say-on-pay, say-on-frequency and say-on-golden parachute voting requirements and (c) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements. As a result, our shareholders may not have access to certain information they deem important. We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year (i) following September 15, 2025, the fifth anniversary of our IPO, (ii) in which we have total annual gross revenue of at least $1.07 billion (as adjusted for inflation pursuant to SEC rules from time to time) or (iii) in which we are deemed to be a large accelerated filer, which means the market value of the shares of Volta Class A Common Stock that are held by non-affiliates exceeds $700 million as of the last business day of our prior second fiscal quarter, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

We cannot predict if investors will find the Volta Class A Common Stock less attractive because we will rely on these exemptions. If some investors find the Volta Class A Common Stock less attractive as a result, there may be a less active trading market for the Volta Class A Common Stock and our share price may be more volatile.

USE OF PROCEEDS

All of the securities offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

Assuming the cash exercise of all outstanding Volta Warrants, we will receive an aggregate of approximately $184.6 million. We expect to use the net proceeds from the exercise of the Volta Warrants, if any, for working capital and general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Volta Warrants. There is no assurance that the holders of the Volta Warrants will elect to exercise any or all of their Volta Warrants. To the extent that any Volta Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Volta Warrants will decrease.

The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accounting firm.

DETERMINATION OF OFFERING PRICE

The offering price of the shares of Volta Class A Common Stock underlying the Private Warrants offered hereby is determined by reference to the exercise price of the Volta Warrants of $11.50 per share. The Public Warrants are listed on the New York Stock Exchange under the symbol “VLTA WS.” The offering price of the shares of Volta Class A Common Stock underlying the Assumed Warrants offered hereby is determined by reference to the exercise price of such Assumed Warrants.

We cannot currently determine the price or prices at which shares of our Volta Class A Common Stock or Volta Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR CLASS A STOCK AND DIVIDEND POLICY

Market Information

Our Volta Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange under the symbols “VLTA” and “VLTA WS,” respectively. Prior to the consummation of the Business Combination, our Volta Class A Common Stock and Public Warrants were listed on the New York Stock Exchange under the symbols “SNPR” and “SNPR WS,” respectively. As of September 15, 2021, following the completion of the Business Combination, there were 328 holders of record of our Volta Class A Common Stock and one holder of record of our Volta Warrants. We currently do not intend to list the Private Warrants offered hereby on any stock exchange or stock market. Our Class B Common Stock is not registered and we do not currently intend to list the Class B Common Stock on any exchange or stock market.

Dividend Policy

We have not paid any cash dividends on our Volta Class A Common Stock to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. We do not anticipate declaring any cash dividends to holders of our Volta Class A Common Stock in the foreseeable future.

SELECTED HISTORICAL FINANCIAL DATA OF VOLTA

The following selected historical financial information and other data for Volta set forth below should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” and Volta’s historical audited consolidated financial statements and the related notes thereto contained elsewhere in this proxy statement/prospectus.

The selected historical consolidated financial information and other data presented below for the six months ended June 30, 2021 and June 30, 2020 have been derived from Volta’s unaudited consolidated financial statements included elsewhere in this proxy statement/prospectus and for the years ended December 31, 2020 and December 31, 2019 have been derived from Volta’s audited consolidated financial statements included elsewhere in this proxy statement/prospectus.

Statement of Operations Data

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
REVENUES
Service revenue	$11,056,516	$4,864,128	$15,719,852	$13,434,486
Product revenue	299,037	710,625	2,891,854	1,492,345
Other revenue	327,000	705,719	838,719	338,778
Total revenues	11,682,553	6,280,472	19,450,425	15,265,609

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	9,740,451	6,997,308	17,386,477	10,662,591
Costs of products (exclusive of depreciation and amortization shown below)	456,946	1,212,319	4,450,224	2,535,526
Selling, general and administrative	78,208,695	17,536,817	44,079,959	28,429,401
Depreciation and amortization	4,696,068	2,994,042	6,468,791	3,655,234
Other operating (income) expenses	923,542	(307,689)	16,079	4,730,528
Total costs and expenses	94,025,702	28,432,797	72,401,530	50,013,280
Loss from operations	(82,343,149)	(22,152,325)	(52,951,105)	(34,747,671)

OTHER EXPENSES
Interest expenses, net	3,332,601	2,875,720	18,360,506	4,997,680
Other (income) expenses, net	160,844	(23,768)	998,170	894,302
Total other expenses	3,493,445	2,851,952	19,358,676	5,891,982
LOSS BEFORE INCOME TAXES	(85,836,594)	(25,004,277)	(72,309,781)	(40,639,653)
Income tax expense	23,830	3,506	9,096	12,963
NET LOSS	$(85,860,424)	$(25,007,783)	$(72,318,877)	$(40,652,616)

Weighted-average Class A Common Stock outstanding, basic and diluted	6,373,206	6,373,206	6,373,206	6,373,206
Net loss per Class A Common Stock, basic and diluted	$(6.07)	$(3.26)	(9.39)	(5.33)
Weighted-average Class B Common Stock outstanding, basic and diluted	7,779,617	1,295,923	1,332,295	1,251,598
Net loss per Class B Common Stock, basic and diluted	$(6.07)	$(3.26)	(9.39)	(5.33)

Balance Sheet Data

	As of June 30,	As of December 31,
	2021	2020	2019
Total current assets	$54,644,403	$81,426,631	$41,417,749
Total assets	$182,233,902	$178,891,354	$102,911,077
Total liabilities	$150,758,429	$138,096,337	$104,478,837
Total mezzanine equity	$210,029,724	$182,599,047	$75,608,294
Total stockholder’s deficit	$(178,554,251)	$(141,804,030)	$(77,176,054)

Statement of Cash Flows Data

	Six Months Ended June 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash used in Operating Activities	$(34,635,444)	$(28,409,918)	$(54,590,488)	$(23,697,763)
Net cash used in Investing Activities	$(20,023,571)	$(5,403,076)	$(19,645,499)	$(24,809,641)
Net cash provided in Financing Activities	$19,883,399	$28,887,764	$122,283,884	$47,246,728

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, and presents the combination of the historical financial information of Volta and Legacy Volta adjusted to give effect to the Business Combination, PIPE Financing, and related adjustments described in the accompanying notes.

Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”) and the option to present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Volta has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 combines the historical unaudited condensed balance sheet of Volta as of June 30, 2021 and the historical unaudited condensed consolidated balance sheet of Legacy Volta as of June 30, 2021 on a pro forma basis as if the Business Combination had been consummated on June 30, 2021. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 combines the historical unaudited condensed statement of operations of Volta for the six months ended June 30, 2021 and the historical unaudited condensed consolidated statement of operations of Legacy Volta for the six months ended June 30, 2021. The unaudited pro forma condensed combined statement of operations for the period ended December 31, 2020 combines the historical audited statement of operations of Volta for the period from July 24, 2020 (inception) through December 31, 2020 (as restated) and the historical audited consolidated statement of operations of Legacy Volta for the year ended December 31, 2020 on a pro forma basis as if the Business Combination had been consummated on January 1, 2020, the beginning of the earliest period presented in the unaudited pro forma condensed combined statements of operations.

The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of the post-combination company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

The historical financial information of Volta was derived from the unaudited financial statements of Volta as of and for the six months ended June 30, 2021 and the audited financial statements of Volta as of and for the year ended December 31, 2020, and the related notes, in each case, included elsewhere in this prospectus. The historical financial information of Legacy Volta was derived from the unaudited condensed consolidated financial statements of Legacy Volta as of and for the six months ended June 30, 2021 and the audited consolidated financial statements of Legacy Volta as of and for the year ended December 31, 2020 and the related notes, in each case, included elsewhere in this prospectus. The unaudited pro forma condensed combined financial statements have been developed from other information relating to Volta and Legacy Volta included in this prospectus, including the Business Combination Agreement.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this prospectus.

Additionally, as further described in Note 4 — “Acquisitions” in Legacy Volta’s historical condensed interim financial statements included in this prospectus, Legacy Volta completed the acquisition of 2Predict, Inc. (“2Predict”) on April 21, 2021. The acquisition of 2Predict was deemed not material. As such, the unaudited pro forma combined balance sheet as of June 30, 2021 and the unaudited pro forma combined statements of operations for the year ended December 31, 2020 and for the six months ended June 30, 2021 were not adjusted to give pro forma effect to the Business Combination between Legacy Volta and 2Predict. The acquisition of 2Predict, however, is reflected within the balance sheet of Volta as of June 30, 2021.

Introduction

On August 26, 2021, as a result of the previously announced Business Combination Agreement dated February 7, 2021, First Merger Sub and Second Merger Sub, each a newly formed subsidiary of Volta, merged with and into Legacy Volta. On the same day, the separate corporate existence of both First Merger Sub and Legacy Volta ceased, the Second Merger Sub survived and became a wholly-owned subsidiary of Volta. As a result of the Business Combination, security holders of Volta continued as security holders and former security holders of Legacy Volta became security holders of Volta. After the Closing of the Business Combination, the Volta Class A Common Stock and Public Warrants began trading on the NYSE under the symbols “VLTA” and “VLTA WS,” respectively.

Prior to completion of the Business Combination, Volta was a blank check company whose purpose was to effect a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar transaction with one or more businesses or entities. Volta was incorporated on July 24, 2020 as a Cayman Islands exempted company. On September 15, 2020, Volta consummated its Initial Public Offering of 34,500,000 Units, including 4,500,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $345.0 million. Each Unit consisted of one Class A Ordinary Share and one-fourth of one Public Warrant, for a total of 8,625,000 Public Warrants. Simultaneously with the Initial Public Offering, Volta completed the sale of 5,933,333 Private Warrants at a price of $1.50 per warrant in a private placement to Tortoise Borrower, generating gross proceeds of $8.9 million. Each whole Public Warrant and Private Warrant entitled the holder thereof to purchase one Class A Ordinary Share at an exercise price of $11.50 per share. Volta also issued a total of 8,625,000 Founder Shares in exchange for the payment of $25,000 of expenses by the Sponsor.

Upon the closing of the Initial Public Offering and the sale of the Private Warrants, $345.0 million ($10.00 per Unit) of the net proceeds was placed in the Trust Account, with Continental Stock Transfer & Trust Company acting as trustee, and was available to be invested in U.S. “government securities;” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in money market funds meeting certain conditions of paragraphs (d)(2), (d)(3) and (d)(4) of Rule 2a-7 promulgated under the Investment Company Act, which invests only in direct U.S. government treasury obligations, as determined by Volta, until the earlier of: (a) the completion of an Initial Business Combination and (b) the distribution of the Trust Account. As of June 30, 2021, there was $345.02 million held in the Trust Account. Volta has 24 months from the closing of the Initial Public Offering (by September 15, 2022), or 27 months from the closing of the Initial Public Offering (by December 15, 2022) if it has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering, but has not completed an initial business combination within such 24-month period to complete an initial business combination, which would include the Business Combination.

Legacy Volta, formed in Hawaii in 2010 and incorporated in Delaware on December 15, 2014, is headquartered in San Francisco, California. Legacy Volta is a holding company for its wholly-owned subsidiaries which are domiciled in California, Canada and Europe. Legacy Volta operates a managed network of charging stations for electric vehicles across the United States. Legacy Volta’s vision is to create EV charging networks that capitalize on and catalyze the shift from combustion-powered miles to electric miles by placing stations where drivers go, work, and shop. Legacy Volta’s revenue is derived by selling content on the charging network, monetizing the utilization of the stations, and selling, installing and maintaining charging stations.

The following pro forma condensed combined financial statements presented herein reflect the actual redemption of 24,222,287 shares of Class A Common Stock by Volta’s stockholders in conjunction with the stockholder vote on the Business Combination at a meeting held on August 31, 2021.

Description of the Business Combination

Upon the consummation of the Business Combination, Historical Rollover Shareholders received (or have the right to receive) shares of Volta Common Stock at a deemed value of $10.00 per share after giving effect to an exchange ratio of 1.2135, obtained by dividing (a) 130,000,000 by (b) the aggregate amount of Legacy Volta Outstanding Shares prior to the Business Combination. The amount of Legacy Volta Outstanding Shares, comprised of the total number of shares of Legacy Volta Common Stock outstanding immediately prior to the Business Combination, expressed on a fully-diluted and as-converted to Legacy Volta Common Stock basis, was 107,125,122 shares. Accordingly, 102,924,491 and 9,887,185 shares of Volta Class A Common Stock and Volta

Class B Common Stock, respectively, were issued and outstanding immediately after the consummation of the Business Combination. Furthermore, 36,425,551 and 135,923 shares of Volta Class A Common Stock and Volta Class B Common Stock, respectively, were reserved for the potential future issuance upon the exercise of Volta Options and Volta Warrants. An additional 10,500,000 shares of Volta Class B Common Stock were reserved for issuance upon the settlement of certain restricted stock units to be issued pursuant to Legacy Volta’s 2021 Founder Incentive Plan.

Each share of Legacy Volta Preferred Stock was converted into approximately 1.2135 shares of Class A common stock of Volta assuming the stock price of $10.00 per share, each share of Legacy Volta Class B Common Stock was converted into approximately 1.2135 shares of Class A common stock of Volta, assuming the stock price of $10.00 per share and each share of Legacy Volta Class A Common Stock was converted into approximately 1.2135 shares of Class B common stock of Volta, assuming the stock price of $10.00 per share based on the determined exchange ratio.

In addition, in connection with the Business Combination, Volta proposed and approved three incentive plans, the 2021 Plan, the Founder Plan, and the ESPP, which became effective upon closing of the Business Combination, in place of the existing Legacy Volta Option Plan. The purpose of the 2021 Plan and the Founder Plan is to provide eligible employees, directors, consultants and the founders the opportunity to receive stock-based incentive awards in order to encourage them to contribute materially to Volta’s growth and to align the economic interests of such persons with those of its stockholders. The purpose of the ESPP Plan is to allow eligible employees or eligible service providers the right to purchase shares of Volta Class A Common Stock through payroll deductions to further incentivize them to contribute to Volta’s growth and to align the economic interest of such persons or service providers with those of its stockholders. The financial impact of the 2021 Plan, the Founder Plan, and the ESPP has not been included in the unaudited pro forma condensed combined financial statement as it cannot be reliably estimated at this stage.

The following summarizes the pro forma shares of Volta Common Stock outstanding at the closing of the Business Combination, excluding the potential dilutive effect of the exercise of Volta Warrants:

	Pro Forma Combined
	Shares Outstanding	%
Volta Class A Common Stock
Legacy Volta stockholders(1)	102,924,491	63.6%
Volta Class A stockholders	10,277,713	6.4%
Volta Class B stockholders	8,625,000	5.3%
Shares issued to PIPE Investors	30,000,000	18.6%
Volta Class A Common Stock	151,827,204	93.9%

Volta Class B Common Stock
Legacy Volta Historical Rollover Stockholders(2)	9,887,185	6.1%
Total Shares of Volta Class A Common Stock & Volta Class B Common Stock Outstanding At Closing	161,714,389	100%

____________

(1)      Includes Legacy stockholders of Legacy Volta Class B Common Stock and Legacy Volta Preferred Stock (on an as-converted basis).

(2)      Includes Legacy stockholders of Legacy Volta Class A Common Stock (on an as-converted basis).

Basis for Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786. The unaudited pro forma condensed combined balance sheet as of June 30, 2021 and the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2021 and for the year ended December 31, 2020, are based on the historical financial statements of Volta (as restated) and Legacy Volta.

The adjustments in the unaudited pro forma condensed combined financial information are based on information currently available and have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of Volta upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Volta following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Volta and Legacy Volta have not had any historical relationship prior to the transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2021

(In U.S. dollars, except share data)

	Legacy Volta (Historical)	Legacy Volta Pro Forma Adjustments	Legacy Volta As Adjusted	Volta (Historical)	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash	$24,030,717	$—	$24,030,717	$207,310	$—		$344,940,584	(A)	$369,178,611
Accounts receivable, net of allowance	8,183,388	—	8,183,388	—	—		—		8,183,388
Inventory	5,000,262	—	5,000,262	—	—		—		5,000,262
Prepaid partnership costs – current	9,241,541	—	9,241,541	—	—		—		9,241,541
Prepaid expenses and other current assets	8,188,495	—	8,188,495	—	361,499	(C)	(6,426,808)	(G)	2,123,186
Prepaid expenses	—	—	—	361,499	(361,499)	(C)	—		—
Total current assets	54,644,403	—	54,644,403	568,809	—		338,513,776		393,726,988

Operating lease right-of-use asset, net	55,087,067	—	55,087,067	—	—		—		55,087,067
Property and equipment, net	61,188,136	—	61,188,136	—	—		—		61,188,136
Notes Receivable – employee	9,358,913	—	9,358,913	—	—		(9,262,693)	(I)	96,220
Other non-current assets	318,840	—	318,840	—	—		—		318,840
Prepaid partnership costs – non-current	368,878	—	368,878	—	—		—		368,878
Intangibles assets, net	1,046,575	—	1,046,575	—	—		—		1,046,575
Goodwill	221,090	—	221,090	—	—		—		221,090
Cash held in Trust Account	—	—	—	345,016,637	—		(345,016,637)	(B)	—
Total assets	182,233,902	—	182,233,902	345,585,446	—		(15,765,554)		512,053,795

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	20,867,142	—	20,867,142	3,327,306	—		(3,234,925)	(G)	20,959,523
Note payable – related party	—	—	—	600,000	—		(600,000)	(H)	—
Accounts payable – due to related party	—	—	—	—	—		—		—
Accrued expenses and other current liabilities	13,918,456	—	13,918,456	—	900,000	(C)	(900,000)	(G)	13,918,456
Operating lease liability – current portion	8,465,597	—	8,465,597	—	—		—		8,465,597
Deferred revenue	7,223,840	—	7,223,840	—	—		—		7,223,840
Term loans payable – current	19,526,633	—	19,526,633	—	—		—		19,526,633
Accrued expenses	—	—	—	900,000	(900,000)	(C)	—		—
Total current liabilities	70,001,668	—	70,001,668	4,827,306	—		(4,734,925)		70,094,049

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2021 — (Continued)

(In U.S. dollars, except share data)

	Legacy Volta (Historical)	Legacy Volta Pro Forma Adjustments	Legacy Volta As Adjusted	Volta (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments		Pro Forma Combined
Term loans payable, net of unamortized debt issuance costs and current term loan payable	31,660,519	—	31,660,519	—	—	—		31,660,519
Operating lease liability – non-current portion	42,172,215	—	42,172,215	—	—	—		42,172,215
Other non-current liabilities	6,924,027	—	6,924,027	—	—	—		6,924,027
Deferred legal fees	—	—	—	150,000	—	(150,000)	(E)	—
Deferred underwriting commissions	—	—	—	12,075,000	—	(12,075,000)	(D)	—
Derivative warrant liabilities	—	—	—	31,591,580	—	—		31,591,580
Total liabilities	150,758,429	—	150,758,429	48,643,886	—	(16,959,925)		182,442,390

Volta Class A Ordinary Shares subject to possible redemption at $10.00 per share	—	—	—	291,941,550	—	(291,941,550)	(F)	—
Legacy Volta Redeemable convertible Preferred Stock	210,029,724	—	210,029,724	—	—	(210,029,724)	(F)	—
STOCKHOLDERS’ EQUITY (DEFICIT)
Volta Class A Ordinary Shares, $0.0001 par value	—	—	—	531	—	(531)	(F)	—
Volta Class B Ordinary Shares, $0.0001 par value	—	—	—	863	—	(863)	(F)	—
Volta Class A Common Stock	—	—	—	—	—	15,182	(F)	15,182
Volta Class B Common Stock	—	—	—	—	—	989	(F)	989
Legacy Volta Common Stock	3,000	—	3,000	—	—	(3,000)	(F)	—
Additional paid-in capital	62,340,384	—	62,340,384	24,916,625	—	485,552,079	(F)	572,809,088
Accumulated deficit	(240,897,635)	—	(240,897,635)	—	—	(2,316,220)	(F),(G)	(243,213,855)
Retained earnings (accumulated deficit)	—	—	—	(19,918,009)	—	19,918,009	(F)	—
Total stockholders’ equity (deficit)	(178,554,251)	—	(178,554,251)	5,000,010	—	503,165,645		329,611,404
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$182,233,902	$—	$182,233,902	$345,585,446	$—	$(15,765,554)		$512,053,794

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2021

(In U.S. dollars, except share and per share data)

	Legacy Volta Six Months Ended June 30, 2021 (Historical)	Legacy Volta Pro Forma Adjustments	Legacy Volta As Adjusted	Volta Six Months Ended June 30, 2021 (Historical)	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma Combined
REVENUES
Service revenue	$11,056,516	$—	$11,056,516	$—	$—		$—		$11,056,516
Product revenue	299,037	—	299,037	—	—		—		299,037
Other revenue	327,000	—	327,000	—	—		—		327,000
Total revenues	11,682,553	—	11,682,553	—	—		—		11,682,553

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	9,740,451	—	9,740,451	—	—		—		9,740,451
Costs of products (exclusive of depreciation and amortization shown below)	456,946	—	456,946	—	—		—		456,946
General and administrative expenses	—	—	—	5,431,804	(5,431,804)	(AA)	—		—
Administrative expenses – related party	—	—	—	60,000	(60,000)	(AA)	—		—
Selling, general and administrative	78,208,695	—	78,208,695	—	5,491,804	(AA)	—		83,700,499
Depreciation and amortization	4,696,068	—	4,696,068	—	—		—		4,696,068
Other operating expenses	923,542	—	923,542	—	—		—		923,542
Total costs and expenses	94,025,702	—	94,025,702	5,491,804	—		—		99,517,506
Loss from operations	(82,343,149)	—	(82,343,149)	(5,491,804)	—		—		(87,834,953)

OTHER EXPENSES
Interest expenses, net	3,332,601	—	3,332,601	—	—		—		3,332,601
Other expenses, net	160,844	—	160,844	—	—		—		160,844
Change in fair value of derivative warrant liabilities	—	—	—	(13,600,570)	—		—		(13,600,570)
Net gain from investments held in Trust Account	—	—	—	(16,637)	—		16,637	(BB)	—
Total other expenses	3,493,445	—	3,493,445	(13,617,207)	—		16,637		(10,107,125)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the six months ended June 30, 2021 — (Continued)

(In U.S. dollars, except share and per share data)

	Legacy Volta Six Months Ended June 30, 2021 (Historical)	Legacy Volta Pro Forma Adjustments	Legacy Volta As Adjusted	Volta Six Months Ended June 30, 2021 (Historical)	Reclassification Adjustments	Transaction Accounting Adjustments	Pro Forma Combined
INCOME (LOSS) BEFORE INCOME TAXES	(85,836,594)	—	(85,836,594)	8,125,403	—	(16,637)	(77,727,828)
Income tax expenses	23,830	—	23,830	—	—	—	23,830
NET INCOME (LOSS)	$(85,860,424)	$—	$(85,860,424)	$8,125,403	$—	$(16,637)	$(77,751,658)

EARNINGS PER SHARE(1)
Weighted-average Class A Common Stock outstanding, basic and diluted	6,373,206			34,500,000			151,827,204
Net loss per Class A Common Stock, basic and diluted	$(6.07)			$—			$(0.48)
Weighted-average Class B Common Stock outstanding, basic and diluted	7,779,617			8,625,000			9,887,185
Net loss per Class B Common Stock, basic and diluted	$(6.07)			$0.94			$(0.48)

____________

(1)                          For more information on Legacy Volta Earnings Per Share and Volta Earnings Per Share, see Legacy Volta’s historical unaudited condensed consolidated financial statements for the six-months ended June 30, 2021 and the related notes thereto contained elsewhere in this prospectus and Volta’s historical unaudited condensed financial statements for the six-months ended June 30, 2021 and the related notes thereto incorporated by reference, respectively.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the period ended December 31, 2020

(In U.S. dollars, except share and per share data)

	Legacy Volta Year Ended December 31, 2020 (Historical)	Legacy Volta Pro Forma Adjustments	Legacy Volta As Adjusted	Volta for the period from July 24, 2020 (inception) through December 31, 2020 (As restated)	Reclassification Adjustments		Transaction Accounting Adjustments		Pro Forma Combined
REVENUES
Service revenue	$15,719,852	$—	$15,719,852	$—	$—		—		$15,719,852
Product revenue	2,891,854	—	2,891,854	—	—		—		2,891,854
Other revenue	838,719	—	838,719	—	—		—		838,719
Total revenues	19,450,425		19,450,425	—	—		—		19,450,425

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	17,386,477	—	17,386,477	—	—		—		17,386,477
Costs of products (exclusive of depreciation and amortization shown below)	4,450,224	—	4,450,224	—	—		—		4,450,224
General and administrative expenses	—	—	—	326,955	(326,955)	(AA)	—		—
Administrative expenses – related party	—	—	—	36,667	(36,667)	(AA)	—		—
Selling, general and administrative	44,079,959	—	44,079,959	—	363,622	(AA)	2,316,220	(CC)	46,759,801
Depreciation and amortization	6,468,791	—	6,468,791	—	—		—		6,468,791
Other operating expenses	16,079	—	16,079	—	—		—		16,079
Total costs and expenses	72,401,530	—	72,401,530	363,622	—		2,316,220		75,081,372
Loss from operations	(52,951,105)	—	(52,951,105)	(363,622)	—		(2,316,220)		(55,630,947)

OTHER EXPENSES
Interest expenses, net	18,360,506	—	18,360,506	—	—		—		18,360,506
Other expenses, net	998,170	—	998,170	—	611,620	(AA)	—		1,609,790
Change in fair value of derivative warrant liabilities	—	—	—	27,068,170	—		—		27,068,170
Financing costs	—	—	—	611,620	(611,620)	(AA)	—		—
Total other expenses	19,358,676	—	19,358,676	27,679,790	—		—		47,038,466
LOSS BEFORE INCOME TAXES	(72,309,781)	—	(72,309,781)	(28,043,412)	—		(2,316,220)		(102,669,413)
Income tax expenses	9,096	—	9,096	—	—		—		9,096
NET LOSS	$(72,318,877)	$—	$(72,318,877)	$(28,043,412)	$—		$(2,316,220)		$(102,678,509)

EARNINGS PER SHARE(2)
Weighted-average Class A Common Stock outstanding, basic and diluted	6,373,206			34,500,000					174,365,276
Net loss per Class A Common Stock, basic and diluted	$(9.39)			$—					$(0.55)
Weighted-average Class B Common Stock outstanding, basic and diluted	1,332,295			8,625,000					11,431,899
Net loss per Class B Common Stock, basic and diluted	$(9.39)			$(3.25)					$(0.55)

____________

(2)         For more information on Legacy Volta Earnings Per Share and Volta Earnings Per Share, see Legacy Volta’s historical audited consolidated financial statements for the year ended December 31, 2020 and the related notes thereto contained elsewhere in this prospectus and Volta’s audited financial statements for the year ended December 31, 2020 and the related notes thereto incorporated by reference, respectively.

Note 1 — Basis of Presentation

The pro forma adjustments have been prepared as if the Business Combination (including, for the avoidance of doubt, the Conversion and the Domestication) had been consummated on June 30, 2021 in the case of the unaudited pro forma condensed combined balance sheet and on January 1, 2020, the beginning of the earliest period presented, in the case of the unaudited pro forma condensed combined statement of operations. The unaudited pro forma condensed combined financial information has been prepared assuming the following methods of accounting in accordance with U.S. GAAP.

Notwithstanding the legal form of the Business Combination pursuant to the Business Combination Agreement, the Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Volta is treated as the “acquired” company and Legacy Volta is treated as the acquirer for financial statement reporting purposes. Legacy Volta has been determined to be the accounting acquirer based on an evaluation of the following facts and circumstances:

•        Legacy Volta’s existing stockholders hold the majority of the ownership and voting rights. The relative voting rights is equivalent to equity ownership (each share of Volta Class A Common Stock has one vote per share), except for Volta Class B Common Stock, which carry ten votes per share. Volta shareholders (IPO investors, founders, and PIPE investors) hold 19.5% voting interest compared to Legacy Volta’s 80.5% voting interest.

•        The Volta Board is composed of eight directors, with former Legacy Volta stockholders having the ability to elect or appoint a majority of the directors.

•        Legacy Volta’s senior management are the majority of the senior management of Volta.

•        The combined company has assumed the Legacy Volta name.

Accordingly, for accounting purposes, the financial statements of Volta will represent a continuation of the financial statements of Legacy Volta with the acquisition being treated as the equivalent of Legacy Volta issuing stock for the net assets of Volta, accompanied by a recapitalization. The net assets of Volta will be stated at historical cost, with no goodwill or other intangible assets recorded.

One-time direct and incremental transaction costs incurred prior to, or concurrent with, the consummation of the Business Combination are reflected in the unaudited pro forma condensed combined balance sheet as a direct reduction to Volta additional paid-in capital and are assumed to be cash settled.

The unaudited pro forma condensed combined balance sheet as of June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        Volta’s unaudited condensed balance sheet as of June 30, 2021 and the related notes incorporated by reference; and

•        Legacy Volta’s unaudited condensed consolidated balance sheet as of June 30, 2021 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2021 has been prepared using, and should be read in conjunction with, the following:

•        Volta’s unaudited statement of operations for the six months ended June 30, 2021 and the related notes incorporated by reference; and

•        Legacy Volta’s unaudited consolidated statement of operations for the six months ended June 30, 2021 and the related notes included elsewhere in this prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:

•        Volta’s audited statement of operations for the period from July 24, 2020 (inception) through December 31, 2020 (as restated) and the related notes incorporated by reference; and

Legacy Volta’s audited consolidated statement of operations for the year ended December 31, 2020 and the related notes incorporated by reference.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The unaudited pro forma condensed combined adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at the time, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

Based on its initial analysis, management did not identify any differences in accounting policies between Volta and Legacy Volta that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies. Upon consummation of the Business Combination, Volta’s management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, Volta’s management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Volta.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Volta. They should be read in conjunction with the historical financial statements and notes thereto of Volta and Legacy Volta included elsewhere in this prospectus.

In May 2020, the Commission adopted Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 became effective on January 1, 2021. This Pro Forma financial information is presented in accordance with the guidance in Release No. 33-10786.

Note 2 — 2Predict Transaction

On April 21, 2021, Legacy Volta acquired 2Predict. The purchase price of 2Predict consisted of: (i) cash consideration of $0.2 million, and (ii) equity consideration of 150,134 shares of Class B Common Stock valued at $8.13 per share, for a total of $1,221,090. For the aggregate purchase price of $1,421,090, Legacy Volta received $1,200,000 in developed software and $221,090 in goodwill. Because the total assets of 2Predict represented less than 1% of Legacy Volta’s total assets, the transaction was deemed immaterial by Legacy Volta and no separate audited or pro forma financials were prepared for the 2Predict acquisition. As such, no adjustments in relation to the acquisition of 2Predict were considered in the Pro Forma financial statements presented above.

Please refer to Note 4 — “Acquisitions” in Legacy Volta’s historical condensed consolidated financial statements and the related notes included elsewhere in this prospectus for further details on Legacy Volta’s acquisition of 2Predict.

Note 3 — Pro Forma Adjustments

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021:

(A) The following table represents the sources and uses of cash as it relates to the Business Combination:

	Note
Cash balance of Volta prior to Business Combination		$207,310
Cash balance of Legacy Volta prior to Business Combination		24,030,717

Transaction Accounting Adjustments
Volta Cash held in Trust Account	(1)	345,016,637
Actual redemptions	(2)	(242,236,609)
Proceeds from PIPE Financing	(3)	300,000,000
Payment of Volta related party note payable	(4)	(600,000)
Payment of transaction costs	(5)	(40,879,481)
Payment of Volta Accounts Payable/Accrued Expenses	(6)	(4,134,925)
Payment of deferred underwriting commissions	(7)	(12,075,000)
Payment of deferred legal fees	(8)	(150,000)
Payoff of Director’s promissory notes	(9)	(38)
Total Transaction Accounting Adjustments		$344,940,584

Total cash balance after the Business Combination		$369,178,611

(1) Reflects the release of cash equivalents held in the Trust Account inclusive of accrued interest and to reflect that the cash equivalents are available to effectuate the Business Combination.

(2) Represents the payment to redeem Class A ordinary shares.

(3) Reflects the net proceeds of $300.0 million from the issuance and sale of 30.0 million shares of Volta Class A Common Stock at $10.00 per share in the PIPE Financing pursuant to the Subscription Agreements.

(4) Reflects payment of Volta related party note payable.

(5) Reflects payment of transaction costs.

(6) Reflects the payment of the Accounts Payable balance of Volta related to Transaction costs.

(7) Represents the payment of deferred underwriting costs incurred as part of the Volta IPO.

(8) Reflects the payment of deferred legal fees incurred as part of the Volta IPO.

(9) Represents the residual cash portion of the Director’s promissory note payoff.

(B) Represents release of the restricted cash held in the Trust Account upon consummation of the Business Combination to fund the closing of the Business Combination.

(C) Reflects the reclassification of Volta’s accrued expenses and prepaid expenses to align with the balance sheet presentation of Legacy Volta.

(D) Represents the payment of deferred underwriting commissions costs incurred by Volta in consummating its Initial Public Offering.

(E) Represents the payment of deferred legal fee costs incurred by Volta in consummating its Initial Public Offering.

(F) The following table represents the impact of the Business Combination on the number of shares of Volta Class A Common Stock and Volta Class B Common Stock, and represents the total equity of Volta post Business Combination:

	Common Stock
	Number of Shares				Par Value
	Class A Ordinary Shares	Class B Ordinary Shares	Volta Class A Common Stock	Volta Class B Common Stock	Class A Ordinary Shares	Class B Ordinary Shares	Volta Class A Common Stock	Volta Class B Common Stock	Stockholders’ Equity (Legacy Volta)	Additional Paid in Capital	Retained Earnings (Volta)	Accumulated Deficit
Pre-Business Combination – Volta permanent equity	29,194,155	8,625,000			$2,919	$863				$24,916,625	$(19,918,009)
Pre-Business Combination – Volta temporary equity	5,305,845				$531
Less redemption of Class A Ordinary shares	(24,222,287)				$(2,423)					$(242,234,186)
Conversion of Class B Ordinary Shares to Class A Ordinary Shares	8,625,000	(8,625,000)			$863	$(863)
Conversion of Class A Ordinary Shares to Volta Class A Common Stock	(18,902,713)		18,902,713		$(1,890)		$1,890
Private Placement			30,000,000				$3,000			$299,997,000
Shares issued to Legacy Volta stockholders as consideration in Business Combination			102,924,491	9,887,185			$10,292	$989		$(11,281)
Legacy Volta Series A Preferred Stock outstanding (comprised of 66,927,034 shares)									$210,029,724
Legacy Volta Common Stock outstanding (comprised of 9,485,479 Class A and 17,692,588 Class B)									$3,000
Payoff of Director’s promissory notes									$8,509	$(9,271,241)
Pre-Business Combination – Legacy Volta										$62,340,384		$(240,897,635)
Balances after share exchanges in Business Combination	—	—	151,827,204	9,887,185	$—	$—	$15,182	$989	$210,041,233	$135,737,301	$(19,918,009)	$(240,897,635)
Elimination of historical retained earnings of Volta										$(19,918,009)	$19,918,009
Payment of transaction costs										$(47,306,288)
Reclassification of transaction costs related to liability classified instruments										$2,316,220		$(2,316,220)
Reclassification of Volta Class A Ordinary Shares subject to possible redemption										$291,938,631
Elimination of historical Legacy Volta Stockholders’ Preferred Stock									$(210,029,724)	$210,029,724
Elimination of historical Legacy Volta Stockholders’ Common Stock									$(11,509)	$11,509
Post-Business Combination Volta	—	—	151,827,204	9,887,185	$—	$—	$15,182	$989	$—	$572,809,088	$—	$(243,213,855)

(G) Reflects the non-recurring transaction expenses recorded by Volta and Legacy Volta, including $3,234,925 and $900,000 of Volta accrued transaction expenses recognized in accounts payable and accrued expenses, respectively, and $6,426,808 of deferred transaction costs that were recognized in other current assets by Legacy Volta.

(H) Represents the $600,000 repayment of Working Capital Loans under the May 2021 Promissory Note to the Sponsor, which is due and payable upon the earlier of the consummation of the Business Combination and the effective date of dissolution.

(I) Represents the net effect of options previously not recognized as exercised (due to being pledged under partial recourse notes) and the shares forfeited to settle the notes.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(AA) Reflects the reclassification of Volta Administrative expenses — related party, general and administrative expenses and financing costs to align with the statement of operations presentation of Legacy Volta.

(BB) Represents the elimination of the net gain on investments held in the Trust Account to close the Business Combination.

(CC) Reflects the pro rata allocation of transaction costs related to liability classified instruments.

COMPARATIVE SHARE INFORMATION

The following table sets forth summary historical comparative share information for Volta and Legacy Volta, respectively, and unaudited pro forma condensed combined per share information of Volta after giving effect to the Business Combination.

The pro forma book value information reflects the Business Combination as if it had occurred on June 30, 2021. The pro forma weighted average shares outstanding and net loss per share information reflect the Business Combination as if it had occurred on January 1, 2020.

This information is only a summary and should be read in conjunction with the historical financial statements of Volta and Legacy Volta and related notes included elsewhere in this prospectus. The unaudited pro forma combined per share information of Volta and Legacy Volta is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this prospectus in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma combined income (loss) per share information below does not purport to represent the income (loss) per share which would have occurred had the companies been combined during the periods presented, nor earnings per share for any future date of period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of Volta and Legacy Volta would have been had the companies been combined during the periods presented.

	Volta (Historical)	Legacy Volta (Historical)	Pro Forma(3) Combined
As of and for the Six Months Ended June 30, 2021(1)
Book Value per share – Class A Ordinary Shares(2)	$0.94
Book Value per share – Class A Common Stock and Class B Common Stock(2)		$(6.57)	$2.04
Net income (loss) per Class A Ordinary Share – basic and diluted	$—
Weighted average outstanding Class A Ordinary Shares – basic and diluted	34,500,000
Net loss per Class B Ordinary Share – basic and diluted	$0.94
Weighted average outstanding Class B Ordinary Shares – basic and diluted	8,625,000
Net loss per Class A Common Stock – basic and diluted		$(6.07)	$(0.48)
Weighted average outstanding Class A Common Stock – basic and diluted		6,373,206	151,827,204
Net loss per Class B Common Stock – basic and diluted		$(6.07)	$(0.48)
Weighted average outstanding Class B Common Stock – basic and diluted		7,779,617	9,887,185

	Volta (Historical)	Legacy Volta (Historical)	Pro Forma(3) Combined
As of and for the Year Ended December 31, 2020(1)
Book Value per share – Class A Ordinary Shares(2)	$0.82
Book Value per share – Class A Common Stock and Class B Common Stock(2)		$(6.97)	$3.33
Net income (loss) per Class A Ordinary Share – basic and diluted	$—
Weighted average outstanding Class A Ordinary Shares – basic and diluted	34,500,000
Net loss per Class B Ordinary Share – basic and diluted	$(3.25)
Weighted average outstanding Class B Ordinary Shares – basic and diluted	8,625,000
Net loss per Class A Common Stock – basic and diluted		$(9.39)	$(0.55)
Weighted average outstanding Class A Common Stock – basic and diluted		6,373,206	174,365,276
Net loss per Class B Common Stock – basic and diluted		$(9.39)	$(0.55)
Weighted average outstanding Class B Common Stock – basic and diluted		1,332,295	11,431,899

____________

(1)      There were no cash dividends declared in the periods presented.

(2)      Book value per share is calculated as (a) total permanent equity divided by (b) the total number of Class A Ordinary Shares or total Legacy Volta Class A Common Stock and Legacy Volta Class B Common Stock outstanding classified in permanent equity, as applicable.

(3)      As of June 30, 2021 and December 31, 2020, the outstanding shares of Volta Class A Common Stock and Volta Class B Common Stock are assumed to be outstanding for the full six months ended June 30, 2021 and the full fiscal year of 2020.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion and analysis provides information which Volta’s management believes is relevant to an assessment and understanding of its consolidated results of operations and financial condition. You should read the following discussion and analysis of Volta’s financial condition and results of operations together with the section entitled “Summary of the Proxy Statement/Prospectus — Selected Historical Financial Data of Volta” and Volta’s unaudited consolidated financial statements and the related notes thereto for the six months ended June 30, 2021 and June 30, 2020 and audited consolidated financial statements and the related notes thereto for the years ended December 31, 2020 and December 31, 2019 included elsewhere in this prospectus or in the Proxy Statement/Prospectus incorporated herein by reference. This discussion and analysis should also be read together with the unaudited pro forma condensed combined financial information as of and for the year ended December 31, 2020 and the six month period ended June 30, 2021 and the accompanying notes thereto included elsewhere in this prospectus. See the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

Introduction

This Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta (“Volta MD&A”) is a supplement to Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month period ended June 30, 2021 included elsewhere in this prospectus or in the Proxy Statement/Prospectus incorporated herein by reference and provides additional information on its business, recent developments, financial condition, liquidity and capital resources, cash flows and results of operations. The Volta MD&A is organized as follows:

•        Business Overview:    This section provides a general description of Volta’s business, a discussion of Volta management’s general outlook regarding market demand, Volta’s competitive position and product innovation, as well as recent developments Volta management believes are important in understanding Volta’s results of operations and financial condition or in understanding anticipated future trends.

•        Basis of Presentation:    This section provides a discussion of the basis on which Volta’s audited consolidated financial statements were prepared.

•        Results of Operations:    This section provides an analysis of Volta’s results of operations for the three-month periods and six-month periods ended June 30, 2021 and June 30, 2020, and the years ended December 31, 2020 and December 31, 2019.

•        Liquidity and Capital Resources:    This section provides a discussion of Volta’s financial condition and an analysis of its cash flows for the six-month periods ended June 30, 2021 and June 30, 2020, and the years ended December 31, 2020 and December 31, 2019. This section also provides a discussion of Volta’s contractual obligations, and other purchase commitments that existed at June 30, 2021, as well as a discussion of its ability to fund its future commitments and ongoing operating activities through internal and external sources of capital.

•        Critical Accounting Policies and Estimates:    This section identifies and summarizes those accounting policies that significantly impact Volta’s reported results of operations and financial condition, and require significant judgment or estimates on the part of Volta management in their application.

Business Overview

Volta’s mission is to build the fueling infrastructure of the future. Volta’s vision is to create an EV charging network that capitalizes on and catalyzes the shift from combustion-powered miles to electric miles by placing stations in public locations that match the behavior and commerce of visitors to its host sites. By leveraging a data-driven understanding of driver behavior to deliver EV charging solutions that fit seamlessly into drivers’ daily routines, Volta’s goal is to benefit the entire ecosystem of drivers, brands and its commercial partners. As part of Volta’s unique EV charging offering, its charging stations allow it to enhance its site hosts’ and strategic partners’ core commercial interests, creating a new means for them to benefit from the transformative shift to electric mobility.

Volta’s business entails partnering with real estate and retail partners with national and regional multi-site portfolios of commercial and retail properties, as well as municipalities and local business owners, to locate and deploy its EV charging stations in premier locations. The site hosts Volta partners which span a wide array of industries and locations, including retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. Volta generally signs long-term contracts to locate its charging stations at site host properties and grows its footprint over time as its station utilization justifies further capital investment in its EV charging infrastructure. Volta also sells charging stations to certain business partners, while continuing to perform related installation, operation and maintenance services. For both Volta-owned and partner-owned charging stations, Volta sells media display time on the charging stations’ digital displays to its media and advertising partners. In addition, while Volta currently provides sponsored charging services to drivers that use its charging stations, Volta intends to introduce a pay-for-use charging model in the future. As of June 30, 2021, Volta had installed over 1,900 chargers across 26 territories and states that have generated over 200,000 charging sessions per month, forming one of the most utilized charging networks in the United States.

Volta’s unique business model aims to maximize deployment of capital to deliver compelling value per unit and dollars per mile of capital invested. Volta’s current business model is capable of generating revenue from multiple sources, including: Behavior and Commerce, Network Development, Charging Network Operations and Network Intelligence.

•        Behavior and Commerce revenue is derived from the sale of advertising to Volta partners that purchase media display time on its content-driven charging stations to conduct their media and advertising campaigns to generate commerce or influence targeted driver behavior.

•        Network Development revenue is generated by providing installation, operating and maintenance services, and the sale of Volta’s charging products to select site hosts. Network Development revenue is also generated from contracts with utility companies for the sale of installed electrical infrastructure. Volta’s Network Development customers consist of select site hosts that purchase Volta charging stations and receive associated installation and maintenance services and utility companies with whom Volta contracts to perform electrical infrastructure development activities. Currently, there is immaterial overlap between Volta’s Behavior and Commerce and Network Development customers.

•        Charging Network Operations revenue is generated by tracking the delivery of electricity through the use of Volta’s charging stations, generating LCFS credits which Volta sells to third parties under the regulatory framework currently in effect. To the extent Volta implements pay-for-use charging features in the future, Volta anticipates that its “Charging Network Operations” revenue will also include fees received for its paid charging services and that its Charging Network Operations customers will include drivers that utilize Volta’s paid charging services.

•        Network Intelligence revenue consists of license or service fees from the sale of Volta’s proprietary software tools related to its EV charging network analysis. Volta offers access to the PredictEVTM tool, a machine-learning built software tool that Volta uses for network planning, to utility companies, channel partners and other third parties as a SaaS offering to help them assess the impact that EV adoption and the shift to electric mobility will have on electricity demand in their service areas.

Executive Overview

Volta seeks to capitalize on the transformational EV market megatrends, while simultaneously leveraging a differentiated business model that provides a competitive advantage. Combining an understanding of the electric charging revolution to develop and deploy its charging stations, a sustained awareness of behavioral trends to better provide value for its media and advertising partners and advanced proprietary data software to facilitate its charging network planning and expansion efforts, Volta benefits from the multiple revenue streams described above to diversify and enhance its financial performance.

Volta intends to continue to leverage its competitive strengths to scale its network of EV charging offerings and drive stakeholder value through the acceleration of new and enhanced product offerings, investing in sales and marketing efforts, targeting expansion in existing and new markets, including strategic acquisition opportunities, and by developing loyalty programs, similar to rewards programs, that complement our site hosts’ and retail partners’ programs and promote sustainability and detailed utilization metrics. Additionally, Volta expects to capitalize on its PredictEVTM network planning tool to drive revenue growth in network intelligence.

In addition to offering our proprietary network planning tool, PredictEVTM, to various partners, Volta expects to maximize the use of PredictEVTM as a data-driven approach to expand its EV charging network, as well as to continue building loyalty programs for its site hosts and partners. The development and operation of a comprehensive, highly reliable charging network enables Volta to focus on the commerce-driven elements of the shift to electric mobility.

Total revenue for the three month period ended June 30, 2021 was $6.9 million, whereas total revenue for the three month period ended June 30, 2020 was $2.4 million, representing an increase of 192%. Volta generated total revenues of $11.7 million for the six month period ended June 30, 2021, representing an increase of 86%, as compared with the $6.3 million generated for the six month period ended June 30, 2020. Volta generated total revenues of $19.5 million for the year ended December 31, 2020, representing an increase of 27%, as compared with the $15.3 million generated for the year ended December 31, 2019.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $(16.4) million for the three month period ended June 30, 2021, whereas EBITDA for the three month period ended June 30, 2020 was $(8.5) million. EBITDA was $(77.8) million for the six month period ended June 30, 2021, whereas EBITDA for the six month period ended June 30, 2020 was $(19.1) million. EBITDA was $(47.5) million for the year ended December 31, 2020, whereas EBITDA was $(32.0) million for the year ended December 31, 2019. The changes in EBITDA were primarily driven by Network Development expansion and its related costs.

Information regarding use of EBITDA, a non-GAAP measure, and a reconciliation of EBITDA to net income, the most comparable GAAP measure, is included below in the subsection entitled “Non-GAAP Financial Measures.”

Volta’s financial results for the three-months ended and six-months ended June 30, 2021 and June 30, 2020 and for the years ended December 31, 2020 and December 31, 2019 take into account and give effect to Volta’s voluntary early adoption of ASC 842. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Volta” and the audited financial statements of Volta for the years ended December 31, 2020 and December 31, 2019 included elsewhere in this prospectus or in the Proxy Statement incorporated herein by reference for additional information.

Acquisitions

Effective April 21, 2021, Volta purchased all the intellectual property of 2Predict from a related party Praveen Mandal, Chief Technology Officer of Volta. The total purchase consideration was $1.4 million. As a result of the acquisition, Volta will further expand their technology through 2Predict’s team of experts in advanced machine learning solutions.

Please refer to Note 4, “Acquisitions,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus or in the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Key Performance Measures

Volta management reviews certain key performance measures, discussed below, to evaluate its business and results of operations, measure performance, identify trends, formulate plans and make strategic decisions. Volta management believes that the presentation of such metric is useful to Volta’s investors and counterparties because they are used to measure and benchmark the performance of companies, such as Volta and its peers.

Total Stations Installed, including Site Partners

Volta management defines “Total Stations Installed” as the total size of its installed charging network at the end of the period, including Volta-owned and network partner-owned charging stations. Volta’s management uses Total Stations Installed for internal network planning and forecasting purposes, including to evaluate the potential Behavior and Commerce revenue generating capacity of its charging network, which is generated through delivery of content by Volta’s partners across both Volta-owned and its network partner-owned charging stations. In addition, Total Stations Installed provides the basis for Volta’s assessment of its charging network operations as well. Volta believes that this performance measure provides meaningful, supplemental information regarding the Volta charging network that helps illustrate trends in its business and operating performance. Volta believes that this performance measure is helpful to its investors as it is used by management in assessing the growth of the Volta charging network.

However, this information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for the financial and other information presented in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference. In addition, other companies, including companies in Volta’s industry, may calculate similarly-titled performance measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of this performance measure as a tool for comparison.

The following table sets forth this key performance measure, together with total revenue, for the six months ended June 30, 2021 and June 30, 2020, and the years ended December 31, 2020 and December 31, 2019:

	Six Months Ended June 30,		Years Ended Decembers 31,
	2021	2020	2020	2019
Total revenue	$11,682,553	$6,280,472	$19,450,425	$15,265,609
Total stations installed, including site partners	1,919	1,251	1,593	1,131

For more information on the increase of total revenue, refer to the subsection entitled “Results of Operations” below.

Key Factors Affecting Operational Results

Volta’s future operating results and cash flows are dependent upon a number of opportunities, challenges and other factors, including macroeconomic conditions, human resources, customer retention, adoption of EVs and related technology, regulatory environment, competition, and installation and construction costs.

Macroeconomic Conditions

Volta derives a significant portion of its revenues from providing paid content on its EV charging stations. Current or prospective buyers’ spending priorities could be altered by a decline in the economy in general, the economic prospects of such buyers’, and/or the economy of any individual geographic market or industry. Any such changes, particularly a market in which Volta conducts a substantial portion of its business or an industry from which it derives a significant portion of its content, could adversely affect Volta’s revenues. Additionally, disruptions to buyers’ product plans or launches could affect revenue.

Volta is dependent upon the availability of electricity at its current and future charging sites. Increases in electricity costs, the need to upgrade or bring in additional power infrastructure at locations, delays, new or increased taxation, power shortages and/or other restrictions on the availability or cost of electricity could adversely affect Volta’s business, financial condition and results of operations.

Human Resources

Volta’s ability to achieve revenue growth, profitability and expand its charging network and strategic content partnerships to achieve broader market acceptance will depend on its ability to effectively expand its sales, content, marketing, technology and operational teams and capabilities. Volta’s success depends, in part, on its continuing ability to identify, hire, attract, train, develop and retain highly qualified personnel. To achieve growth, Volta needs to continue to expand its team and geographic footprint aggressively.

Customer Retention

Volta intends to introduce a pay-for-use model for charging, in excess of an initial period of free charging, as well as idle fees for EVs that remain connected to a charging station for more than a specified period of time after charging is complete. As Volta switches from a free EV charging to a pay-for-use model, it risks losing drivers who have become accustomed to its free charging and do not wish to use paid charging services.

Adoption of EVs and Related Technology

Volta’s future growth and success is aligned with the continuing rapid adoption of EVs for passenger and fleet applications and the desire of site partners to provide this amenity on their properties that allows Volta to access the vehicle and foot traffic at these sites. The success of alternative fuels, competing technologies or alternative transportation options could considerably undermine Volta’s prospects to offer this amenity.

The EV charging market is characterized by rapid technological change, which requires Volta to continue to develop new products, innovate, and maintain and expand its intellectual property portfolio. Any delays in such developments could adversely affect market adoption of its products and its financial results. Volta’s ability to grow its business and consumer base depends, in part, upon the effective operation of its mobile applications that Volta deploys on various mobile operating systems, cellular and payment networks and external charging standards that it does not control.

Volta is developing and operating in an emerging technology sector. Computer malware, viruses, ransomware, hacking, phishing attacks and other network disruptions could result in security and privacy breaches, loss of proprietary information and interruption in service, which could harm Volta’s business. Unauthorized disclosure of personal or sensitive data or confidential information, whether through electronic security breaches or otherwise, could severely hurt Volta’s business.

Regulatory Environment

Volta’s business and its ability to execute operational plans could be highly impacted by the regulatory environment in which it operates on the federal, state and local levels. Regulatory factors affecting Volta’s business include: infrastructure financing or support, carbon offset programs, EV-related tax incentives and tax policy, utility and power regulation, payment regulations, data privacy and security, software reporting tools, transportation policy and construction, electrical and sign code permitting.

Restrictions on certain digital outdoor media content products, services or other content are or may be imposed by federal, state and local laws and regulations, as well as contracts with Volta’s host sites. Digital displays were introduced to the market relatively recently, and existing media signage regulations could be revised or new regulations could be enacted to impose greater restrictions on digital content or displays. In addition, Volta may be also impacted if federal, state or local governments enact rules or legislation to tax revenues derived from the sale of digital media. Any such regulatory changes could adversely affect Volta’s financial condition and results of operations.

Competition

Volta currently faces competition from a number of companies, in both the EV charging industry and in the media industry. Volta expects to face significant competition in the future as the markets for EV charging and content evolve. Increased competition in these industries could create a talent war, making it more challenging to attract and retain talent.

The EV charging business may become more competitive and Volta may face increased pressure on network utilization. Competition is expected to continue to increase as the number of EVs sold increases or as new competitors or alliances emerge that have greater market share or access to capital than Volta. If Volta’s content competitors offer media content display rates below the rates it charges, it could lose potential partners and be pressured to reduce its rates. This could have an adverse effect on Volta’s financial position. Volta’s future growth and success is dependent upon the desirability of its charging stations as content space. The success of alternative media content options employed by agencies, brands or other purchasers of content could undermine Volta’s prospects.

Relationships with Real Estate and Retail Partners

In order to build its charging network, Volta will need to continue to establish and maintain relationships with real estate partners, retail partners and site partners with national, multi-state and local portfolios of commercial and retail properties. Site hosts can span a diverse array of industries and locations, and if such hosts believe the benefits offered by Volta’s competitors exceed the benefits of partnering with Volta, Volta may lose access to high quality property owners that it needs to achieve profitability.

Seasonality

Volta’s content business has experienced and is expected to continue to experience fluctuations as it continues to scale its EV charging footprint in various markets. This is primarily due to, among other things, seasonal buying patterns and seasonal influences on media markets. Typically, media spend is highest in the fourth quarter, during the holiday shopping season, and lowest in the first quarter, as buyers adjust their spending following the holiday shopping season and prepare annual budgets.

Installation and Construction Cost Drivers

Volta’s business is subject to risks associated with construction, cost overruns and delays and other contingencies that may arise in the course of completing installations. The timing of obtaining permits from state and local governments to install charging stations is often out of Volta’s control, and could result in delays of operations. In addition, Volta relies on a limited number of suppliers and manufacturers for the manufacture and supply of its charging stations, some of which are also early-stage companies.

Volta’s EV chargers are typically located in publicly accessible outdoor or garage areas and may be subject to damage from a number of sources, including exposure to the elements and weather-related impacts, and wear and tear and inadvertent or accidental damage by drivers, including due to vehicle collisions or charger misuse. Volta’s charging stations may also be subject to intentional damage and abuse, including vandalism or other intentional property damage, any of which would increase wear and tear of the charging equipment and could result in such equipment being irreparably damaged or destroyed.

COVID-19 Impact

In March 2020, the World Health Organization declared COVID-19 a global pandemic. Volta management is closely monitoring the impact of the COVID-19 pandemic on all aspects of Volta’s business. Volta has taken measures in response to the ongoing COVID-19 pandemic, including closing its offices, implementing a work from home policy for its workforce and actively managing its site installations. Volta may take further actions that alter its business operations, as may be required by federal, state or local authorities or that it determines are in the best interests of its employees, contractors and stockholders. See also “Risk Factors — Risks Related to Volta’s Business — Volta faces risks related to health pandemics, which could have a material adverse effect on its business and results of operations. For example, impacts to Volta’s business as a result of the ongoing COVID-19 pandemic included slow-down of permitting and construction activities during shutdowns, shut-down of properties where Volta’s stations are located, drop off in media spend, shut-down of offices and a transition to remote work forces, impacting revenue potential and usage.”

After shelter-in-place orders were issued in March 2020, construction activities halted until June 1, 2020, resulting in a 43% forecasted reduction in capital expenditures from Volta’s original budget for the 2020 fiscal year. Volta’s supply chain was delayed due to high global demand for key components of its stations. The process of obtaining permits slowed down, as over the counter permits were scaled back due to work from home arrangements in jurisdictions where Volta was installing stations.

In addition, during the first and second quarter of the year ended December 31, 2020, Volta’s revenues declined due to COVID-19. Customer demand for paid content space on Volta charging station digital displays declined due to the decrease in foot traffic at Volta’s site hosts as drivers were subject to shelter-in-place orders around the United States. In addition, delays in construction resulting from shelter in place orders reduced the overall network station installation cadence, resulting in fewer screens being available for paid media content than Volta initially projected. As a result, Volta’s Behavior and Commerce revenue decreased by $0.6 million, or 7%, from December 31, 2019 to December 31, 2020, primarily due to postponed and canceled media campaigns as a result of the COVID-19 shelter-in-place and other measures taken in response to the COVID-19 pandemic. Impacts from COVID-19 during the six months ended June 30, 2021 were immaterial to Volta’s Behavior and Commerce activities. Also, while there were continuing delays for permits and installations due to continuing impacts from COVID-19 in the construction industry generally, given the nature of Volta’s partnerships and contractual obligations, Volta does not believe there will be a material impact to its business and operations as a result of these delays going forward.

In response to the COVID-19 pandemic, Volta’s management implemented several plans to mitigate the impact of COVID-19 on Volta’s financial performance, including operating cost containment measures, payroll reductions, reduced capital expenditures, re-prioritization construction at sites that were open and provided essential services, and raising capital through debt and equity transactions. For example, Volta implemented a plan to reduce personnel costs through a temporary hiring freeze and reduction in non-essential contractors. Volta further reduced program spend, representing a combined 38% reduction against its original budget for the 2020 fiscal year. On April 27, 2020, Volta received the PPP Loan in the amount of $3.2 million with fixed interest of 1% per annum as part of the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) related relief. In the second half of 2020, construction projects and the permitting process for new sites resumed.

The COVID-19 pandemic, the measures taken by the federal, state or local authorities and businesses affected and the resulting economic impact may materially and adversely affect Volta’s business, results of operations, cash flows and financial positions as well as its drivers that use its charging stations. Despite such recent events, Volta management does not anticipate the COVID-19 pandemic will significantly impact future operations, as demonstrated by the launch of several new automotive media campaigns in February 2021. Volta believes that its content network remains attractive to buyers, given over 70% of its charging stations are installed in close proximity to essential businesses such as grocery stores and pharmacies. In addition, despite the adverse impacts, there are no indications that the COVID-19 pandemic has resulted in a material decline in the carrying value of any of Volta’s assets, or a material change in the estimate of any contingent amounts recorded in the consolidated balance sheet as of June 30, 2021. See Note 3, “Liquidity,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for more information on going concern. However, the estimates of the impact of the COVID-19 pandemic on Volta’s business may change based on new information that may emerge concerning COVID-19 and the actions to contain it or treat its impact, including any variants that may arise, and the economic impact on local, regional, national and international markets. Volta’s management continues to monitor the impact of the global situation on its financial condition, liquidity, operations, suppliers, industry and workforce. See also the subsection entitled “Key Factors Affecting Operational Results” for further discussion of the possible impact of COVID-19 on Volta’s business.

Basis of Presentation

Substantially all of Volta’s long-lived assets are maintained in, and its losses are attributable to, the United States. The consolidated financial statements include the accounts of Volta and its wholly owned subsidiaries. The financial statements are prepared on a going concern basis and Volta expects to have enough funding through the business combination. See Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus or in the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Components of Results of Operations

Revenue

Behavior and Commerce

Behavior and Commerce revenue is principally generated through the delivery of content across the charging network.

Network Development

Network Development revenue is generated from installation, operating and maintenance services of the charging stations to select site partners. Network Development also includes revenue related to the sale of Volta’s charging products and revenue from contracts with utility companies for the sale of installed electrical infrastructure.

Charging Network Operations

Charging Network Operations revenue is generated by utilization of Volta’s charging stations and through the sale of LCFS credits.

Network Intelligence

Network Intelligence revenue consists of license or service fee revenue from proprietary software tools derived from the charging network. Volta offers access to the PredictEVTM tool to utility companies, channel partners and other third parties through a SaaS business model.

Cost of Services

Cost of services consist primarily of contracted labor for sales of installation and maintenance services and costs related to station rent, electricity, insurance, communication, and business property taxes related to Volta’s site leases. Volta expects cost of services to increase in future periods primarily due to increased costs associated with operating a national charging network due to increasing rent and electricity costs as site hosts seek to monetize customer parking spaces.

Cost of Products

Cost of products consist primarily of hardware related costs of Level 2 and DCFC stations which includes the station chassis, high-resolution, outdoor screen displays, the EV chargers, routers, and computers. While the interim cost of products has increased for the current generation of Volta’s award-winning charging stations, which include intuitive lighting features and a new chassis design, Volta seeks to drive cost down of the next generation of stations through scaling purchasing with its manufacturing partners.

Selling, General, and Administrative Expenses

Selling, general and administrative expenses primarily consist of personnel-related expenses, share based compensation, professional fees for legal, accounting, other consulting services, software and licenses and information technology development services costs. Volta expects to incur additional general and administrative expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and NYSE listing standards, additional insurance expenses (including directors’ and officers’ insurance), investor relations activities and other administrative and professional services. Volta also expects to increase the size of its selling, general and administrative function to support the growth of its business.

Depreciation and Amortization

Depreciation and amortization primarily relate to the depreciation of Volta-owned charging stations and its tenant improvements, technology equipment and other tools. Volta anticipates these expenses will continue to increase over time as it continues to build its network.

Other Operating (Income) Expenses

Other operating expenses primarily relate to write offs of expenses related to projects discontinued prior to construction.

Interest Expense

Interest expense primarily consists of interest related to its loan interest, amortization of debt issuance costs and costs related to early termination of debt.

Other Income (Expense), net

Other income (expense), net includes expenses related to an accrual for disputed invoices and various local and state government agencies.

Income Tax Expense

Volta’s income tax provision consists of an estimate of federal and state taxes, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax law and valuation allowance.

Results of Operations

Comparison of the three months ended June 30, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with Volta’s unaudited consolidated financial statements for the three months ended June 30, 2021 and the notes thereto included elsewhere in this prospectus. The following table sets forth Volta’s consolidated results of operations data for the three month periods ended June 30, 2021 and 2020:

	Three Months Ended June 30,		Variance
	2021	2020	$	%
REVENUES
Service revenue	$6,825,167	$1,763,262	$5,061,905	287%
Product revenue	—	373,343	(373,343)	(100)%
Other revenue	117,000	241,530	(124,530)	(52)%
Total revenues	6,942,167	2,378,135	4,564,032	192%

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	5,131,897	3,510,332	1,621,565	46%
Costs of products (exclusive of depreciation and amortization shown below)	—	713,449	(713,449)	(100)%
Selling, general and administrative	17,351,379	6,956,233	10,395,146	149%
Depreciation and amortization	2,522,853	1,551,023	971,830	63%
Other operating (income) expenses	776,514	(337,531)	1,114,045	(330)%
Total costs and expenses	25,782,643	12,393,506	13,389,137	108%
Loss from operations	(18,840,476)	(10,015,371)	(8,825,105)	88%
OTHER EXPENSES
Interest expenses, net	1,672,817	1,808,599	(135,782)	(8)%
Other expenses, net	48,606	52,610	(4,004)	(8)%
Total other expenses	1,721,423	1,861,209	(139,786)	(8)%
LOSS BEFORE INCOME TAXES	(20,561,899)	(11,876,580)	(8,685,319)	73%
Income tax expenses	23,830	3,506	20,324	580%
NET LOSS	$(20,585,729)	$(11,880,086)	$(8,705,643)	73%

Revenues

The following table summarizes the changes in revenue from the three months ended June 30, 2020 to June 30, 2021:

	Three Months Ended June 30,		Variance
	2021	2020	$	%
Revenues
Behavior and Commerce	$6,484,155	$834,931	$5,649,224	677%
Network Development	340,370	1,301,674	(961,304)	(74)%
Charging Network Operations	642	241,530	(240,888)	(100)%
Network Intelligence	117,000	—	117,000	—%
Total revenues	$6,942,167	$2,378,135	$4,564,032	192%

Behavior and Commerce revenue increased by $5.6 million, or 677%, from June 30, 2020 to June 30, 2021, primarily due to large sales of media campaigns with several national brands in the three months ended June 30, 2021.

Network Development revenue decreased by $1.0 million, or 74%, from June 30, 2020 to June 30, 2021, primarily due to a decrease in installation service revenue of $0.8 million due to there being no site partner station installations in the three months ended June 30, 2021.

Charging Network Operations revenue decreased by $0.2 million, or 100%, from June 30, 2020 to June 30, 2021, due to no regulatory credit sales occurring in the three months ended June 30, 2021.

Volta earned $0.1 million in Network Intelligence revenue in the three months ended June 30, 2021, which it began generating in November 2020.

Cost of revenues

The following table summarizes cost of revenues by products and services:

	Three Months Ended June 30,		Variance
	2021	2020	$	%
Cost of services	$5,131,897	$3,510,332	$1,621,565	46%
Cost of products	$—	$713,449	$(713,449)	(100)%

Cost of services increased by $1.6 million, or 46%, to $5.1 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, primarily due to an increase of $1.2 million in station rent due to an increase in the aggregate number of active leases, an increase of $0.4 in advertising and media costs due to increased media efforts, and an increase of $0.2 in network costs due to an increased charge for station data plans in the three months ended June 30, 2021, partially offset by a $0.9 decrease in infrastructure costs.

Cost of products decreased by $0.7 million, or 100%, from three months ended June 30, 2020 to June 30, 2021, primarily due to the decrease of 34 stations sold to site partners for the three months ended June 30, 2021.

Operating Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased by $10.4 million, or 149%, for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020. This was primarily driven by an increase in payroll costs for salaried employees $3.1 million, an increase in bonus and commissions expenses of $2.0 million and an increase in legal, professional, finance, tax and accounting services expenses of $3.8 million. This was also driven by an increase in non-cash stock based compensation of $1.0 million, driven by an increase in the common stock valuation. The payroll, bonus and commissions related cost related increase was mainly driven by an increase in Volta’s salaried employee headcount to 200 from 135 for the three months ended June 30, 2021 and 2020, respectively.

Depreciation and Amortization

Depreciation and amortization expenses increased by $1.0 million, or 63%, to $2.5 million for the three months ended June 30, 2021 from $1.6 million for the three months ended June 30, 2020. This was primarily due to an increase in the number of Volta owned stations in service during the three months ended June 30, 2021 as compared to the three months ended June 30, 2020.

Other Operating (Income) Expenses

Other operating (income) expenses increased by $1.1 million for the three months ended June 30, 2021 as compared to the three months ended June 30, 2020, primarily due to greater losses on disposals of assets and disqualified projects during the three month period ended June 30, 2021 compared to the three month period ended June 30, 2020.

Loss from Operations

Loss from operations increased by $8.8 million, or 88%, from June 30, 2020 to June 30, 2021. This was primarily due to an increase in selling, general and administrative expenses of $10.4 million, an increase in other operating (income) expenses of $1.1 million, an increase in costs of services and products of $0.9 million and an increase in depreciation and amortization expenses of $1.0 million, partially offset by an increase in revenue of $4.6 million.

Interest Expense

Interest expense was relatively consistent, decreasing by $0.1 million, or 8% from the three months ended June 30, 2020 to the three months ended June 30, 2021.

Other Expense, net

Other expense, net was relatively consistent, decreasing by less than $0.1 million, or 8% from the three months ended June 30, 2020 to the three months ended June 30, 2021.

Income Tax Expense

Income tax expense was less than $0.1 million for each of the three months ended June 30, 2020 and June 30, 2021, primarily attributable to state taxes.

Net Loss

Net loss increased by $8.7 million, or 73%, from June 30, 2020 to June 30, 2021, primarily due to an increase of $13.4 million in total costs and expenses, partially offset by an increase in revenue of $4.6 million.

Comparison of the six months ended June 30, 2021 and 2020

The results of operations presented below should be reviewed in conjunction with Volta’s unaudited consolidated financial statements for the six months ended June 30, 2021 and the notes thereto included elsewhere in this prospectus. The following table sets forth Volta’s consolidated results of operations data for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,		Variance
	2021	2020	$	%
REVENUES
Service revenue	$11,056,516	$4,864,128	$6,192,388	127%
Product revenue	299,037	710,625	(411,588)	(58)%
Other revenue	327,000	705,719	(378,719)	(54)%
Total revenues	11,682,553	6,280,472	5,402,081	86%

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	9,740,451	6,997,308	2,743,143	39%
Costs of products (exclusive of depreciation and amortization shown below)	456,946	1,212,319	(755,373)	(62)%
Selling, general and administrative	78,208,695	17,536,817	60,671,878	346%
Depreciation and amortization	4,696,068	2,994,042	1,702,026	57%
Other operating (income) expenses	923,542	(307,689)	1,231,231	(400)%
Total costs and expenses	94,025,702	28,432,797	65,592,905	231%
Loss from operations	(82,343,149)	(22,152,325)	(60,190,824)	272%
OTHER EXPENSES
Interest expenses, net	3,332,601	2,875,720	456,881	16%
Other (income) expenses, net	160,844	(23,768)	184,612	(777)%
Total other expenses	3,493,445	2,851,952	641,493	22%
LOSS BEFORE INCOME TAXES	(85,836,594)	(25,004,277)	(60,832,317)	243%
Income tax expenses	23,830	3,506	20,324	580%
NET LOSS	$(85,860,424)	$(25,007,783)	$(60,852,641)	243%

Revenues

The following table summarizes the changes in revenue from six months ended June 30, 2020 to June 30, 2021:

	Six Months Ended June 30,		Variance
	2021	2020	$	%
Revenues
Behavior and Commerce	$10,013,800	$1,967,615	$8,046,185	409%
Network Development	1,341,111	3,607,138	(2,266,027)	(63)%
Charging Network Operations	642	705,719	(705,077)	(100)%
Network Intelligence	327,000	—	327,000	—%
Total revenues	$11,682,553	$6,280,472	$5,402,081	86%

Behavior and Commerce revenue increased by $8.0 million, or 409%, from six months ended June 30, 2020 to June 30, 2021, primarily due to large sales of media campaigns with several national brands in the six months ended June 30, 2021.

Network Development revenue decreased by $2.3 million, or 63%, from six months ended June 30, 2020 to June 30, 2021, primarily due to a decrease in installation service revenue of $1.4 million caused by a decrease of 51 site partner station installations in the six months ended June 30, 2021 compared to the six months ended June 30, 2020, and a decrease in infrastructure sales of $0.9 million due to no infrastructure sales occurring the six months ended June 30, 2021.

Charging Network Operations revenue decreased by $0.7 million, or 100%, from six months ended June 30, 2020 to June 30, 2021, due to no regulatory credit sales occurring in the six months ended June 30, 2021.

Volta earned $0.3 million in Network Intelligence revenue in the six months ended June 30, 2021, which it began generating in November 2020.

Cost of revenues

The following table summarizes cost of revenues by products and services:

	Six Months Ended June 30,		Variance
	2021	2020	$	%
Cost of services	$9,740,451	$6,997,308	$2,743,143	39%
Cost of products	$456,946	$1,212,319	$(755,373)	(62)%

Cost of services increased by $2.7 million, or 39%, to $9.7 million for the from six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily due to an increase of $2.3 million in station rent as a result of an increase in new leases, an increase of $0.6 million in advertising and media costs due to increased media efforts, and an increase of $0.4 million in network costs due to an increased charge for station data plans in the six months ended June 30, 2021. This was partially offset by a $0.9 million decrease in infrastructure costs and a $0.6 million decrease in installation and services costs, due to a decrease in the number of completed stations in the six months ending June 30, 2021.

Cost of products decreased by $0.8 million, or 62%, from six months ended June 30, 2020 to June 30, 2021, primarily due to the decrease of 51 stations sold to site partners for the six months ended June 30, 2021.

Operating Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased by $60.7 million, or 346%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020. This was primarily driven by an increase in non-cash stock-based compensation of $46.3 million, driven primarily by the issuance of restricted stock awards to executive employees in the six months ended June 30, 2021. This was also driven by an increase in payroll costs for salaried employees of $4.9 million, an increase in legal, professional, finance, tax and accounting services expenses of $5.2 million, and an increase in bonus and commissions costs of $2.2 million. The payroll, bonus and commissions cost increase was mainly driven by an increase in Volta’s salaried employee headcount to 200 from 135 for the six months ended June 30, 2021 and 2020, respectively.

Depreciation and Amortization

Depreciation and amortization expenses increased by $1.7 million, or 57%, to $4.7 million for the six months ended June 30, 2021 from $3.0 million for the six months ended June 30, 2020. This was primarily due to an increase of number of Volta owned stations in service in the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Other Operating (Income) Expenses

Other operating (income) expenses increased by $1.2 million, or 400%, for the six months ended June 30, 2021 as compared to the six months ended June 30, 2020, primarily due to greater losses on disposals of assets and disqualified projects during the six month period ended June 30, 2021 compared to the six month period ended June 30, 2020.

Loss from Operations

Loss from operations increased by $60.2 million, or 272%, from six months ended June 30, 2020 to June 30, 2021. This was primarily due to an increase in selling, general and administrative costs of $60.7 million, an increase in costs of services and products of $2.0 million, an increase in depreciation and amortization expenses of $1.7 million and an increase in other operating (income) expenses of $1.2 million, partially offset by an increase in revenue of $5.4 million.

Interest Expense

Interest expense increased by $0.5 million, or 16%, from six months ended June 30, 2020 to June 30, 2021, due to Volta carrying a higher loan balance related to the EIP loan for the six months ended June 30, 2021 compared to the six months ended June 30, 2020.

Other (Income) Expense, net

Other (income) expense, net increased by $0.2 million from the six months ended June 30, 2020 to June 30, 2021, primarily due to an increase in property taxes.

Income Tax Expense

Income tax expense was less than $0.1 million for each of the six months ended June 30, 2020 to June 30, 2021, primarily attributable to state taxes.

Net Loss

Net loss increased by $60.9 million, or 243%, from six months ended June 30, 2020 to June 30, 2021, primarily due to an increase of $65.6 million in total costs and expenses and an increase of $0.5 million in interest expense, partially offset by a $5.4 million increase in revenue.

Comparison of the years ended December 31, 2020 and 2019

The results of operations presented below should be reviewed in conjunction with Volta’s audited consolidated financial statements and the notes thereto included elsewhere in the Proxy Statement/Prospectus incorporated herein by reference. The following table sets forth Volta’s consolidated results of operations data for the years ended December 31, 2020 and 2019:

	Year Ended December 31,		Variance
	2020	2019	$	%
REVENUES
Service revenue	$15,719,852	$13,434,486	$2,285,366	17%
Product revenue	2,891,854	1,492,345	1,399,509	94%
Other revenue	838,719	338,778	499,941	148%
Total revenues	19,450,425	15,265,609	4,184,816	27%

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	17,386,477	10,662,591	6,723,886	63%
Costs of products (exclusive of depreciation and amortization shown below)	4,450,224	2,535,526	1,914,698	76%
Selling, general and administrative	44,079,959	28,429,401	15,650,558	55%
Depreciation and amortization	6,468,791	3,655,234	2,813,557	77%
Other operating expenses	16,079	4,730,528	(4,714,449)	(100)%
Total costs and expenses	72,401,530	50,013,280	22,388,250	45%
Loss from operations	(52,951,105)	(34,747,671)	(18,203,434)	52%
OTHER EXPENSES
Interest expenses, net	18,360,506	4,997,680	13,362,826	267%
Other expenses, net	998,170	894,302	103,868	12%
Total other expenses	19,358,676	5,891,982	13,466,694	229%
LOSS BEFORE INCOME TAXES	(72,309,781)	(40,639,653)	(31,670,128)	78%
Income tax expenses	9,096	12,963	(3,867)	(30)%
NET LOSS	$(72,318,877)	$(40,652,616)	$(31,666,261)	78%

Revenues

The following table summarizes the changes in revenue from 2019 to 2020:

	Year Ended December 31,		Variance
	2020	2019	$	%
Revenues
Behavior and Commerce	$8,013,403	$8,608,059	$(594,656)	(7)%
Network Development	10,598,303	6,318,772	4,279,531	68%
Charging Network Operations	705,719	338,778	366,941	108%
Network Intelligence	133,000	—	133,000	—%
Total revenues	$19,450,425	$15,265,609	$4,184,816	27%

Behavior and Commerce revenue decreased by $0.6 million, or 7%, from December 31, 2019 to December 31, 2020, primarily due to postponed media campaigns as a result of the COVID-19 shelter-in-place and other measures taken in response to the COVID-19 pandemic.

Network Development revenue increased by $4.3 million, or 68%, from December 31, 2019 to December 31, 2020, primarily due to an increase of $3.1 million of revenue attributable to completion of stations previously contracted, an increase of $0.6 million in infrastructure related sales, and an increase of $0.5 million in operations and maintenance revenue.

Charging Network Operations revenue increased by $0.4 million, or 108%, from December 31, 2019 to December 31, 2020. This was due to an increase in regulatory credit revenue of $0.4 million attributable to an increase in earned LCFS credits linked to higher utilization of the charging network.

Volta has earned $0.1 million in Network Intelligence revenue in 2020, which it began generating in November 2020.

Cost of revenues

The following table summarizes cost of revenues by products and services:

	For Year Ended December 31,		Variance
	2020	2019	$	%
Cost of services	$17,386,477	$10,662,591	$6,723,886	63%
Cost of products	$4,450,224	$2,535,526	$1,914,698	76%

Cost of services increased by $6.7 million, or 63%, to $17.4 million for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to an increase of $3.2 million in station rent and media license fees. In addition, an increase of $1.0 million in installation services costs derived from an increase of stations completed, owned by site partners.

Cost of products increased by $1.9 million, or 76%, from December 31, 2019 to December 31, 2020, primarily due to the increase of 99 charging stations sold to site partners for the year ended December 31, 2020.

Operating Expenses

Selling, General and Administrative

Selling, general and administrative expenses increased by $15.7 million, or 55%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019. This was primarily driven by an increase in payroll costs for salaried employees of $4.9 million, an increase in bonuses of $1.0 million and an increase in professional services expense of $1.7 million. This was also driven by an increase in non-cash stock-based compensation of $4.4 million. The payroll related cost increase was mainly driven by an increase in Volta’s year end full-time employee headcount to 136 from 127 in 2020 and 2019, respectively, with the addition of several senior level employees in 2019 and 2020.

Depreciation and Amortization

Depreciation and amortization expenses increased by $2.8 million, or 77%, to $6.5 million for the year ended December 31, 2020 from $3.7 million for the year ended December 31, 2019. This was primarily due to an increase in the number of stations in service in 2020 as compared to 2019.

Other Operating Expenses

Other operating expenses decreased by $4.7 million, or 100%, for the year ended December 31, 2020 as compared to the year ended December 31, 2019, primarily due to a $4.5 million decrease in the adjustment to construction in progress as a result of disqualified, cancelled or abandoned projects.

Loss from Operations

Loss from operations increased by $18.2 million, or 52%, from December 31, 2019 to December 31, 2020. This was primarily due to an increase in cost of services and cost of products of $8.6 million, an increase in selling, general and administrative expenses of $15.7 million ($4.4 million non-cash), and an increase in depreciation and amortization expenses of $2.8 million, partially offset by an increase in revenue of $4.2 million, and a decrease in other operating expenses of $4.7 million.

Interest Expense

Interest expense increased by $13.4 million, or 267%, from December 31, 2019 to December 31, 2020, primarily due to a conversion feature on promissory notes issued by Volta throughout 2020 and converted in connection with the Series D Financing on December 23, 2020. The conversion feature allowed for a discounted conversion price resulting in $10.8 million of additional interest expense (non-cash portion) in 2020. Additionally, the interest expense related to Volta’s term loan increased by $3.3 million.

Other Expense, net

Other expense, net was relatively consistent from the year ended December 31, 2019 to the year ended December 31, 2020.

Income Tax Expense

Income tax expense was less than $0.1 million for each of the years ended December 31, 2020 and 2019, primarily attributable to state taxes.

Net Loss

Net loss increased by $31.7 million, or 78%, from December 31, 2019 to December 31, 2020, primarily due to an increase of $22.4 million in total costs and expenses and an increase of $13.4 million in interest expense, partially offset by a $4.2 million increase in revenue.

Liquidity and Capital Resources

Sources of Liquidity

Volta has incurred net losses and negative cash flows from operations since its inception. To date, Volta has funded its operations primarily with proceeds from the issuance of Volta Preferred Stock, borrowings under its loan facilities, including its term loan, a Paycheck Protection Program (“PPP”) loan under the Small Business Administration (SBA), and other term loans. Until Volta is cash-flow positive, Volta will need to continue to raise funds through the issuance of debt or equity securities or additional borrowings.

Volta’s operations are dependent on its ability to generate meaningful long-term revenue and will highly depend on driver behavior trends as well as increased and sustained driver demand for EVs and related charging services. If the market for EVs does not develop as Volta expects or develops more slowly than it expects, or if there is a decrease in driver demand for EV charging services, Volta’s business, prospects, financial condition and results of operations will be harmed. The market for EV charging is relatively new, rapidly evolving, characterized by rapidly changing technologies, volatile electricity pricing, additional competitors, evolving government regulation (including carbon credits) and industry standards, frequent new vehicle announcements and changing driver demands and behaviors. Any number of changes in the industry could negatively affect revenue generation from Behavior and Commerce and EV charging.

From inception to June 30, 2021, Volta has raised aggregate net cash proceeds of over $213 million from the sale of shares of Volta Preferred Stock, Volta Common Stock and its term loan borrowings. Volta had a cash balance of $24.0 million and $58.8 million as of June 30, 2021 and December 31, 2020, respectively.

Management has considered conditions and events which provide substantial doubt about Volta’s ability to continue as a going concern (i.e., the COVID-19 pandemic and the closing of the Business Combination) over the 12 months following the issuance of the consolidated financial statements. Volta’s cash on hand following the consummation of the Business Combination, including the net proceeds of TortoiseCorp’s cash in trust (assuming de minimis redemptions by TortoiseCorp’s stockholders) and the proceeds of the PIPE Financing, together with cash generated from sales to customers, should satisfy its working capital and capital requirements for at least the next twelve months from

June 30, 2021. However, given the anticipated cash received from the Business Combination and timing of expenditure assumptions, the Company currently expects that its cash will be sufficient to fund its operating expenses and capital expenditure requirements for at least the next 12 months. See also Note 3, “Liquidity,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for additional information on going concern.

Liquidity Policy

As an early-stage company, Volta maintains a strong focus on liquidity and defines its liquidity risk tolerance based on sources and uses to maintain a sufficient liquidity position to meet its obligations under both normal and stressed conditions. Volta manages its liquidity to provide access to sufficient funding to meet its business needs and financial obligations, as well as capital allocation and growth objectives.

Debt Profile

The following table summarizes Volta’s debt balances and key related loan information:

	Principal Amount	Issuance Date	Maturity Date	Interest Rate	Net Carrying Value
					June 30, 2021	December 31, 2020
Term Loan	$49,000,000	6/19/2019	6/19/2024	12%[1]	$49,000,000	$49,000,000
PPP Loan	3,193,300	4/27/2020	4/27/2022	1%[2]	3,193,300	3,193,300
Total principal long-term debt					52,193,300	52,193,300
Less unamortized deferred issuance fees					1,006,148	1,173,330
Total debt					51,187,152	51,019,970
Less: current portion of long-term debt					19,526,633	10,323,138
Long-term debt, net of current portion					$31,660,519	$40,696,832

____________

(1)      The interest rate on the term loan as of June 19, 2019 was a fixed rate of 12% per annum. Please see Note 8 to the Volta unaudited financial statements included elsewhere in this prospectus for additional information.

(2)      The interest rate on the PPP Loan, as of April 27, 2020, was a fixed rate of 1% per annum. Please see Note 8 to the Volta unaudited financial statements included elsewhere in this prospectus for additional information.

On June 19, 2019, Volta entered into a senior secured term loan agreement, and has drawn a total of $49.0 million over the life of the term loan. Volta drew an initial amount of $24.0 million under the term loan during the year ended December 31, 2019 and drew an additional $25.0 million under the term loan during the year ended December 31, 2020 to help fund network expansion and operating activities. The term loan agreement is fully funded based on capital expenditures and is secured by stations and other assets. The loan agreement states there are no limits or restrictions on the use of funds drawn. Interest on the outstanding balance of the term loan is equal to 12% per annum, and principal payments are due in equal monthly installments beginning on July 1, 2021.

In addition, on April 27, 2020, Volta obtained a PPP Loan under the SBA program in the amount of $3.2 million. Subject to certain qualifications and exclusions, the amount of loan forgiveness will be reduced if Volta terminates employees or reduces salaries during the covered period. Any portion of the loan that is not forgiven will carry interest at the stated rate of 1% per annum, and equal installment payments would be due monthly. Volta intends to repay the PPP Loan by its stated maturity date and subsequent to the completion of the transaction documented in Note 1, “Description of business,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

The following table summarizes Volta’s financing obligations related to digital media screens:

	Six Months Ended June 30,
	2021	2020
Financing obligation, long-term portion	$3,464,620	$4,259,943
Plus: current portion of financing obligation	806,516	516,119
Total financing obligation	$4,271,136	$4,776,062

Volta entered into multiple sale-leaseback arrangements of digital media screens that do not qualify as asset sales and are accounted for as financing obligations. These financing obligations have been amortized over the 5-year term at Volta’s incremental borrowing rate at the time of the transaction which has ranged between 10.32%-16.68%.

Please refer to Note 8, “Debt Facilities,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Cash Flow Summary

The following table summarizes Volta’s cash flows for the six months ended June 30, 2021 and June 30, 2020 and years ended December 31, 2020 and December 31, 2019:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
Net cash used in Operating Activities	$(34,635,444)	$(28,409,918)	$(54,590,488)	$(23,697,763)
Net cash used in Investing Activities	(20,023,571)	(5,403,076)	(19,645,499)	(24,809,641)
Net cash provided by Financing Activities	$19,883,399	$28,887,764	$122,283,884	$47,246,728

Operating Activities

Net cash used in operating activities increased by $6.2 million, or 22%, to $34.6 million for the six months ended June 30, 2021 as compared to $28.4 million for the six months ended June 30, 2020. This increase was primarily due to a $9.2 million increase in net loss adjusted for non-cash items partially offset by an increase in net working capital, excluding operating lease liabilities, of $0.6 million. Net working capital was impacted by the net effect of an increase in deferred revenue and accounts payable due to related party for the six months ended June 30, 2020 and a decrease in those accounts for the six months ended June 30, 2021. Net working capital was also impacted by the net effect of a decrease in accounts payable, and accounts receivable for the six months ended June 30, 2020, and an increase in those accounts for the six months ended June 30, 2021. Prepaid partnership costs, prepaid expenses and other current assets increased while inventory and accrued expenses and other current liabilities decreased with respect to both periods presented.

Additionally, there was a $2.2 million increase in the cash used on right-of-use (“ROU”) assets for the six months ended June 30, 2021 and a $2.0 million increase in the cash provided by the related operating lease liabilities for the same period. Despite the use of cash for operating activities, Volta intends on meeting cash requirements and maintaining operations through the issuance of equity financing as further detailed in Note 17, “Subsequent events,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference.

Net cash used in operating activities increased by $30.9 million, or 130%, to $54.6 million for the year ended December 31, 2020 as compared to $23.7 million for the year ended December 31, 2019. This increase was primarily due to a $17.7 million increase in net loss adjusted for non-cash items and an increase in net working capital, excluding operating lease liabilities, of $2.4 million. Net working capital was impacted by the net effect of an increase in accounts receivable, inventory and accounts payable in 2019 compared to 2018, and a decrease in those accounts in 2020 compared to 2019, primarily due to COVID-19. Accrued expenses and other liabilities increased in both 2019 and 2020, with respect to the prior year.

Additionally, there was a $11.2 million increase in the cash used on ROU assets in 2020 as compared with the prior period, a $12.5 million increase in the cash provided by the related operating lease liabilities and a $2.7 million decrease in the lease incentive liabilities. Despite the use of cash for operating activities, Volta intends on meeting cash requirements and maintaining operations through the issuance of equity financing as further detailed in Note 17, “Subsequent events,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Investing Activities

Net cash used in investing activities increased by $14.6 million, or 271%, to $20.0 million for the six months ended June 30, 2021, as compared to $5.4 million for the six months ended June 30, 2020, primarily due to a lower deployment of capital around the purchase of property and equipment, net for the six months ended June 30, 2020, due to COVID-19.

Net cash used in investing activities decreased by $5.2 million, or 21%, to $19.6 million for the year ended December 31, 2020, as compared to $24.8 million for the year ended December 31, 2019, primarily due to the $3.7 million decrease in cash incentives received due to fewer financing transaction agreements on digital media screens in 2020, and offset by lower deployment of capital around the purchase of property and equipment, net, primarily due to COVID-19.

Financing Activities

Net cash provided by financing activities decreased by $9.0 million, or 31%, to $19.9 million for the six months ended June 30, 2021, as compared to $28.9 million for the six months ended June 30, 2020. This was primarily driven by a decrease of $15.6 million in proceeds from issuance of long term debt, an increase of $8.3 million in taxes paid on partial recourse notes, a decrease of $9.5 million in proceeds from convertible debt, and a decrease of $3.2 million in proceeds from the PPP loan, partially offset by an increase of $27.4 million in net proceeds from the issuance of Preferred Stock for the six months ended June 30, 2021.

Net cash provided by financing activities increased by $75.0 million, or 159%, to $122.3 million for the year ended December 31, 2020, as compared to $47.2 million for the year ended December 31, 2020. This was primarily driven by an increase of $75.9 million in net proceeds from the issuance of Preferred Stock and an increase in proceeds of $3.2 million from the PPP Loan, partially offset by a $4.1 million decrease in proceeds related to financing transactions on digital media screens.

Contractual Obligations

In the normal course of business, Volta enters into obligations and commitments that require future contractual payments. The commitments result primarily from operating leases and long-term debt. The following table summarizes Volta’s contractual obligations and commercial commitments as of June 30, 2021:

	Total	Less than 1 year	1 to 3 years	3 to 5 years	More than 5 years
Operating Leases	$80,920,939	$5,754,128	$22,051,263	$20,436,944	$32,678,604
Long Term Debt	52,193,300	9,244,903	34,781,730	8,166,667	—
Financing Obligations	5,441,966	573,803	2,657,041	1,917,050	294,072
Total	$138,556,205	$15,572,834	$59,490,034	$30,520,661	$32,972,676

Subsequent Events

Please refer to Note 17, “Subsequent events,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Non-GAAP Financial Measures

In addition to its financial results determined in accordance with U.S. GAAP, Volta believes the following non-GAAP measure is useful in evaluating its operating performance. Volta uses the following non-GAAP financial measure to evaluate its ongoing operations and for internal planning and forecasting purposes. Volta believes that this non-GAAP financial measure, when taken together with the corresponding U.S. GAAP financial measure, provides meaningful, supplemental information regarding its performance by excluding certain items that may not be indicative of its business, results of operations or outlook. Volta considers EBITDA to be an important measure because it helps illustrate underlying trends in its business and its historical operating performance on a more consistent basis. Volta believes that the use of EBITDA is helpful to its investors as it is a metric used by management in assessing the health of its business and its operating performance.

However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with U.S. GAAP. In addition, other companies, including companies in Volta’s industry, may calculate similarly-titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of Volta’s non-GAAP financial measures as tools for comparison. A reconciliation is provided below for the non-GAAP financial measure to the most directly comparable financial measure stated in accordance with U.S. GAAP. Investors are encouraged to review the related U.S. GAAP financial measure and the reconciliation of this non-GAAP financial measure to its most directly comparable U.S. GAAP financial measure, and not to rely on any single financial measure to evaluate Volta’s business.

EBITDA

In order to provide investors with greater insight and allow for a more comprehensive understanding of the information used by management and the board of directors in its financial and operational decision-making, Volta has supplemented the Consolidated Financial Statements presented on a U.S. GAAP basis in this prospectus with EBITDA as a non-GAAP financial measure. Volta believes EBITDA provides its board of directors, management and investors with a helpful measure for comparing its operating performance with the performance of other companies that have different financing and capital structures or tax rates. Volta also believes that EBITDA is a measure frequently used by securities analysts, investors and other interested parties in the evaluation of companies in its industry, and is a measure contained in its debt covenants. However, while Volta considers EBITDA to be an important measure of operating performance, EBITDA and other non-GAAP financial measures have limitations, and investors should not consider them in isolation or as a substitute for analysis of Volta’s results as reported under U.S. GAAP.

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in Volta’s unaudited consolidated financial statements for the following periods:

	Three Months Ended June 30,		Variance
	2021	2020	$	%
Net Income (Loss)	$(20,585,729)	$(11,880,086)	$(8,705,643)	73%
Income tax (benefit) expense	23,830	3,506	20,324	580%
Interest expense	1,672,817	1,808,599	(135,782)	(8)%
Depreciation and amortization	2,522,853	1,551,023	971,830	63%
EBITDA	$(16,366,229)	$(8,516,958)	$(7,849,271)	92%

EBITDA decreased by $(7.8) million, or 92%, to $(16.4) million in the three months ended June 30, 2021, as compared to $(8.5) million for the three months ended June 30, 2020. This is primarily attributable to an increase of $0.9 million of cost of services and products, an increase of $10.4 million in selling, general and administrative expenses, an increase in depreciation and amortization of $1.0 million, and an increase in other operating (income) expenses of $1.1 million, partially offset by an increase in revenues of $4.6 million.

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in Volta’s unaudited consolidated financial statements for the following periods:

	Six Months Ended June 30,		Variance
	2021	2020	$	%
Net Income (Loss)	$(85,860,424)	$(25,007,783)	$(60,852,641)	243%
Income tax (benefit) expense	23,830	3,506	20,324	580%
Interest expense	3,332,601	2,875,720	456,881	16%
Depreciation and amortization	4,696,068	2,994,042	1,702,026	57%
EBITDA	$(77,807,925)	$(19,134,515)	$(58,673,410)	307%

EBITDA decreased by $(58.7) million, or 307%, to $(77.8) million for six months ended June 30, 2021, as compared to $(19.1) million for six months ended June 30, 2020. This is primarily attributable to an increase of $2.0 million of cost of services and products, an increase of $60.7 million in selling, general and administrative expenses, an increase in depreciation and amortization of $1.7 million, an increase in other operating (income) expenses of $1.2 million, and an increase in interest expenses of $0.5 million, partially offset by an increase in revenues of $5.4 million.

The following table provides a reconciliation of EBITDA to net (loss) income, the most directly comparable U.S. GAAP measure reported in Volta’s audited consolidated financial statements for the following periods:

	Years Ended December 31,		Variance
	2020	2019	$	%
Net Income (Loss)	$(72,318,877)	$(40,652,616)	$(31,666,261)	78%
Income tax (benefit) expense	9,096	12,963	(3,867)	(30)%
Interest expense	18,360,506	4,997,680	13,362,826	267%
Depreciation and amortization	6,468,791	3,655,234	2,813,557	77%
EBITDA	$(47,480,484)	$(31,986,739)	$(15,493,745)	48%

EBITDA decreased by $15.5 million, or 48%, to $(47.5) million for year ended December 31, 2020, as compared to $(32.0) million for the year ended December 31, 2019. This is primarily attributable to an increase of $8.6 million of cost of services and cost of products and an increase of $15.7 million in selling, general and administrative expenses, partially offset by a decrease in other operating expenses of $4.7 million and an increase in revenues of $4.2 million, driven by the expansion of the charging network.

Critical Accounting Policies and Estimates

Volta prepares its consolidated financial statements in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires it to make estimates, assumptions and judgments that can significantly impact the amounts it reports as in its financial statements and the related disclosures. Volta bases its estimates on historical experience and other assumptions that it believes are reasonable under the circumstances. Volta’s actual results could differ significantly from these estimates under different assumptions and conditions. Volta believes that the accounting policies discussed below are critical to understanding its historical and future performance as these policies involve a greater degree of judgment and complexity.

Please refer to Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy

Statement/Prospectus incorporated herein by reference for a description of Volta’s accounting policies in detail. Volta believes the following accounting policies require the most significant judgments and estimates used in the preparation of its financial statements.

Emerging Growth Company Status

Pursuant to Section 107(b) of the JOBS Act, an emerging growth company is provided the option to adopt new or revised accounting standards that may be issued by FASB or the SEC either (a) within the same periods as those otherwise applicable to non-emerging growth companies or (b) within the same time periods as private companies. Volta intends to take advantage of the exemption for complying with certain new or revised accounting standards within the same time periods as private companies, such as current expected credit losses and income tax.

Volta also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act, including, but not limited to: not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Volta will cease to be an emerging growth company on the date that is the earliest of (a) the last day of the fiscal year in which it has total annual gross revenues of $1.07 billion or more; (b) the last day of its fiscal year following the fifth anniversary of the date of its initial public offering; (c) the date on which it has issued more than $1.0 billion in nonconvertible debt during the previous three years; or (d) the last day of the fiscal year in which it is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of its common stock held by non-affiliates equals or exceeds $700.0 million as of the last business day of the second fiscal quarter of such fiscal year.

Network Development Revenue

Volta generates Network Development revenue from the sales of products including charging stations to select site partners and infrastructure to utility companies as well as related installation services and operations and maintenance services on charging stations owned by third parties. Some of Volta’s agreements include non-standard terms and conditions and include promises to transfer multiple goods and services. As a result, significant interpretation and judgment is required to determine the appropriate accounting for these transactions, including: (1) whether performance obligations are considered distinct that should be accounted for separately versus together, how the price should be allocated among the performance obligations, and when to recognize revenue for each performance obligation; (2) developing an estimate of the stand-alone selling price (“SSP”), of each distinct performance obligation; (3) combining contracts that may impact the allocation of the transaction price between product and services; and (4) estimating the consideration payable to a customer as a reduction of the transaction price.

When an agreement contains multiple performance obligations, Volta identifies each component to the contract and allocates the transaction price based on a relative SSP. If the arrangement contains a lease it is accounted for in accordance with ASC 842, Leases. In some arrangements, Volta has executed a sale and leaseback of the digital media screens (sale leaseback) and has also acquired the right to control the use of the location to advertise over a set term (location lease). During the construction phase, Volta does not control the underlying asset on the customer’s property. When the sale leaseback qualifies as a financing, Volta will not record a sale for accounting purposes of the digital media screen and depreciates that asset over its useful life. For contractual lease payments that do not exceed the fair value of the location lease obligation, Volta records a lease liability and an associated ROU asset based on the discounted lease payments. In some instances, Volta may receive a lease incentive from the lessor which is recorded as a reduction to the lease payments. In arrangements where Volta pays consideration to a customer for a distinct good or service, the consideration payable to a customer is limited to the fair value of the distinct good or service received by the customer. If the contractual payments for the location lease of this arrangement are in excess of fair value, then Volta will estimate the excess contractual payments over fair value and record that amount as a reduction to the transaction price in the arrangement. The reduction to transaction price for consideration payable to a customer is recognized at the later of when Volta pays or promises to pay the consideration or when Volta recognizes the related revenue for the transferred products and services.

The determination of SSP for performance obligations to customers is judgmental and is based on the price that Volta would charge for the same good or service if sold separately on a standalone basis to similar clients in similar circumstances. Volta estimates SSP based on reasonably available data that maximizes the use of observable inputs that may vary over time. Typically, the SSP of Volta’s performance obligations are based on expected cost plus a margin. The margin reflects what the market would be willing to pay adjusted for differences in products, geographies, customers, and other factors.

Sales of charging stations and installed infrastructure is recognized at a point in time when control has been transferred to the customer and is classified as product revenue on our statement of operations. Installation services are recognized over time using an input method based on costs incurred to measure progress toward complete satisfaction of the performance obligation. Revenue from operation and maintenance services is recognized ratably over the term of the arrangement as the services are performed. Payments are typically due within one month after billed.

Changes in judgments with respect to these assumptions and estimates could impact the timing or amount of revenue recognition. Please refer to Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for additional information on revenue recognition.

Equity Based Compensation

Volta’s stock-based compensation consists of options that are granted to employees and non-employees as part of their compensation package. Given that Volta is a private company, there are no direct observable inputs into the fair value of Volta Common Stock, and Volta’s management must make assumptions to estimate the fair value.

The grant-date fair value of employee and non-employee stock options are determined using the Black-Scholes option-pricing model using various inputs, including estimates of expected volatility, term, risk-free rate, and future dividends. Forfeitures are recognized as they occur. Compensation cost is recognized over the vesting period of the applicable award using the straight-line method.

Changes in the following assumptions can materially affect the estimate of fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

Given the absence of a public trading market, the Volta Board considers numerous objective and subjective factors to determine the fair value of Volta Common Stock. These factors include, but are not limited to, (i) contemporaneous valuations of Volta Common Stock performed by an independent valuation specialist; (ii) developments in the business and stage of development; (iii) operational and financial performance and condition; (iv) issuances of Volta Preferred Stock and the rights and preferences of Volta Preferred Stock relative to Volta Common Stock; (v) the current condition of capital markets and the likelihood of achieving a liquidity event, such as an initial public offering or sale of Volta; (vi) the lack of marketability of the Volta Common Stock; and (vii) experience of management and hiring of key personnel.

The grant date fair value of Volta Common Stock was determined using valuation methodologies which utilize certain assumptions, including probability weighting events, volatility, time to liquidation, a risk-free interest rate, and an assumption for a discount for lack of marketability.

Volta used the market approach to determine the fair value of the Volta Common Stock. This approach measures the value of an asset or business through an analysis of recent sales or offerings of comparable investments or assets and gives consideration to the financial condition and operating performance of an entity relative to those of public entities operating in the same or similar lines of business. Volta applies the market approach by utilizing the Backsolve method, which uses a Black-Scholes option pricing model to calculate the implied value based on the recent transaction price. For purposes of allocating the fair value of Common Stock, Volta used the Option Pricing Method (“OPM”). Under the OPM, shares are valued by creating a series of call options with exercise prices based on the liquidation preferences and conversion terms of each equity class. The estimated fair values of the preferred and common stock are inferred by analyzing these options. This method is appropriate to use when the range of possible future outcomes is so difficult to predict that estimates would be highly speculative, and dissolution or liquidation is not imminent.

For financial reporting purposes, Volta considers the amount of time between the valuation date and the grant date to determine whether to use the latest common stock valuation or a straight-line interpolation between the two valuation dates. The determination includes an evaluation of whether the subsequent valuation indicates that any significant change in valuation had occurred between the previous valuation and the grant date.

The following table summarizes the key share-based payment valuation assumptions:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Expected dividend yield	—%	—%	—%	—%
Risk-free interest rate	1.1%	0.4%	0.7%	1.2%
Expected volatility	66.1%	54.2%	59.7%	42.1%
Expected term (in years)	6.1	5.4	5.8	5.9

Expected Dividend Yield

Volta does not expect, and is not contractually obligated, to pay dividends in the foreseeable future.

Risk-free Interest Rate

The risk-free interest rate is based on the implied yields currently available from the U.S. Treasury zero-coupon yield curve over the expected term.

Expected Volatility

Expected volatility is a measure of the amount of fluctuation in the value of Volta’s share price over a specific time period. Volatility is generally calculated as the standard deviation of the continuously compounding rates of return on the share over a specified period and is typically expressed as annualized returns. Judgment is required to select a method to estimate expected volatility for nonpublic companies. As Volta does not have a trading history prior to the Business Combination, sufficient historical information related to the fair value of Volta’s options is not available. Nonpublic entities may use average volatility for comparable public companies to form a reasonable basis for the assumption of expected volatility. To identify similar entities, Volta considered characteristics of each, such as industry, stage of life cycle, size and financial leverage. The average volatility actually used in the fair value determination for stock options was 38-55% for grants issued in the six months ended June 30, 2020 and 56-66% for awards granted in the six months ended June 30, 2021.

Expected Term (in years)

Volta uses the practical expedient in ASC 718 which allows nonpublic entities to follow a simplified approach for calculating expected term. For service vesting conditions, the expected term is the midpoint between the requisite service period and the contractual term of the option. For performance vesting conditions, the expected term is determined based on the probability of occurrence. When the occurrence is probable, the expected term is the midpoint between the requisite service period and the contractual term of the option. If the occurrence is other than probable, the expected term is the contractual term when the service period is not stated, or the midpoint between the requisite service period and the contractual term if the requisite service period or vesting period is stated.

Fair Value of Warrant Liabilities

Volta classifies Series B Preferred Stock Warrants as long-term liabilities at their estimated fair value. The liability is subject to remeasurement at each balance sheet date, with changes in fair value recorded as other expenses, net in the consolidated statement of operations and comprehensive loss. Volta will continue to revalue the Volta Warrants relating to such Volta Preferred Stock until exercise, expiration, conversion or until they are no longer redeemable or the completion of a liquidation event, including completion of an initial public offering, at which time all such Series B convertible Preferred Stock warrants will be converted into warrants to purchase shares of Common Stock and the liability will be reclassified to additional paid-in capital. As of June 30, 2021, all Volta Warrants relating to its Series B Preferred Stock remain outstanding.

Volta estimates the fair value of the warrant liability using the Backsolve method, which uses a Black-Scholes option pricing model to calculate the implied equity value of Volta. Volta is required to make assumptions and estimates in determining an appropriate risk-free interest rate, volatility, term, dividend yield, discount due to exercise restrictions and the fair value of Volta Common Stock. Any significant adjustments to the unobservable inputs would have a direct impact on the fair value of the warrant liability. Refer to Note 5, “Fair value measurements,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for additional information.

Long Lived Assets

Property and equipment, net, which primarily consists of charging stations and construction in progress station hardware, is reported at historical cost less accumulated depreciation. Volta estimates the useful lives of the stations to be between five and ten years, based on its historical experience and its plans regarding how it intends to use those assets.

Volta’s experience indicates that the estimated useful lives applied to its portfolio of assets have been reasonable, and it does not expect significant changes to the estimated useful lives of its long-lived assets in the future. When Volta determines that stations or other equipment will be disposed of prior to the end of their initially estimated useful lives, it estimates the revised useful lives and depreciates the assets over the revised period.

Volta also reviews property and equipment for impairment when events and circumstances indicate that depreciable property and equipment might be impaired, and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets. When specific assets are determined to be unrecoverable, the cost basis of the asset is reduced to reflect the current fair market value.

Volta uses various assumptions in determining the remaining useful lives of assets to be disposed of prior to the end of their useful lives and in determining the current fair market value of long-lived assets that are determined to be unrecoverable. Estimated useful lives and fair values are sensitive to factors including contractual commitments, regulatory requirements and future expected cash flows. Volta’s impairment loss calculations require management to apply judgment in estimating future cash flows, including forecasting useful lives of the assets and selecting the discount rate that reflects the risk inherent in future cash flows.

Leases

Volta maintains multiple lease arrangements depending on negotiating contracts with customers relating to installed charging stations. The charging stations have two units of account: the charging station and digital media screen. Volta recognizes a financing transaction on the digital media screen, which remains on Volta’s balance sheet based on the cost of the digital media screen and is depreciated over its useful life. Volta also leases the location of the charging stations and this is recognized as an operating lease arrangement, with a lease liability and ROU asset under ASC 842. Volta voluntarily early adopted accounting standards for the treatment of leases under ASC 842 prior to the required adoption after December 15, 2021 given its business and operations in relation to leased properties on a go-forward basis.

Volta uses significant estimates in accounting for lease liabilities and ROU assets, which are recognized at the lease commencement date based on the present value of the future minimum lease payments over the lease term. The lease interest rate used to determine the present value of future lease payments is based on Volta’s incremental borrowing rate. Volta’s leases are all long term, extending beyond a twelve-month period, and include periods under options to extend or terminate the lease when it is reasonably certain Volta will exercise such options. Volta identifies separate lease and non-lease components, and the non-lease components are typically comprised of electricity reimbursements to the landlord.

Volta has elected the practical expedient to account for lease and non-lease components as a combined single lease component, increasing the amount of Volta’s lease liabilities and ROU assets.

Please refer to Note 2, “Summary of significant accounting policies,” and Note 13, “Leases,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for additional information about leases.

Income Taxes

Volta utilizes the liability method in accounting for income taxes. Deferred tax assets and liabilities reflect the estimated future tax consequences of temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. Valuation allowances are established when necessary to reduce deferred tax assets where it is more likely than not that the deferred tax assets will not be realized. Volta makes estimates, assumptions and judgments to determine its provision for its income taxes, deferred tax assets and liabilities and any valuation allowance recorded against deferred tax assets. Volta assesses the likelihood that its deferred tax assets will be recovered from future taxable income, and to the extent it believes that recovery is not likely, it establishes a valuation allowance.

Volta recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. Interest and penalties related to unrecognized tax benefits which, as of the date of this prospectus, have not been material, are recognized within provision for income taxes. As of June 30, 2021, Volta has determined there are no uncertain tax positions.

Off-Balance Sheet Arrangements

As of the balance sheet dates of June 30, 2021 and December 31, 2020, Volta has not engaged in any off-balance sheet arrangements, as defined in the rules and regulations of the SEC.

Recent Accounting Pronouncements

Refer to Note 2, “Summary of significant accounting policies,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for a discussion of the impact of recent accounting pronouncements.

Related Party Transactions

Refer to Note 16, “Related party transactions,” of Volta’s audited consolidated financial statements for the years ended December 31, 2020 and December 31, 2019 and the unaudited consolidated financial statements for the six-month periods ended June 30, 2021 included elsewhere in this prospectus and the Proxy Statement/Prospectus incorporated herein by reference for additional information for related party transactions.

Quantitative and Qualitative Disclosures About Market Risk

Volta’s operations include activities solely based in the United States. These operations expose Volta to a variety of market risks, including the effects of changes in interest rates and changes in consumer attitudes. Volta monitors and manages these financial exposures as an integral part of its overall risk management program.

Interest Rate Risk

Volta had a cash balance totaling $24.0 million and $58.8 million as of June 30, 2021 and December 31, 2020, respectively. Volta manages its cash through zero balance accounts and demand deposit accounts for which the amount held is equal to the fair value. Volta’s total principal long-term debt balance was $52.2 million as of June 30, 2021 and December 31, 2020 and had fixed interest rates of 12% per annum for its EIP loan and 1% per annum for its PPP Loan, respectively. Because the rates are fixed, a change in market rates would have no impact on Volta’s financial position or results of operations.

Foreign Exchange Risk

Volta is not currently exposed to changes in foreign currency exchange rates, however, its operations may be subject to fluctuations in foreign currency exchange rates in the future to the extent it opens offices or initiates business activities in locations where it might incur expenses or generate revenues in currencies other that U.S. dollars.

BUSINESS

Overview

Volta’s mission is to build the fueling infrastructure of the future. Volta’s vision is to create an EV charging network that capitalizes on and catalyzes the shift from combustion-powered miles to electric miles by placing media-enabled charging stations in prominent public locations that match the behavior and commerce of visitors to its host sites and allow media partners that advertise on the charging stations’ digital displays to reach consumers at their point of entry to retail and other locations. By leveraging a data-driven understanding of driver behavior to deliver EV charging solutions that fit seamlessly into drivers’ daily routines, Volta’s goal is to benefit the entire ecosystem of drivers, brands and its commercial partners. As part of Volta’s unique EV charging offering, its charging stations allow it to enhance its site hosts’ and strategic partners’ core commercial interests, creating a new means for them to benefit from the transformative shift to electric mobility.

Founded in 2010 by Scott Mercer, its Founder and Chief Executive Officer, and Christopher Wendel, who subsequently joined as co-founder and President, Volta primarily owns, operates and maintains EV charging stations and has expanded its network across the United States to include more than 1,900 chargers across 26 territories and states that have generated over 200,000 charging sessions per month on average for the six months ended June 30, 2021, forming one of the most utilized charging networks in the United States. To take advantage of the expected growth opportunity presented by the EV market, Volta intends to rapidly expand its network of charging stations, using its proprietary data-driven planning tools to identify high-traffic, high visibility site partner locations that it believes would benefit most from its EV charging solutions and garner the highest usage from Volta’s driving community, while delivering the most value for Volta’s media and advertising partners.

Volta’s business entails partnering with real estate and retail partners with national and regional multi-site portfolios of commercial and retail properties, as well as municipalities and local business owners, to locate and deploy its EV charging stations in premier locations. The site hosts Volta partners with span a wide array of industries and locations, including retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. Volta generally signs long-term contracts to locate its charging stations at site host properties and grows its footprint over time as its station utilization justifies further capital investment in its EV charging infrastructure. Volta also sells charging stations to certain business partners, while continuing to perform related installation, operation and maintenance services. For both Volta-owned and partner-owned charging stations, Volta sells media display time on the charging stations’ digital displays to its media and advertising partners. In addition, while Volta currently provides sponsored charging services to drivers that use its charging stations (meaning that drivers can charge their EVs at no cost to them), Volta intends to introduce a business model that includes pay-for-use charging in the future. Unique to Volta’s model, its network has the ability to draw on several sources of revenue to build earlier and higher unit economics than other solutions currently available in the market, by tapping into multiple commercial opportunities at any given site, consisting of the sale of advertising content on its charging station digital displays to its commercial partners, installation, operation and maintenance services related to its charging stations, license or service fees from the licensing of Volta’s proprietary software tools, the sale of LCFS credits and, in the future, fees associated with pay-for-use charging services.

Most important for the long-term health of the EV charging industry, Volta focuses on optimizing its network deployment for capital and electrical grid efficiency. Volta is building a network that has at its core the objective of delivering the most electric miles per dollar invested.

Market Opportunity

Volta believes the transition to electric mobility will be one of the largest macro-economic shifts in its lifetime. Because electricity is pervasive and safely distributed, fueling can shift to a model where vehicles charge at locations where their drivers already engage in everyday activities. The locations where the vehicle is parked will offer charging speeds matched to the natural parking duration of vehicles at the site in order to provide drivers with a meaningful charge to their vehicles. With the exception of occasional drives beyond a vehicle’s battery range, EV charging is primarily a top-up model and the fueling experience is transitioning from being a common chore performed by having to make a dedicated and sometimes inconvenient stop, to being conveniently located within a driver’s typical daily routine. For example, EV drivers might top-up with lower speed charging while parked at a shopping center for a few hours, but choose a faster mid-speed option for visits to grocery stores, drug stores and coffee shops, as needed. Volta offers a unique platform that delivers the convenience of the “on your route” model of EV charging while providing additional value through its understanding of driver behavior and commerce opportunities to present a compelling marketing opportunity to its media and advertising partners. By providing an EV charging amenity that is centered on its strategic partners’ commercial goals, Volta believes its partners will be able to take better advantage of the shift to electric mobility and drive site visitor engagement in their businesses.

EV Charging

The EV charging market is heavily dependent on the general market for EVs, which has experienced significant recent growth in response to public demand for vehicles with greater fuel efficiency, greater performance and lower environmental emissions. Volta expects this market growth to accelerate in the future due to numerous factors, including lower upfront prices for EVs, increased EV model availability and performance, lower total cost of ownership (“TCO”) as compared to ICE vehicles, increased range and availability of chargers and federal, state and local incentives and regulations.

For example, automobile and battery manufacturers have substantially increased their efforts to offer EVs at a wider variety of price points and to develop batteries with higher efficiencies and lower costs. According to BNEF, the cost of EV batteries is expected to fall below $100/kWh beginning in 2024, which would allow EVs to compete with and potentially outperform ICE vehicles on cost in the coming years. Efforts to date by OEMs have already lowered the upfront costs of EVs, and Volta expects further price reductions over the next several years. BNEF estimates most EVs will reach upfront cost parity with ICE vehicles by 2023 on an unsubsidized basis. As measured in terms of TCO, certain classes of EVs are already at or below parity with their ICE counterparts. As overall EV costs decline, more makes and models will reach TCO parity with their ICE equivalents and the TCO advantage for other types of EVs will expand.

In addition, according to Reuters, more than $300 billion has been invested or committed for investment in EVs in the next five to ten years by global automobile OEMs. Their investment is intended to expand and accelerate production of their EV offerings and associated technologies and to optimize the global EV supply chain. For example, Daimler AG has announced plans to electrify the entire Mercedes-Benz portfolio by 2022, Volkswagen expects to put 22 million EVs on the road in the next ten years and has announced $91 billion in committed EV spending, General Motors Company expects to have 30 EV models by 2025 with $27 billion in committed EV spending, Ford has announced $22 billion in committed EV spending by 2025 and BMW expects EVs to make up 15 – 25% of its 2025 sales, with more than 7 million EVs expected to be on the road by 2030. In response to the growing electrification trend, demand for public charging is also expected to increase, with BNEF forecasting demand for EV charging connectors growing by eight times from 2015 – 2030 and by 24 times from 2015 – 2040.

U.S. PASSENGER ELECTRIC VEHICLE SALES

+20% Growth CAGR Through 2040
+30% Growth CAGR
Through 2030
Million Vehicles Sold
10.0
8.0
6.0
4.0
2.0
0.0
2015
2020
2025
2030
2035
2040

CUMULATIVE U.S. PUBLIC CHARGER DEMAND

2040: +24x Expansion vs. Today
2030: +8x Expansion
vs. Today
Million Connectors
2.5
2.0
1.5
1.0
0.5
0.0
2015
2020
2025
2030
2035
2040

Source: BloombergNEF.

These advances are further bolstered by incentives and rebates offered by federal, state and local governments, including regulated utilities, to encourage the use of EVs. The U.S. federal government currently offers a tax credit for qualified plug-in EVs of up to $7,500, depending on vehicle weight and battery capacity, subject to certain limitations. In addition, the Biden Administration has announced several initiatives to address climate change and encourage the transition to zero emission vehicles, including EVs. For example, on January 27, 2021, President Biden signed an executive order that calls for, among other things, the increased use of zero-emissions vehicles by the federal government. The Biden Administration has announced a number of infrastructure initiatives intended, among other things, to help U.S. automakers spur the domestic EV supply chain and support American workers to make batteries and EVs, which, if adopted, would establish grant and incentive programs for state and local governments and the private sector to develop EV charging infrastructure and provide for rebates and tax incentives for buying American-made EVs. States such as California, Colorado, Delaware, Louisiana, Massachusetts, New York and Rhode Island also offer various incentives — such as rebates, grants and tax credits — to promote EV and EV supply equipment purchases. Additional rebates and grants for purchasers of EVs are currently under consideration at the federal and state level. Further, regulated utilities such as the NY Public Service Commission, which approved $700 million to fund EV charging infrastructure for multiple utilities, and Southern California Edison, which adopted a $436 million charge-ready infrastructure program, are also supporting EV infrastructure development efforts.

Demand for EVs has also been encouraged by regulatory developments and changes in driver habits. Several states — including California, Oregon, New York, Maryland and Massachusetts — have adopted or proposed mandates for EVs with the goal of more than 6 million EVs on the road by 2030. It is also expected that by 2035, all new cars sold in California, Massachusetts and New Jersey will be zero-emission vehicles, based on current requirements or government recommendations in such states. Additionally, California has enacted its Clean Miles Standard and Incentive Program aiming to reduce greenhouse gas emissions from rideshare vehicles through electrification. Volta believes these regulations will rapidly accelerate EV adoption by drivers and fleets in the coming years.

Behavior & Commerce

Volta’s “Behavior and Commerce” activities and revenue relate to its sale of advertising on its charging station digital displays to its commercial partners that purchase media display time to conduct such commercial partners’ media and advertising campaigns. Volta believes digital place-based content, an early component of its behavior and commerce-driven revenue generation, enjoys a strong and unique position in the marketing industry, offering partners a cost-effective media solution to display content on Volta charging station digital displays with an opportunity to reach high-value site visitors when they are close to making purchase decisions through a targeted and effective medium. Volta’s charging stations allow its content partners to reach their target customer demographic while they are engaged in their daily routines, whether shopping, working or pursuing recreational activities. With the growth of digital media and the use of data, advertisers can build on this location-targeting ability and alter advertising messages based on environmental conditions, including time of day, time of year and weather, making them all the more relevant and effective to their target audience. Site hosts are also able to partner with Volta to display site host content on Volta charging stations with the goal of impacting the full funnel of behavior from their customers: influencing store choice, extending dwell-time and affecting purchase decisions. Furthermore, Volta believes that it offers a compelling halo effect to partners by increasing perception of the partners brands’ commitment to the environment and community, as potential customers begin to associate the brands with Volta and its commitment to sustainability.

Volta’s Solution and Go to Market Strategy

As discussed in more detail below, Volta’s solution is to provide a client-first model that uses commerce opportunities and EV charging to unlock the larger macro opportunity surrounding the disruption of fueling. By choosing Volta charging stations, charging becomes more than just an amenity that a site host can offer its customers — it can serve as an independent driver of revenue, loyalty and driver engagement for site hosts. Volta’s content partners similarly benefit from access to unique locations served by Volta’s EV charging stations, reaching audiences when they are about to enter retail facilities. Finally, Volta believes its core focus on the use of sustainable technology and its dedication to slowing climate change by reducing greenhouse gas emissions caused by transportation closely aligns with the values of its site hosts, content partners and the drivers that use Volta chargers.

Volta’s principal products and services are its EV charging stations and related services, including its content delivery activities for its media and advertising partners. Volta’s EV charging equipment consists of a managed network of Level 2 and DCFC chargers equipped with digital displays (which Volta refers to as its “content-driven” charging stations) and Level 2 charging towers without digital displays. Volta’s EV charging network is facilitated by proprietary software that operates, maintains and monitors its EV charging stations and associated charging data. Volta remotely monitors and manages its EV charging stations to assist with driver engagement at host sites to provide EV drivers with vital station information, including charger location and availability. Volta’s content-driven charging stations also provide its commercial partners with an extensive network of digital displays in prime locations that drivers visit on a day-to-day basis.

The key elements of Volta’s business model include:

•        Volta’s primary business is focused on leasing premier space from real estate and retail partners and other site hosts to place its content-driven EV charging stations near site entrances, which are highly visible to both pedestrian and vehicular traffic, creating a desirable platform for brands and Volta’s commercial partners to deliver their media content. Volta typically contracts with site partners to locate its charging stations at host sites using either a master services agreement or a site-specific agreement. Master services agreements provide the framework for deploying Volta charging stations to national partners’ sites by establishing a mutual agreement with such partners to work with Volta to agree upon such national partner’s sites for installation of Volta charging stations and provides Volta with a defined list of opportunities with that site partner. Master services agreements also provide a pre-negotiated template for signing individual lease or license agreement for specific site opportunities, facilitating more efficient contracting once agreement is reached on specific additional sites. Volta currently has more than 20 of these master service agreements in place (see also “Partnerships and Strategic Relationships” below for a representative sample of network development partners with which Volta has entered into master services agreements). Volta also enters into site specific agreements with particular site partners, which define the terms under which Volta will place charging stations on the property controlled by such site partner and can take longer to negotiate and execute, as compared to site agreements entered into under an agreed master service agreement. In both cases, Volta remains responsible for the installation, operation and maintenance of the charging stations.

•        Volta also sells content-driven EV charging stations to certain business partners and continues to perform the related installation, operation and maintenance services, while retaining the exclusive right to sell media display time on the charging stations for the duration of the contract term.

•        For both Volta-owned and partner-owned charging stations, Volta also derives revenue from the sale of media display time on its charging stations to its commercial partners, as well as to site hosts who wish to display additional media content on Volta’s charging stations. The revenue generated from the sale of advertising funds, among other things, the electricity provided to drivers (referred to as sponsored charging), currently at no cost to the driver. However, in the future Volta expects to expand its current open-access model, which provides this sponsored charging to shoppers and visitors that use Volta charging stations, to include a model where drivers will pay for charging. Over time, Volta expects to grow this share of its revenues by charging drivers for use of its stations.

•        Finally, Volta derives revenue from licensing its PredictEVTM tool, a machine-learning built software tool that Volta uses for network planning, to utility companies, channel partners and other third parties as a SaaS offering to help them assess the impact that EV adoption and the shift to electric mobility will have on electricity demand in their service areas. The Volta team also uses its proprietary network planning tool to leverage a data-driven approach to expansion of its EV charging network. Combined with the Volta team’s extensive expertise in developing and operating a comprehensive, highly reliable charging network and selecting and developing quality sites for chargers, Volta believes that the PredictEVTM tool enables it to take a holistic approach to EV charging focused on changes to commerce and behavior resulting from the shift to electric mobility.

The key elements of Volta’s go-to-market strategy include:

•        Behavior and Commerce.    EV drivers fuel differently than drivers of gas fueled cars. Rather than going to a gas station, EV drivers are accustomed to having fueling opportunities provided where they are already going. Volta recognizes this fundamental shift in fueling behavior and places its stations at the entrances of the locations where those drivers go in the normal course of their day in order to maximize its station utilization.

Volta views EV charging as more than just a fueling approach — Volta is focused on creating the opportunity to develop sustainable and climate friendly EV infrastructure that allows drivers to maximize their time spent doing the things that matter most to them, while enabling Volta’s site hosts and commercial partners to attract and reach like-minded shoppers through a charging ecosystem that fits their daily needs. Ultimately, Volta’s goal is to master the questions of where people go, what they do and how they choose to spend, and to strategically plan its approach to EV charging around the behavior of drivers in a way that delivers value for both the driving community and Volta’s strategic partners.

•        Network Development.    Volta provides installation, operating and maintenance services, alongside the sale of Volta’s charging products to select site hosts. Volta’s Network Development customers consist of select site hosts that purchase Volta charging stations and receive associated installation and maintenance services and utility companies with whom Volta contracts to perform electrical infrastructure development activities.

•        Charging Network Operations.    Volta’s “Charging Network Operations” are tied to the monetization of the electricity delivered to drivers through Volta’s network of charging stations by the sale of regulatory credits to third parties. Based on the current regulatory framework, by tracking the delivery of electricity through the use of its charging stations, Volta is able to generate LCFS credits that it sells to third parties (see also, “— Government Regulation and Incentives — LCFS Credits” below). In addition, while it does not currently include such revenue, to the extent that Volta implements pay-for-use charging features in the future, Volta anticipates that Charging Network Operations revenue will include charging fees paid by drivers to purchase electricity through Volta’s charging stations. Currently, drivers do not pay for electricity delivered by Volta’s charging stations, which is provided to drivers on a sponsored basis as described above. In the future, if Volta charges for use, then Volta intends to determine the price to be paid for electricity by drivers, in its discretion, consistent with applicable law, taking into account, among other things, then-prevailing prices of electricity, any applicable regulatory constraints and competitive market rates in the industry.

•        Network Intelligence.    Volta utilizes its proprietary network planning tool, PredictEVTM, to predict charging demand and economic, social and grid impact across its target markets, which it believes enables it to maximize the efficiency and impact of its network and drives revenue from network partners. This machine learning-driven approach to demand forecasting allows Volta to predict the current and future need for charging services in a given market, facilitating planning of future expansion efforts and site, strategic partner and driver targeting with the goal of delivering the most electric miles per dollar invested. Volta leverages this data to manage relationships with national and local site hosts and content partners and provide them with additional opportunities to monitor and maximize the value provided by its charging stations and to help support initiatives that respond to network usage, performance and other optimization efforts. Volta believes this tool allows it to effectively and efficiently allocate its capital and strategic partner outreach efforts and to guide the ongoing management of its charging network.

Volta is committed to sustainability, and believes this commitment is in line with the goals of its business partners and the larger community. For example, drivers using Volta’s charging stations have offset nearly 43.8 million pounds of CO2 emissions from July 25, 2014 to June 30, 2021. Volta will continue to evaluate means by which to assess and improve its sustainability profile, though it cannot predict which, if any, such programs it may adopt in the future or at all.

Volta’s Driver Experience

Volta’s aim is to accelerate the EV movement by providing a seamless charging experience, thoughtfully located along the paths of EV drivers’ lives. The user experience is an important focus of Volta’s efforts and it combines its station lighting, driver interfaces, mobile application and driver communications to enhance the charging experience for drivers that use its stations. A key part of this approach is Volta’s development of its stylish, well-located and easy-to-use charging stations, which aim to make the charging process uncomplicated and enjoyable. Volta also facilitates the driver experience through its proprietary mobile application, available for iOS and Android, which provides EV drivers with vital station information, including the ability to locate EV charging stations on the Volta network, view real-time station status information, initiate EV charging sessions, report and troubleshoot any issues and view their charging history. Volta seeks to continuously innovate and expand the functionality of its mobile application and expects to release new features, such as station check-in and payment processing capabilities, in the near future. In addition, Volta has integrated all Volta charging stations into one network that is available to drivers who use the Volta mobile application, in order to make EV charging as seamless as possible. Volta also intends to partner with OEMs and other mobile application providers to make the Volta mobile application available through EVs, in-dash navigation or other user interface systems, as well as through other mobile charging and map applications, to further simplify the user experience for drivers. Finally, Volta seeks to provide rapid and high-quality driver and equipment support to ensure that host sites can provide uninterrupted charging services and drivers can receive reliable charging for their EVs. Volta’s goal is to make it simple for drivers to find and use Volta’s charging stations, with minimal disruption to their daily routine.

Check In
Charge
Go
Water Tower Center Garage Level 2
Available
Available
Available
Starting your charge
Thanks for charging with Volta!
$8.48

Note: Illustrative example of features currently under development.

Volta’s Products and Services

Volta provides a broad range of EV-charging-related products and services and content display offerings to its site hosts and strategic business partners. Volta’s unique business model aims to maximize deployment of capital to deliver compelling value per unit and dollars per mile of capital invested. Volta’s current business model is capable of generating revenue from multiple sources, including: Behavior and Commerce, Network Development, Charging Network Operations and Network Intelligence.

•        Behavior and Commerce revenue is derived from the sale of advertising to Volta partners that purchase media display time on its content-driven charging stations to conduct their media and advertising campaigns to generate commerce or influence targeted driver behavior. In 2019, Behavior and Commerce represented 56% of Volta’s total revenues; in 2020, it represented 42% of Volta’s total revenues and for the six months ended June 30, 2021, it represented 85.7% of Volta’s total revenues.

•        Network Development revenue is generated by providing installation, operating and maintenance services, and the sale of Volta’s charging products to select site hosts. Network Development revenue is also generated from contracts with utility companies for the sale of installed electrical infrastructure, which accounted for 3.3% of Network Development revenue in 2019; 7.5% in 2020 and 0% in the six months ended June 30, 2021, respectively, with the balance of Network Development revenue attributable to Volta’s site partners. Overall, Network Development revenue accounted for 41% of Volta’s total revenues in 2019, 54% in 2020 and 11.5% of Volta’s total revenues for the six months ended June 30, 2021. Volta’s Network Development customers consist of select site hosts that purchase Volta charging stations and receive associated installation and maintenance services and utility companies with whom Volta contracts to perform electrical infrastructure development activities. Currently, there is immaterial overlap between Volta’s Behavior and Commerce and Network Development customers.

•        Charging Network Operations revenue is generated by tracking the delivery of electricity through the use of Volta’s charging stations, generating LCFS credits which Volta sells to third parties under the regulatory framework currently in effect. In 2019, Charging Network Operations revenue represented 2% of Volta’s total revenues; in 2020, it represented 4% of Volta’s total revenues and for the six months ended June 30, 2021, it represented 0% of Volta’s total revenues. To the extent Volta implements pay-for-use charging features in the future, Volta anticipates that its “Charging Network Operations” revenue will also include fees received for its paid charging services and that its Charging Network Operations customers will include drivers that utilize Volta’s paid charging services.

•        Network Intelligence revenue consists of license or service fees from the sale of Volta’s proprietary software tools related to its EV charging network analysis. Volta offers access to the PredictEVTM tool to utility companies, channel partners and other third parties through a SaaS offering. Volta’s Network Intelligence customers consist of its SaaS licensees. In 2019, Network Intelligence revenue represented 0% of Volta’s total revenues; in 2020, it represented 1% of Volta’s total revenues and for the six months ended June 30, 2021, it represented 2.8% of Volta’s total revenues.

The table below sets forth the amount of revenue from Behavior and Commerce, Network Development, Charging Network Operations and Network Intelligence in relation to Volta’s total revenue for the years ended December 31, 2019 and 2020, and the six months ended June 30, 2021.

Volta’s Products and Services	Percentage of Revenue
	FY19	FY20	Q2 21
Behavior and Commerce	57%	41%	85.7%
Network Development	41%	54%	11.5%
Charging Network Operations	2%	4%	0%
Network Intelligence	0%	1%	2.8%
Total	100%	100%	100%

Currently, Volta does not receive a significant amount of revenue through grants, incentives or other government subsidies.

EV Charging Products

Volta has designed and deployed a managed network of content-driven EV charging platforms that function as an integrated content network and are unique in the EV charging industry. Available in differentiated models for all charging speeds, Volta’s content-driven EV charging stations feature high-resolution 55-inch digital displays. Volta also provides tower products in a pedestal configuration to supplement its digital display-equipped EV charging stations and to allow site hosts to scale their EV charging offerings in a manner appropriate to their site. Volta plans to continue to innovate and expand the product and service offerings available with its EV charging stations.

Volta’s current EV charging stations include:

•        DC Fast Charging Stations.    Volta’s DCFC stations operate between 50 – 500VAC and supply up to 50kW. Currently, the highest power level deployed in the United States is 50kW. Volta’s DCFCs are capable of adding a driving range of 100 miles in as little as 15 minutes, depending on the charging capabilities of the particular EV’s battery (with lower capability and older EV models requiring thirty minutes or more for an equivalent charge).

•        Level 2 Chargers and Towers.    Volta’s Level 2 chargers operate between 208 – 240VAC and supply between 6.2 and 19.2 kW. A Level 2 charger will provide approximately 33 miles of range per hour of charging and a full charge in two to eight hours using our chargers. Level 2 chargers are commonly found in long-dwell time public locations and workplaces. Volta’s Level 2 chargers are ideally suited for enabling “top-up” charging along a driver’s daily route, allowing a driver to plug in and charge while shopping, working or attending to other daily tasks. Volta offers Level 2 charging equipment as both stations equipped with digital displays, and as L2 charging towers without digital displays in a pedestal configuration, intended to supplement and enhance charger availability at sites with installed Level 2 or DCFC charging stations with digital displays.

Volta deploys its EV charging platform network by either leasing space at host site locations for the installation of Volta-owned charging stations or by selling charging stations to select site hosts and performing related maintenance services. Volta also generates Behavior and Commerce revenue through the delivery of media partner content across both Volta-owned and site partner-owned charging stations equipped with digital displays.

EV Charging-Related Services

Volta installs its chargers in premium parking spaces owned or leased by commercial or public-entity site hosts that desire to provide EV charging services at their respective locations. Volta’s site hosts include retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. Under both its master services agreements and negotiated agreements for specific sites, Volta typically targets agreements for the installation of its charging stations at host sites with an initial term of ten years, with the option to extend the lease for up to two five year terms. Such agreements address both Volta rental payments and access to and payment for electricity at host sites. In addition, Volta has sold EV charging stations to select business partners and site hosts under contractual arrangements pursuant to which Volta performs related installation, operation and maintenance services, while retaining the exclusive right to sell media display time on the charging stations for the duration of the contract term, commonly ten years.

In connection with locating its EV charging stations at its host sites, Volta is responsible for installation, operation and maintenance of the EV charging stations, including delivering electricity to drivers who access its publicly available charging network. Volta obtains electricity from site host locations where its stations are installed and either pays electricity costs to its site hosts based on negotiated rates in its agreements or makes electricity payments directly to the relevant utility company.

Volta currently employs an open-access model which leverages Volta’s Behavior and Commerce (advertising) revenue to provide sponsored charging at no cost to shoppers and visitors that use Volta charging stations. Volta is developing a pay-for-use charging model, where drivers will pay for the electricity they receive at rates to be determined by Volta in the future, in accordance with applicable law, taking into account, among other things, the then-prevailing cost of electricity, any applicable regulatory constraints and competitive market rates in the industry. Volta also anticipates implementing pay-for-use charging features in the future, as well as idle fees for remaining connected to a station for more than a certain amount of time after charging is complete, and paid charging for its DCFC charging services. Volta also makes its mobile application available to drivers free of charge, which drivers can use to locate available chargers and initiate EV charging sessions, among other features.

Volta also provides certain site hosts with data to help them better understand charger utilization and driver engagement at their sites, as well as positive environmental impact from the charging services they are facilitating, based on the methodologies discussed above under “Volta’s Solution and Go to Market Strategy.”

Content Services

Volta sells media display time on its charging station digital displays to various national and regional businesses and content channel partners who deliver media content on Volta’s charging network to market their products and services, as well as to site hosts who wish to display promotional content on the charging stations located at their sites. Volta charges fees for these services based on the number of impressions delivered in respect of each content and media campaign. Volta believes its EV charging stations provide a new investment thesis for marketers, helping them find real-world growth by leveraging the growing EV market opportunity, while solving for sustainability concerns of regulators and stakeholders, and making it easier to target their customer demographic on their daily routes. Volta can also use its proprietary network planning tool and data collection efforts to demonstrate the value proposition of its charging stations to content partners, using metrics showing superior station utilization and increased retail engagement at its host sites. Volta’s advanced content systems also offer varying types of marketing opportunities and approaches to its content partners, including ad serving, programmatic buying, dynamic media and other ad tech innovations. Volta’s content customers include automotive OEMs, national and regional retail, consumer packaged goods and professional services companies and various channel partners.

Additional Service Offerings

Volta uses its proprietary PredictEVTM planning software tool to predict and forecast expected grid capacity, EV charging penetration and expected charger utilization. In addition to using the PredictEVTM tool to provide information inputs for its network planning and to develop data-driven site and station recommendations, Volta also licenses the PredictEVTM tool to utility companies, channel partners and other third parties through a SaaS model. Volta’s licensing partners use its PredictEVTM tool to help them predict electricity demand in their service areas as driver demand for electricity, including EV charging, continues to expand, and to help manage grid capacity constraints and concerns as well as identify prospective EV charging penetration over time. Volta believes its PredictEVTM tool enables its licensing partners to be better prepared to react to and participate in the continuing build-out of EV infrastructure.

Competitive Strengths

Volta’s competitive strengths include the following:

•        Market opportunity that capitalizes on the burgeoning EV charging station market.    The macroeconomic shift to electric mobility provides a significant opportunity to redefine how drivers and businesses view EV charging infrastructure, positioning Volta to take advantage of a compelling disruption story in a new addressable market that is not yet fully saturated.

•        Top charging utilization among competitors.    Driven by its unique business model, Volta’s well-located charging stations are among the most utilized in the EV charging industry, providing Volta with a competitive advantage in further expanding its footprint with site hosts and securing additional commercial partners, enabling further expansion and growth as Volta’s network scales.

•        Revenue diversity and unit economics.    Volta’s charging stations can deliver multiple revenue streams, currently consisting of the sale of advertising content on its charging station digital displays to its commercial partners, installation, operation and maintenance services related to its charging stations, license or service fees from the licensing of Volta’s proprietary software tools, the sale of LCFS credits and, as Volta continues to develop its business model, through fees associated with pay-for-use charging services that Volta intends to implement and capitalize on in the future, enabling Volta to maximize its deployment of capital to achieve compelling value per unit and dollars per electric mile spent. In addition, Volta also sells content-driven EV charging stations to select business partners and continues to perform the related installation, operation and maintenance services, generating recurring revenue while retaining the exclusive right to sell media display time on the charging stations for the duration of the contract term.

•        Visible site pipeline creates predictable growth.    As of June 30, 2021, Volta’s contracted backlog includes more than 2,000 additional screens, more than 1,000 additional charging stations and more than 450 additional sites, as well as a pipeline of more than 5,000 potential sites under master service agreements with national partners, which provide the framework for deploying Volta charging stations to such national partners’ sites by establishing a mutual agreement with such partners to work with Volta to agree upon such national partner’s sites for installation of Volta charging stations with the execution of a specific further agreement governed by the terms of the master service agreement. Volta currently has more than 20 of these master service agreements in place (see also “Partnerships and Strategic Relationships” in the table on page 111 for a representative sample of partners with which Volta has master services agreements). This expected pipeline of more than 5,000 potential sites reflects management’s good faith estimate, based on their experience and industry knowledge, of the prospective additional target sites under master service agreements that Volta has the opportunity to contract for, and there can be no assurances that the 5,000 potential sites currently under master services agreements will be developed due to permitting, constructing or other factors or a determination that any such sites may not be of commercial value to Volta’s business model. In addition, Volta’s pipeline expectations do not include opportunities for negotiated agreements for specific sites that are not under master services agreements, given the differences in contracting for such sites described above, or any opportunities outside of the United States. Volta continues to pursue commercial relationships under both master service agreements and site-specific agreements as part of its ordinary course of business and believes these opportunities will lead to predictable growth as Volta deploys additional capital to scale its network.

•        Differentiated and unique EV charging business model.    Volta believes its unique business model will allow it to leverage the benefits delivered to its site hosts and commercial partners to continue to grow its business at even greater rates as the Volta network scales. More site hosts would lead to more chargers, more screens and a continuously expanding network opportunity for Volta’s content partners.

•        Experienced management team.    Volta’s expertise in EV charging is driven by the vision of its Chief Executive Officer, Scott Mercer, who has been at the forefront of the EV charging movement since launching Volta’s first pilot site in Hawaii in 2011, and its President, Christopher Wendel, together who are among the last founding teams in the EV charging market to still run their business. As Volta has grown, it has assembled a talented leadership team with extensive experience in the EV charging industry, and in industries complementary to its business model, including content, construction and real estate, which is dedicated to continuing to innovate to shape how drivers view and experience EV charging and to leverage the shift to electric mobility for the benefit of Volta’s commercial partners.

Growth Strategies

Volta intends to leverage its competitive strengths and the following growth strategies to continue to scale its network of EV charging offerings and drive stakeholder value.

•        Accelerate new and enhanced product offerings.    Volta intends to continue to further develop and expand the product offerings it makes available to its commercial partners, including its EV charging, network tool, digital display and content display offerings.

•        Expanding sales and marketing.    Volta intends to invest in its sales and marketing efforts to capitalize on the continued growth opportunity in the EV market and enable appropriate and effective engagement with site hosts and content partners across verticals and channels. Volta also intends to develop loyalty programs that can be used to enhance the driver experience. Volta is also in the process of developing a loyalty program, similar to a rewards program, intended to complement programs offered by its site hosts and retail partners that will aim to enhance site hosts’ ability to attract and retain consumers and to promote sustainability and facilitate site host planning by providing detailed station utilization metrics to site hosts. While Volta views this is an important long term initiative, it does not currently contribute to its Behavior and Commerce or other revenues.

•        Targeted expansion in existing and new markets.    Volta will continue to use its proprietary network planning tools to expand its footprint in existing markets and assess and consider expansion into new markets, both in the United States and international markets such as Europe, in order to continue to attract new site hosts and content partners. Volta also intends to pursue a “land-and-expand” model which encourages existing site hosts to increase their Volta charging station footprint over time as EV penetration increases.

•        Research and development.    Volta intends to invest considerable time and expense into enhancing its products and services and to continue to provide unique and differentiated EV charging offerings to the market. Volta intends to continue to develop its proprietary network planning tool, PredictEVTM, to assist in the evaluation of additional international markets. Volta also plans to continue to develop its mobile application and its interoperability features to allow Volta to partner with additional OEMs and commercial partners.

•        Pursuing strategic acquisitions.    While Volta has not, to date, made any material acquisitions, it continues to explore opportunities.

Volta’s Partnerships and Strategic Relationships

Volta is focused on establishing and maintaining strong long-term relationships with real estate and retail partners and site hosts with national and regional multi-site portfolios of commercial properties to build out its charging network. Such site hosts can span a wide array of industries and locations and currently include retail centers, grocery stores, pharmacies, movie theaters, parking lots, healthcare/medical facilities, municipalities, sport and entertainment venues, parks and recreation areas, restaurants, schools and universities, certain transit and fueling locations and office buildings and other locations. For Volta’s partners with multi-site portfolios, Volta executes master service agreements with site hosts that help facilitate conversion of prospect sites into developable locations by standardizing terms and conditions for site leasing and access. Volta’s management believes the benefits offered to site hosts by its business model will continue to provide Volta with access to the highest quality property owners and site hosts. Such access and continued premier placement of Volta’s stations will in turn allow it to continue demonstrating the benefits of its content display offerings to its partners, leveraging the expansion of its EV charging network to grow its relationships with key national and regional content partners as the Volta network scales.

The table below is representative of a portion of Volta’s commercial partners since January 1, 2019. The representative commercial partners shown below are not indicative of any particular level of revenue generation and are intended to demonstrate the breadth of potential commercial partners with which Volta has engaged since January 1, 2019.

The table below identifies a representative sampling of prominent Volta partners based on brand recognition, industry and national and regional multi-site portfolios that may be available for future deployment of Volta charging stations and demonstrates the breadth of the partners that Volta works with and shows examples of partners with whom Volta has engaged for a variety of commercial reasons and not simply revenue generation. Commercial partners who buy media and advertising space do so from time-to-time and not under the terms of a long term agreement, so differentiating between current and past partners may not be indicative of potential revenue streams, but is indicative of the types of commercial partners who are engaging with Volta in the Behavior & Commerce space. For instance, the site partners listed under “Stores” below are representative of the types of top national brands with which Volta has a master services agreement or specific marquee site agreements. The site partners listed under “REITS” below are representative of additional site partners with whom Volta has contractual relationships with and who control important national or regional portfolios of properties that Volta believes would add value to its network. The properties listed under “Community” below represent marquee locations in high value markets. In the “Behavior & Commerce” category below, each of the OEMs and national brands listed paid for advertising content on Volta’s media-enabled charging stations and are representative of the type of household names that we believe perceive value in Volta’s advertising network. “Channel Partnerships” are negotiated to extend the reach of Volta’s direct sales efforts for its advertising services. The companies listed under “Utilities and Government” have signed subscriptions for Volta’s PredictEVTM product or are companies with whom Volta has existing relationships and who we believe are potential future subscribers. For the year ended December 31, 2020, no single transaction with any of the commercial partners identified below generated more than $1.1 million in revenue for Volta.

Suppliers and Service Providers

Volta has invested in and maintains long-term relationships with suppliers and service providers. Volta designs its EV charging stations in-house with the assistance of professional design consultants and outsources production to contract manufacturers. At this stage of the industry, equipment can be unique to each supplier with respect to components and aftermarket maintenance and warranty services. Volta relies on a limited number of suppliers and manufacturers, and in some cases only a single supplier for some components, for the manufacture and supply of its charging stations. Peerless-AV, which assembles Volta’s charging stations, was Volta’s principal supplier for the year ended December 31, 2020 and the six months ended June 30, 2021, accounting for 75% and 73.3% of Volta’s supply-related expenditures for such periods, respectively. For the year ended December 31, 2020 and the six months ended June 30, 2021, no other supplier or manufacturer for the supply or manufacture of Volta’s charging stations accounted for greater than approximately 10% of Volta’s supply-related expenditures for the applicable period. See also “Information About Volta — COVID-19 Impact.”

Volta’s and Peerless-AV’s supply relationship is governed by a Supply Agreement under which Volta has the right to place orders for the purchase of charging stations and related equipment (the “Peerless Supply Agreement). The materials purchased from Peerless pursuant to any purchase order are covered by terms within the Peerless Supply Agreement customary for these types of arrangements, including customary warranty, delivery, payment and liability provisions. The Peerless Supply Agreement requires Volta to purchase at least 60 and no more than 200 charging stations a quarter unless otherwise agreed by Volta and Peerless. The Peerless Supply Agreement may be terminated by either party by notice given at least thirty days before its annual renewal date, by Peerless on six months’ notice, and at any time by the giving of not less than 30-days’ notice upon breach by a party (subject to customary cure rights), except that termination of the Peerless Supply Agreement will not terminate any then-existing purchase order (other than due to breach by the applicable party, subject to customary cure rights). The Peerless Supply Agreement does not require Volta to deal exclusively with Peerless.

In addition, Volta is typically responsible for the installation of its charging stations at its partners’ sites. These installations are generally performed by electrical and civil contractors, consistent and in accordance with accepted industry practices. Those electrical and civil contractors are engaged and managed by Volta under the oversight of Volta’s construction project managers and site management personnel. To facilitate its installation and maintenance activities, Volta has formed relationships with construction and maintenance companies that have significant experience building and maintaining EV charging sites.

Competition

EV Charging

The EV charging market is relatively new and is increasingly competitive. Volta currently faces competition from a number of companies. Volta believes its current competitors to its EV charging owner-operator business activities are EVgo, Electrify America, Tesla and Rivian. There are also many other large and small EV charging companies that offer non-networked or “basic” chargers that have limited customer leverage but could provide a low-cost solution for basic charger needs in commercial and retail locations, such as Pod Point Limited, EVConnect, Inc. and Engie SA, as well EV charging equipment manufacturers that also compete with Volta, like ChargePoint, EVBox and Blink, in addition to charging networks being developed by OEMs or in partnership with any of the aforementioned competitors. The principal competitive factors in the EV charging industry include capital efficient deployment; number of revenue lines and diversity of revenue opportunities, charger utilization and pricing to drivers; charger connectivity to EVs and ability to charge all models and standards; charger network reliability, scale and local density; charger locations and accessibility; speed of charging relative to expected vehicle dwell times at the location; software-enabled services offerings and overall business partner and driver user experience; operator brand, track record and reputation; access to equipment vendors and service providers; installation expertise and costs; and policy incentives. Large initial stage markets require significant early capital expenditures, engagement across verticals and driver engagement to gain market share and continued effort to scale product and service offerings, channels, installers, teams and processes. There are also competitors who may have limited funding, experience or commitment to quality assurance, which could cause poor experiences, hampering overall EV adoption or trust in any particular provider of charging services. Volta believes these additional competitors may struggle with gaining the necessary network traction but could gain momentum in the future. Further, Volta’s current or potential competitors may be acquired by third parties with different commercial objectives and imperatives and greater available resources.

Volta believes it has a competitive advantage in delivering charging services driven by its unique business model, EV charging station design, charging station placement, network tools and the additional value Volta’s charging stations can deliver to its site hosts and business partners by combining content display offerings with charging services to drive higher utilization as compared to Volta’s competitors.

Content

The place-based digital media industry is fragmented, consisting of a few traditional companies operating on a national basis, such as Outfront Media, Inc., Clear Channel Outdoor, Lamar, JCDecaux, Intersection and GSTV, as well as newer, digitally-forward, omni-channel platforms like Google, Facebook and Twitter, and hundreds of smaller regional and local companies operating a limited number of displays in a single or a few local geographic markets. Volta competes with all of these companies for its content customers. Volta also competes with other content, including broadcast and cable television, radio, print media, the internet and mobile and direct mail marketers, within their respective markets. In addition, Volta competes with a wide variety of out-of-home media, including media in shopping centers, grocery stores, movie theaters, transit locations and sports and entertainment venues. Advertisers compare relative costs of available media, CPMs, as well as markets, locations and audiences, particularly when delivering a message to customers with distinct demographic characteristics. In competing with other content, Volta intends to rely on its differentiated product and its content-driven charging station placement which can provide access to a high-value audience, historically unavailable locations, an uncluttered media experience, the opportunity to influence purchase and brand decisions immediately prior to site visitors entering a retail environment, a compelling halo effect for brands around alignment with sustainability and the growing ability to prove efficacy of digital content in the real world.

Governmental Regulation and Incentives

State, regional and local regulations for installation and operation of EV charging stations and place-based media content vary from jurisdiction to jurisdiction and may include, but are not limited to, permitting and sign code requirements, inspection requirements, licensing of contractors, certifications, environmental requirements, health and safety requirements and restrictions around digital display placement and content.

Compliance with such regulations is an important aspect of Volta’s ability to continue its operations and avoid additional costs and installation delays for its EV charging stations. The descriptions that follow are summaries and should be read in conjunction with the texts of the regulations described herein, which are subject to change. The descriptions do not purport to describe all present and proposed regulations affecting Volta’s business. Volta is not currently materially dependent on any government programs supporting EV technology.

Grants and Incentives

Volta continuously pursues public grants, subsidies and incentives to reduce its capital expenditures. Volta has dedicated, and plans to further dedicate, a variety of internal and external resources to monitor, apply for and utilize available grant, subsidy and incentive funding for the development of charging infrastructure on a state, local and national level. Volta may inform its network expansion and local build plans based on expected timing for and availability of funding of this type. Volta has received grants from Eversource Energy, National Grid Rhode Island, National Grid Massachusetts, Entergy Corporation, and Maryland Energy Administration.

Volta intends to continue to vigorously seek additional grants, rebates, subsidies and incentives as an effective avenue to reduce its capital investment in the promotion, purchase and installation of charging stations where applicable.

Government Regulations to Enhance EV Adoption

Some governments provide incentives to end users and purchasers of EVs and EV charging stations in the form of rebates, tax credits and other financial incentives, such as payments for regulatory credits, as discussed in more detail below. The EV market relies on these governmental rebates, tax credits and other financial incentives to significantly lower the effective costs associated with EVs and EV charging stations.

For example, the regulations mandated by the Corporate Average Fuel Economy (“CAFE”) standards set the average new vehicle fuel economy, as weighted by sales, that a manufacturer’s fleet must achieve. The EPA has established vehicle carbon dioxide emissions standards through model year 2026 for light-duty vehicles; however, the Biden Administration has announced plans to reconsider these standards and has proposed to restore California’s authority to establish its own more stringent standards, which several other states have elected to follow. Although Volta is not a car manufacturer, and thus not directly subject to the CAFE standards, such standards may still indirectly affect Volta’s business. The adoption of more stringent standards may create further incentives for vehicle manufacturers to increase their EV offerings, which would likely result in increased demand for charging services. Additionally, several states, such as California, Massachusetts and New York, have adopted or are considering adopting bans on the sale of internal combustion engine vehicles by 2035.

LCFS Credits

Volta earns various tradable regulatory credits, in particular California’s LCFS credits, as well as carbon credits under comparable LCFS programs in other states. Volta earns credits for the kilowatt-hours distributed by its stations and, in certain cases, the installation of DCFC infrastructure under California’s Fast Charging Infrastructure program. Volta earns revenue from the sale of these credits, and expects to continue to sell future credits, to entities that generate deficits under the LCFS programs and are obligated to purchase the credits and use them to offset their deficits or emissions, primarily petroleum refiners and marketers, and other entities that can use the credits to comply with the program requirements, or through exchanges. Volta actively seeks to maximize the number of regulatory credits generated per kWh of energy dispensed energy. Volta’s management is actively monitoring proposed and newly enacted LCFS programs in other jurisdictions (including, for example, states, such as Massachusetts, New York, Colorado and Washington) as potential future revenue streams. The availability of such credits depends on continued governmental support for these programs and regulatory frameworks that make it possible for Volta to participate in these credit markets. There is no guarantee that such credits will continue to be available for sale or that regulatory restrictions would not be imposed on the proceeds from the sale of such credits in the future. Additionally, to the extent government incentives result in increased build-out of electric or other low-carbon fuel dispensing infrastructure that also produce LCFS or similar regulatory credits, the revenue received from the sale of such credits may diminish.

Other EV Charging Regulations

On December 16, 2019, California adopted amendments to the state’s electric vehicle supply equipment specifications that prohibit, or will prohibit, public-charging operators from billing customers by the minute within the state. The prohibition on per-minute billing currently applies to all new Level 2 chargers installed or replaced on or after January 1, 2021 and will apply to new DCFCs installed or replaced on or after January 1, 2023. Chargers installed before 2021 can continue time-based billing until 2031 (for Level 2 chargers) or 2033 (for DCFCs).

California, Colorado, Florida, Hawaii, Illinois, Maryland, Massachusetts, Minnesota, New York, Oregon, Pennsylvania, Utah, Virginia, Washington and the District of Columbia have determined that companies that sell EV charging services to the public will not be regulated as utilities. While these individual state determinations are not binding on any other regulator or jurisdiction, they demonstrate a trend in the way states view the nascent EV charging industry. Other jurisdictions are in the process of adopting such reforms.

Manufacturing and Safety Regulations

Volta does not directly manufacture or assemble its charging stations; however, Volta may still be subject to the Occupational Safety and Health Act of 1970, as amended (“OSHA”). OSHA establishes certain employer responsibilities, including maintenance of a workplace free of recognized hazards likely to cause death or serious injury, compliance with standards promulgated by the Occupational Safety and Health Administration and various record keeping, disclosure and procedural requirements. Various standards, including standards for notices of hazards, safety in excavation and demolition work and the handling of asbestos, may apply to Volta’s operations.

In addition, the National Electrical Manufacturers Association (“NEMA”) is the association of electrical equipment and medical imaging manufacturers. NEMA provides a forum for the development of technical standards that are in the best interests of the industry and users, advocacy of industry policies on legislative and regulatory matters, and collection, analysis, and dissemination of industry data.

Waste Handling and Disposal

Volta is subject to environmental laws and regulations regarding the handling and disposal of hazardous substances and solid wastes, including electronic wastes and batteries. These laws regulate the generation, storage, treatment, transportation and disposal of solid and hazardous waste and may impose strict, joint and several liability for the investigation and remediation of areas where hazardous substances may have been released or disposed. For instance, CERCLA and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons that contributed to the release of a hazardous substance into the environment. These persons include current and prior owners or operators of the site where the release of the hazardous substance occurred as well as companies that disposed or arranged for the disposal of hazardous substances found at the site. Under CERCLA, these persons may be subject to joint and several strict liability for the costs of cleaning up the hazardous substances that have been released into the environment, for damages to natural resources and the costs of certain health studies. CERCLA also authorizes the EPA and, in some instances, third parties to act in response to threats to the public health or the environment and seek to recover costs incurred from the responsible classes of persons. In the course of ordinary operations, Volta, through third parties and contractors, may handle hazardous substances within the meaning of CERCLA and similar state statutes and, as a result, may be jointly and severally liable for all or part of the costs required to clean up sites as which these hazardous substances have been released into the environment.

Volta may also be subject to the Resource Conservation and Recovery Act (“RCRA”) and comparable state statutes for the generation or disposal of solid wastes, which may include hazardous wastes. RCRA regulates both solid and hazardous wastes, but in particular, imposes strict requirements on the generation, storage, treatment, transportation and disposal of hazardous wastes. Provided that certain requirements are met, certain components of our charging stations may be excluded from RCRA’s hazardous waste regulations; however, if these components do not meet all established requirements for the exclusion to apply, or if the requirements for the exclusion change, Volta may be required to treat such products as hazardous waste which are subject to more rigorous and costly disposal requirements. Any changes in the laws or regulations, or any changes in Volta’s ability to qualify the materials used for exclusions under such laws and regulations, could adversely affect Volta’s operating expenses.

Place-Based Media Industry Regulations

The place-based media and outdoor media industry is subject to governmental regulation and enforcement at the federal, state and local levels in the United States. These regulations have a significant impact on the outdoor media industry and may have an impact on Volta’s content sales activities.

In particular, construction, repair, maintenance, lighting, upgrading, height, size, spacing, the location and permitting of outdoor digital displays and the use of new technologies for changeable displays, such as digital displays, are regulated by federal, state and local governments, and, from time to time, governments have prohibited or significantly limited the construction of new outdoor media displays or structures. Since digital displays have been developed and introduced relatively recently into the market on a large scale, existing regulations that currently do not apply to them by their terms could be revised or new regulations could be enacted to impose greater restrictions on digital displays due to alleged concerns over aesthetics or driver safety.

In recent years, outdoor media also has become the subject of other targeted taxes and fees and, from time to time, legislation has been introduced attempting to impose taxes on revenue from outdoor media or for the right to use outdoor media assets. In particular, a number of governments have implemented or initiated taxes, fees and registration requirements in an effort to decrease or restrict the number of outdoor signs and/or to raise revenue. Several jurisdictions have imposed such taxes as a percentage of outdoor media revenue generated in that jurisdiction or based on the size and type of display technology. These laws may affect prevailing competitive conditions in specified markets in a variety of ways. Such laws may reduce Volta’s expansion opportunities or may increase or reduce competitive pressure from other members of the outdoor media industry.

In addition, restrictions on the use of outdoor media to display certain products, services or other content have been imposed by federal, state and local laws and regulations. For example, tobacco products have been effectively banned from outdoor media in most jurisdictions and state and local governments in some cases limit outdoor advertising of alcohol. Further, certain municipalities may limit issue-based outdoor advertising or place restrictions on advertising off-site or off-premises products or services. Additional restrictions on outdoor media of certain products and services are or may be imposed by federal, state and local laws and regulations.

Intellectual Property

Volta protects its intellectual property and proprietary rights through patent, trademark, copyright, trade secret and unfair competition laws, augmented by its own confidentiality protocols. Volta undertakes actions as necessary to ensure that its proprietary rights are protected while at the same time respecting the intellectual property rights of other persons.

As of June 30, 2021, Volta had 9 design patents and 19 pending utility and 7 pending design patent applications in the United States. Volta continues to regularly assess opportunities for seeking patent protection for those aspects of its technology, designs and methodologies that it believes provide a meaningful competitive advantage.

Employees

As of June 30, 2021, Volta had 229 regular full-time employees. None of Volta’s employees are represented by a labor union or covered by a collective bargaining agreement. Volta has never experienced a work stoppage and believes it maintains positive relationships with its employees.

Facilities

Volta’s primary office is located at 155 De Haro St, San Francisco, California 94103, where Volta occupies facilities totaling approximately 8,480 rentable square feet under a lease that, as currently amended, expires in August 2025. Volta uses these facilities for office space and warehouse purposes. Volta believes its existing facilities are adequate for its current requirements.

Legal Proceedings

From time to time, Volta may become involved in actions, claims, suits and other legal proceedings arising in the ordinary course of its business, including assertions by third parties relating to intellectual property infringement, breaches of contract or warranties or employment-related matters. Volta is not currently a party to any actions, claims, suits or other legal proceedings the outcome of which, if determined adversely to Volta, would individually or in the aggregate have a material adverse effect on Volta’s business, financial condition or results of operations.

MANAGEMENT

Executive Officers and Directors

The following table sets forth certain information, including ages as of September 15, 2021, of our executive officers and members of our board of directors (the “Board”).

Name	Age	Position
Executive Officers
Scott Mercer	35	Chief Executive Officer, Director and Chairperson
Christopher Wendel	54	President, Director
Francois P. Chadwick	48	Chief Financial Officer
James S. DeGraw	59	General Counsel, Chief Administrative Officer
Andrew B. Lipsher	55	Chief Strategy Officer
Praveen Mandal	54	Chief Technology Officer
Nadya Kohl	53	Chief Marketing Officer
Brandt Hastings	41	Chief Revenue Officer
Julie Rogers	47	Chief People Officer

Non-Employee Directors
Eli Aheto	46	Lead Independent Director(1)
Vincent T. Cubbage	56	Director(1)(3)
Martin Lauber	52	Director(2)(3)
Katherine J. Savitt	57	Director(2)(3)
John J. Tough	36	Director(1)(2)
Bonita C. Stewart	64	Director(2)(3)

____________

(1)      Member of the audit committee.

(2)      Member of the compensation committee.

(3)      Member of the nominating and corporate governance committee.

Information about Executive Officers and Directors

Executive Officers

Scott Mercer.    Mr. Mercer founded Volta in 2010 and has served as Chief Executive Officer of Volta and as a member of the Volta Board since Volta’s founding. Mr. Mercer holds a B.A. in business from California Polytechnic State University-San Luis Obispo.

Christopher Wendel.    Mr. Wendel is a co-founder of Volta and has served as Volta’s President since April 2013. Mr. Wendel also has extensive investing experience working as a Managing Director at Goldman Sachs from August 1993 to June 2006, as a Managing Director at Lehman Brothers from July 2006 to October 2008 and as a Senior Managing Director at Nomura Securities from October 2008 to June 2012. Mr. Wendel holds a B.S.F.S. in international relations from the School of Foreign Service at Georgetown University and a M.A.L.D in international political economy from Tufts University — The Fletcher School of Law and Diplomacy. Mr. Wendel currently serves on the board of the Napa Valley Film Festival and was past board chair of the Blue Oak School in Napa.

Francois P. Chadwick.    Mr. Chadwick has served as Volta’s Chief Financial Officer since April 2021. Prior to joining Volta, since May 2011, Mr. Chadwick served in various roles at Uber culminating in his role as Vice President, Finance Tax & Accounting. Prior to this, Mr. Chadwick served as a tax partner and national tax leader at KPMG US. Mr. Chadwick holds a Bachelor of Laws from Liverpool John Moores University in Liverpool, UK.

James S. DeGraw.    Mr. DeGraw has served as Volta’s General Counsel and Chief Administrative Officer since January 2019. Prior to joining Volta, Mr. DeGraw served as a partner at Ropes & Gray LLP until December 2018, after joining the firm in 1993. Mr. DeGraw holds a B.S. in computer science from Columbia University and a J.D. from New York University School of Law.

Andrew B. Lipsher.    Mr. Lipsher has served as Volta’s Chief Strategy Officer since July 2016. Prior to joining Volta, Mr. Lipsher served as the Chief Revenue Officer at GLAMSQUAD, Inc., a beauty services company, from April 2015 to February 2016. From December 2012 to March 2015, Mr. Lipsher was a senior client partner at Korn Ferry, and he previously held senior leadership roles at Clear Channel, Interscope Geffen A&M Records, News Corporation, BMG and Warner Music. Mr. Lipsher was also a Partner at Greycroft Partners, a leading venture capital firm. Mr. Lipsher currently serves on the advisory board of private company Alfred Club, Inc. d/b/a “Hello Alfred,” a resident management software application, and on the board of advisors for Camp Southern Ground, Inc., a children and veteran camp organization. Mr. Lipsher holds a B.A. in history from Yale University and an M.B.A. in finance from Northwestern University — Kellogg School of Management.

Praveen Mandal.    Mr. Mandal has served as Volta’s Chief Technology Officer since April 2019. Until April 2021, Mr. Mandal also served as Chief Executive Officer of 2predict, Inc., an information technology and services company, which he also co-founded. In addition, since April 2019, Mr. Mandal has served as a Venture Partner at Builders VC venture capital investment firm and since September 2014, he has served as a Massachusetts Institute of Technology Connection Science Fellow. Previously, Mr. Mandal served as president of ChargePoint, Inc., an EV charging company, from September 2007 to February 2011, which he also co-founded. Mr. Mandal holds a bachelor’s degree in computer engineering from Santa Clara University.

Nadya Kohl.    Ms. Kohl has served as Volta’s Chief Marketing Officer since August 2020. Prior to joining Volta, from October 2014 to August 2020, Ms. Kohl served as Executive Vice President of Business Development and Marketing at PlaceIQ, Inc., a marketing and advertising company. Prior to this, Ms. Kohl worked at Experian plc, a global marketing information services company, where she served in the following roles: as Global Senior Vice President, Strategy and Business Development from August 2012 to October 2014, as Managing Vice President of Advertiser Services from August 2010 to August 2012, as Group Vice President of Business Development from 2007 to 2009 and as Vice President of Strategic Consulting from 2003 to 2007. Ms. Kohl holds a B.B.A. in economics and philosophy from Loyola University of Chicago and an M.B.A in international business from The University of Chicago — Booth School of Business.

Brandt Hastings.    Mr. Hastings has served as Volta’s Chief Revenue Officer since November 2020. Prior to joining Volta, Mr. Hastings served as Senior Vice President of iHeartMedia Inc. from April 2014 to October 2020. Prior to that, Mr. Hastings worked at Clear Channel International, a marketing and advertising company, where he served as Vice President from September 2007 to April 2014, Senior Account Executive from 2005 to 2007 and Account Executive from 2002 to 2005. Mr. Hastings holds a bachelor’s degree in management and Spanish from Gettysburg College.

Julie Rogers.    Ms. Rogers has served as Volta’s Chief People Officer since February 2021. Prior to joining Volta, Ms. Rogers served as Vice President of People & Experience at Komodo Health, Inc., a computer software company, from August 2018 to October 2020. From January 2016 to July 2018, Ms. Rogers served as Global Head of People & Experience for Australia, North America and the UK for Culture Amp Pty Ltd., a computer software company. From April 2014 to September 2015, Ms. Rogers served as a Director of Human Resources for North America, Australia, EMEA and Japan at NextRoll, Inc., a marketing and advertising company. Ms. Rogers holds a bachelor’s degree in anthropology (medical and cultural) from the University of California, Santa Cruz.

Non-Employee Directors

Eli Aheto.    Mr. Aheto has served on the Volta board of directors since October 2016. He also serves or has recently served on the boards of directors of the following private companies: 80 Acres Urban Agriculture, Inc. d/b/a “80 Acres Farm,” an indoor farming company from December 2018 to January 2021, 4AM Midstream, a midstream oil and gas gathering company, from July 2017 to June 2021 and Nautilus Solar Energy Inc., a community solar project developer from October 2015 to July 2019. Mr. Aheto was a Partner with Virgo Investment Group, a private investment firm, from 2015 to June 2021. Mr. Aheto holds an A.B. in economics from Harvard University and an M.B.A. from Harvard Business School.

Vincent T. Cubbage.    Mr. Cubbage has served as Chief Executive Officer, President and as Chairman of the Board of Directors of TortoiseEcofin Acquisition Corp. III (“TortoiseEcofin III”) since February 2021. Mr. Cubbage served as Chief Executive Officer, President and director of Tortoise Acquisition Corp. from November 2018, and as

Chairman of the Tortoise Acquisition Corp. Board from the completion of its initial public offering in March 2019, to the completion of its initial business combination with Hyliion on October 1, 2020, and he continues to serve on the board of directors of Hyliion Holdings Corp. He has served as Managing Director — Private Energy of Tortoise Capital Advisors, L.L.C. since January 2019. Mr. Cubbage served as the Chief Executive Officer and a member of the Board of Managers of Lightfoot Capital Partners GP LLC, the general partner of Lightfoot Capital Partners, LP, from its formation in 2006 through its wind up in December 2019. He served as Chief Executive Officer, Director and Chairman of the Board of Arc Logistics GP LLC, the general partner of Arc Logistics Partners LP (NYSE: ARCX), formerly a publicly-traded partnership engaged in the midstream business, from October 2013 to the date of its sale in December 2017. From 2007 to 2011, Mr. Cubbage also served on the board of managers of the general partner of International Resources Partners, LP, a private partnership founded by Lightfoot Capital that was engaged in the mining of natural resources. Prior to founding Lightfoot Capital, Mr. Cubbage was a Senior Managing Director and Head of the Midstream sector in the Investment Banking Division of Banc of America Securities from 1998 to 2006. Before joining Banc of America Securities, Mr. Cubbage was a Vice President at Salomon Smith Barney in the Global Energy and Power Group where he worked from 1994 to 1998. Mr. Cubbage received an M.B.A. from the American Graduate School of International Management and a B.A. from Eastern Washington University.

Martin Lauber.    Mr. Lauber has served on the Volta board of directors since June 2020. Since June 2013, Mr. Lauber has served as a Managing Partner at 19 York LLC, a marketing communications investing and strategic advisory firm, which he also founded. Mr. Lauber is also the Managing Partner of 19Y Ventures and has been active in technology and mobility investing and advising for several years. Prior, Mr. Lauber was Founder and CEO of Swirl, a pioneering digital marketing agency from 1997 to 2017. Mr. Lauber holds a bachelor’s degree in American Studies from the University of California, Los Angeles.

Katherine J. Savitt.    Ms. Savitt has served on the Volta board of directors since December 2018. Ms. Savitt has served as President and Chief Commercial Officer of Boom Supersonic, an aviation and aerospace company, since January 2021. From 2016, Ms. Savitt served as a founding General Partner of Perch Partners, LLC, a management consulting firm. Prior to that, Ms. Savitt served as Chief Marketing Officer and Head of Global Media at Yahoo Inc. From 2009 to 2012, Ms. Savitt served as CEO of Lockerz, Inc., a shoppable digital magazine company, which she co-founded. Prior to this, Ms. Savitt served as Executive Vice President and Chief Marketing Officer of American Eagle Outfitters Inc. Ms. Savitt holds an A.B. in history and government from Cornell University.

Bonita C. Stewart.    Ms. Stewart has served on the Volta Board since March 2021. Since 2006, Ms. Stewart has served in various roles at Google, Inc., a wholly owned subsidiary of Alphabet Inc., a global technology company, including most recently as Vice President, Global Partnerships since July 2016. At Google, Ms. Stewart previously served as Vice President, Americas, Partner Business Solutions from August 2012 to December 2015; as Vice President, U.S. Sales and Operations from 2011 to 2012; as Managing Director, U.S. Sales from 2009 to 2010; and as Industry Director, U.S. Automotive from 2006 to 2009. Ms. Stewart has served on the board of directors of Deckers Outdoor Corporation, a footwear design and distribution company, since September 2014, PagerDuty, digital operations management company since 2021, and Pluralsight, a leading cloud-based technology skills development platform from October 2018 to April 2021. Ms. Stewart holds a B.A. degree in Journalism from Howard University and an M.B.A. from Harvard Business School.

John J. Tough.    Mr. Tough has served on the Volta board of directors since May 2019. Mr. Tough has worked at Energize Ventures as a Managing Partner since September 2019 and as a Partner from February 2017 to August 2019. Prior to this, Mr. Tough worked at Choose Energy, Inc., a consumer services technology company, as Chief Revenue Officer from 2016 to May 2017, Vice President of Business Development & Operations from January 2014 to 2016 and Director — Business Development from June 2012 to January 2014. He also currently serves as a member or observer on the boards of directors of the following private computer software companies: Matroid, Inc., Aurora Solar Inc., Sitetracker, Inc. and Jupiter Intelligence, Inc. In addition, Mr. Tough also currently serves as a member or observer on the boards of directors of the following private companies: Optimus Ride Inc., a mobility technology company, ZEDEDA Inc., an information technology and services company, DroneDeploy, Inc., an aerial analytics information technology company, and Nozomi Networks Inc., a computer and network security company. Mr. Tough holds a B.S. in biology, chemistry and markets and management from Duke University and an M.B.A. from The University of Chicago — Booth School of Business.

Family Relationships

There are no familial relationships among the Volta directors and executive officers.

Board Composition

The Volta Board is be comprised of eight directors and is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire are elected to serve from the time of election and qualification until the third annual meeting following election. Volta’s directors are divided among the three classes as follows:

•        the Class I directors are Martin Lauber, Scott Mercer and John Tough and their terms will expire at the annual meeting of stockholders to be held in 2022;

•        the Class II directors are Vincent Cubbage, Bonita Stewart and Christopher Wendel and their terms will expire at the annual meeting of stockholders to be held in 2023; and

•        the Class III directors are Eli Aheto and Katherine Savitt and their terms will expire at the annual meeting of stockholders to be held in 2024.

Directors in a particular class are elected for three-year terms at the annual meeting of stockholders in the year in which their terms expire. As a result, only one class of directors is elected at each annual meeting of Volta stockholders, with the other classes continuing for the remainder of their respective three-year terms. Each director’s term continues until the election and qualification of his or her successor, or the earlier of his or her death, resignation or removal. This classification of the Volta Board may have the effect of delaying or preventing changes in Volta’s control or management.

Only the Volta Board can fill vacant directorships, including newly-created seats. Any additional directorships resulting from an increase in the authorized number of directors would be distributed pro rata among the three classes so that, as nearly as possible, each class would consist of one-third of the authorized number of directors. Volta’s directors may only be removed for cause and by the affirmative vote of the holders of at least two-thirds of the voting power of the then-outstanding shares entitled to vote in the election of directors, voting together as a single class.

Director Independence

The Volta Board has determined that each of the directors serving on the Volta Board, other than Scott Mercer and Christopher Wendel, qualify as an independent director, as defined under the listing rules of NYSE, and the Volta Board consists of a majority of “independent directors,” as defined under the applicable rules of the SEC and NYSE relating to director independence requirements. In addition, Volta is subject to certain rules of the SEC and NYSE relating to the membership, qualifications and operations of the audit committee, as discussed below.

Scott Mercer and Christopher Wendel control a majority of the voting power of Volta’s outstanding capital stock. As a result, Volta is a “controlled company” under NYSE rules. As a controlled company, Volta is exempt from certain NYSE corporate governance requirements, including those that would otherwise require the Volta Board to have a majority of independent directors and require that Volta establish a compensation committee comprised entirely of independent directors, or otherwise ensure that the compensation of its executive officers and nominees for directors are determined or recommended to the board of directors by the independent members of the Volta Board. While Volta does not currently intend to rely on any of these exemptions, it is entitled to do so for as long as Volta is considered a “controlled company,” and to the extent it relies on one or more of these exemptions, holders of Volta Common Stock will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements.

Board Leadership Structure

The Volta Board does not have a policy requiring the positions of the Chairperson of the board of directors and Chief Executive Officer to be separate or held by the same individual. The Volta Board believes that this determination should be based on circumstances existing from time to time, based on criteria that are in Volta’s best interests and the best interests of its stockholders, including the composition, skills and experience of the board and its members, specific challenges faced by Volta or the industry in which it operates and governance efficiency. The Volta Board has adopted Corporate Governance Guidelines which provide for the appointment of a lead independent director at any time when the Chairperson is not independent. Eli Aheto serves as the initial lead independent director.

Board Committees

The Volta Board has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which has the composition and responsibilities described below. The Volta Board and its committees set schedules for meeting throughout the year and can also hold special meetings and act by written consent from time to time, as appropriate. The Volta Board delegates various responsibilities and authority to its committees and the committees regularly report on their activities and actions to the full board of directors. Members serve on these committees until their resignation or until otherwise determined by the Volta Board. The Volta Board may establish other committees to facilitate the management of Volta’s business as it deems necessary or appropriate from time to time.

Each committee of the Volta Board operates under a written charter approved by the Volta Board. Copies of each charter are posted on the Investor Relations section of Volta’s website at www.voltacharging.com. The inclusion of Volta’s website address or the reference to Volta’s website in this prospectus does not include or incorporate by reference the information on Volta’s website into this prospectus.

Audit Committee

Volta’s audit committee is comprised of Eli Aheto, Vincent Cubbage and John Tough, with Eli Aheto serving as audit committee chairperson. The Volta Board has determined that Mr. Aheto, Mr. Cubbage and Mr. Tough each meet the requirements for independence and financial literacy under the current NYSE listing standards and SEC rules and regulations, including Rule 10A-3. In addition, the Volta Board determined that Mr. Aheto is an “audit committee financial expert” within the meaning of Item 407(d) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of the audit committee and the Volta Board. The audit committee is responsible for, among other things:

•        selecting a qualified firm to serve as the independent registered public accounting firm to audit Volta’s financial statements;

•        helping to ensure the independence and overseeing the performance of the independent registered public accounting firm;

•        reviewing and discussing the results of the audit with the independent registered public accounting firm and reviewing, with management and that firm, Volta’s interim and year-end operating results;

•        reviewing Volta’s financial statements and critical accounting policies and estimates;

•        reviewing the adequacy and effectiveness of Volta’s internal controls;

•        developing procedures for employees to submit concerns anonymously about questionable accounting, internal accounting controls or audit matters;

•        overseeing Volta’s policies on risk assessment and risk management;

•        overseeing compliance with Volta’s code of business conduct and ethics;

•        reviewing related party transactions; and

•        approving or, as permitted, pre-approving all audit and all permissible non-audit services (other than de minimis non-audit services) to be performed by the independent registered public accounting firm.

The audit committee operates under a written charter which satisfies the applicable rules of the SEC and the listing standards of the NYSE, and which is available on Volta’s website. All audit services to be provided to Volta and all permissible non-audit services, other than de minimis non-audit services, to be provided to Volta by Volta’s independent registered public accounting firm is approved in advance by the audit committee.

Compensation Committee

Volta’s compensation committee is comprised of John Tough, Martin Lauber, Katherine Savitt and Bonita Stewart, and Mr. Tough is the chairperson of the compensation committee. The Volta Board has determined that each member of the compensation committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. Each member of the committee is a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee is responsible for, among other things:

•        reviewing, approving and determining, or making recommendations to the Volta Board regarding, the compensation of Volta’s executive officers, including the Chief Executive Officer;

•        making recommendations regarding non-employee director compensation to the full Volta Board;

•        administering Volta’s equity compensation plans and agreements with Volta executive officers;

•        reviewing, approving and administering incentive compensation and equity compensation plans; and

•        reviewing and approving Volta’s overall compensation philosophy.

The compensation committee operates under a written charter which satisfies the applicable rules of the SEC and NYSE listing standards, and is available on Volta’s website.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is comprised of Vincent Cubbage, Martin Lauber, Katherine Savitt and Bonita Stewart, and Mr. Cubbage is the chairperson of the nominating and corporate governance committee. The Volta Board expects to determine that each member of the nominating and corporate governance committee meets the requirements for independence under the current NYSE listing standards and SEC rules and regulations. The nominating and corporate governance committee is responsible for, among other things:

•        identifying, evaluating and selecting, or making recommendations to the Volta Board regarding nominees for election to the Volta Board and its committees;

•        considering and making recommendations to the Volta Board regarding the composition of the Volta Board and its committees;

•        developing and making recommendations to the Volta Board regarding corporate governance guidelines and matters;

•        overseeing Volta’s corporate governance practices;

•        overseeing the evaluation and the performance of the Volta Board and individual directors; and

•        contributing to succession planning.

The nominating and corporate governance committee operates under a written charter which satisfies the applicable rules of the SEC and the NYSE listing standards and is available on Volta’s website.

Code of Business Conduct and Ethics

The Volta Board has adopted a Code of Business Conduct and Ethics that applies to all of Volta’s directors, officers and employees, including Volta’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Business Conduct and Ethics is available on the Corporate Governance section of Volta’s website. In addition, Volta posted on the Corporate Governance section of Volta’s website all disclosures that are required by law or the listing standards of the NYSE concerning any amendments to, or waivers from, any provision of the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

None of the members of the Volta compensation committee is or has been at any time one of Volta’s officers or employees. None of Volta’s executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee (or other board of directors committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any entity that has or has had one or more executive officers serving as a member of the Volta Board or compensation committee.

Limitation on Liability and Indemnification of Directors and Officers

Volta’s Charter limits Volta’s directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•        for any transaction from which the director derives an improper personal benefit;

•        for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•        for any unlawful payment of dividends or redemption of shares; or

•        for any breach of a director’s duty of loyalty to the corporation or its stockholders.

If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of Volta’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

Delaware law and the Volta Bylaws provide that Volta will, in certain situations, indemnify Volta’s directors and officers and may indemnify other employees and other agents, to the fullest extent permitted by law. Any indemnified person is also entitled, subject to certain limitations, to advancement, direct payment or reimbursement of reasonable expenses (including attorneys’ fees and disbursements) in advance of the final disposition of the proceeding.

In addition, Volta has entered into, and expects to continue to enter into, separate indemnification agreements with Volta’s directors and officers. These agreements, among other things, require Volta to indemnify its directors and officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of Volta’s directors or officers or any other company or enterprise to which the person provides services at Volta’s request.

Volta maintains a directors’ and officers’ insurance policy pursuant to which Volta’s directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Volta Charter and Volta Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

EXECUTIVE COMPENSATION

Volta is a smaller reporting company and an “emerging growth company” within the meaning of the JOBS Act and has opted to comply with the executive compensation disclosure rules applicable to such companies. These rules provide for reduced compensation disclosure for the principal executive officer and the two most highly compensated executive officers other than the principal executive officer (the “named executive officers”). This section provides an overview of Volta’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.

Volta’s named executive officers for fiscal year 2020 are:

•        Scott Mercer, Chief Executive Officer;

•        Christopher Wendel, President; and

•        James DeGraw, General Counsel and Chief Administrative Officer.

The Volta Board, with input from Volta’s Chief Executive Officer, has historically determined the compensation for Volta’s named executive officers. The Volta Board has designed, and intends to modify as necessary, its compensation and benefits programs to attract, retain, incentivize and reward talented and qualified executives who share its philosophy and desire to work towards achieving Volta’s goals. Volta believes its compensation programs should promote the success of the company and align executive incentives with the long-term interests of its stockholders. Volta’s current compensation programs reflect its startup origins and consist primarily of salary, bonus and equity awards. As Volta’s needs evolve, it intends to continue to evaluate its philosophy and compensation programs as circumstances require.

The following table provides information concerning compensation awarded to, earned by and paid to each of Volta’s named executive officers for services rendered to Volta in all capacities during 2020:

Name and Principal Position	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)		Total ($)
Scott Mercer Chief Executive Officer	275,417	75,000	420,200	28,180	(4)	798,797
Christopher Wendel President	275,417	75,000	121,261	22,113	(5)	493,791
James DeGraw General Counsel and Chief Administrative Officer	233,396	50,000	420,200	14,507	(6)	718,103

____________

(1)      Amounts include base salary foregone and paid, at the election of each named executive officer, in the form of Volta Options to purchase shares of Volta Class B Common Stock under the Volta Option Plan in connection with salary reductions related to the COVID-19 pandemic. Mr. Wendel and Mr. DeGraw elected to forego $52,500 and $45,063 in base salary, respectively, from April 16, 2020 through July 15, 2020. These payments are described in more detail below under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(2)      Represents a discretionary annual cash bonus earned in 2020.

(3)      Represents the aggregate grant date fair value for financial statement reporting purposes of option awards granted in 2020, as determined in accordance with the provisions of FASB ASC Topic 718. The amount reflects Volta’s accounting expense for these option awards and does not represent the actual economic value that may be realized by the named executive officer. There can be no assurance that the amount will ever be realized. For the assumptions used in valuing these awards, please see Note 10 of Volta’s audited consolidated financial statements for the year ended December 31, 2020 included elsewhere in this proxy statement/prospectus. As required by the SEC rules, the amount shown excludes the impact of estimated forfeitures related to service-based vesting conditions.

The amounts for Mr. Wendel and Mr. DeGraw do not include the grant date fair value of Volta Options granted in lieu of the $52,500 and $45,063, respectively, in base salary that each of Mr. Wendel and Mr. DeGraw elected to forego from April 16, 2020 through July 15, 2020. The $52,500 and $45,063 in foregone base salary for each of Mr. Wendel and Mr. DeGraw is included above under the “Salary” column. The amounts for each of Mr. Mercer, Mr. Wendel and Mr. DeGraw do include the grant date fair value of Volta Options granted in lieu of the 30% reduction in each named executive’s officer base salary from April 16, 2020 through July 15, 2020 implemented under Volta’s COVID-19 salary reduction program, which is described in more detail below under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(4)      Represents the sum of (i) $2,200 in subsidies for the lease or purchase of an EV, (ii) $11,400 in matching 401(k) contributions and (iii) legal expenses paid for the benefit of Mr. Mercer in the amount of $14,580.

(5)      Represents the sum of (i) $1,600 in subsidies for the lease or purchase of an EV, (ii) $5,933 in matching 401(k) contributions and (iii) legal expenses paid for the benefit of Mr. Wendel in the amount of $14,580.

(6)      Represents the sum of (i) $8,675 in matching 401(k) contributions and (ii) legal expenses paid for the benefit of Mr. DeGraw in the amount of $5,832.

Narrative Disclosure to Summary Compensation Table

For 2020, the compensation program for Volta’s named executive officers consisted of base salary, bonus and equity awards.

Employment Agreements

Mr. Mercer and Mr. Wendel each entered into an employment agreement with Volta on December 18, 2018. Mr. DeGraw entered into an employment agreement with Volta on August 11, 2020. The narrative below summarizes the payments and benefits that each named executive officer is currently eligible to receive on an annualized basis.

Base Salary

In 2020, each of Volta’s named executive officers received an annual base salary to compensate them for services rendered to Volta. On February 1, 2020, the base salary of each of Mr. Mercer, Mr. Wendel and Mr. DeGraw increased from $275,000 to $300,000, $275,000 to $300,000 and $200,000 to $257,500, respectively. In response to the COVID-19 pandemic, Volta implemented a salary reduction program and reduced the annual base compensation of each named executive officer by 30% from April 16, 2020 through July 15, 2020. Mr. Wendel and Mr. DeGraw elected to further reduce their base salaries by 100% from April 16, 2020 through July 15, 2020 (i.e., they received no base salary, as explained below). The base salaries for our named executive officers were returned to pre-reduction levels beginning July 16, 2020. The actual base salary received by each named executive officer is set forth above in the Summary Compensation Table in the column titled “Salary.”

Cash Bonus

Each named executive officer’s employment agreement provides that the named executive officer will be eligible to earn a discretionary annual bonus equal to a percentage of his base salary as determined by the Volta Board. In 2020, Mr. Mercer, Mr. Wendel and Mr. DeGraw were eligible to earn annual cash bonuses based on their performance, as determined by the Volta Board, in its discretion.

The actual annual cash bonuses awarded to each of Volta’s named executive officers for 2020 performance are set forth above in the Summary Compensation Table in the column titled “Bonus.”

2020 Equity Awards

In 2020, each of Volta’s named executive officers received Volta Options to purchase shares of Volta Class B Common Stock under the Volta Option Plan as follows: (a) Mr. Mercer received Volta Options to purchase (i) 200,000, (ii) 8,621 and (iii) 475,000 shares of Volta Class B Common Stock; (b) Mr. Wendel received Volta Options to purchase (i) 200,000, (ii) 28,736 and (iii) 475,000 shares of Volta Class B Common Stock; and (c) Mr. DeGraw received Volta Options to purchase (i) 100,000, (ii) 24,665 and (iii) 100,000 shares of Volta Class B Common Stock.

Under the COVID-19 salary reduction program referenced above, Volta reduced the base salary of each named executive officer by 30% as described above and offered each named executive officer the opportunity to either (i) reduce his working time or (ii) receive a Volta Option to purchase shares of Volta Class B Common Stock under the Volta Option Plan. Each of the named executive officers elected to receive Volta Options. In addition, Mr. Wendel and Mr. DeGraw elected to further reduce their base salary to $0, such that they received no base salary from April 16, 2020 through July 15, 2020, in exchange for the opportunity to receive a Volta Option to purchase shares of Volta Class B Common Stock under the Volta Option Plan. On May 12, 2020 the Volta Board granted Mr. Mercer,

Mr. Wendel and Mr. DeGraw Volta Options to purchase 8,621, 28,736 and 24,665 shares of Volta Class B Common Stock, respectively. The number of shares issuable upon the exercise of each such Volta Option is equal to the total base salary that the named executive officer did not receive from April 16, 2020 until July 15, 2020 divided by $2.61, rounded up to the nearest share.

Volta Option Plan

General.    The Volta Board originally adopted, and Volta’s stockholders approved, the Volta Option Plan on December 15, 2014, and the Volta Option Plan was last amended on December 26, 2018. The Volta Option Plan provides for the grant of incentive stock options to Volta employees (and employees of any parent or majority-owned subsidiary of Volta), and for the grant of non-statutory stock options, restricted stock, restricted stock units and stock appreciation rights to Volta employees, directors and consultants (and employees and consultants of any parent or majority-owned subsidiary of Volta).

Share Reserve.    Volta reserved an aggregate of 2,188,158 shares of Volta Class A Common Stock and 26,580,398 shares of Volta Class B Common Stock under the Volta Option Plan.

Plan Administration.    The compensation committee of the Volta Board administers the Volta Option Plan.

Types of Awards.    The Volta Option Plan provides for the grant of incentive Volta Options, non-statutory Volta Options, Volta Restricted Stock, restricted stock units and stock appreciation rights.

Stock Options.    The Volta Board has discretion to grant incentive or non-statutory Volta Options under the Volta Option Plan, provided that incentive Volta Options may only be granted to employees. The exercise price per share applicable to such Volta Options must generally be equal to at least the fair market value per share of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, on the date of grant. The term of Volta Options may not exceed ten years; provided, however, that any incentive Volta Option granted to a participant who owns more than 10% of the total combined voting power of all classes of Volta Common Stock, or of certain of Volta’s subsidiary corporations, may not have a term in excess of five years and must have an exercise price per share equal to at least 110% of the fair market value per share of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, on the grant date. Subject to the provisions of the Volta Option Plan, the Volta Board has discretion to determine the remaining terms of the Volta Options (e.g., vesting). After the termination of a participant’s service, the participant may only exercise his or her Volta Option, to the extent vested, for a specified period of time stated in his or her option agreement. Generally, if termination is due to death or disability, the Volta Option will remain exercisable for 18 months and 12 months following the termination of service, respectively. In all other cases except for a termination for cause, the Volta Option will generally remain exercisable for three months following the termination of service. In the event of a termination for cause, the Volta Option will immediately terminate. However, in no event may a Volta Option be exercised later than the expiration of its maximum term.

Restricted Stock.    The Volta Board has discretion to grant Volta Restricted Stock under the Volta Option Plan. Volta Restricted Stock are generally shares of Volta Class A Common Stock or Volta Class B Common Stock that are issued or sold to a participant pursuant to the Volta Option Plan and subject to repurchase by Volta under certain circumstances and that are fully vested at grant or that will vest in accordance with terms and conditions established by the Volta Board, in its sole discretion. The Volta Board has discretion to determine the number of shares that the participant may receive or purchase, the price to be paid (if any) and the time by which the participant must accept the shares/offer.

Restricted Stock Units.    The Volta Board has discretion to grant restricted stock units under the Volta Option Plan. Each restricted stock unit is a bookkeeping entry representing an amount equal to the fair market value of one share of Volta Class A Common Stock or Volta Class B Common Stock, as applicable. The Volta Board, in its discretion, determines whether restricted stock units should be granted, the total units granted and/or the vesting terms applicable to such units. Participants holding restricted stock units will hold no voting rights by virtue of such restricted stock units. The Volta Board may, in its sole discretion, award dividend equivalents in connection with the grant of restricted stock units. Restricted stock units may be settled in cash, shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, or any combination thereof or in any other form of consideration, as determined by the Volta Board, in its sole discretion.

Stock Appreciation Rights.    The Volta Board has discretion to grant stock appreciation rights under the Volta Option Plan and to determine the terms and conditions of each stock appreciation right, except that the exercise price for each stock appreciation right cannot be less than 100% of the fair market value of the underlying shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, on the date of grant. Upon exercise of a stock appreciation right, a participant will receive payment from Volta in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the exercise price by the number of shares with respect to which the stock appreciation right is exercised. Stock appreciation rights may be paid in cash, shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable, or any combination thereof, or in any other form of consideration, as determined by the Volta Board in its discretion. Stock appreciation rights are exercisable at the times and on the terms established by the Volta Board, in its discretion.

Non-transferability of Awards.    Unless the Volta Board provides otherwise, awards granted under the Volta Option Plan are generally not transferable.

Certain Adjustments.    In the event of certain corporate events or changes in Volta’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the Volta Option Plan, the Volta Board will make adjustments to one or more of the number, kind and class of securities that may be delivered under the Volta Option Plan and/or the number, kind, class and price of securities covered by each outstanding award.

Dissolution or liquidation.    In the event of Volta’s dissolution or liquidation, each outstanding award will terminate immediately prior to the consummation of such action, unless otherwise determined by the Volta Board.

Change in Control.    The Volta Option Plan provides that in the event of a change in control, unless otherwise provided in the applicable award agreement or as determined by the Volta Board at the time of grant, outstanding awards will be assumed, cancelled if not exercised/settled or cashed out in lieu of exercise as determined by the Volta Board.

Amendment or Termination.    The Volta Board may amend or terminate the Volta Option Plan at any time, provided such action does not impair the rights or obligations of any participant without his or her consent. In addition, stockholder approval must be obtained to the extent necessary and desirable to comply with applicable laws.

Benefits and Perquisites

Volta provides benefits to its named executive officers on the same basis as provided to all of its employees, including health, dental and vision insurance; health savings account; life insurance; subsidies in the form of reimbursements up to $200 per month for the lease or purchase of EVs; and a tax-qualified Section 401(k) plan for which Volta matches 100% of contributions up to 4% of the employee’s salary. In fiscal year 2020, Volta paid legal expenses for each of its named executive officers related to executive compensation matters.

Outstanding Equity Awards at Fiscal Year-End Table

The following table provides information regarding each outstanding Volta Option award or unvested stock award held by each named executive officer as of December 31, 2020.

			Volta Option Awards(1)			Stock Awards(2)
Name	Number of Securities Underlying Unexercised Volta Options (#) Exercisable		Number of Securities Underlying Unexercised Volta Options (#) Unexercisable	Volta Option Exercise Price ($)(3)	Volta Option Expiration Date	Number of Securities that Have Not Vested (#)		Market Value of Securities that Have Not Vested ($)(4)
Scott Mercer	190,000	(5)(6)(24)	—	0.38	11/6/2022	—		—
	112,009	(7)	—	0.68	12/25/2028	—		—
	115,622	(8)(24)	125,677	0.68	1/9/2029	—		—
	—		—	—	—	475,000	(5)(9)(24)	1,453,500
	—		—	—	—	8,621	(5)(10)(24)	26,380
	—		—	—	—	200,000	(5)(11)(24)	612,000
	—		—	—	—	673,665	(5)(12)(24)	2,061,415
Christopher Wendel	—		—	—	—	156,250	(5)(13)(24)	478,125
	—		—	—	—	475,000	(5)(14)(24)	1,453,500
	—		—	—	—	28,736	(5)(15)(24)	87,932
	—		—	—	—	200,000	(5)(16)(24)	612,000
	—		—	—	—	750,000	(5)(17)(24)	2,295,000
	—		—	—	—	63,021	(5)(18)(24)	192,844
James DeGraw	—		—	—	—	100,000	(5)(19)(24)	306,000
	—		—	—	—	24,665	(5)(20)(24)	75,475
	—		—	—	—	100,000	(5)(21)(24)	306,000
	—		—	—	—	112,596	(5)(22)(24)	344,544
	—		—	—	—	39,063	(5)(23)(24)	119,533

____________

(1)      All Volta Options reflected herein cover shares of Volta Class B Common Stock granted under the Volta Option Plan, except for the Volta Options granted to Mr. Mercer on December 26, 2018 pursuant to the Volta Option Plan, which covers shares of Volta Class A Common Stock.

(2)      All stock awards reflected herein cover shares of Volta Class B Common Stock granted under the Volta Option Plan.

(3)      This column represents the fair market value of a share of Volta Class A Common Stock and Volta Class B Common Stock, as applicable, on the date of grant, as determined by the Volta Board.

(4)      The market value of a share of Volta Class B Common Stock on December 31, 2020 was $3.06, as determined by the Volta Board.

(5)      This award relates to a Volta Option that was amended to provide for immediate exercisability in December 2020.

(6)      These option shares are part of a Volta Option originally covering a total of 275,000 shares of Volta Class B Common Stock. The Volta Option is subject to a four-year vesting schedule, with 25% of the option shares vesting on November 7, 2018 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date. As of December 31, 2020, 126,979 shares subject to the Volta Option are vested.

(7)      The Volta Option was fully vested on date of grant.

(8)      The Volta Option is subject to a four-year vesting schedule, with 25% of the option shares vesting on January 10, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the option holder’s continuous service through each vesting date.

(9)      The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 475,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on October 3, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(10)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 8,621 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a one-year vesting schedule, with 100% of the shares vesting on January 1, 2022, subject to the holder’s continuous service through such vesting date. The total original shares subject to the Volta Option pursuant to which the restricted shares were acquired is equal to the total base salary that the named executive officer did not receive from April 16, 2020 until July 15, 2020 divided by $2.61, rounded up to the nearest share, as described under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(11)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 200,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on February 1, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(12)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 750,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on August 6, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(13)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 300,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on January 10, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(14)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 475,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on October 3, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(15)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 28,736 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a one-year vesting schedule, with 100% of the shares vesting on January 1, 2022, subject to the holder’s continuous service through such vesting date. The total original shares subject to the Volta Option pursuant to which the restricted shares were acquired is equal to the total base salary that the named executive officer did not receive from April 16, 2020 until July 15, 2020 divided by $2.61, rounded up to the nearest share, as described under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(16)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 200,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on February 1, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(17)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 750,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on August 6, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(18)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 275,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on November 7, 2018 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(19)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 100,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on October 3, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(20)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 24,665 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a one-year vesting schedule, with 100% of the shares vesting on January 1, 2022, subject to the holder’s continuous service through such vesting date. The total original shares subject to the Volta Option pursuant to which the restricted shares were acquired is equal to the total base salary that the named executive officer did not receive from April 16, 2020 until July 15, 2020 divided by $2.61, rounded up to the nearest share, as described under the section titled “Narrative Disclosure to Summary Compensation Table — 2020 Equity Awards.”

(21)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 100,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on February 1, 2021 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(22)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 150,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on August 6, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(23)    The restricted shares were acquired pursuant to the early exercise of a Volta Option to purchase 75,000 shares of Volta Class B Common Stock. The total original shares subject to the Volta Option are subject to a four-year vesting schedule, with 25% of the shares vesting on January 22, 2020 and 1/48th of the shares vesting monthly thereafter, subject to the holder’s continuous service through each vesting date.

(24)    The award is subject to certain acceleration as follows:

(a)      In the event Volta consummates a “change of control” (as defined in the named executive officer’s employment agreement) during the term of the award, 100% of the shares subject to the award shall immediately vest.

(b)      In the event that, during the term of the award, the named executive officer’s employment is terminated without “cause” (as defined in the named executive officer’s employment agreement) or as a result of death or disability, or the named executive officer resigns for “good reason” (as defined in the named executive officer’s employment agreement), or, in the case of Mr. DeGraw, by not renewing the named executive officer’s employment agreement, 100% of the shares subject to the award shall immediately vest, subject to the named executive officer’s timely execution and delivery of a release of claims in favor of Volta.

Additional Narrative Disclosure

Retirement Benefits

Volta currently maintains a retirement plan intended to provide benefits under section 401(k) of the Code where employees, including the named executive officers, are allowed to contribute portions of their base compensation to a tax-qualified retirement account. Volta matches 100% of contributions of up to 4% of the employee’s salary. The contributions made on behalf of the named executive officers for fiscal year 2020 are disclosed above in the notes to the Summary Compensation Table.

Potential Payments on Termination or Change in Control

The following discussion describes the amounts and benefits that would have been owed to the named executive officers in the event of certain terminations of employment or change in control as of the end of fiscal year 2020 under the employment agreements and Carve-Out Plan (as defined below).

Employment Agreements.    Each of the named executive officers has entered into an employment agreement with Volta as described above in the section titled “Narrative Disclosure to Summary Compensation Table.” Each employment agreement with Volta’s named executive officers provides for an initial term that continues until the one-year anniversary of the effective date of the agreement and shall thereafter automatically renew for successive additional one-year terms unless Volta or the named executive officer provides at least 90 days’ written notice of their intent not to renew the agreement; provided however, the named executive officer’s employment shall continue to be at-will and Volta or the named executive officer may terminate the named executive officer’s employment earlier at any time, for any reason, with or without cause and with or without notice.

Volta may terminate any of the employment agreements with the named executive officers immediately for “cause” (as defined in the applicable employment agreement). If the employment of a named executive officer is terminated by Volta without “cause” or terminates as a result of his death or disability, the named executive officer resigns for “good reason” (as defined in the applicable employment agreement) or, solely with respect to Mr. DeGraw, Volta elects not to renew the agreement, the named executive officer will be entitled to receive the following severance benefits, subject to his execution of a release of claims in favor of Volta, its affiliates and any of their present, former and future owners, members, directors, officers, shareholders, employees, agents, servants, representatives, attorneys, predecessors, successors and assigns: (i) continued payment of his base salary for the lesser of the balance of the term of the agreement or six months following his termination date, (ii) acceleration of all outstanding unvested equity awards, (iii) any unpaid annual bonus for the completed fiscal year prior to the termination date, which bonus will be paid at the same time bonuses are paid to other senior executives and (iv) reimbursement or payment of COBRA premiums charged for coverage that exceeds the amount paid for similar coverage by active employees for up to twelve months following the named executive officer’s termination date.

Pursuant to each of the employment agreements with the named executive officers, the named executive officer is also entitled to full acceleration of all outstanding unvested equity awards if Volta consummates a “change of control” (as defined in the applicable employment agreement) during the term of the agreement.

Executive Compensation Arrangements

This section describes the plans and arrangements Volta maintains for the benefit of its employees, including the named executive officers.

Volta Option Plan.    The Volta Option Plan facilitates the grant of equity awards to attract, retain and incentivize employees (including the named executive officers), independent contractors and directors of Volta and its affiliates, which is essential to Volta’s long term success.

Volta Founder Plan.    The Volta Founder Plan facilitates the grant of equity awards to Mr. Mercer and Mr. Wendel, who are essential to Volta’s long-term success.

Volta 2021 Employee Stock Purchase Plan.    The 2021 Employee Stock Purchase Plan allows employees of Volta and its affiliates to purchase shares of Volta Class A Common Stock at a discount through payroll deductions and to benefit from stock price appreciation, thus enhancing the alignment of employee and stockholder interests.

Director Compensation

Historically, Volta has neither had a formal compensation policy for its non-employee directors, nor has it had a formal policy of reimbursing expenses incurred by its non-employee directors in connection with their board service. Volta has occasionally granted stock options to its non-employee directors. However, Volta did not provide its current non-employee directors with any cash, equity or other compensation in 2020. Neither Mr. Mercer nor Mr. Wendel received any additional compensation for service as a director for 2020.

Volta’s non-employee directors held the following aggregate number of stock options as of December 31, 2020:

Name	Shares Subject to Outstanding Stock Options
Eli Aheto	—
Martin Lauber	—
Katherine Savitt	150,000
Bonita Stewart	—
John Tough	—

Certain of Volta’s non-employee directors are affiliated with entities which hold Volta securities. See “Beneficial Ownership of Securities” and “Certain Relationships and Related Party Transactions — Volta’s Related Party Transactions” contained elsewhere in this proxy statement/prospectus for further information.

Non-Employee Director Compensation Arrangements

Volta intends to implement a non-employee director compensation policy designed to attract and retain high quality non-employee directors by providing competitive compensation and to align their interests with the interests of Volta stockholders through equity awards.

Specifically, the new policy is expected to provide for the following annual cash retainers, which will be payable quarterly in arrears and pro-rated for partial quarters of service:

Annual Board Member Service Retainer

•        All Outside Directors: $60,000

•        Outside Director serving as Chairperson or Lead Outside Director: $30,000 (in addition to above)

Annual Committee Member Service Retainer

•        Member of the Audit Committee: $10,000

•        Member of the Compensation Committee: $7,500

•        Member of the Nominating and Corporate Governance Committee: $5,000

Annual Committee Chair Service Retainer (in lieu of Annual Committee Member Service Retainer)

•        Chairperson of the Audit Committee: $20,000

•        Chairperson of the Compensation Committee: $15,000

•        Chairperson of the Nominating and Corporate Governance Committee: $10,000

Equity Compensation

As described below, non-employee directors will receive equity awards under the Volta Option Plan annually and upon their initial appointment to the Volta Board, as follows:

•        Upon initial election or appointment to the Volta Board, a stock option or restricted stock unit award, as determined by the Volta Board, with a grant date value of $200,000, which will vest in three equal annual instalments beginning on the first anniversary of the date of grant, subject to the non-employee director’s continuous service through each applicable vesting date; and

•        At each annual stockholder meeting following the non-employee director’s appointment to the Volta Board and such director’s service on the Volta Board for a minimum of six months, an additional stock option or restricted stock unit award, as determined by the Volta Board, with a grant date value of $150,000, which will vest in full upon the earlier of the first anniversary of the date of grant or the next annual stockholder meeting, subject to the non-employee director’s continuous service through the applicable vesting date.

Notwithstanding the foregoing, for each non-employee director who remains in continuous service as a member of the Volta Board until immediately prior to the consummation of a “change in control” (as defined in the Volta Option Plan), any unvested portion of an equity award granted in consideration of such non-employee director’s service as a member of the Volta Board will vest in full immediately prior to, and contingent upon, the consummation of such change in control.

The Volta Board will also have discretion to grant additional equity awards to certain outside directors for services to Volta that exceed the standard expectations for an outside director or for other circumstances determined to be appropriate by the Volta Board. Volta will also reimburse directors for their reasonable out-of-pocket expenses in connection with attending board and committee meetings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than compensation and indemnification arrangements for our directors and executive officers, which are described elsewhere in this prospectus, the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:

•        we, TortoiseCorp or Legacy Volta have been or are to be a participant;

•        the amounts involved exceeded or exceeds $120,000; and

•        any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Stockholder Support Agreement

On February 7, 2021, TortoiseCorp, Legacy Volta and certain shareholders of Legacy Volta entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) pursuant to which such shareholders agreed to vote all of their shares of Legacy Volta Common Stock and Legacy Volta Preferred Stock in favor of the approval and adoption of the Business Combination. Under the Stockholder Support Agreement, the shareholders agreed to execute and deliver a written consent with respect to their outstanding shares of in favor of the approval and adoption of the Merger Agreement and the Business Combination within forty-eight hours of TortoiseCorp’s registration statement on Form S-4 becoming effective. In addition, the Stockholder Support Agreement prohibited the shareholders from engaging in activities that have the effect of soliciting a competing acquisition proposal. The Stockholder Support Agreement terminated as of the Effective Time of the Business Combination pursuant to the terms thereof.

Amended and Restated Registration Rights Agreement

In connection with the Closing, that certain Registration Rights Agreement, dated September 10, 2020, among TortoiseCorp and certain persons and entities holding securities of TortoiseCorp (the “IPO Registration Rights Agreement”), was amended and restated and TortoiseCorp, certain persons and entities holding securities of TortoiseCorp prior to the Closing (the “Initial Holders”) and certain persons and entities receiving Volta Class A Common Stock or instruments exercisable for Volta Class A Common Stock in connection with the Business Combination (the “New Holders” and, together with the Initial Holders, the “Registration Rights Holders”) entered into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”).

Pursuant to the A&R Registration Rights Agreement, Volta agreed that, within 30 calendar days after the consummation of the Business Combination, Volta will file with the SEC (at Volta’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and Volta will use its commercially reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, certain of the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Volta if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement.

Lock-Up Arrangements

On February 7, 2021, the founders of Volta entered into the Lock-Up Agreement (the “Lock-Up Agreement”) with TortoiseCorp and Volta, pursuant to which they agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of Volta Class A Common Stock or Volta Class B Common Stock held by them immediately after the Effective Time, including any shares of Volta Class A Common Stock or Volta Class B Common Stock issuable upon the exercise of Volta Options or Volta Warrants to purchase shares of Volta Class A Common Stock or Volta Class B Common Stock held by them immediately following the Closing or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, until the date that is the earlier of (i) one year after the Closing Date and (ii) the earlier to occur of, subsequent to the Closing Date, (x) the first date on which the last reported sale price of the Volta Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of Volta’s stockholders having the right to exchange their shares of Volta Class A Common Stock for cash, securities or other property.

See “Pre-Business Combination Related Party Transactions of TortoiseCorp — Letter Agreement” below for lock-up restrictions on holders of the Founder Shares and Private Warrants.

Additionally, the Bylaws include transfer restrictions on our securities issued to Legacy Volta stockholders in connection with the Business Combination for a period of six months after the Closing.

Pre-Business Combination Related Party Transactions of TortoiseCorp

Founder Shares

In July 2020, 7,187,500 Founder Shares were issued to the Sponsor in exchange for the payment of $25,000 of expenses on TortoiseCorp’s behalf. In September 2020, TortoiseCorp effected a share capitalization with respect to its Class B Ordinary Shares of 1,437,500 shares thereof, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. In connection with the Initial Public Offering, the Sponsor transferred 35,000 Founder Shares to each of Juan J. Daboub, Karin M. Leidel and Sidney L. Tassin (collectively, the “Independent Directors”). The Founder Shares were identical to the Class A Ordinary Shares included in the Units sold in the Initial Public Offering except that the Founder Shares are Class B Ordinary Shares which automatically converted into Class A Ordinary Shares at the time of the Business Combination and are subject to certain transfer restrictions, as described in more detail below.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the Business Combination and (b) subsequent to the Business Combination, (i) if the last reported sale price of the Volta Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Business Combination, or (ii) the date on which TortoiseCorp completes a liquidation, merger, share exchange or other similar transaction that results in all of TortoiseCorp’s shareholders having the right to exchange their Volta Class A Common Stock for cash, securities or other property.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, TortoiseCorp completed the Private Placement of the Private Warrants to an affiliate of the Sponsor, generating gross proceeds of approximately $8.9 million. Each Private Warrant is exercisable for one share of Volta Class A Common Stock at an exercise price of $11.50 per share. A portion of the proceeds from the sale of the Private Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. The Private Warrants are non-redeemable for cash and exercisable on a cashless basis.

The affiliate of the Sponsor and TortoiseCorp’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Warrants until 30 days after the completion of the Business Combination.

Related Party Notes

On July 29, 2020, the Sponsor agreed to loan TortoiseCorp funds to cover expenses related to the Initial Public Offering pursuant to an unsecured promissory note (the “Note”). The Note was non-interest bearing and payable on the earlier of 180 days and the closing of the Initial Public Offering. TortoiseCorp borrowed approximately $181,000 under the Note and repaid the Note in full on September 21, 2020.

Administrative Services Agreement

Pursuant to an Administrative Services Agreement between TortoiseCorp and Tortoise Capital Advisors, L.L.C. (“Tortoise Capital Advisors”), an affiliate of the Sponsor, dated September 10, 2020 (the “Administrative Services Agreement”), TortoiseCorp agreed to pay Tortoise Capital Advisors a total of $10,000 per month for office space, utilities and administrative support. TortoiseCorp incurred $30,000 and $60,000 for expenses in connection with the Administrative Services Agreement for the three months and six months ended June 30, 2021, respectively. No amounts were due as of June 30, 2021 and December 31, 2020. The agreement terminated upon the consummation of the Business Combination.

Forward Purchase Agreement

TortoiseCorp entered into a forward purchase agreement (the “Forward Purchase Agreement”) pursuant to which TortoiseCorp may elect, in its sole and absolute discretion, to offer CIBC National Trust Company (“CIBC National Trust”) the opportunity to purchase forward purchase units, consisting of one Class A ordinary share of TortoiseCorp (the “Forward Purchase Shares”) and one-fourth of one redeemable warrant (the “Forward Purchase Warrants”), where each whole redeemable warrant is exercisable to purchase one Class A ordinary share of TortoiseCorp at an exercise price of $11.50 per share (the “Forward Purchase Units”), and, if CIBC National Trust accepts such offer, it commits to purchase at least a minimum aggregate amount equal to either (a) 10% of the gross proceeds from a private placement that may close simultaneously with the closing of the Initial Business Combination or (b) 10% of the gross proceeds from the Initial Public Offering (the “Minimum Aggregate Amount”), and up to $100,000,000 of Forward Purchase Units at a price per unit equal to the public offering price (the “Maximum Aggregate Amount”). The Forward Purchase Shares are identical to the Class A Ordinary Shares included in the Units sold in the Initial Public Offering and the Forward Purchase Warrants will have the same terms as the Public Warrants, except the Forward Purchase Shares and the Forward Purchase Warrants will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Units may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. The Forward Purchase Agreement is subject to conditions, including CIBC National Trust specifying the amount of Forward Purchase Units between the Minimum Aggregate Amount and Maximum Aggregate Amount (the “Specified Amount”) it wishes to purchase after TortoiseCorp notifies CIBC National Trust of its intention to offer CIBC National Trust the opportunity to purchase Forward Purchase Units. TortoiseCorp may specify, in its sole and absolute discretion and at any time prior to or after CIBC National Trust has indicated its Specified Amount, an amount below the Specified Amount that TortoiseCorp is willing to sell to CIBC National Trust. CIBC National Trust may choose to accept TortoiseCorp’s offer to purchase the Forward Purchase Units entirely within CIBC National Trust’s sole discretion. Accordingly, if CIBC National Trust does not accept TortoiseCorp’s offer to purchase the Forward Purchase Units, it will not be obligated to purchase the Forward Purchase Units. On February 8, 2021, and in connection with CIBC National Trusts entering into of a subscription agreement to purchase shares of Volta Class A Common Stock in the PIPE Financing, TortoiseCorp delivered a notice to CIBC National Trust stating that TortoiseCorp will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

Letter Agreement

The Founder Shares, Private Warrants and any Volta Class A Common Stock issued upon conversion or exercise thereof are each subject to transfer restrictions pursuant to a letter agreement entered into by the Sponsor and TortoiseCorp’s officers and directors. This letter agreement provides that the Founder Shares may not be transferred, assigned or sold until the earlier of (x) one year after the Closing or earlier if, subsequent to the Closing, the last sale price of Volta’s Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing, or (y) the date on which we complete a liquidation, merger, share exchange, reorganization or other similar transaction after the Closing that results in all of Volta’s stockholders having the right to exchange their shares for cash, securities or other property.

The letter agreement provides that the Private Warrants may not be transferred, assigned or sold until 30 days following the Closing.

Pre-Business Combination Related Party Transactions of Legacy Volta

Equity Financings

Legacy Volta Series C Preferred Stock

Between March and June 2018, Legacy Volta sold an aggregate of 18,581,768 shares of Legacy Volta Series C Preferred Stock at a per share issuance price of $1.6773 to accredited investors for an aggregate issuance price of approximately $32.1 million. Each outstanding share of Legacy Volta Series C Preferred Stock converted into shares of Legacy Volta Class B Common Stock immediately prior to the Effective Time as part of the Conversion in connection with the Business Combination.

The following table summarizes issuances of shares of Legacy Volta’s Series C Preferred Stock to Legacy Volta’s directors, executive officers or holders of more than 5% of Legacy Volta’s capital stock or their respective affiliated entities.

Name of Stockholder(1)	No. of Shares (Series C)	Aggregate Purchase Price ($)
Virgo Hermes, LLC*(2)	894,294	1,499,999.33
Energize Ventures Fund LP*(3)	4,173,374	7,000,000.21
Activate Capital Partners, LP*(4)	4,173,373	6,999,998.53

____________

*        Owner of more than 5% of Legacy Volta’s capital stock.

(1)      Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section entitled “Principal Securityholders.”

(2)      Virgo Hermes, LLC was, at the time of Legacy Volta’s Series C private financing round, an affiliate of Eli Aheto, a member of Legacy Volta’s board of directors.

(3)      Energize Ventures Fund LP is an affiliate of John Tough, a member of Legacy Volta’s board of directors.

(4)      Activate Capital Partners, LP is an affiliate of Anup Jacob, a former member of Legacy Volta’s board of directors.

Legacy Volta Series C-2 Preferred Stock

In June 2019, Legacy Volta issued an aggregate of 4,605,480 shares of Legacy Volta Series C-2 Preferred Stock at a per share issuance price of $2.605592 to accredited investors for an aggregate issuance price of approximately $12 million. Each outstanding share of Legacy Volta’s Series C-2 Preferred Stock converted into shares of Legacy Volta Class B Common Stock immediately prior to the Effective Time as part of the Conversion in connection with the Business Combination.

The following table summarizes issuances of shares of Legacy Volta’s Series C-2 Preferred Stock to Legacy Volta’s directors, executive officers or holders of more than 5% of Legacy Volta’s capital stock or their respective affiliated entities.

Name of Stockholder(1)	No. of Shares (Series C-2)	Aggregate Purchase Price ($)
Entities affiliated with Energize Ventures*(2)	2,302,739	5,999,998.33
Activate Capital Partners, LP*	767,579	1,999,997.71

____________

*        Owner of more than 5% of Legacy Volta capital stock.

(1)      Additional details regarding these stockholders and their equity holdings are provided in this proxy statement/prospectus under the section “Principal Securityholders.”

(2)      Consists of 1,918,949 shares held by Energize Ventures Fund LP and 383,790 shares held by EV Volta SPV LLC. Each of Energize Ventures Fund LP and EV Volta SPV LLC is an affiliate of John Tough, a member of Legacy Volta’s board of directors.

Legacy Volta Series D and D-1 Preferred Stock

Between December 2020 and February 2021, Legacy Volta sold an aggregate of 13,266,042 shares of Legacy Volta Series D Preferred Stock at a per share issuance price of $7.3809 to accredited investors for an aggregate purchase price of approximately $97.9 million. In December 2020, Legacy Volta also issued an aggregate of 8,283,574 shares of Legacy Volta Series D-1 Preferred Stock at a per share issuance price of $3.7731 through the conversion of certain promissory notes for an aggregate value of approximately $31.2 million. Each outstanding share of Legacy Volta Series D Preferred Stock and Legacy Series D-1 Preferred Stock converted into shares of Legacy Volta Class B Common Stock immediately prior to the Effective Time as part of the Conversion in connection with the Business Combination.

The following table summarizes issuances of shares of Legacy Volta Series D Preferred Stock and Legacy Volta Series D-1 Preferred Stock to Legacy Volta’s directors, executive officers or holders of more than 5% of Legacy Volta’s capital stock or their respective affiliated entities.

Name of Stockholder(1)	No. of Shares (Series D)	No. of Shares (Series D-1)	Aggregate Purchase Price ($)
Virgo Hermes, LLC*(2)	—	1,386,686	5,232,109.59
Entities affiliated with Energize Ventures*(3)	1,923,883	841,806	17,376,207.24
Carolyn Magill(4)	—	26,979	101,797.26
Pacific Premier Trust Custodian FBO Eli Aheto IRA(5)	34,001	—	250,957.99
Entities affiliated with Martin Lauber(6)	812,908	—	5,999,992.60
Bauer Family Investments LLC(7)	—	54,249	204,690.41
The Bonita K Coleman Living Trust(8)	—	54,377	205,172.60
Activate Capital Partners, LP*	—	412,073	1,554,794.52

____________

*        Owner of more than 5% of Legacy Volta capital stock.

(1)      Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the section “Principal Securityholders.”

(2)      Virgo Hermes, LLC was, at the time of the Legacy Volta’s Series D private financing round (the “Legacy Volta Series D Financing”), an affiliate of Eli Aheto, a member of Legacy Volta’s board of directors.

(3)      Consists of (i) 1,354,847 shares of Legacy Volta Series D Preferred Stock held by Energize Growth Fund I LP, (ii) 569,036 shares of Legacy Volta Series D Preferred Stock held by EV Volta SPV LLC and (iii) 841,806 shares of Legacy Volta Series D-1 Preferred Stock held by Energize Ventures Fund LP. Each of Energize Growth Fund I LP, EV Volta SPV LLC and Energize Ventures Fund LP is an affiliate of John Tough, a member of Legacy Volta’s board of directors.

(4)      Carolyn Magill is the spouse of Eli Aheto, a member of Legacy Volta’s board of directors.

(5)      Pacific Premier Trust Custodian FBO Eli Aheto IRA is an affiliate of Eli Aheto, a member of Legacy Volta’s board of directors.

(6)      Consists of (i) 135,484 shares of Legacy Volta Series D Preferred Stock held by 19Y Ventures VI, LLC and (ii) 677,424 shares of Legacy Volta Series D Preferred Stock held by 19Y Ventures VI-2, LLC. Each of 19Y Ventures VI, LLC and 19Y Ventures VI-2, LLC is an affiliate of Martin Lauber, a member of Legacy Volta’s board of directors.

(7)      Bauer Family Investments LLC is an affiliate of Christopher Wendel, a member of Legacy Volta’s board of directors and an executive officer of Legacy Volta.

(8)      The Bonita K Coleman Living Trust is an affiliate of Bonita Stewart, a member of Legacy Volta’s board of directors.

Stock Transfers

On December 30, 2020, Scott Mercer, a director, executive officer and holder of more than 5% of Legacy Volta’s capital stock, sold an aggregate of 427,844 shares of Legacy Volta Class B Common Stock to EV Volta SPV LLC, an entity affiliated with John Tough, one of Legacy Volta’s directors, at a purchase price of $7.01 per share, for an aggregate purchase price of $3.0 million. In addition, Christopher Wendel, a director, executive officer and holder of more than 5% of Legacy Volta’s capital stock, sold an aggregate of 142,615 shares of Legacy Volta Class B Common Stock to EV Volta SPV LLC at a purchase price of $7.01 per share, for an aggregate purchase price of $1.0 million.

On December 31, 2020, Scott Mercer also sold an aggregate of 285,229 shares of Legacy Volta Class B Common Stock to 19Y Ventures VI, LLC, an entity affiliated with Martin Lauber, one of Legacy Volta’s directors, at a purchase price of $7.01 per share, for an aggregate purchase price of $2.0 million.

Related Party Loans

In October 2015, Legacy Volta made loans to each of Scott Mercer and Christopher Wendel in the amounts of $150,000 and $105,000, respectively, to enable the purchase of 500,000 shares and 350,000 shares, respectively, of Legacy Volta Class A Common Stock pursuant to restricted stock purchase agreements with such directors and executive officers. The loans were interest-bearing at a rate of 2.3% per annum and were secured by a pledge of such shares of Legacy Volta Class A Common Stock. The amounts outstanding under each of the loans were repaid in full at or prior to the Closing of the Business Combination.

In December 2016, Legacy Volta made loans of $342,000 to each of Scott Mercer and Christopher Wendel to enable the purchase of 900,000 shares of Legacy Volta Class B Common Stock each pursuant to the Legacy Volta Option Plan. The loans were interest-bearing at a rate of 2.26% per annum and were secured by a pledge of such shares of Legacy Volta Class B Common Stock. The amounts outstanding under each of the loans were repaid in full at or prior to the Closing of the Business Combination.

In December 2020, Legacy Volta made loans to certain of its directors and executive officers in the amounts set forth in the table below to enable such directors and executive officers to exercise certain outstanding Legacy Volta Options to purchase shares of Legacy Volta Class A Common Stock and Legacy Volta Class B Common Stock, as applicable. The loans were interest-bearing at a rate of 3.25% per annum and were secured by a pledge of shares of Legacy Volta Class A Common Stock and Legacy Volta Class B Common Stock in the amounts detailed below. All of such loans were repaid in full at or prior to the Closing of the Business Combination.

		Pledged Shares
Name	Principal Amount	Legacy Volta Class A Common Stock	Legacy Volta Class B Common Stock
Scott Mercer	$3,061,432.70	1,236,015 shares	1,577,322 shares
Christopher Wendel	$2,810,569.53	605,686 shares	2,159,552 shares
Andrew B. Lipsher	$1,278,392.42	177,266 shares	1,296,041 shares
Debra A. Crow	$987,914.58	57,182 shares	966,309 shares
James S. DeGraw	$540,564.50	—	449,665 shares
Praveen K. Mandal	$365,177.92	—	306,552 shares
Nadya Kohl	$195,000.00	—	150,000 shares

In February 2021, Legacy Volta made additional loans to certain of its directors and executive officers in the amounts set forth in the table below to facilitate the satisfaction of the recipients’ tax withholding obligations associated with the grant of vested shares of Legacy Volta restricted stock to such recipients. The loans were interest-bearing at a rate of 3.25% per annum and were secured by a pledge of shares of Legacy Volta Class B Common Stock in the amounts detailed below. All of such loans were repaid in full at or prior to the Closing of the Business Combination.

Name	Principal Amount	Pledged Shares (Legacy Volta Class B Common Stock)
Scott Mercer	$5,113,961.42	2,089,037 shares
Christopher Wendel	$3,790,220.85	1,548,293 shares

Consulting Agreements

2Predict, Inc.

Praveen Mandal, who has served as Legacy Volta’s Chief Technology Officer since October 2019, also served as the Chief Executive Officer of 2Predict, Inc. (“2Predict”) until April 2021.

In November 2018, Legacy Volta entered into a Consulting Agreement with 2Predict pursuant to which 2Predict agreed to organize and design a data strategy for Legacy Volta. In February 2021, Legacy Volta entered into a Master Services Agreement with 2Predict, pursuant to which 2Predict agreed to develop data models for Legacy Volta for a term of at least one year. As of December 31, 2020, Legacy Volta has made payments of $773,632 to 2Predict under such agreements.

In April 2021, Legacy Volta entered into an Asset Purchase Agreement with 2Predict, pursuant to which Legacy Volta acquired certain assets of 2Predict for purchase consideration of $200,000 and 150,134 Class B common shares of Volta Industries, Inc. Mr. Mandal also signed a revised employment agreement as a full-time employee of Legacy Volta.

Energize Ventures

In May 2019 and in connection with the Series C-2 Preferred Stock financing described above, Legacy Volta entered into a Strategic Consulting Agreement Letter with Energize Ventures LLC (“Energize Ventures”), pursuant to which Energize Ventures agreed to provide Legacy Volta with strategic consulting services for a term of at least one year (the “Energize Ventures Consulting Agreement”).

In connection with the Legacy Volta Series D Financing, Legacy Volta issued warrants to purchase 381,679 shares of Legacy Volta Class B Common Stock at an exercise price of $1.31 per share in March 2020 to Energize Ventures, as consideration for certain consulting services provided by Energize Ventures (or its predecessor entity) to Legacy Volta. In May 2018, Legacy Volta issued Invenergy Future Fund, LP (a predecessor entity to Energize Ventures) a Class A Common Stock Warrant for 165,000 shares of Legacy Volta Class A Common Stock at an exercise price of $0.68 per share as consideration for certain consulting services provided by Invenergy Future Fund, LP to Legacy Volta. John Tough, who serves as a member of Legacy Volta’s board of directors, is a Managing Partner of Energize Ventures.

Activate Capital Partners LP

In December 2020, in connection with the Legacy Volta Series D Financing, Legacy Volta issued Activate Capital Partners LP, a holder of more than 5% of Legacy Volta’s capital stock, warrants to purchase 150,000 shares of Legacy Volta Class B Common Stock at an exercise price of $0.01 per share, as consideration for certain consulting services provided by Activate Capital Partners LP to Legacy Volta.

Amended and Restated Investors’ Rights Agreement

In December 2020, Legacy Volta entered into an amended and restated investors’ rights agreement (the “Investors’ Rights Agreement”) with certain holders of Legacy Volta’s capital stock including certain directors, officers and holders of 5% or more of Legacy Volta’s capital stock. In particular, each of Scott Mercer, Christopher Wendel, Bonita Stewart, Debra Crow, John Tough and Eli Aheto and each of Virgo Hermes, LLC, Activate Capital Partners LP, 19Y Ventures VI, LLC and 19Y Ventures VI-2, LLC are parties to the Investors’ Rights Agreement. Pursuant to the Investors’ Rights Agreement, the parties thereto have agreed to certain transfer restrictions relating to their equity interests in Legacy Volta and eligible holders of Legacy Volta’s capital stock received certain registration rights, information rights and pre-emptive rights relating to certain future equity issuances by Legacy Volta, each in accordance with the terms thereof. The Investors’ Rights Agreement terminated in accordance with its terms at the Closing.

Voting Agreement

In December 2020, Legacy Volta entered into an amended and restated voting agreement (the “Voting Agreement”) with certain holders of Legacy Volta’s capital stock including certain directors, officers and holders of 5% or more of Legacy Volta’s capital stock. In particular, each of Scott Mercer, Christopher Wendel, Bonita Stewart, Debra Crow, John Tough and Eli Aheto and each of Virgo Hermes, LLC, Activate Capital Partners LP, 19Y Ventures VI, LLC and 19Y Ventures VI-2, LLC are parties to the Voting Agreement. Pursuant to the Voting Agreement, the parties thereto have agreed to vote their interests in Legacy Volta in favor of the composition of the Legacy Volta Board as set forth in the Voting Agreement and agreed to be subject to customary drag-along rights in connection with certain prospective sale transactions, each in accordance with the terms thereof. The Voting Agreement terminated in accordance with its terms at the Closing.

Amended and Restated Right of First Refusal and Co-Sale Agreement

In December 2020, Legacy Volta entered into an amended and restated right of first refusal and co-sale agreement (the “ROFR and Co-Sale Agreement”) with certain holders of Legacy Volta’s capital stock including certain directors, officers and holders of 5% or more of Legacy Volta’s capital stock. In particular, each of Scott Mercer, Christopher Wendel, Bonita Stewart, Debra Crow, John Tough and Eli Aheto and each of Virgo Hermes, LLC, Activate Capital Partners LP, 19Y Ventures VI, LLC and 19Y Ventures VI-2, LLC are parties to the ROFR and Co-Sale Agreement. Pursuant to the ROFR and Co-Sale Agreement, certain parties thereto have agreed to grant Legacy Volta a right of first refusal on certain transfers of Legacy Volta’s equity securities, with other investors party thereto entitled to a secondary right of first refusal and a right of co-sale on transfers by other applicable holders, subject to certain exceptions, each in accordance with the terms thereof. The ROFR and Co-Sale Agreement terminated in accordance with its terms at the Closing.

Indemnification Agreements

The Volta Charter contains provisions limiting the liability of directors, and the Volta Bylaws provide that Volta will indemnify each of its directors to the fullest extent permitted under Delaware law. Our charter documents also provide the Volta Board with discretion to indemnify officers and employees when determined appropriate by the Volta Board.

Volta has entered into indemnification agreements with each of its directors, officers and certain other key employees. The indemnification agreements provide that Volta will indemnify each of its directors, executive officers and other key employees against any and all expenses incurred by such director, executive officer or other key employee because of his or her status as one of Volta’s directors, executive officers or other key employees, to the fullest extent permitted by Delaware law and our charter documents. In addition, the indemnification agreements provide that, to the fullest extent permitted by Delaware law, Volta will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer or key employee. For more information regarding these indemnification agreements, see the section entitled “Description of Securities.”

Related Party Transactions Policy

Volta has adopted a written related party transaction policy. The policy provides that officers, directors, holders of more than 5% of any class of Volta’s voting securities and any member of the immediate family of and any entity affiliated with any of the foregoing persons will not be permitted to enter into a related-party transaction with Volta without the prior consent of the audit committee, or other independent members of the Volta Board in the event it is inappropriate for the audit committee to review such transaction due to a conflict of interest. Any request for Volta to enter into a transaction with an executive officer, director, principal stockholder or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000, must first be presented to the audit committee for review, consideration and approval. In approving or rejecting the proposed transactions, the audit committee will take into account all of the relevant facts and circumstances available.

All of the transactions described in this section were entered into prior to the adoption of this policy.

PRINCIPAL SECURITYHOLDERS

The following table sets forth information regarding the beneficial ownership of shares of Volta Common Stock following the consummation of the Business Combination and the PIPE Financing by:

•        each person known by Volta to be the beneficial owner of more than 5% of the Volta Common Stock;

•        each of Volta’s executive officers and directors; and

•        all executive officers and directors of Volta as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

The beneficial ownership of the Volta Common Stock is based on 161,714,389 shares of Volta Common Stock outstanding as of the September 15, 2021, comprised of 151,827,204 shares of Volta Class A Common Stock and 9,887,185 shares of Volta Class B Common Stock outstanding as of September 15, 2021. Shares of Volta Common Stock that may be acquired by an individual or group within 60 days of the September 15, 2021 pursuant to the exercise of options or warrants that are currently exercisable or exercisable within 60 days of the September 15, 2021 are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of voting common stock beneficially owned by them.

Unless otherwise indicated, the address for each Volta stockholder listed is: 155 De Haro Street San Francisco, CA 94103.

Name and Address of Beneficial Owners	Number of shares of Class A Common Stock	%	Number of shares of Class B Common Stock	%	% of Total Voting Power
Five Percent Holders
Entities Affiliated with Energize Ventures(1)	12,570,574	7.7%	—	—	5.0%
TortoiseEcofin Borrower LLC(2)	9,818,890	5.9%	—	—	3.9%
Virgo Hermes, LLC(3)	16,222,894	9.5%	—	—	6.5%
Current Directors and Named Executive Officers
Scott Mercer(4)	6,424,737	4.0%	6,466,721	64.5%	28.1%
Christopher Wendel(5)	6,694,804	4.1%	1,635,373	16.5%	9.2%
James S. DeGraw(6)	732,669	*	—	—	*
Eli Aheto(7)	253,623	*	—	—	*
Vincent T. Cubbage(8)	1,473,960	*
Martin Lauber(9)	1,620,798	1.0%	—	—	*
Katherine J. Savitt(10)	374,162	*	—	—	*
Bonita Stewart(11)	278,349	*	—	—	*
John J. Tough(12)	12,813,274	*	—	—	5.1%
All Directors and Executive Officers as a Group (12 Individuals)(13)	33,419,895	20.6%	8,317,206	84.1%	59.7%

____________

*        Less than one percent.

(1)      Consists of (i) 8,414,566 shares held by Energize Ventures Fund LP (“EVF”); (ii) 1,644,107 shares held by Energize Growth Fund I LP (“EGF”), (iii) 1,848,507 shares held by EV Volta SPV LLC (“Volta SPV” and, together with EVF and EGF, the “Energize Funds”) and (iv) 663,394 shares issuable upon exercise of warrants. John Tough is the Managing Partner of EVF and has sole voting and investment power over the shares held by EVF and as such may be deemed to be the beneficial owner of such shares. Mr. Tough disclaims any beneficial ownership of the shares held by EVF. Energize Growth I GP LLC (“Growth GP”) is the general partner of EGF and Energize Ventures GP LLC (“Ventures GP”) is

the manager of Volta SPV. John Tough is the Managing Partner of Growth GP and Ventures GP and has sole voting and investment power over the shares held by the Energize Funds. As such, Mr. Tough may be deemed to be the beneficial owner of such shares. Mr. Tough disclaims any beneficial ownership of the shares held by the Energize Funds. Also includes 242,700 shares of Volta Class B Common Stock issuable upon the exercise of Volta Options held directly by John J. Tough (see footnote 12, below). The principal address of the Energize Funds is 1 South Wacker Drive, Suite 1620, Chicago, Illinois 60606.

(2)      Includes 5,933,333 shares issuable upon exercise of Private Warrants. TortoiseEcofin Parent Holdco LLC is the sole member of TortoiseEcofin Borrower LLC, and TortoiseEcofin Investments, LLC is the sole member of TortoiseEcofin Parent Holdco LLC. TortoiseEcofin Investments, LLC is controlled by a board of directors, which consists of Jeffrey Lovell, Robert M. Belke, Brad Armstrong, H. Kevin Birzer, Gary P. Henson and Brad Hilsabeck. Tortoise Capital Advisors, L.L.C. is an investment adviser to the Tortoise Entities. Primary responsibility for the day-to-day management of the Tortoise Entities is the joint responsibility of a team of portfolio managers consisting of Brian A. Kessens, James R. Mick, Matthew G.P. Sallee, Robert J. Thummel, Stephen Pang and Nicholas S. Holmes. Tortoise Capital Advisors, L.L.C. has sole voting and dispositive power over the shares and warrants held by TortoiseEcofin Borrower LLC. The address of TortoiseEcofin Borrower LLC is 6363 College Boulevard, Overland Park, KS 66211. The address of TMIC is 2200 Aldrich Street, Austin, TX 78723.

(3)      Consists of (a) 7,112,449 shares of Volta Class A Common Stock and (b) 9,110,442 shares of Volta Class A Common Stock subject to an Assumed Warrant exercisable within 60 days of the September 15, 2021, all of which are held directly by Virgo Hermes, LLC (“Virgo LLC”). Jesse Watson is the Managing Partner and Chief Investment Officer of Virgo LLC. The principal address of Virgo LLC is 1201 Howard Avenue, Burlingame, California 94010.

(4)      Consists of (a) 5,902,767 shares of Volta Class A Common Stock, (b) 6,330,799 shares of Volta Class B Common Stock, (c) 430,136 shares of Volta Class A Common Stock issuable upon the exercise of Volta Options currently exercisable or exercisable within 60 days of the September 15, 2021 and (d) 135,922 shares of Volta Class B Common Stock issuable upon the exercise of Volta Options currently exercisable or exercisable within 60 days of the September 15, 2021. Excludes 5,250,000 restricted stock units of Volta Class B Common Stock issued in connection with the Business Combination pursuant to the Volta Founder Plan which will not vest within 60 days of the September 15, 2021.

(5)      Consists of (a) 6,694,804 shares of Volta Class A Common Stock and (b) 1,635,373 shares of Volta Class B Common Stock. Excludes 5,250,000 restricted stock units of Volta Class B Common Stock issued in connection with the Business Combination pursuant to the Volta Founder Plan which will not vest within 60 days of September 15, 2021.

(6)      Includes 242,700 shares of Volta Class A Common Stock issuable upon the exercise of Volta Options currently exercisable or exercisable within 60 days of the September 15, 2021.

(7)      Consists of (a) 41,261 shares of Volta Class A Common Stock held directly by Pacific Premier Trust Custodian FBO Eli Aheto IRA, and (b) 212,362 shares of Volta Class A Common Stock issuable upon the exercise of Volta Options currently exercisable or exercisable within 60 days of the September 15, 2021 held directly by Eli Aheto.

(8)      Includes 489,900 shares held by 3 Chiefs Family Trust. Charlene M. Cubbage is the trustee and a beneficiary of 3 Chiefs Family Trust (“3 Chiefs”), along with her children, and has sole voting and investment power over the shares held by 3 Chiefs.

(9)      Consists of (a) 510,536 shares of Volta Class A Common Stock held directly by 19Y Ventures VI, LLC (“19Y LLC”), (b) 822,055 shares of Volta Class A Common Stock held directly by 19Y Ventures VI-2, LLC (“19Y2 LLC”), (c) 237,644 shares of Volta Class A Common Stock held directly by Martin Lauber and (d) 50,563 shares of Volta Class A Common Stock issuable upon the exercise of Volta Options currently exercisable or exercisable within 60 days of the September 15, 2021 held directly by Martin Lauber. 19Y LLC and 19Y2 LLC are managed by 19Y Ventures Management, LLC. Martin Lauber is the Managing Member of 19Y Ventures Management, LLC. The principal address of 19Y LLC and 19Y2 LLC and Martin Lauber is 120 Gilmartin Drive, Tiburon, California 94920.

(10)    Consists of 374,162 shares of Volta Class A Common Stock issuable upon the exercise of Volta Options currently exercisable or exercisable within 60 days of the September 15, 2021.

(11)    Consists of (a) 65,987 shares of Volta Class A Common Stock held directly by Bonita K. Coleman Living Trust (the “Living Trust”) and (b) 212,362 shares of Volta Class A Common Stock issuable upon the exercise of Volta Options currently exercisable or exercisable within 60 days of the September 15, 2021 held directly by Bonita C. Stewart. Ms. Stewart is the trustee for the Living Trust and has sole voting and investment power over the share held by the Living Trust. As such, Ms. Stewart may be deemed to be the beneficial owner of such shares. Ms. Stewart disclaims any beneficial ownership of the shares held by the Living Trust.

(12)    Consists of 242,700 shares of Volta Class A Common Stock issuable upon the exercise of Volta Options currently exercisable or exercisable within 60 days of the September 15, 2021.

(13)    Includes 463,910 shares of Volta Class A Common Stock issuable upon the exercise of Volta Options currently exercisable or exercisable within 60 days of the September 15, 2021.

SELLING SECURITYHOLDERS

This prospectus relates to the resale by the Selling Securityholders from time to time of up to 107,397,854 shares of our Volta Class A Common Stock and 5,933,333 Private Warrants. The Sponsor acquired the Founder Shares and Private Warrants in connection with the IPO. The Founder Shares were subsequently distributed to TortoiseEcofin Borrower LLC, Edward P. Russell, Stephen S. Pang, Vincent T. Cubbage, 3 Chiefs Family Trust dated December 31, 2020, Steven C. Schnitzer, Brock Family Dynasty Trust dated October 14, 2020, and Evan J. Zimmer. In connection with the transactions contemplated by the Merger Agreement, certain Legacy Volta stockholders who were officers, directors or otherwise affiliates of Legacy Volta acquired Volta Class A Common Stock and Scott Mercer, Christopher Wendel and Andrew B. Lipsher acquired Class B Common Stock.

A description of our relationships with certain of the Selling Securityholders and their affiliates is set forth in “Certain Relationships and Related Transactions.”

The securities being registered by the registration statement of which this prospectus forms a part are being registered pursuant to registration rights that have been granted to certain of the Selling Securityholders in respect of the securities described above. For additional information regarding these registration rights, see the section entitled “Description of Securities — Amended and Restated Registration Rights.”

The following table sets forth certain information as of September 15, 2021, concerning the shares of Volta Class A Common Stock and Private Warrants that may be offered from time to time by each Selling Securityholder under this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.

We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such securities. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.

Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

Up to 8,621,715 shares of Class A common stock issuable upon exercise of the Public Warrants are not included in the table below, unless specifically indicated in the footnotes thereto.

	Shares of Volta Class A Common Stock				Private Placement Warrants to Purchase Volta Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
1248 Holdings, LLC(1)	250,000	250,000	—	—	—	—	—	—
3 Chiefs Family Trust(2)	489,900	489,900	—	—	—	—	—	—
Activate Capital Partners, LP(3)	6,878,148	6,878,148	—	—	—	—	—	—
Alyeska Master Fund LP(4)	875,199	800,000	75,199	—	—	—	—	—
Andrew B. Lipsher(5)	2,435,473	2,008,409	427,064	—	—	—	—	—
Antara Capital Master Fund LP(6)	800,000	800,000	—	—	—	—	—	—
Atlas Point Energy Infrastructure Fund, LLC(7)	1,500,000	1,500,000	—	—	—	—	—	—
Bauer Family Investments LLC(8)	139,201	139,201	—	—	—	—	—	—

	Shares of Volta Class A Common Stock				Private Placement Warrants to Purchase Volta Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Bella Boyce, LLC(9)	2,144,109	500,000	1,644,109	—	—	—	—	—
Bonita K. Coleman Living Trust(10)	65,987	65,987	—	—	—	—	—	—
Brock Family Dynasty Trust(11)	809,400	809,400	—	—	—	—
Christopher Wendel(12)	13,580,177	8,330,177	5,250,000	—	—	—	—	—
CVI Investments, Inc.(13)	532,464	250,000	282,464	—	—	—	—	—
David Elisofon(14)	610,846	110,833	500,013	—	—	—	—	—
Debra Crow(15)	1,274,943	69,390	1,205,553	—	—	—	—	—
Diameter Master Fund LP(16)	500,000	500,000	—	—	—	—	—	—
Edward P. Russell	374,443	374,443	—	—	—	—	—	—
Entities within the D. E. Shaw Group(17)	1,750,000	1,750,000	—	—	—	—	—	—
Entities advised by Salient Capital, L.P.(18)	750,000	750,000	—	—	—	—	—	—
Entities advised by Suvretta Capital Management, LLC(19)	300,000	300,000	—	—	—	—	—	—
Entities advised by The Phoenix Group(20)	500,000	500,000	—	—	—	—	—	—
Entities advised by Tortoise Capital Advisors, L.L.C.(21)	750,000	750,000	—	—	—	—	—	—
Evan J. Zimmer	315,240	315,240	—	—	—	—	—	—
Funds advised by 19Y Ventures Management, LLC(22)	1,332,591	1,332,591	—	—	—	—	—	—
Funds advised by Arena Capital Advisors(23)	750,000	750,000	—	—	—	—	—	—
Funds advised by Blackrock, Inc.(24)	4,500,000	4,500,000	—	—	—	—	—	—
Funds advised by Copycat Holdings Inc.(25)	399,040	85,000	314,040	—	—	—	—	—
Funds advised by DSAM Partners (London) Ltd.(26)	1,035,900	1,035,900	—	—	—	—	—	—
Funds advised by Electron Capital Partners, LLC(27)	800,000	800,000	—	—	—	—	—	—
Funds advised by Energize Ventures(28)	12,570,574	12,570,574	—	—	—	—	—	—
Funds advised by Fidelity(29)	3,000,000	3,000,000	—	—	—	—	—	—
Funds advised by HITE Hedge Asset Management LLC(30)	250,000	250,000	—	—	—	—	—	—
Funds advised by Millennium Management LLC(31)	1,115,626	964,100	151,526	—	—	—	—	—
Funds advised by Monashee Investment Management LLC(32)	250,000	250,000	—	—	—	—	—	—
Funds advised by Neuberger Berman Group LLC(33)	1,750,000	1,750,000	—	—	—	—	—	—

	Shares of Volta Class A Common Stock				Private Placement Warrants to Purchase Volta Class A Common Stock
Name	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering	Number Beneficially Owned Prior to Offering	Number Registered for Sale Hereby	Number Beneficially Owned After Offering	Percent Owned After Offering
Funds advised by Park West Asset Management LLC(34)	500,000	500,000	—		—	—	—	—
Funds advised by Somerston Funding Limited(35)	179,403	15,000	164,403	—	—	—	—	—
Funds advised by Sycomore Investment Group(36)	350,000	350,000	—	—	—	—	—	—
Funds and accounts managed by TOMS Capital Investment Management LP(37)	500,000	500,000	—	—	—	—	—	—
Funds advised by UBS O’Connor LLC(38)	548,613	350,000	198,613	—	—	—	—	—
Funds advised by Weiss Asset Management LP(39)	600,000	600,000	—	—	—	—	—	—
Ghisallo Master Fund LP(40)	800,000	800,000	—	—	—	—	—	—
Hartree Partners, LP(41)	750,000	750,000	—	—	—	—	—	—
James S. DeGraw(42)	732,669	489,969	242,700	—	—	—	—	—
Jane Street Global Trading, LLC(43)	569,094	300,000	269,094	*	—	—	—	—
Juan J. Daboub	35,000	35,000	—	—	—	—	—	—
Karin McKinnell Leidel	35,000	35,000	—	—	—	—	—	—
Little Rose Partners LLC(44)	86,890	86,890	—	—	—	—	—	—
Martin Lauber(45)	394,388	237,644	156,744	—	—	—	—	—
Michael Menendez	768,426	768,426	—	—	—	—	—	—
MCHC, LLC(46)	100,000	100,000	—	—	—	—	—	—
Millais Limited(47)	350,000	350,000	—	—	—	—	—	—
MMF LT, LLC(48)	800,000	800,000	—	—	—	—	—	—
Nadya Kohl(49)	222,610	161,935	60,675	—
Pacific Premier Trust Custodian FBO Eli Aheto IRA(50)	41,261	41,261	—	—	—	—	—	—
Praveen Mandal(51)	868,317	334,377	533,940	—	—	—	—	—
Scott Mercer(52)	18,142,869	12,233,566	5,909,303	—	—	—	—	—
Sidney L. Tassin	35,000	35,000	—	—	—	—	—	—
South Lake One, LLC(53)	800,000	800,000	—	—	—	—	—	—
Stephen S. Pang	809,400	809,400	—	—	—	—	—	—
Stephen Kiser(54)	242,234	186,079	56,155	—	—	—	—	—
Steven C. Schnitzer	852,000	852,000	—	—	—	—	—	—
Steven M. Markowitz(55)	579,943	571,173	8,770	—	—	—	—	—
Tech Opportunities LLC(56)	3,394,109	1,750,000	1,644,109	—	—	—	—	—
TortoiseEcofin Borrower LLC(57)	9,818,890	9,818,890	—	—	5,933,333	5,933,333	—	—
Vincent T. Cubbage	984,060	984,060	—	—	—	—	—	—
Virgo Hermes, LLC(58)	16,222,891	16,222,891	—	—	—	—	—	—

____________

*        Represents beneficial ownership of less than 1%.

(1)      Martin C. Bicknell is the manager of 1248 Holdings, LLC. 1248 Holdings, LLC may be deemed to be an affiliate of a broker-dealer. Based on such information, 1248 Holdings, LLC acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, 1248 Holdings, LLC did not have any agreements or understandings with any person to distribute such shares.

(2)      Charlene M. Cubbage is the trustee and a beneficiary of 3 Chiefs Family Trust (“3 Chiefs”), along with her children, and has sole voting and investment power over the shares held by 3 Chiefs.

(3)      Includes 200,227 shares issuable upon exercise of Assumed Warrants. Activate Capital GP, LLC (“GP, LLC”) is the general partner of ACP I GP, LP (“ACP GP”), the general partner of Activate Capital Partners, LP (“Activate”). Anup Jacob is the Managing Director of the GP, LLC and has sole voting and investment power over the shares held by Activate and as such may be deemed to be the beneficial owner of such shares. Mr. Jacob disclaims any beneficial ownership of the shares held by Activate.

(4)      Consists of (i) 800,000 shares registered for resale under this prospectus and (ii) 75,199 shares underlying Public Warrants. Alyeska Investment Group, L.P., the investment manager of Alyeska Master Fund, L.P. (“Alyeska Master”), has voting and investment control of the shares held by Alyeska Master. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master.

(5)      Consists of (i) 1,793,297 shares of Volta Class A Common Stock registered for resale under this prospectus; (ii) 427,064 shares of Volta Class A Common Stock underlying Volta Options and (iii) 215,112 shares of Volta Class A Common Stock underlying shares of Volta Class B Common Stock registered for resale under this prospectus.

(6)      Antara Capital LP, a Delaware limited partnership serves as the investment manager (the “Antara Investment Manager”) to certain funds it manages and designees and may be deemed to have voting and dispositive power with respect to the ordinary shares held by the Antara Funds (defined below). Antara Capital Fund GP LLC , a Delaware limited liability company, serves as the general partner of Antara Capital Onshore Fund LP (the “Onshore Fund”) and Antara Capital Master Fund LP (the “Master Fund”). Antara Capital Offshore Fund Ltd (the “Offshore Fund” and together with the Fund and the Master Fund, the “Antara Funds”) is an exempted company incorporated under the laws of the Cayman Islands. Himanshu Gulati is the Managing Member of the Antara Investment Manager and, accordingly, may be deemed to have voting and dispositive power with respect to the shares held by the Antara Funds. Mr. Gulati disclaims beneficial ownership of the ordinary shares held by the Antara Funds except to the extent of any pecuniary interest.

(7)      CIBC National Trust Company, a limited-purpose national trust bank, is the manager of Atlas Point Energy Infrastructure Fund, LLC. The parent company of CIBC National Trust is CIBC Private Wealth Group, LLC, which in turn is an indirect, wholly owned subsidiary of Canadian Imperial Bank of Commerce (“CIBC”). Accordingly, CIBC may be deemed to have or share beneficial ownership of the common stock held directly by Atlas Point Energy Infrastructure Fund, LLC.

(8)      Christopher Wendel is the manager of Bauer Family Investments LLC (“Bauer”) and has sole voting and investment power over the shares held by Bauer. As such, Mr. Wendel may be deemed to be the beneficial owner of such shares. Mr. Wendel disclaims any beneficial ownership of the shares held by Bauer. Mr. Wendel is an officer and director of Volta.

(9)      Bella Boyce, LLC, is managed by its members, Shelley Boyce and Daniel Boyce, and its trustee, Kimberly Jessee.

(10)    Bonita C. Stewart is the trustee for the Bonita K. Coleman Living Trust (the “Living Trust”) and has sole voting and investment power over the share held by the Living Trust. As such, Ms. Stewart may be deemed to be the beneficial owner of such shares. Ms. Stewart disclaims any beneficial ownership of the shares held by the Living Trust. Ms. Stewart is a director of Volta.

(11)    Darrell Brock, Jr. is the trustee of Brock Family Dynasty Trust (“Brock Trust”) and has sole voting and investment power over the shares held by Brock Trust.

(12)    Consists of (i) 6,694,804 shares of Volta Class A Common Stock registered for resale under this prospectus; (ii) 1,635,373 shares of Volta Class A Common Stock underlying shares of Volta Class B Common Stock; and (iii) 5,250,000 shares of Class B Common Stock underlying restricted stock units.

(13)    Consists of (i) 250,000 shares registered for resale under this prospectus; (ii) 23,665 shares not registered for resale under this prospectus and (iii) 258,779 shares underlying Public Warrants. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of those shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the Ordinary Shares. Based on information provided to us by CVI, CVI may be deemed to be an affiliate of a broker-dealer. Based on such information, CVI acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, CVI did not have any agreements or understandings with any person to distribute such shares.

(14)    Consists of (i) 110,833 shares of Volta Class A Common Stock underlying shares of Volta Class B Common Stock registered for resale under this prospectus and (ii) 500,013 shares of Volta Class A Common Stock not registered for resale under this prospectus.

(15)    Consists of (i) 69,390 shares of Volta Class A Common Stock underlying shares of Volta Class B Common Stock registered for resale under this prospectus and (ii) 1,205,553 shares of Volta Class A Common Stock not registered for resale under this prospectus.

(16)    Diameter Capital Partners LP is the investment manager (the “Diameter Investment Manager”) of Diameter Master Fund LP (“DMF”) and, therefore, has investment and voting power over these shares. Scott Goodwin and Jonathan Lewinsohn, as the sole managing members of the general partner of the Diameter Investment Manager, make voting and investment decisions on behalf of the Diameter Investment Manager. As a result, the Diameter Investment Manager, Mr. Goodwin and Mr. Lewinsohn may be deemed to be the beneficial owners of these shares. Notwithstanding the foregoing, each of Mr. Goodwin and Mr. Lewinsohn disclaim any such beneficial ownership. The business address of DMF is 55 Hudson Yards, 29th Floor, New York, NY 10001.

(17)    Consists of (i) 437,500 shares held by D. E. Shaw Oculus Portfolios, L.L.C. (“Oculus”) and (ii) 1,312,000 shares held by D. E. Shaw Valence Portfolios, L.L.C. (“Valence”). Oculus and Valence each have the power to vote or to direct the vote of (and the power to dispose or direct the disposition of) the shares directly held by them (the “Subject Shares”). D. E. Shaw & Co., L.P. (“DESCO LP”), as the investment adviser of Oculus and Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co., L.L.C. (“DESCO LLC”), as the manager of Oculus and Valence, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. Julius Gaudio, Maximilian Stone, and Eric Wepsic, or their designees, exercise voting and investment control over the Subject Shares on DESCO LP’s and DESCO LLC’s behalf. D. E. Shaw & Co., Inc. (“DESCO Inc.”), as general partner of DESCO LP, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. D. E. Shaw & Co. II, Inc. (“DESCO II Inc.”), as managing member of DESCO LLC, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares. None of DESCO LP, DESCO LLC, DESCO Inc., or DESCO II Inc. owns any Subject Shares directly, and each such entity disclaims beneficial ownership of the Subject Shares. David E. Shaw does not own any Subject Shares directly. By virtue of David E. Shaw’s position as President and sole shareholder of DESCO Inc., which is the general partner of DESCO LP, and by virtue of David E. Shaw’s position as President and sole shareholder of DESCO II Inc., which is the managing member of DESCO LLC, David E. Shaw may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the Subject Shares and, therefore, David E. Shaw may be deemed to be the beneficial owner of the Subject Shares. David E. Shaw disclaims beneficial ownership of the Subject Shares. Based on information provided to us by Oculus and Valence, Oculus and Valence may be deemed to be affiliates of a broker-dealer. Based on such information, Oculus and Valence acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, Oculus and Valence did not have any agreements or understandings with any person to distribute such shares.

(18)    Consists of (i) 118,535 shares held by Salient Midstream & MLP Fund (“Salient Midstream”); (ii) 404,129 shares held by Salient MLP & Energy Infrastructure Fund (“Salient Infrastructure”); (iii) 119,708 shares held by Salient MLP Total Return Fund, LP (“Salient Total Return”); (iv) 45,924 shares held by Salient MLP Total Return TE Fund, LP (“Salient TE” and, together with Salient Midstream, Salient Infrastructure, Salient Total Return and Salient TE, the “Salient Funds”) and (v) 61,704 shares held by State of Utah, School and Institutional Trust Funds (“Utah Fund”). The Salient Funds are managed by Salient Capital Advisors, LLC which holds voting and dispositive power with respect to the shares held by the Salient funds. Based on information provided to us by the Salient Funds, the Salient Funds may be deemed to be affiliates of a broker-dealer. Based on such information, the Salient Funds acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, the Salient Funds did not have any agreements or understandings with any person to distribute such shares. The Utah Fund is an independent state agency within the executive branch of the state of Utah.

(19)    Consists of (i) 298,000 shares held by Suvretta Master Fund, Ltd. (“Suvretta Master”) and (ii) 2,000 shares held by Suvretta Long Master Fund, Ltd. (“Suvretta Master Long” and, together with Suvretta Master, the “Suvretta Funds”). The Suvretta Funds are both managed by Suvretta Capital Management, LLC. Aaron Cowen is the control person of Suvretta Capital Management, LLC, the investment manager of the Suvretta Funds and has voting and/or investment control over the shares held by the Suvretta Funds.

(20)    Consists of (i) 100,000 shares held by Phoenix Insurance Company Ltd (“Nostro”) and (ii) 400,000 shares held by Shotfut Menayot Chul — Phoenix Amitim (“Shotfut” and, together with Nostro, the “Phoenix Funds”). Nostro is managed by Haggai Schreiber, Deputy Chief Executive Officer and Chief Investment Officer, and Dan Kerner, Head of Nostro, each of whom may be deemed to have voting and dispositive power with respect to the shares held by Nostro. Shotfut is managed by Haggai Schreiber, Deputy Chief Executive Officer and Chief Investment Officer, and Gilad Shamir, Chief Investment Officer, each of whom may be deemed to have voting and dispositive power with respect to the shares held by Shotfut.

(21)    Consists of (i) 675,000 shares held by Tortoise Direct Opportunities Fund II, LP (“TDOF II”) and (ii) 75,000 shares held by Texas Mutual Insurance Company (“TMIC” and, together with TDOF II, the “Tortoise Entities”). The Tortoise Entities are managed by Tortoise Capital Advisors, L.L.C. TortoiseEcofin Borrower LLC is the sole member of Tortoise Capital Advisors, L.L.C. TortoiseEcofin Parent Holdco LLC is the sole member of TortoiseEcofin Borrower LLC, and TortoiseEcofin Investments, LLC is the sole member of TortoiseEcofin Parent Holdco LLC. TortoiseEcofin Investments, LLC is controlled by a board of directors, which consists of Jeffrey Lovell, Robert M. Belke, Brad Armstrong, H. Kevin Birzer, Gary P. Henson and Brad Hilsabeck. Tortoise Capital Advisors, L.L.C. is an investment adviser to the Tortoise Entities. Primary responsibility for the day-to-day management of the Tortoise Entities is the joint responsibility of a team of portfolio managers consisting of Brian A. Kessens, James R. Mick, Matthew G.P. Sallee, Robert J. Thummel, Stephen Pang and Nicholas S. Holmes. Tortoise Capital Advisors, L.L.C. has sole voting and dispositive power over the shares held by the Tortoise Entities. Based on information provided to us by TDOF II, TDOF II may be deemed to be an affiliate of a broker-dealer. Based on such information, TDOF II acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, TDOF II did not have any agreements or understandings with any person to distribute such shares.

(22)    Consists of (i) 510,536 shares held by 19Y Ventures VI, LLC (“19Y VI”) and (ii) 822,055 shares held by 19Y Ventures VI-2, LLC (“19Y VI-2” and, together with 19Y VI, the “19Y Funds”). The 19Y Funds are managed by 19Y Ventures Management, LLC. Martin Lauber is the Managing Partner of 19Y Ventures Management, LLC and has sole voting and investment power over the shares held by the 19Y Funds.

(23)    Consists of (i) 200,000 shares held by Arena Capital Fund, LP — Series 3; (ii) 200,000 shares held by Arena Capital Fund, LP — Series 5; (iii) 300,000 shares held by Arena Capital Fund, LP — Series 9 and (iv) 50,000 shares held by Arena Capital Fund, LP — Series 14 (together, the “Arena Funds”). Arena Capital Advisors, LLC is General Partner for the Arena Capital Fund, LP (the “Arena Funds”) and has voting and investment control over the securities held by the Arena Funds. The partnerships are organized under the laws of the State of Delaware and the address for the Arena Funds is c/o Arena Capital Advisors, LLC, 12121 Wilshire Blvd, Ste 1010, Los Angeles, CA 90025, Attn: Legal. The partners of Arena Capital Advisors are Daniel Elperin, Jeremy Sagi and Sanije Perrett.

(24)    The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Global Allocation Fund, Inc. (847,278 shares); BlackRock Global Funds — Global Allocation Fund (524,687 shares); BlackRock Global Allocation V.I. Fund of BlackRock Variable Series Funds, Inc. (281,491 shares); BlackRock Global Allocation Portfolio of BlackRock Series Fund, Inc. (6,602 shares); BlackRock Global Allocation Collective Fund (84,612 shares); BlackRock Global Funds — Global Dynamic Equity Fund (20,417 shares); BlackRock Capital Allocation Trust (232,305 shares); BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V (1,179,351 shares); Strategic Income Opportunities Bond Fund (23,544 shares); BGF ESG Fixed Income Global Opportunities Fund (36,717 shares); BGF Fixed Income Global Opportunities Fund (337,556 shares); Master Total Return Portfolio of Master Bond LLC (672,733 shares); BlackRock Total Return Bond Fund (196,527 shares); BlackRock Global Long/Short Credit Fund of BlackRock Funds IV (51,474 shares); and BlackRock Global Funds — Global Bond Income Fund (4,706 shares). BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(25)    Includes (i) 85,000 shares registered for resale under this prospectus and (ii) 314,040 shares not registered for resale under this prospectus, all held by Copycat Holdings Inc. (“Copycat”). Copycat is managed by Michelle Schilling.

(26)    Consists of (i) 482,500 shares held by DSAM+ Master Fund (“DSAM+”), (ii) 149,400 shares held by LMA SPC — MAP 112 Segregated Portfolio (“LMA”) and (iii) 404,000 shares held by DSAM Alpha+ Master Fund (“DSAM Alpha+” and together, the “DSAM Funds”). DSAM Partners (London) Ltd. (the “Investment Advisor”) is the investment advisor to the DSAM Funds and as such may be deemed to have voting and investment power over the securities held by them. The Investment Advisor is ultimately controlled by Guy Shahar. The DSAM Funds and Mr. Shahar disclaim beneficial ownership of the securities listed above.

(27)    Consists of (i) 7,316 shares held by AGR Trading SPC-Series EC Segregated Portfolio (“AGR”), (ii) 14,076 shares held by Boothbay Absolute Return Strategies, LP (“Boothbay”), (iii) 446,915 shares held by Electron Global Master Fund L.P. (“Electron Global”), and (iv) 331,693 shares held by Electron Infrastructure Master Fund, L.P. (“Electron Infrastructure” and collectively, the “Electron Entities”). Electron Capital Partners, LLC (“ECP”) serves as the investment manager for Electron Global and Electron Infrastructure and it is the sub-investment manager for AGR and Boothbay. James Shaver, as the managing member of ECP, may be deemed to have investment discretion and voting power over the securities held by the Electron Entities.

(28)    Consists of (i) 8,414,566 shares held by Energize Ventures Fund LP (“EVF”); (ii) 1,644,107 shares held by Energize Growth Fund I LP (“EGF”), (iii) 1,848,507 shares held by EV Volta SPV LLC (“Volta SPV” and, together with EVF and EGF, the “Energize Funds”) and (iv) 663,394 shares issuable upon exercise of warrants. John Tough is the Managing Partner of EVF and has sole voting and investment power over the shares held by EVF and as such may be deemed to be the beneficial owner of such shares. Mr. Tough disclaims any beneficial ownership of the shares held by EVF. Energize Growth I GP LLC (“Growth GP”) is the general partner of EGF and Energize Ventures GP LLC (“Ventures GP”) is the manager of Volta SPV. John Tough is the Managing Partner of Growth GP and Ventures GP and has sole voting and investment power over the shares held by the Energize Funds. As such, Mr. Tough may be deemed to be the beneficial owner of such shares. Mr. Tough disclaims any beneficial ownership of the shares held by the Energize Funds.

(29)    Consists of (i) 123,729 shares held by Fidelity Mt. Vernon Street Trust: Fidelity Series Growth Company Fund (“Series Mt. Vernon”); (ii) 38,370 shares held by Fidelity Blue Chip Growth Commingled Pool (“BCG Comingled”); (iii) 3,020 shares held by Fidelity Blue Chip Growth Institutional Trust (“BCG Institutional”); (iv) 667,255 shares held by Fidelity Growth Company Commingled Pool (“GC Comingled”); (v) 88,661 shares held by FIAM Target Date Blue

Chip Growth Commingled Pool (“Target Date BCG”); (vi) 602,300 shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company Fund (“Mt. Vernon”); (vii) 106,716 shares held by Fidelity Mt. Vernon Street Trust: Fidelity Growth Company K6 Fund (“K6 Fund”); (viii) 1,115,178 shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth Fund (“Securities BCG”); (ix) 122,448 shares held by Fidelity Securities Fund: Fidelity Blue Chip Growth K6 Fund (“Securities K6”); (x) 130,003 shares held by Fidelity Securities Fund: Fidelity Series Blue Chip Growth Fund (“Securities Series BCG”) and (xi) 2,320 shares held by Fidelity Securities Fund: Fidelity Flex Large Cap Growth Fund (“Flex Fund” and, together with Series Mt. Vernon, BCG Comingled, BCG Institutional, GC Comingled, Target Date BCG, Mt. Vernon, K6 Fund, Securities BCG, Securities K6 and Securities Series BCG, the “Fidelity Funds”). The Fidelity Funds are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(30)    Consists of (i) 23,600 shares held by HITE Carbon Offset LP (“Offset LP”); (ii) 175,200 shares held by HITE Hedge ET LP (“Hedge ET”) and (iii) 51,200 shares held by HITE Carbon Offset Ltd. (“Offset Ltd.” and, together with Offset LP and Hedge ET, the “HITE Funds”). HITE Hedge Asset Management LLC is the investment manager of each of the HITE Funds. HITE Hedge Asset Management LP is the investment manager of HITE Hedge Asset Management LLC. James M. Jampel is the investment manager of HITE Hedge Asset Management LP and may be deemed to have investment discretion and voting power over the shares held by the HITE Funds.

(31)    Consists of (i) 802,100 shares which are registered for resale under this prospectus and 20,000 Public Warrants all held by Integrated Core Strategies (US) LLC, a Delaware limited liability company (“ICS”); (ii) 125,000 shares which are registered for resale under this prospectus held by Riverview Group LLC, a Delaware limited liability company (“Riverview”); (iii) 37,000 shares registered for resale under this prospectus, 25,386 shares which are not registered for resale under this prospectus and 105,000 Public Warrants all held by ICS Opportunities, Ltd., a Cayman Islands exempted company (“ICS I”); and (iv) 1,140 shares which are not registered for resale under this prospectus held by ICS Opportunities II LLC, a Cayman Islands limited liability company (“ICS II”). Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS I and ICS II and may be deemed to have shared voting control and investment discretion over securities owned by ICS I and ICS II. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the managing member of ICS and Riverview and may be deemed to have shared voting control and investment discretion over securities owned by ICS and Riverview. Millennium Management is also the general partner of the 100% owner of ICS I and ICS II and may also be deemed to have shared voting control and investment discretion over securities owned by ICS I and ICS II. Millennium Group Management LLC, a Delaware limited liability company (“Millennium Group Management”), is the managing member of Millennium Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS and Riverview. Millennium Group Management is also the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS I and ICS II. The managing member of Millennium Group Management is a trust of which Israel A. Englander, a United States citizen (“Mr. Englander”), currently serves as the sole voting trustee. Therefore, Mr. Englander may also be deemed to have shared voting control and investment discretion over securities owned by ICS, Riverview, ICS I and ICS II. The foregoing should not be construed in and of itself as an admission by Millennium International Management, Millennium Management, Millennium Group Management or Mr. Englander as to beneficial ownership of the securities owned by ICS, Riverview, ICS I or ICS II, as the case may be.

(32)    Consists of (i) 71,490 shares held by BEMAP Master Fund Ltd (“BEMAP”); (ii) 9,089 shares held by Bespoke Alpha MAC MIM LP (“MAC MIM”); (iii) 60,294 shares held by DS Liquid Div RVA MON LLC (“RVA MON”); (iv) 42,491 shares held by Monashee Pure Alpha SPV I LP (“SPV I”); 12,132 shares held by SFL SPV I LLC (“SFL SPV”) and 54,504 shares held by Monashee Solitario Fund LP (“Solitario” and, together with BEMAP, MAC MIM, RVA MON, SPV I and SFL SPV, the “Monashee Funds”). Monashee Investment Management, LLC manages each of the Monashee Funds. Jeff Muller is the Chief Compliance Officer and manager of Monashee Investment Management, LLC.

(33)    Consists of (i) 1,025,000 shares held by MAP 204 Segregated Portfolio, a segregated portfolio of LMA SPC (“MAP 204”) and (ii) 725,000 shares held by Neuberger Berman Principal Strategies Master Fund L.P. (“Principal Strategies” and, together with MAP 204, the “NBG Funds”). Neuberger Berman Group LLC (“NBG”) and certain of its affiliates, including Neuberger Berman Investment Advisers LLC, as sub-adviser of MAP 204 and investment adviser of the NB PSG Fund, have voting power and investment power over the securities being registered for resale. NBG and its affiliates do not, however, have any economic interest in the securities.

(34)    Consists of (i) 455,000 shares held by Park West Investors Master Fund, Limited and (ii) 45,000 shares held by Park West Partners International, Limited (collectively, the “PW Funds”). Park West Asset Management LLC is the investment manager to the PW Funds. Peter S. Park, through one or more affiliated entities, is the controlling manager of Park West Asset Management LLC.

(35)    Includes (i) 15,000 shares registered for resale under this prospectus and (ii) 164,403 shares not registered for resale under this prospectus, all held by Somerston Funding Limited (“Somerston”). Somerston is managed by Francis Allan Chapman and Alexander Anders Ohlsson.

(36)    Consists of (i) 180,000 shares held by SFS Sycomore Eco Solutions (“Sycomore Eco”) and (ii) 170,000 shares held by Sycomore L/S Opportunities (“Sycomore L/S” and, together with Sycomore Eco, the “Sycomore Funds”). The Sycomore Funds are open ended European Undertakings for the Collective Investment in Transferable Securities mutual funds managed by Sycomore Asset Management.

(37)    Consists of (i) 208,373 shares held by TOMS Capital Investments LLC (“TCI”); (ii) 92,899 shares held by PBCAY One Limited (“PBCAY”) and (iii) 198,728 shares held by TCIM Opportunities I Ltd. (“TCIM Opportunities” and, together with TCI and PBCAY, the “TCIM Funds”). TOMS Capital Investment Management LP is the investment manager of the TCIM Funds. Benjamin Pass is the Chief Investment Officer of TOMS Capital Investment Management LP and may be deemed a beneficial owner of the shares held by the TCIM Funds.

(38)    Includes (i) 161,525 shares registered for resale held by Nineteen77 Global Multi-Strategy Alpha Master Limited (“Multi-Strategy Alpha”); (ii) 161,525 shares registered for resale held by Nineteen77 Global Merger Arbitrage Master Limited (“Merger Limited”) and (iii) 26,950 shares registered for resale held by Nineteen77 Global Merger Arbitrage Opportunity Fund (“Merger Fund” and, together with Multi-Strategy Alpha and Merger Limited, the “Nineteen77 Funds”). UBS O’Connor LLC is the investment manager of the Nineteen77 Funds, and Kevin Russell is the Chief Investment Officer of UBS O’Connor LLC. Therefore, Mr. Russell has voting and dispositive power with respect to the shares held by the Nineteen77 funds. Mr. Russell disclaims beneficial ownership of the shares held by the Nineteen77 Funds.

(39)    Consists of (i) 222,000 shares held by Brookdale Global Opportunity Fund (“BGO”) and (ii) 378,000 shares held by Brookdale International Partners, L.P. (“BIP”). Andrew Weiss is the Manager of WAM GP LLC, which is the general partner of Weiss Asset Management LP, the investment manager of BGO and BIP. WAM GP LLC is also the Manager of BIP GP LLC, the general partner of BIP. Mr. Weiss has voting and dispositive power with respect to the shares held by BGO and BIP. Mr. Weiss, WAM GP LLC, Weiss Asset Management LP and BIP GP LLC each disclaim beneficial ownership of the shares held by BGO and BIP, except to the extent of their respective pecuniary interests therein.

(40)    Ghisallo Capital Management LLC manages Ghisallo Master Fund LP. Michael Germino exercises voting and dispositive power over the shares held by Ghisallo Master Fund LP.

(41)    Hartree Partners, LP (“Hartree”) is managed by Hartree Partners GP, LLC (“Hartree GP”) as the general partner of Hartree. The following individuals may be found to have voting and investment control over the shares held by Hartree: Steve Hendel, Steve Semlitz and Jonathan Merison.

(42)    Consists of (i) 489,969 shares of Volta Class A Common Stock registered for resale under this prospectus and (ii) 242,700 shares of Volta Class A Common Stock underlying Volta Options.

(43)    Consists of (i) 300,000 shares registered for resale under this prospectus and (ii) 269,094 shares not registered for resale under this prospectus. Jane Street Global Trading, LLC (“JSGT”) is a wholly owned subsidiary of Jane Street Group, LLC (“Jane Street”). Robert A. Granieri and Michael A. Jenkins serve as the Operating Committee of Jane Street, which exercises voting and dispositive power over the shares held by JSGT. Based on information provided to us by JSGT, JSGT may be deemed to be an affiliate of a broker-dealer. Based on such information, JSGT acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, JSGT did not have any agreements or understandings with any person to distribute such shares.

(44)    Andrew Lipsher is the manager of Little Rose Partners LLC (“Little Rose”) and has sole voting and investment power over the shares held by Little Rose. As such, Mr. Lipsher may be deemed to be the beneficial owner of such shares. Mr. Lipsher disclaims any beneficial ownership of the shares held by Little Rose.

(45)    Consists of (i) 237,664 shares of Volta Class A Common Stock registered for resale under this prospectus and (ii) 156,744 shares of Volta Class A Common Stock underlying Volta Options.

(46)    Martin C. Bicknell has sole voting and investment power over the shares held by MCHC, LLC. MCHC, LLC may be deemed to be an affiliate of a broker-dealer. Based on such information, MCHC, LLC acquired the shares being registered hereunder in the ordinary course of business, and at the time of the acquisition of the shares, MCHC, LLC did not have any agreements or understandings with any person to distribute such shares.

(47)    Andrew Dodd and Michael Bell are the directors of Millais Limited and have voting power over the shares offered hereby. Mr. Dodd and Mr. Bell both disclaim beneficial ownership of such shares.

(48)    Moore Capital Management, LP, the investment manager of MMF LT, LLC, has voting and investment control of the shares held by MMF LT, LLC. Mr. Louis M. Bacon controls the general partner of Moore Capital Management, LP and may be deemed the beneficial owner of the shares of the Company held by MMF LT, LLC. Mr. Bacon also is the indirect majority owner of MMF LT, LLC.

(49)    Consists of (i) 161,935 shares of Volta Class A Common Stock registered for resale under this prospectus and (ii) 60,675 shares of Volta Class A Common Stock underlying Volta Options.

(50)    Pacific Premier Trust Custodian FBO Eli Aheto IRA is an affiliate of Eli Aheto, a member of Volta’s board of directors.

(51)    Consists of (i) 334,377 shares of Volta Class A Common Stock registered for resale under this prospectus and (ii) 533,940 shares of Volta Class A Common Stock underlying Volta Options.

(52)    Consists of (i) 5,902,767 shares of Volta Class A Common Stock registered for resale under this prospectus; (ii) 6,330,799 shares of Volta Class A Common Stock underlying shares of Volta Class B Common Stock registered for resale under this prospectus; (iii) 523,381 shares of Volta Class A Common Stock underlying Volta Options; (iv) 135,922 shares of Volta Class B Common Stock underlying Volta Options; and (v) 5,250,000 shares of Class B Common Stock underlying restricted stock units.

(53)    Isidoro Quiroga Cortés, María Victoria Quiroga Moreno, Martín Guiloff Salvador and Felipe Correa González, in their capacity as members of the board of directors, may be deemed have voting and dispositive power (acting jointly Isidoro Quiroga Cortés or María Victoria Quiroga Moreno with any of between Martín Guiloff Salvador and Felipe Correa González) with respect to the securities held by South Lake One, LLC.

(54)    Consists of (i) 186,079 shares of Volta Class A Common Stock underlying shares of Volta Class B Common Stock registered for resale under this prospectus and (ii) 56,155 shares of Volta Class A Common Stock not registered for resale under this prospectus.

(55)    Consists of (i) 571,173 shares of Volta Class A Common Stock underlying shares of Volta Class B Common Stock registered for resale under this prospectus and (ii) 8,770 shares of Volta Class A Common Stock not registered for resale under this prospectus, including shares held by certain trusts controlled by the selling securityholder.

(56)   Hudson Bay Capital Management LP, the investment manager of Tech Opportunities LLC, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Tech Opportunities LLC and Sander Gerber disclaims beneficial ownership over these securities. Beneficial ownership also includes 1,644,109 shares of Class A Common Stock not registered for resale under this prospectus held by Hudson Bay Master Fund Ltd. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(57)    Includes 5,933,333 shares issuable upon exercise of Private Warrants. TortoiseEcofin Parent Holdco LLC is the sole member of TortoiseEcofin Borrower LLC, and TortoiseEcofin Investments, LLC is the sole member of TortoiseEcofin Parent Holdco LLC. TortoiseEcofin Investments, LLC is controlled by a board of directors, which consists of Jeffrey Lovell, Robert M. Belke, Brad Armstrong, H. Kevin Birzer, Gary P. Henson and Brad Hilsabeck.

(58)    Includes 9,110,442 shares issuable upon exercise of Assumed Warrants. Jesse Watson is the Founder and Chief Investment Officer of Virgo Hermes, LLC (“Virgo”) and has sole voting and investment power over the shares held by Virgo and as such may be deemed to be the beneficial owner of such shares. Mr. Watson disclaims any beneficial ownership of the shares held by Virgo.

DESCRIPTION OF SECURITIES

The following description summarizes the most important terms of our capital stock. Because it is only a summary, it does not contain all of the information that may be important to you, and is qualified by reference to the Volta Charter, the Volta Bylaws and the Amended and Restated Registration Rights Agreement, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Volta Charter, the Volta Bylaws and the Amended and Restated Registration Rights Agreement in their entirety for a complete description of the rights and preferences of our securities.

Authorized and Outstanding Stock

Pursuant to the terms of the Volta Charter, our authorized capital stock consists of:

•        350,000,000 shares of Volta Class A Common Stock, $0.0001 par value per share;

•        50,000,000 shares of Class B Common Stock, $0.0001 par value per share; and

•        10,000,000 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”).

As of September 15, 2021, there were (i) 161,718,725 shares of Class A Common Stock outstanding held by 328 holders of record, (ii) 9,887,185 shares of Class B Common Stock outstanding held by nine holders of record and (iii) no shares of Preferred Stock outstanding.

Volta Class A Common Stock

Voting Rights

The Volta Charter provides that, except as otherwise expressly provided by the Volta Charter or as provided by law, the holders of Volta Class A Common Stock and Volta Class B Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Volta Class A Common Stock and Volta Class B Common Stock shall not be entitled to vote on any amendment to the Volta Charter that relates solely to the terms of one or more outstanding series of Volta Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Volta Charter. Except as otherwise expressly provided in the Volta Charter or by applicable law, each holder of Volta Class A Common Stock shall have the right to one vote per share of Volta Class A Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of Volta Preferred Stock outstanding at the time, shares of Volta Class A Common Stock and Volta Class B Common Stock are treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Volta Board out of any assets of Volta legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Volta Class A Common Stock or Volta Class B Common Stock (or rights to acquire such shares), then holders of Volta Class A Common Stock will receive shares of Volta Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Volta Class B Common Stock will receive shares of Volta Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Volta Class A Common Stock and Volta Class B Common Stock receiving, on a per share basis, an identical number of shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable.

Notwithstanding the foregoing, the Volta Board may pay or make a disparate dividend or distribution per share of Volta Class A Common Stock or Volta Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class B Common Stock, each voting separately as a class.

Rights Upon Liquidation, Dissolution and Winding Up

Subject to any preferential or other rights of any holders of Volta Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of Volta, whether voluntary or involuntary, holders of Volta Class A Common Stock and Volta Class B Common Stock are entitled to receive ratably all assets of Volta available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class B Common Stock, each voting separately as a class.

Other Rights

The holders of Volta Class A Common Stock do not have preemptive, subscription, redemption or conversion rights. There are no redemption or sinking fund provisions applicable to the Volta Class A Common Stock. The rights, preferences and privileges of holders of shares of Volta Class A Common Stock are subject to those of the holders of any shares of Volta Preferred Stock that Volta may issue in the future.

Volta Class B Common Stock

Voting Rights

The Volta Charter provides that, except as otherwise expressly provided by the Volta Charter or as provided by law, the holders of Volta Class A Common Stock and Volta Class B Common Stock shall at all times vote together as a single class on all matters; provided however, that, except as otherwise required by law, holders of shares of Volta Class A Common Stock and Volta Class B Common Stock shall not be entitled to vote on any amendment to the Volta Charter that relates solely to the terms of one or more outstanding series of Volta Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to the Volta Charter. Except as otherwise expressly provided in the Volta Charter or by applicable law, each holder of Volta Class B Common Stock shall have the right to ten votes per share of Volta Class B Common Stock held of record by such holder.

Dividend Rights

Subject to preferences that may apply to any shares of Volta Preferred Stock outstanding at the time, shares of Volta Class A Common Stock and Volta Class B Common Stock are treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Volta Board out of any assets of Volta legally available therefor; provided, however, that in the event a dividend is paid in the form of shares of Volta Class A Common Stock or Volta Class B Common Stock (or rights to acquire such shares), then holders of Volta Class A Common Stock will receive shares of Volta Class A Common Stock (or rights to acquire such shares, as the case may be) and holders of Volta Class B Common Stock will receive shares of Volta Class B Common Stock (or rights to acquire such shares, as the case may be), with holders of shares of Volta Class A Common Stock and Volta Class B Common Stock receiving, on a per share basis, an identical number of shares of Volta Class A Common Stock or Volta Class B Common Stock, as applicable.

Notwithstanding the foregoing, the Volta Board may pay or make a disparate dividend or distribution per share of Volta Class A Common Stock or Volta Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class B Common Stock, each voting separately as a class.

Rights Upon Liquidation, Dissolution and Winding Up

Subject to any preferential or other rights of any holders of Volta Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of Volta, whether voluntary or involuntary, holders of Volta Class A Common Stock and Volta Class B Common Stock are entitled to receive ratably all assets of Volta available for distribution to its stockholders unless disparate or different treatment of the shares of each such class with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by both (a) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class A Common Stock and (b) the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of Volta Class B Common Stock, each voting separately as a class.

Other Rights

The holders of Volta Class B Common Stock do not have preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Volta Class B Common Stock. The Volta Class B Common Stock is convertible into shares of Volta Class A Common Stock on a one-to-one basis at the option of the holders of the Volta Class B Common Stock at any time upon written notice to Volta. In addition, the Volta Class B Common Stock will automatically convert into shares of Volta Class A Common Stock immediately prior to the close of business on the earliest to occur of (a) the later of (i) ten years from the date of filing of the Volta Charter and (ii) the date that is one year after the first date on which neither Scott Mercer nor Christopher Wendel is serving as an executive officer or director of Volta; (b) the date that is one year after the death or permanent disability of the last to die or become disabled of Scott Mercer and Christopher Wendel; and (c) the date specified by the affirmative vote of the holders of Volta Class B Common Stock representing not less than two-thirds of the voting power of the outstanding shares of Volta Class B Common Stock, voting separately as a single class. The Volta Class B Common Stock also automatically converts into Volta Class A Common Stock upon a transfer of the Volta Class B Common Stock, other than certain permitted transfers specified in the Volta Charter. The rights, preferences and privileges of holders of shares of Volta Class B Common Stock are subject to those of the holders of any shares of Volta Preferred Stock that Volta may issue in the future.

Volta Preferred Stock

The Volta Charter provides that shares of Volta Preferred Stock may be issued from time to time in one or more series. The Volta Board is authorized to fix the designation, vesting, powers (including voting powers), preferences and relative, participating, optional or other rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.

The number of authorized shares of Volta Preferred Stock may also be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of Volta entitled to vote thereon, without a separate vote of the holders of the Volta Preferred Stock or any series thereof, unless a vote of any such holders is required pursuant to the terms of any certificate of designation designating a series of Volta Preferred Stock.

The Volta Board is able to, subject to limitations prescribed by Delaware law, without stockholder approval, issue Volta Preferred Stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Volta Class A Common Stock and Volta Class B Common Stock and could have anti-takeover effects. The ability of the Volta Board to issue Volta Preferred Stock without stockholder approval, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of Volta or the removal of Volta’s management and may adversely affect the market price of Volta Class A Common Stock and the voting and other rights of the holders of Volta. Volta had no Volta Preferred Stock outstanding at the date the Volta Charter became effective. Although our Board does not currently intend to issue any shares of Volta Preferred Stock, we cannot assure you that our Board will not do so in the future.

Warrants

Public Warrants

Public warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable 30 days after the Closing provided that we have an effective registration statement under the Securities

Act covering the Volta Class A Common Stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or we permit holders to exercise their warrants on a cashless basis under certain circumstances). We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Volta Class A Common Stock issuable upon exercise of the warrants and to maintain a current prospectus relating to the Volta Class A Common Stock until the warrants expire or are redeemed, as specified in the A&R Warrant Agreement. If a registration statement covering the Volta Class A Common Stock issuable upon exercise of the warrants is not effective 60 business days after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the shares of Volta Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the Closing or earlier upon redemption or liquidation. In addition, if we had issued additional Volta Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per share of Volta Class A Common Stock (with such issue price or effective issue price to be determined in good faith by the board of directors of TortoiseCorp and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants would have adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

Once the warrants become exercisable, we may redeem the outstanding warrants for cash (except as described herein with respect to the Private Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Volta Class A Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders.

We will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Volta Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to the Volta Class A Common Stock is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Commencing 90 days after the warrants become exercisable, we may redeem the outstanding warrants for Volta Class A Common Stock:

•        in whole and not in part;

•        at a price equal to a number of shares of Volta Class A Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of the Volta Class A Common Stock;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of the Volta Class A Common Stock equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The “fair market value” of the Volta Class A Common Stock means the average reported last sale price of the Volta Class A Common Stock for the ten trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. In no event will we be required to net cash settle any warrant.

Private Placement Warrants

The Private Warrants are identical to the Public Warrants underlying the TortoiseCorp Units sold in the IPO, except that the Private Warrants and the Volta Class A Common Stock issuable upon exercise of the Private Warrants will not be transferrable, assignable or salable until 30 days after the completion of the Business Combination, subject to certain limited exceptions. Additionally, the Private Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Warrants will be redeemable by TortoiseCorp and exercisable by such holders on the same basis as the Public Warrants.

Our Transfer Agent and Warrant Agent

The transfer agent for the Volta Common Stock and the warrant agent for our warrants is Computershare Trust Company, N.A.. We have agreed to indemnify Computershare Trust Company, N.A. in its roles as transfer agent and warrant agent, its agents and each of its stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.

Certain Anti-Takeover Provisions of Delaware Law and our Charter Documents

We will not opt out of Section 203 of the DGCL under our charter documents. Under Section 203 of the DGCL, Volta will be prohibited from engaging in any business combination with any stockholder for a period of three years following the time that such stockholder (the “interested stockholder”) came to own at least 15% of the outstanding voting stock of Volta (the “acquisition”), except if:

•        the Volta Board approved the acquisition prior to its consummation;

•        the interested stockholder owned at least 85% of the outstanding voting stock upon consummation of the acquisition; or

•        the business combination is approved by the Volta Board, and by a 2/3 majority vote of the other stockholders in a meeting.

Generally, a “business combination” includes any merger, consolidation, asset or stock sale or certain other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our voting stock.

Under certain circumstances, declining to opt out of Section 203 of the DGCL will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with Volta for a three-year period. This may encourage companies interested in acquiring Volta to negotiate in advance with the Volta Board because the stockholder approval requirement would be avoided if the Volta Board approves the acquisition which results in the stockholder becoming an interested stockholder.

This may also have the effect of preventing changes in the Volta Board and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Written Consent by Stockholders

Under our charter documents, subject to the rights of any series of Volta Preferred Stock then outstanding, any action required or permitted to be taken by the stockholders of Volta must be effected at a duly called annual or special meeting of stockholders of Volta and may not be effected by any consent in writing by such stockholders.

Special Meeting of Stockholders

Under our charter documents, special meetings of stockholders of Volta may be called only by the chairperson of the Volta Board, the chief executive officer or president of Volta, the lead independent director of the Volta Board or the Volta Board acting pursuant to a resolution adopted by a majority of the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships, and may not be called by any other person or persons. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Under the Volta Bylaws, advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of Volta shall be given in the manner and to the extent provided the Volta Bylaws.

Lock-Up Restrictions

Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods.

Pursuant to the Registration Rights Agreement and the Sponsor Letter, subject to certain exceptions, Chris Wendel, Scott Mercer and the Sponsor (and its permitted transferees) are contractually restricted from selling or transferring any of their shares of common stock (not including any PIPE Shares issued in the PIPE Financing) (the “Lock-up Shares”). Such restrictions began at Closing and end on the earlier of (i) one year after the Closing Date and (ii) the earlier to occur of, subsequent to the Closing Date, (x) the first date on which the last reported sale price of the Volta Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of Volta’s stockholders having the right to exchange their shares of Volta Class A Common Stock for cash, securities or other property.

Additionally, the Bylaws include transfer restrictions on our securities issued to Legacy Volta stockholders in connection with the Business Combination for a period of six months after the Closing.

See the section entitled “Certain Relationships and Related Transactions” for lock-up restrictions on our securities under the Lock-Up Agreements.

Amended and Restated Registration Rights

Pursuant to the A&R Registration Rights Agreement, Volta agreed that, within 30 calendar days after the consummation of the Business Combination, Volta will file the Resale Registration Statement with the SEC (at Volta’s sole cost and expense), and Volta will use its commercially reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. In certain circumstances, certain of the Registration Rights Holders can demand up to three underwritten offerings, and all of the Registration Rights Holders will be entitled to customary piggyback registration rights. The A&R Registration Rights Agreement does not provide for the payment of any cash penalties by Volta if it fails to satisfy any of its obligations under the A&R Registration Rights Agreement. For more information on the A&R Registration Rights Agreement, please see the section entitled “Certain Relationships and Related Transactions — Amended and Restated Registration Rights Agreement.”

As described above under “— Warrants,” we also agreed pursuant to the A&R Warrant Agreement to file a registration statement covering the shares of Volta Class A Common Stock issuable upon exercise of the Volta Warrants.

Limitation of Liability and Indemnification

The Volta Bylaws provide that the Company will indemnify its directors and officers, and may indemnify its employees and other agents, to the fullest extent permitted by Delaware law.

Delaware law prohibits the Volta Charter from limiting the liability of the Company’s directors for the following:

•        any breach of the director’s duty of loyalty to the Company or to its stockholders;

•        acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•        unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•        any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. The Volta Charter does not eliminate a director’s duty of care and, in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws. Under the Volta Bylaws, the Company can purchase insurance on behalf of any person whom it is required or permitted to indemnify.

In addition to the indemnification required in the Volta Charter and the Volta Bylaws, the Company has entered into an indemnification agreement with each member of the Board and each of its officers. These agreements provide for the indemnification of the Company’s directors and officers for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party or other participant, or are threatened to be made a party or other participant, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of the Company, by reason of any action or inaction by them while serving as an officer, director, agent or fiduciary, or by reason of the fact that they were serving at the Company’s request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by or in the right of the Company, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. We believe that these charter and bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Volta Charter and Volta Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Company and its stockholders. Moreover, a stockholder’s investment may be harmed to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Listing of Securities

The Volta Class A Common Stock and Volta Warrants are listed on the NYSE under the symbols “VLTA” and “VLTA WS,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF VOLTA COMMON STOCK

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of Volta Common Stock or Volta Warrants for at least six months would be entitled to sell their securities provided that (a) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (b) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. Persons who have beneficially owned restricted shares of Volta Class A Common Stock or Volta Warrants for at least six months but who are affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•        1% of the total number of shares of such Volta securities then-outstanding; or

•        the average weekly reported trading volume of such Volta securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•        the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•        the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•        the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•        at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

As a result, our initial shareholders will not be able to sell their Volta Common Stock pursuant to Rule 144 without registration until one year after the Closing although these shares may be sold sooner to the extent they have been registered on a registration statement that has been declared effective by the SEC.

PLAN OF DISTRIBUTION

The Selling Securityholders may offer and sell, from time to time, their respective shares of Volta Class A Common Stock and Private Warrants covered by this prospectus. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. The Selling Securityholders may sell their securities by one or more of, or a combination of, the following methods:

•        purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•        ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•        block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•        an over-the-counter distribution in accordance with the rules of the New York Stock Exchange;

•        through trading plans entered into by a Selling Securityholder pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•        short sales;

•        distribution to employees, members, limited partners or stockholders of the Selling Securityholders;

•        through the writing or settlement of options or other hedging transaction, whether through an options exchange or otherwise

•        by pledge to secured debts and other obligations;

•        delayed delivery arrangements;

•        to or through underwriters or agents;

•        in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•        in privately negotiated transactions;

•        in options transactions; and

•        through a combination of any of the above methods of sale, as described below, or any other method permitted pursuant to applicable law.

In addition, any securities that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.

In offering the securities covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.

At the time a particular offer of securities is made, if required, a prospectus supplement will be distributed that will set forth the number of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

Certain agents, underwriters and dealers, and their associates and affiliates, may be customers of, have borrowing relationships with, engage in other transactions with, or perform services, including investment banking services, for us or one or more of our respective affiliates and/or the Selling Securityholders or one or more of its respective affiliates in the ordinary course of business for which they receive compensation.

A holder of Public Warrants or Private Warrants may exercise its Public Warrants or Private Warrants in accordance with the A&R Warrant Agreement on or before the expiration date set forth therein by surrendering, at the office of the Warrant Agent, Computershare Trust Company, N.A., the certificate evidencing such Public Warrants or Private Warrants, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of such Public Warrants or Private Warrants, subject to any applicable provisions relating to cashless exercises in accordance with the A&R Warrant Agreement.

We have agreed to indemnify the Selling Securityholders party to the Amended and Restated Registration Rights Agreement against certain civil liabilities, including certain liabilities under the Securities Act, relating to the registration of the shares of Volta Class A Common Stock or Private Warrants offered by them pursuant to this prospectus, and such Selling Securityholders will be entitled to contribution from us with respect to those liabilities. The Selling Securityholders party to the Amended and Restated Registration Rights Agreement will indemnify us against certain civil liabilities, including liabilities under the Securities Act, and we will be entitled to contribution from such Selling Securityholders with respect to those liabilities. In addition, we or the Selling Securityholders party to the Amended and Restated Registration Rights Agreement may provide agents and underwriters with indemnification against civil liabilities, including liabilities under the Securities Act, or contribution with respect to payments that the agents or underwriters may make with respect to those liabilities. For additional information regarding the Amended and Restated Registration Rights Agreement, see the section entitled “Description of Securities — Amended and Restated Registration Rights.”

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our Volta Class A Common Stock and Volta Warrants, which we refer to collectively as our securities. This summary is based upon U.S. federal income tax law as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (e.g., financial institutions, insurance companies, broker-dealers, dealers or traders in securities, tax-exempt organizations (including private foundations), taxpayers that have elected mark-to-market accounting, S corporations, regulated investment companies, real estate investment trusts, passive foreign investment companies, controlled foreign corporations, U.S. Holders (as defined below) that will hold Class A common stock or warrants as part of a straddle, hedge, conversion, or other integrated transaction for U.S. federal income tax purposes, expatriates or former long-term residents of the United States, or investors that have a functional currency other than the U.S. dollar), all of whom may be subject to tax rules that differ materially from those summarized below. This summary does not discuss other U.S. federal tax consequences (e.g., estate or gift tax), any state, local, or non-U.S. tax considerations or the Medicare tax or alternative minimum tax. In addition, this summary is limited to investors that will hold our securities as “capital assets” (generally, property held for investment) under the Code, and that acquire our Volta Class A Common Stock and Volta Warrants for cash pursuant to this prospectus. No ruling from the IRS has been or will be sought regarding any matter discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

For purposes of this summary, a “U.S. Holder” is a beneficial holder of securities who or that, for U.S. federal income tax purposes is:

•        an individual who is a United States citizen or resident of the United States;

•        a corporation or other entity treated as a corporation for United States federal income tax purposes created in, or organized under the law of, the United States or any state or political subdivision thereof;

•        an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•        a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

A “non-U.S. Holder” is a beneficial holder of securities who or that is neither a U.S. Holder nor an entity or arrangement treated as a partnership for U.S. federal income tax purposes.

If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the ownership and disposition of our securities.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. PROSPECTIVE HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO THEM OF OWNING AND DISPOSING OF OUR SECURITIES, AS WELL AS THE APPLICATION OF ANY, STATE, LOCAL AND NON-U.S. INCOME, ESTATE AND OTHER TAX CONSIDERATIONS.

U.S. Holders

Taxation of Distributions

If we pay distributions or make constructive distributions (other than certain distributions of our capital stock or rights to acquire our capital stock) to U.S. Holders of shares of our Volta Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our Volta Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Volta Class A Common Stock and will be treated as described under “U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Volta Class A Common Stock” below.

Dividends we pay to a U.S. Holder that is a taxable corporation will generally qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder will generally constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains. If the holding period requirements are not satisfied, a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate holders may be subject to tax on such dividend at ordinary income tax rates instead of the preferential rates that apply to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Volta Class A Common Stock

A U.S. Holder generally will recognize gain or loss on the sale, taxable exchange or other taxable disposition of our Volta Class A Common Stock. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Volta Class A Common Stock so disposed of exceeds one year. The amount of gain or loss recognized will generally be equal to the difference between (1) the sum of the amount of cash and the fair market value of any property received in such disposition and (2) the U.S. Holder’s adjusted tax basis in its Volta Class A Common Stock so disposed of. A U.S. Holder’s adjusted tax basis in its Volta Class A Common Stock will generally equal the U.S. Holder’s acquisition cost for such Volta Class A Common Stock (or, in the case of Volta Class A Common Stock received upon exercise of a Volta Warrant, the U.S. Holder’s initial basis for such Volta Class A Common Stock, as discussed below), less any prior distributions treated as a return of capital. The deductibility of capital losses is subject to limitations. Long-term capital gains recognized by non-corporate U.S. Holders are generally eligible for reduced rates of tax. If the U.S. Holder’s holding period for the Volta Class A Common Stock so disposed of is one year or less, any gain on a sale or other taxable disposition of the shares would be subject to short-term capital gain treatment and would be taxed at ordinary income tax rates. The deductibility of capital losses is subject to limitations.

Exercise of a Warrant

Except as discussed below with respect to the cashless exercise of a warrant, a U.S. Holder generally will not recognize taxable gain or loss upon the exercise of a warrant for cash. The U.S. Holder’s initial tax basis in the share of our Volta Class A Common Stock received upon exercise of the warrant will generally be an amount equal to the sum of the U.S. Holder’s acquisition cost of the warrant and the exercise price of such warrant. It is unclear whether a U.S. Holder’s holding period for the Volta Class A Common Stock received upon exercise of the warrant would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. Holder held the warrants.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be nontaxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s initial tax basis in the Volta Class A Common Stock received generally should equal the holder’s adjusted tax basis in the warrant. If the cashless exercise were treated as not being a realization event, it is unclear whether a U.S. Holder’s holding period for the Volta Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. If, instead, the cashless exercise were treated as a recapitalization, the holding period of the Volta Class A Common Stock generally would include the holding period of the warrant.

It is also possible that a cashless exercise of a warrant could be treated in part as a taxable exchange in which gain or loss is recognized. In such event, a U.S. Holder could be deemed to have surrendered a portion of the warrants being exercised having a value equal to the exercise price of such warrants in satisfaction of such exercise price. Although not free from doubt, such U.S. Holder generally should recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered to satisfy the exercise price and the U.S. Holder’s adjusted tax basis in such warrants. In this case, a U.S. Holder’s initial tax basis in the Volta Class A Common Stock received would equal the sum of the exercise price and the U.S. holder’s adjusted tax basis in the warrants exercised. It is unclear whether a U.S. Holder’s holding period for the Volta Class A Common Stock would commence on the date of exercise of the warrant or the day following the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the warrant. Due to the uncertainty and absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the Volta Class A Common Stock received, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.

Sale, Exchange, Redemption or Expiration of a Warrant

Upon a sale, exchange (other than by exercise), redemption (other than a redemption for Volta Class A Common Stock), or expiration of a warrant, a U.S. Holder will recognize taxable gain or loss in an amount equal to the difference between (1) the amount realized upon such disposition or expiration and (2) the U.S. Holder’s adjusted tax basis in the warrant. A U.S. Holder’s adjusted tax basis in its warrants will generally equal the U.S. Holder’s acquisition cost, increased by the amount of any constructive distributions included in income by such U.S. Holder (as described below under “U.S. Holders — Possible Constructive Distributions”). Such gain or loss generally will be treated as long-term capital gain or loss if the warrant is held by the U.S. Holder for more than one year at the time of such disposition or expiration. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant. The deductibility of capital losses is subject to certain limitations.

A redemption of warrants for Volta Class A Common Stock described in this prospectus under “Description of Securities — Warrants — Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Volta Class A Common Stock. Your aggregate initial tax basis in the shares of Volta Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Volta Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Volta Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Volta Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Volta Class A Common Stock which is taxable to such holders as a distribution. Such constructive distribution would be subject to tax as described above under “U.S. Holders — Taxation of Distributions” in the same manner as if such U.S. Holder received a cash distribution from us on Volta Class A Common Stock equal to the fair market value of such increased interest.

Information Reporting and Backup Withholding

In general, information reporting requirements may apply to dividends paid to a U.S. Holder and to the proceeds of the sale or other disposition of shares of Volta Class A Common Stock and Volta Warrants, unless the

U.S. Holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. Holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

Taxation of Distributions

In general, any distributions (including constructive distributions) we make to a non-U.S. Holder of shares of our Volta Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). In the case of any constructive dividend (as described below under “Non-U.S. Holders — Possible Constructive Distributions”), it is possible that this tax would be withheld from any amount owed to a non-U.S. Holder by the applicable withholding agent, including cash distributions on other property or sale proceeds from warrants or other property subsequently paid or credited to such holder. Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of our Volta Class A Common Stock and, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the Volta Class A Common Stock, which will be treated as described under “Non-U.S. Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Volta Class A Common Stock and Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Volta Class A Common Stock and Warrants” below), we will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

Dividends we pay to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (or if a tax treaty applies are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (generally by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a warrant will generally correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise of a Warrant” above, although to the extent a cashless exercise results in a taxable exchange, the tax consequences to the non-U.S. Holder would be the same as those described below in “Non-U.S. Holders — Gain on Sale, Exchange or Other Taxable Disposition of Volta Class A Common Stock and Warrants.”

Redemption of Warrants for Volta Class A Common Stock

A redemption of Volta Warrants for Volta Class A Common Stock described in this prospectus under “Description of Securities — Warrants — Public Warrants” should be treated as a “recapitalization” for U.S. federal income tax purposes. Accordingly, you should not recognize any gain or loss on the redemption of warrants for shares of our Volta Class A Common Stock. Your aggregate initial tax basis in the shares of Volta Class A Common Stock received in the redemption should equal your aggregate adjusted tax basis in your warrants redeemed and your holding period for the shares of Volta Class A Common Stock received in redemption of your warrants should include your holding period for your surrendered warrants.

Gain on Sale, Exchange or Other Taxable Disposition of Volta Class A Common Stock and Warrants

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our Volta Class A Common Stock or Volta Warrants or an expiration or redemption of our warrants, unless:

•        the gain is effectively connected with the conduct of a trade or business by the non-U.S. Holder within the United States (and, if an applicable tax treaty so requires, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder);

•        the non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•        we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the non-U.S. Holder held our Volta Class A Common Stock or Volta Warrants and, in the case where shares of our Volta Class A Common Stock are regularly traded on an established securities market, the non-U.S. Holder has owned, directly or constructively, more than 5% of our Volta Class A Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. holder’s holding period for the shares of our Volta Class A Common Stock. There can be no assurance that our Volta Class A Common Stock will be treated as regularly traded on an established securities market for this purpose.

Gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower applicable treaty rate). Gain described in the second bullet point above will generally be subject to a flat 30% U.S. federal income tax. Non-U.S. Holders are urged to consult their tax advisors regarding possible eligibility for benefits under income tax treaties.

If the third bullet point above applies to a non-U.S. Holder and applicable exceptions are not available, gain recognized by such holder on the sale, exchange or other disposition of our Volta Class A Common Stock or Volta Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our Volta Class A Common Stock or Volta Warrants from such holder may be required to withhold U.S. income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not believe we currently are or will become a United States real property holding corporation, however there can be no assurance in this regard. Non-U.S. Holders are urged to consult their tax advisors regarding the application of these rules.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares of Volta Class A Common Stock for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally should not be a taxable event. Nevertheless, a non-U.S. Holder of warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the holder’s proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Volta Class A Common Stock that would be obtained upon exercise) as a result of a distribution of cash to the holders of shares of our Volta Class A Common Stock which is taxable to such holders as a distribution. A non-U.S. Holder would be subject to U.S. federal income tax withholding as described above under “Non-U.S. Holders — Taxation of Distributions” under that section in the same manner as if such non-U.S. Holder received a cash distribution from us on Volta Class A Common Stock equal to the fair market value of such increased interest.

Foreign Account Tax Compliance Act

Provisions of the Code and Treasury Regulations and administrative guidance promulgated thereunder commonly referred as the “Foreign Account Tax Compliance Act” (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends (including constructive dividends) in respect of our securities which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (1) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (2) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (1) certifies to us or the applicable withholding agent that such entity does not have any “substantial United States owners” or (2) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury. Withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends, however, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on such gross proceeds. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. Prospective investors should consult their tax advisors regarding the possible implications of FATCA on their investment in our securities.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments of dividends and the proceeds from a sale or other disposition of shares of Volta Class A Common Stock and Volta Warrants. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy the certification requirements necessary to avoid the backup withholding as well. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Orrick, Herrington & Sutcliffe LLP. Any underwriters or agents will be advised about other issues relating to the offering by counsel to be named in the applicable prospectus supplement.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Volta Class A Common Stock and Volta Warrants offered hereby. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company, its Volta Class A Common Stock and Volta Warrants, reference is made to the registration statement and the exhibits and any schedules filed therewith. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference.

You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act and we are required to file reports, proxy statements and other information with the SEC. These reports, proxy statements, and other information are available for inspection and copying at the SEC’s website referred to above. We also maintain a website at www.voltacharging.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on or accessible through our website is not a part of this prospectus, and the inclusion of our website address in this prospectus is an inactive textual reference only.

INDEX TO FINANCIAL STATEMENTS

Page
Volta Industries, Inc. Unaudited Consolidated Financial Statements
Unaudited Consolidated Balance Sheets as of June 30, 2021 and December 31, 2020	F-2
Unaudited Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021	F-3
Unaudited Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the six months ended June 30, 2021	F-4
Unaudited Consolidated Statements of Cash Flows for the six months ended June 30, 2021	F-5
Notes to the Unaudited Consolidated Financial Statements	F-7

Volta Industries, Inc. Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm	F-33
Consolidated Balance Sheets as of December 31, 2020 and 2019	F-34
Consolidated Statements of Operations for the years ended December 31, 2020 and 2019	F-35
Consolidated Statements of Comprehensive Loss for the years ended December 31, 2020 and 2019	F-35
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit for the years ended December 31, 2020 and 2019	F-36
Consolidated Statements of Cash Flows for the years ended December 31, 2020 and 2019	F-37
Notes to Consolidated Financial Statements	F-39

Tortoise Acquisition Corp. II Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2021 (Unaudited) and December 31, 2020	F-69
Unaudited Condensed Consolidated Statement of Operations for the six months ended June 30, 2021	F-70
Unaudited Condensed Consolidated Statement of Changes in Shareholders’ Equity for the six months ended June 30, 2021	F-71
Unaudited Condensed Consolidated Statement of Cash Flows for the six months ended June 30, 2021	F-72
Notes to Unaudited Condensed Consolidated Financial Statements	F-73

Tortoise Acquisition Corp. II Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-91
Balance Sheet as of December 31, 2020	F-92
Statement of Operations for the period from July 24 (inception) through December 31, 2020	F-93
Statements of Changes in Shareholders’ Equity for the period from July 24, 2020 (inception) through December 31, 2020	F-94
Statement of Cash Flows for the period from July 24, 2020 (inception) through December 31, 2020	F-95
Notes to Financial Statements	F-96

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Balance Sheets

	June 30, 2021	December 31, 2020
ASSETS
Current assets
Cash and cash equivalents	$24,030,717	$58,806,333
Accounts receivable, less allowance for doubtful accounts; $0 and $53,185	8,183,388	6,216,461
Inventory	5,000,262	6,151,110
Prepaid partnership costs – current	9,241,541	9,624,948
Prepaid expenses and other current assets	8,188,495	627,779
Total current assets	54,644,403	81,426,631
Operating lease right-of-use asset, net	55,087,067	49,434,028
Property and equipment, net	61,188,136	46,457,690
Notes receivable – employee	9,358,913	1,018,543
Other non-current assets	318,840	554,462
Prepaid partnership costs – non-current	368,878	—
Intangibles assets, net	1,046,575	—
Goodwill	221,090	—
Total assets	$182,233,902	$178,891,354

LIABILITIES
Current liabilities
Accounts payable	$20,867,142	$5,493,498
Accounts payable – due to related party	—	91,941
Accrued expenses and other current liabilities	13,918,456	22,231,882
Operating lease liability – current portion	8,465,597	7,483,528
Deferred revenue	7,223,840	7,624,904
Term loans payable – current	19,526,633	10,323,138
Total current liabilities	70,001,668	53,248,891
Term loans payable, net of unamortized debt issuance costs and current term loan payable	31,660,519	40,696,832
Operating lease liability – non-current portion	42,172,215	37,146,055
Other non-current liabilities	6,924,027	7,004,559
Total liabilities	$150,758,429	$138,096,337

Redeemable convertible preferred stock, $0.001 par value: 71,566,249 and 71,566,249 shares authorized; 66,927,034 shares and 63,035,778 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively (aggregate liquidation preference of $205,662,884 and $176,941,913 as of June 30, 2021 and December 31, 2020, respectively)	210,029,724	182,599,047

STOCKHOLDERS’ DEFICIT
Common Stock, $0.001 par value: 126,000,000 and 126,000,000 shares authorized; 27,178,067 and 20,351,411 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	3,000	523
Additional paid-in capital	62,340,384	13,232,658
Accumulated deficit	(240,897,635)	(155,037,211)
Total stockholders’ deficit	(178,554,251)	(141,804,030)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$182,233,902	$178,891,354

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
REVENUES
Service revenue	$6,825,167	$1,763,262	$11,056,516	$4,864,128
Product revenue	—	373,343	299,037	710,625
Other revenue	117,000	241,530	327,000	705,719
Total revenues	6,942,167	2,378,135	11,682,553	6,280,472

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	5,131,897	3,510,332	9,740,451	6,997,308
Costs of products (exclusive of depreciation and amortization shown below)	—	713,449	456,946	1,212,319
Selling, general and administrative	17,351,379	6,956,233	78,208,695	17,536,817
Depreciation and amortization	2,522,853	1,551,023	4,696,068	2,994,042
Other operating (income) expenses	776,514	(337,531)	923,542	(307,689)
Total costs and expenses	25,782,643	12,393,506	94,025,702	28,432,797
Loss from operations	(18,840,476)	(10,015,371)	(82,343,149)	(22,152,325)

OTHER EXPENSES
Interest expenses, net	1,672,817	1,808,599	3,332,601	2,875,720
Other (income) expenses, net	48,606	52,610	160,844	(23,768)
Total other expenses	1,721,423	1,861,209	3,493,445	2,851,952
LOSS BEFORE INCOME TAXES	(20,561,899)	(11,876,580)	(85,836,594)	(25,004,277)

Income tax expenses	23,830	3,506	23,830	3,506
NET LOSS	$(20,585,729)	$(11,880,086)	$(85,860,424)	$(25,007,783)

Weighted-average Class A Common Stock outstanding, basic and diluted (Note 12 – Net loss per share)	6,373,206	6,373,206	6,373,206	6,373,206
Net loss per Class A Common Stock, basic and diluted (Note 12 – Net loss per share)	$(1.33)	$(1.55)	$(6.07)	$(3.26)
Weighted-average Class B Common Stock outstanding, basic and diluted (Note 12 – Net loss per share)	9,122,514	1,297,671	7,779,617	1,295,923
Net loss per Class B Common Stock, basic and diluted (Note 12 – Net loss per share)	$(1.33)	$(1.55)	$(6.07)	$(3.26)

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Three Months Ended June 30, 2020	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at March 31, 2020	45,377,418	$75,608,294	10,872,606	$316	$6,394,021	$(95,846,031)	$(89,451,694)
Stock-based compensation expense – options	—	—	—	—	298,567	—	298,567
Net loss	—	—	—	—	—	(11,880,086)	(11,880,086)
Balances at June 30, 2020	45,377,418	$75,608,294	10,872,606	$316	$6,692,588	$(107,726,117)	$(101,033,213)
Six Months Ended June 30, 2020	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2019	45,377,418	$75,608,294	10,866,044	$309	$5,541,971	$(82,718,334)	$(77,176,054)
Beneficial conversion feature in convertible promissory notes	—	—	—	—	377,574	—	377,574
Issuance of Class B Common Stock warrants – related party	—	—	—	—	291,201	—	291,201
Issuance of Common Stock upon exercise of options	—	—	6,562	7	4,456	—	4,463
Stock-based compensation expense – options	—	—	—	—	477,386	—	477,386
Net loss	—	—	—	—	—	(25,007,783)	(25,007,783)
Balance at June 30, 2020	45,377,418	$75,608,294	10,872,606	$316	$6,692,588	$(107,726,117)	$(101,033,213)
Three Months Ended June 30, 2021	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at March 31, 2021	66,927,034	$210,029,724	26,561,329	$1,032	$59,614,628	$(220,311,906)	$(160,696,246)
Issuance of Common Stock upon exercise of options	—	—	316,604	317	223,262	—	223,579
Stock-based compensation expense – options	—	—	—	—	1,281,555	—	1,281,555
Exercise of Common Stock warrants – related party	—	—	150,000	150	1,350	—	1,500
Issuance of Common Stock for acquisition of 2Predict	—	—	150,134	1,501	1,219,589	—	1,221,090
Net loss	—	—	—	—	—	(20,585,729)	(20,585,729)
Balances at June 30, 2021	66,927,034	$210,029,724	27,178,067	$3,000	$62,340,384	$(240,897,635)	$(178,554,251)
Six Months Ended June 30, 2021	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2020	63,035,778	$182,599,047	20,351,411	$523	$13,232,658	$(155,037,211)	$(141,804,030)
Issuance of Series D Preferred Stock	1,858,985	13,720,969	—	—	—	—	—
Issuance of Series D Preferred Stock – related party	2,032,271	14,999,989	—	—	—	—	—
Issuance Costs – Series D	—	(1,290,281)	—	—	—	—	—
Issuance of restricted stock awards – related party	—	—	5,700,000	—	40,236,000	—	40,236,000
Issuance of Common Stock upon exercise of options	—	—	826,522	826	1,086,576	—	1,087,402
Stock-based compensation expense – options	—	—	—	—	6,564,211	—	6,564,211
Exercise of Common Stock warrants – related party	—	—	150,000	150	1,350	—	1,500
Issuance of Common Stock for acquisition of 2Predict	—	—	150,134	1,501	1,219,589	—	1,221,090
Net loss	—	—	—	—	—	(85,860,424)	(85,860,424)
Balance at June 30, 2021	66,927,034	$210,029,724	27,178,067	$3,000	$62,340,384	$(240,897,635)	$(178,554,251)

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows

	Six Months Ended June 30,
	2021	2020
Cash flows from operating activities
Net loss	$(85,860,424)	$(25,007,783)
Adjustments to reconcile net loss to net cash used in operating activities:
Reduction in the carrying amount of ROU assets	1,928,133	1,248,455
Depreciation and amortization	4,696,068	2,994,042
Stock-based compensation	46,800,211	477,386
Non-cash interest expense	167,182	(1,698,511)
Revaluation of warrant liability to estimated fair value	(118,208)	10,987
Expenses related to invoices in dispute	623,700	—
Loss on abandonment of property and equipment	541,793	—
Changes in operating assets and liabilities:
Accounts receivable	(1,966,926)	7,020,238
Inventory	1,150,848	411,184
Prepaid expenses and other current assets	(7,560,717)	(605,065)
Prepaid partnership costs	(726,186)	(3,479,710)
Operating lease right-of-use asset	(7,217,491)	(5,035,078)
Other non-current assets	235,622	223,833
Accounts payable	15,373,643	(9,890,999)
Due to related party	(91,941)	88,572
Accrued expenses and other current liabilities	(8,506,841)	(200,443)
Deferred revenue	(401,064)	3,348,113
Lease incentive liability	(10,756)	(10,815)
Operating lease liability	6,008,228	4,056,843
Other noncurrent liabilities	299,682	(2,361,167)
Net cash used in operating activities	(34,635,444)	(28,409,918)

Cash flows from investing activities
Purchase of property and equipment	(19,784,475)	(6,007,618)
Capitalization of internal-use software	(39,096)	—
Incentive lease obligation	—	604,542
Acquisition of 2Predict	(200,000)	—
Net cash used in investing activities	(20,023,571)	(5,403,076)

Cash flows from financing activities
Due from employees for taxes paid on partial recourse notes	(8,340,370)	—
Proceeds from issuance of Series D Preferred Stock	28,720,958	—
Proceeds from issuance of Series D-1 convertible notes	—	3,000,000
Proceeds from issuance of Series D-1 convertible notes -related party	—	6,500,000
Beneficial conversion feature related to convertible notes	—	377,574
Proceeds from issuance of long term debt	—	16,000,000
Proceeds from PPP loan	—	3,193,300
Proceeds from exercise of Common Stock warrants – related party	1,500	—
Proceeds from exercise of stock options	1,087,402	4,463
Payment of issuance costs related to Series D and D-1 Preferred Stock	(1,290,281)	(38,933)
Payment of debt issuance costs	—	(462,880)
Proceeds from financing activity	—	445,513
Payment of financing activity principal	(295,810)	(131,273)
Net cash provided by financing activities	19,883,399	28,887,764

Net increase (decrease) in cash and cash equivalents	$(34,775,616)	$(4,925,230)
Cash and cash equivalents, beginning of period	58,806,333	10,758,436
Cash and cash equivalents, end of period	$24,030,717	$5,833,206

Volta Industries, Inc. and Subsidiaries
Unaudited Consolidated Statements of Cash Flows — (Continued)

	Six Months Ended June 30,
	2021	2020
Supplemental disclosures of cash flow information
Cash paid for interest	$1,504,402	$798,890
Cash paid for taxes	23,830	—

Non-cash investing and financing activities
Initial recognition of operating lease right-of-use asset	$(7,297,609)	$(5,789,689)
Initial recognition of operating lease liability	6,933,928	4,761,489
Class B Common Stock warrants issued in satisfaction of services rendered	—	291,201
Issuance of Common Stock in a business combination	1,221,090	—

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 1 — Description of business

Volta Inc. is a holding company for its wholly-owned subsidiaries, Volta Industries, Inc. (“Legacy Volta”), Volta Charging, LLC, Volta Charging Services, LLC (inactive), and Volta Media, LLC (inactive) (collectively, the “Company” or “Volta”). The Company was incorporated in Delaware on December 15, 2014 and is headquartered in San Francisco, California. The Company operates a network of smart media-enabled charging stations for electric vehicles across the United States (“U.S.”). In addition, the Company utilizes the network to decarbonize the transportation sector and accelerate electric vehicle adoption by providing sponsored or pay-to-use charging to drivers. Revenue is derived primarily by selling paid content on the media-enabled charging station network and selling, installing and maintaining charging stations.

On February 7, 2021, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II (“TortoiseCorp II”), a special purpose acquisition company (the “Business Combination”). Immediately following the Closing of the proposed transaction, the post-combination company intends to change its name to Volta Inc. and expects to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “VLTA”, pending NYSE approval. The Company and any of its subsidiaries will be the surviving company listed on the NYSE.

On March 25, 2021, the Company formed a new wholly-owned subsidiary, Volta Canada Inc.

On April 13, 2021, the Company formed two new, wholly-owned subsidiaries, Volta Charging Germany GmbH and Volta France SARL.

In April 2021, the Company entered into and executed an acquisition agreement with 2Predict, Inc., pursuant to which the seller agreed to sell certain assets to the Company. The assets purchased consist primarily of intellectual property. The purchase price consisted of: (i) cash consideration of $0.2 million, and (ii) equity consideration of 150,134 shares of Class B Common Stock (see Note 4 - Acquisitions).

Substantially all of the Company’s operations and assets are located in the U.S., and all of its revenues are attributable to customers located in the U.S.

Note 2 — Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts and operations of Volta Inc. and its wholly-owned subsidiaries. Volta Charging, LLC is the primary operating subsidiary of the Company. All intercompany accounts and transactions have been eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with GAAP requires the Company to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to management’s estimates and assumptions include, but are not limited to, assumptions underlying the determination of the stand-alone selling prices for performance obligations within revenue arrangements, allowance for doubtful accounts, inventory valuation, stock-based compensation, tax valuation allowance, valuation and recognition of warrants, incremental borrowing rate for right-of-use (“ROU”) assets and lease liabilities, lease term, the valuation and useful lives of property and equipment, goodwill and intangibles, and the valuation of assets acquired and liabilities assumed for business combinations. The Company believes that the estimates and judgments upon which it relies are reasonable based upon information available to the Company at the time that these estimates and judgments are made. The Company periodically evaluates such estimates and adjusts prospectively based upon such periodic evaluation. Actual results could differ materially from those estimates using different assumptions or under different conditions.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Reclassifications

Certain prior period amounts have been reclassified to conform to current period presentation. These reclassifications have no effect on previously reported results of operations or loss per share.

Cash, cash equivalents, and restricted cash

Cash and cash equivalents include on-demand deposits with banks and a mutual fund, respectively, for which cost approximates the fair value. Restricted cash as of June 30, 2021 includes $0.1 million held in escrow related to payments to contractors.

Accounts receivable and allowance for doubtful accounts

Unbilled receivables result from amounts recognized as revenues but not yet invoiced as of the consolidated balance sheet date. As of June 30, 2021 and December 31, 2020, the company had $0.8 million and $0.8 million, respectively, in unbilled receivables related to network development revenue, which are included in the accounts receivable balance.

Concentration of risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is held on deposit with high-credit quality financial institutions. Such deposits may at times exceed federally insured limits. The Company has not experienced losses in such amounts or accounts.

As of June 30, 2021, three customers accounted for 25.4%, 17.9% and 10.7% of the Company’s accounts receivable balance, respectively. As of December 31, 2020, one customer accounted for 59.5% of the Company’s accounts receivable balance. For the three months ended June 30, 2021, three customers accounted for 24.0%, 23.2% and 10.4% of the Company’s revenue, respectively. For the six months ended June 30, 2021, four customers accounted for 21.5%, 14.3%, 12.0% and 11.4% of the Company’s revenue, respectively. For the three months ended June 30, 2020, two customers accounted for 53.7% and 10.3% of the Company’s revenue, respectively. For the six months ended June 30, 2020, three customers accounted for 44.5%, 12.6% and 11.2% of the Company’s revenue, respectively. Revenue generated by these customers arises from a portfolio of contracts with multiple, separate, legal entities. The Company mitigates concentration risk as all contracts are executed with these separate, legal entities.

As of June 30, 2021, one supplier accounted for 14.5% of the Company’s accounts payable balance and orders. As of December 31, 2020, one supplier accounted for 21.1% of the Company’s accounts payable balance and orders. The Company mitigates concentration risk by maintaining contracts and agreements with alternative suppliers and is actively expanding its supplier network.

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The cost of maintenance and repairs is expensed as incurred, and expenditures that extend the useful lives of assets are capitalized. Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term, ranging from two to five years.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Asset	Useful Lives (In Years)
Charging stations and digital media screens	5 – 10
Capitalized research and development equipment	5
Computers and equipment	3 – 5
Furniture	5
Leasehold improvements	2 – 5
Internal-use software	0.5

Construction in progress includes all costs capitalized related to projects, primarily related to in-process engineering activities and installation of assets that have yet to be placed in service. When assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss in the period realized.

Impairment of long-lived assets and intangibles

Intangible assets with finite lives are amortized over their useful lives and reported net of accumulated amortization. The Company evaluates its long-lived assets and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is assessed by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Although the Company has accumulated losses, the Company believes that the future cash flows will be sufficient to exceed the carrying value of the Company’s long-lived and intangible assets. As of June 30, 2021 and December 31, 2020, the Company determined that no events or changes in circumstances existed that would otherwise indicate any impairment of its long-lived or intangible assets.

Goodwill

Goodwill is evaluated for impairment at the end of each fiscal year or more frequently if impairment indicators are present. A qualitative assessment is performed to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of the reporting units is less than its carrying amount. If, based on the evaluation, it is determined to be more likely than not that the fair value is less than the carrying value, then the goodwill is tested further for impairment. If the implied fair value of goodwill is lower than its carrying amount, an impairment loss is recognized in an amount equal to the difference. The goodwill balance as of June 30, 2021 includes the amount recognized as a result of the acquisition of 2Predict, Inc. (see Note 4 — Acquisitions). There was no impairment of goodwill for the three months ended June 30, 2021.

Leases

The Company determines if an arrangement contains a lease at inception. The Company recognizes an ROU asset and a lease liability at the lease commencement date for operating leases with terms greater than 12 months. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. The initial measurement of ROU assets is comprised of the initial amount of the lease liability, adjusted for lease payments made at or before the lease commencement date, plus any initial direct costs incurred, less any lease incentives received. ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus any initial direct costs, plus (less) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate as the Company generally cannot determine the implicit rate because it does not have access to the lessor’s residual value or the amount of the lessor’s deferred initial costs. The incremental borrowing rate is the interest rate the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms.

Lease terms include the noncancellable period of the lease plus any additional periods covered by either an option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are recognized in other operating (income) expenses in the consolidated statement of operations and comprehensive loss.

The Company identifies separate lease and non-lease components within the contract. Non-lease components primarily include payments for electricity reimbursements made to the landlord. The Company has elected the practical expedient to combine lease and non-lease payments and account for them together as a single lease component, which increases the amount of the Company’s ROU assets and lease liabilities.

In April 2020, the FASB provided for an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct consequence of the COVID-19 pandemic. The practical expedient provides that, for eligible leases, the lessee may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract. Instead, lessees may account for COVID-19 related rent concessions either (i) as if they were part of the enforceable rights and obligations of the parties under the existing lease contract or (ii) as a lease modification. Eligible leases are those for which the concession is COVID-19 related and the changes to the lease do not result in a substantial increase to the rights of the lessor or the obligations of the lessee. The Company has elected to apply the practical expedient for all eligible lease modifications, resulting in the rent concession being recorded as a negative variable lease cost and recognized in the consolidated statement of operations and comprehensive loss in that period.

Equity issuance costs

For the six months ended June 30, 2020, the Company raised $9.5 million through sales of Series D Preferred Stock resulting in $0.3 million of equity issuance costs, paid as Class B Common Stock warrants. As of June 30, 2021, the Company had raised $128.1 million through sales of Series D and D-1 Preferred Stock, resulting in $4.5 million of equity issuance costs, of which $3.8 million was paid in cash and $0.7 million was paid as Class B Common Stock warrants (see Note 9 — Warrants). Equity issuance costs are included in Preferred Stock on the consolidated balance sheets.

Deferred transaction costs

As of June 30, 2021 and December 31, 2020, respectively, deferred transaction costs of approximately $8.1 million and $30.1 thousand were capitalized in prepaid expenses and other current assets in the consolidated balance sheets for the Business Combination with Tortoise Acquisition Corp. II (see Note 1 — Description of business). There were no deferred transaction costs included in accrued expenses and other current liabilities in the consolidated balance sheets as of June 30, 2021 and December 31, 2020. Upon the completion of the Business Combination, all deferred transaction costs were offset against the proceeds from the Business Combination.

Stock warrants

The Company’s Common Stock warrants are freestanding warrants that were issued in connection with certain debt and equity financing transactions. The warrants are classified as equity instruments at the grant date fair value calculated using the OPM Back solve approach and are not subject to revaluation at the balance sheet date.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Revenue recognition

ASC 606

Revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services by following a five-step process, (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price, and (v) recognize revenue when or as the Company satisfies a performance obligation.

The Company generally considers a sales contract and/or agreement with an approved purchase order as a customer contract provided that collection is considered probable, which is assessed based on the creditworthiness of the customer. The Company combines contracts with a customer if contracts are entered into at or near the same time with the same customer and are negotiated with a single commercial substance or contain price dependencies. As it enters contracts with customers, the Company evaluates distinct goods and services promised in the contract to identify the appropriate performance obligations. The performance obligations include advertising services, charging stations, which include Level 2 (“L2”) or Direct Current Fast Charging (“DCFC”) stations, installation services, operation and maintenance services, installed infrastructure, regulatory credits and Software-as-a-Service (“SaaS”). The Company generally contracts with customers at fixed amounts and has not experienced significant returns or price concessions and discounts. To the extent the Company is entitled to variable consideration on the sale of goods or services, it will estimate the amount it expects to collect as part of the transaction price provided it is probable that a significant reversal of revenue will not occur when the uncertainty related to variable consideration is resolved.

When a contract contains multiple performance obligations, the Company allocates the transaction price to each performance obligation using the relative standalone selling price (“SSP”) method. The determination of SSP is judgmental and is based on the price the Company would charge for the same good or service if it were sold separately in a standalone sale to similar customers in similar circumstances. As the charging stations, installation and operation and maintenance services are never sold separately, the Company utilizes an expected cost plus a margin approach to determine the SSP of each of the separate performance obligations. Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services.

Disaggregation of revenue

The Company’s operations represent a single operating segment based on how the Company and its Chief Operating Decision Maker (“CODM”) manages its business. The Company disaggregates revenue by major category in the table below based on what it believes are the primary economic factors may impact the nature, amount, timing, and uncertainty of revenue and cash flows from these customer contracts.
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues
Behavior and Commerce	$6,484,155	$834,931	$10,013,800	$1,967,615
Network Development	340,370	1,301,674	1,341,111	3,607,138
Charging Network Operations	642	241,530	642	705,719
Network Intelligence	117,000	—	327,000	—
Total revenues	$6,942,167	$2,378,135	$11,682,553	$6,280,472

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Behavior and Commerce

Behavior and Commerce revenue is generated by displaying paid media content on the Company’s network of media-enabled charging stations. National and regional businesses pay for content either directly or through their relationships with advertising agencies, based on the number of impressions delivered over the contract term, which is typically less than one year. Behavior and Commerce revenue is recognized ratably over time as the impressions are displayed on media-enabled charging stations over the contract term. The Company typically bills customers in advance on a monthly basis, and payments are typically due within one month after content delivery. Behavior and Commerce revenue is recorded in service revenue in the consolidated statements of operations and comprehensive loss.

Network Development

Network Development revenue consists of revenue generated through installation services, operation and maintenance services offered over the contract term (generally a 10-year term), installed infrastructure for utility companies and charging station products. Revenue from installation services is recognized over time using an input method based on costs incurred to measure progress toward complete satisfaction of the performance obligation. Revenue from operation and maintenance services is recognized ratably over the term of the arrangement as the services are performed. Revenue from the sale of installed infrastructure is recognized at a point in time when control of the installed infrastructure is transferred to the customer. Revenue from charging stations is recognized at the point in time when control of the charging station is transferred to the customer, which is typically when the charging station is delivered at the designated customer site.

If the arrangement contains a lease, it is accounted for in accordance with ASC 842, Leases. In some arrangements, the Company has executed a sale and leaseback of the digital media screens (sale leaseback) and has also acquired the right to control the use of the location to advertise over a set term (location lease) (see Note 8 — Debt facilities). During the construction phase, the Company does not control the underlying asset on the customer’s property. As the leaseback qualifies as a financing arrangement, the Company will not record a sale for accounting purposes of the digital media screen and will depreciate that asset over its useful life. For contractual payments that do not exceed the fair value of the location lease obligation, the Company records a lease liability and an associated right-of-use asset based on the discounted lease payments. In some instances, the Company may receive a lease incentive from the lessor which is recorded as a reduction to the right-of-use asset.

The determination of the transaction price for Network Development revenue may require judgment and can affect the amount and timing of revenue. The transaction price is based on the consideration that the Company expects to be entitled to for providing the Network Development products and services on a standalone basis. Almost all of the transaction price is based on fixed cash consideration received from customers. The transaction price is allocated between lease and non-lease components based on a relative-selling price basis. However, in arrangements where the Company pays consideration to a customer for a distinct good or service, the consideration payable to a customer is limited to the fair value of the distinct good or service received by the customer. If the contractual payments for the location lease of this arrangement are in excess of fair value, then the Company will estimate the excess contractual payments over fair value and record that amount as a reduction to the transaction price in the arrangement. The reduction to transaction price for consideration payable to a customer is recognized at the later of when the Company pays or promises to pay the consideration or when the Company recognizes the related revenue for the transferred products and services. The Company reduced the transaction price and recognized consideration payable to a customer of $10.6 thousand and $15.6 thousand for the three months ended June 30, 2021 and 2020, respectively, and $0.2 million and $54.6 thousand for the six months ended June 30, 2021 and 2020, respectively.

The Company typically bills the customer upon contract inception for charging stations and installation services and bills the customer on a quarterly basis for operation and maintenance services. Payments are typically due within one month after billing. Revenue generated through installation services, operation and maintenance services and installed infrastructure is recorded in service revenue in the consolidated statements of operations and comprehensive loss. Revenue generated through charging station products is recorded in product revenue in the consolidated statements of operations and comprehensive loss.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Charging Network Operations

Charging Network Operations revenue correlates to usage of stations, and are currently, primarily generated by selling regulatory credits or Low Carbon Fuel Standard credits to other regulated entities. The Company recognizes revenue from regulatory credits at the point in time when the regulatory credits are sold to the customer. Costs associated Charging Network Operations is comprised of a minor amount of personnel-related costs which is presented in selling, general and administrative in the consolidated statements of operations and comprehensive loss. Charging Network Operations revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Network Intelligence

Network Intelligence revenue is generated through the delivery of SaaS to the customer. The Company recognizes Network Intelligence revenue ratably over the contract term on a time-elapsed basis as the SaaS is performed. Network Intelligence revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss. A majority of costs associated with Network Intelligence revenue qualify as internal use software and are capitalized and recorded within property and equipment, net on the consolidated balance sheets.

Practical expedient and policy elected

The Company utilized the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component if the Company generally expects, at contract inception, that the period between when the Company transfers control of the promised good or service and when the Company receives payment from the customer is within one year or less. At contract inception, the Company expects to complete installation and transfer control of media-enabled charging stations to customers and receive payment within one year of contract execution. The Company generally expects to fulfill media campaigns and receive payment for advertising sales within one year.

The Company has elected to present revenue net of sales taxes remitted to government authorities.

Remaining performance obligations

Transaction price allocated to the remaining performance obligation represents contracted revenue that has not yet been recognized, which includes deferred revenue and unbilled amounts that is expected to be recognized as revenue in future periods and excludes the performance obligations that are subject to cancellation terms. The remaining performance obligations related to advertising services, the sale of media-enabled charging stations, installation services and SaaS are expected to be recognized as revenue within the next twelve months and are recorded within deferred revenue on the consolidated balance sheets. The unbilled amount was $0.8 million as of June 30, 2021, and December 31, 2020, respectively. The total remaining performance obligations, excluding advertising services contracts that have a duration of one year or less, was $22.8 million and $24.4 million as of June 30, 2021 and December 31, 2020, respectively. As of June 30, 2021, the Company expects to recognize approximately 37.4% of its remaining performance obligations as revenues in the next twelve months, and the remainder thereafter.

Deferred revenue

Deferred revenue primarily consists of billings or payments received from customers in advance of revenue recognized for the sale of media-enabled charging stations, installation and operation and maintenance services and is recognized as revenue upon transfer control or as services are performed. The Company generally invoices customers in advance or in milestone-based installments. Revenue recognized for the three months ended June 30, 2021 and 2020 that was included in the deferred revenue balance as of March 31, 2021 and 2020 was $0.2 million and $1.1 million, respectively. Revenue recognized for the six months ended June 30, 2021 and 2020 that was included in the deferred revenue balance as of December 31, 2020 and 2019 was $1.0 million and $2.1 million,

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

respectively. As of June 30, 2021, deferred revenue related to such customer payments amounted to $7.3 million, of which $7.2 million is expected to be recognized during the succeeding twelve-month period and is therefore presented as current.

Costs to obtain a contract with a customer

The Company elected to apply the practical expedient available under ASC 340-40, Other Assets and Deferred Costs — Contracts with Customers, to not capitalize incremental costs of obtaining a contract, such as sales commissions, if the amortization period is less than one year. Commissions paid for certain sales of advertising are expensed as incurred because the amortization period would have been one year or less as the majority of media campaigns are scheduled to run less than one year.

Sales commissions are also paid for obtaining a network development contract with a site host that purchases media-enabled charging stations and related services. As the typical contract term for these agreements exceeds one year, the Company does not apply this practical expedient. Sales commissions that are considered incremental and recoverable costs of obtaining a contract with a customer are capitalized and included in prepaid expenses and other current assets and other non-current assets on the consolidated balance sheets. The deferred costs are then amortized over the period of benefit consistent with the transfer of the goods and services to the customer to which the asset relates and is included in selling, general and administrative in the consolidated statements of operations and comprehensive loss.

The ending balances of assets recognized from costs of obtaining a contract with a customer were $44.6 thousand and $0.1 million included in prepaid expenses and other current assets as of June 30, 2021 and December 31, 2020, respectively, and $0.3 million included in other non-current assets as of June 30, 2021 and December 31, 2020. Amortization expense related to assets recognized from costs to obtain a contract with a customer was $11.2 thousand and $45.0 thousand for the three months ended June 30, 2021 and 2020, respectively and $0.1 million for the six months ended June 30, 2021 and 2020, respectively. The Company did not recognize any contract cost impairment losses for the three and six months ended June 30, 2021 and 2020.

Cost of revenues (excluding depreciation and amortization)

Costs of services

Costs of services consist of costs attributable to the Network Development revenues and Behavior and Commerce revenue. Costs associated with Network Development consist of costs associated with providing installation, operations and maintenance services, including personnel-related costs associated with delivering services, such as salaries and benefits, and costs to install infrastructure for utility companies. Costs associated with Behavior and Commerce revenue consists of costs associated with providing advertising services, including related rental payments on location leases for the advertising displays, for charging sites, station electricity, and labor costs directly related to service revenue-generating activities.

Cost of products

Cost of products consists primarily of hardware cost and shipping cost. Hardware cost primarily relates to L2 and DCFC stations which includes the cost of station chassis, the electric vehicle chargers, routers, and computers.

Advertising expenses

The Company expenses advertising expenses as they are incurred. Advertising expenses for the three months ended June 30, 2021 and 2020, were $0.1 million and $46.0 thousand, respectively, and for the six months ended June 30, 2021 and 2020, were $0.2 million and $0.2 million, respectively, and are included in selling, general and administrative in the consolidated statements of operations and comprehensive loss. The Company does not capitalize any advertising expenses.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

COVID-19 impact

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The COVID-19 pandemic will continue to have a negative impact on the operations and customers of the Company. The impact on the business and the results of operations included decreased customer demand for advertising space due to the decrease in foot traffic at the site hosts as consumers were subject to shelter-in-place orders around the United States, as well as the temporary halting of construction activities of the media-enabled charging stations. In addition, the ability of the employees and the suppliers’ and customers’ employees to work may be impacted by individuals contracting or being exposed to COVID-19, which may significantly hamper the operations. Despite the adverse impacts, there are no indications that the COVID-19 pandemic has resulted in a material decline in the carrying value of any assets, or a material change in the estimate of any contingent amounts recorded in the consolidated balance sheet as of June 30, 2021. However, there is uncertainty as to the duration and overall impact of the COVID-19 pandemic. The consolidated financial statements reflect estimates and assumptions made by management as of June 30, 2021 and management continues to monitor the potential impact. Events and changes in circumstances arising after June 30, 2021, including those resulting from the impacts of the COVID-19 pandemic, will be reflected in management’s estimates for future periods. The Company applied for a loan under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security Act of 2020 (“CARES Act”). In April 2020, the Company received loan proceeds of $3.2 million under the SBA PPP of the CARES Act (see Note 8 — Debt facilities).

Recent accounting pronouncements

Recently adopted accounting pronouncements

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This standard simplifies the accounting for income taxes by, among other things, eliminating certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. ASU 2019-12 is effective for public business entities for fiscal years beginning after December 15, 2020, with early adoption permitted. Upon adoption, the Company must apply certain aspects of this standard retrospectively for all periods presented while other aspects are applied on a modified retrospective basis through a cumulative-effect adjustment to retained earnings as of the beginning of the fiscal year of adoption. The Company adopted the new standard on January 1, 2021. The adoption of this new standard did not have a significant effect on the consolidated financial statements.

Recently issued accounting pronouncements not yet adopted

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU was subsequently amended by ASU No. 2018-19, ASU No. 2019-05 and ASU No. 2019-10. The guidance amended reporting requirements for credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. ASU No. 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022, and for interim periods within those fiscal years. If the Company were to lose EGC status in 2021, the standard would be effective for the fiscal year beginning after December 15, 2021. The Company has not yet determined the potential effects of this ASU on its consolidated financial statements.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 3 — Liquidity

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has financed its operations to date primarily through private placements of its equity securities and loan agreements. Since its inception, the Company has incurred negative cash flows from operations and investing activities as it is expending significant resources in expanding its activities. This has resulted in losses from operations, which are expected to continue for the foreseeable future years, and an accumulated deficit. The Company may require additional financing to fund operations to meet its business plan.

For the six months ended June 30, 2021, the Company incurred a net loss of $85.9 million and had negative cash flows from operating activities of $34.6 million. As of June 30, 2021, the Company had an accumulated deficit of $240.9 million and cash of $24.0 million.

In the second quarter of 2020, the Company’s revenues declined due to COVID-19. Customer demand for advertising space declined due to the decrease in foot traffic at the Company’s site hosts as consumers were subject to shelter-in-place orders around the United States. Productivity and capital expenditures decreased as construction activities of the media-enabled charging stations were temporarily halted due to the shelter-in-place orders.

In response, management implemented several plans to mitigate the impact of COVID-19 on the Company’s financial performance, including operating cost containment measures, payroll reductions, realignment of its commissions structure, reduced capital expenditures, re-prioritization of high-value and essential sites, and raising capital through debt and equity transactions. Most of the Company’s media-enabled charging stations are located in close proximity to essential businesses, positioning the Company for recovery as shelter-in-place orders lift and consumers gradually return to in-person shopping. There are inherent uncertainties associated with predicting consumer behavior, particularly after the effects of COVID-19. Trends may or may not improve based on mitigating plans implemented by management.

In April 2020, the Company received loan proceeds of $3.2 million under the PPP of the CARES Act as administered by the U.S. SBA (see Note 8 — Debt facilities).

Until the Company is cash-flow positive, the Company will need to continue to raise funds through the issuance of private equity securities or additional borrowings. The Company raised $128.1 million through sales of Series D and D-1 Preferred Stock, where $9.5 million was received as of June 30, 2020 and $118.6 million was received as of June 30, 2021. In addition, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II. on February 7, 2021 (see Note 1 — Description of business).

Management has considered conditions and events which provide substantial doubt about the Company’s ability to continue as a going concern (i.e., the COVID-19 pandemic and the Closing of the Business Combination Agreement) over the 12 months following the issuance of the consolidated financial statements. No assurances can be provided that additional funding will be available at terms acceptable to the Company, if at all. If the Company is unable to raise additional capital the Company may significantly curtail its operations, modify existing strategic plans and/or dispose of certain operations or assets.

Note 4 — Acquisitions

On April 21, 2021, the Company completed its acquisition of 2Predict, Inc. (“2Predict”), a Delaware corporation, from Praveen Mandal, the Company’s Chief Technology Officer. 2Predict uses artificial intelligence (“AI”) techniques to run next-level analytics on large data sets. 2Predict’s data scientists provide advanced machine learning solutions and will continue to assist in developing Volta’s technology. The purchase price was $1.4 million, comprising $0.2 million cash and 150,134 issued shares of Class B Common Stock valued at $8.13 per share, or $1.2 million, paid on the acquisition date.

The acquisition of 2Predict was accounted for as a business combination according to ASC 805-10, Business Combinations. This method requires, among other things, that assets acquired and liabilities assumed in a business combination be recognized at their fair values as of the acquisition date.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 4 — Acquisitions (cont.)

The Company recorded net assets acquired of $1.4 million, including definite-lived intangible assets of $1.2 million and goodwill of $0.2 million. Definite-lived intangible assets primarily consist of intellectual property of 2Predict, for which the weighted-average useful life is 1.5 years. Goodwill is primarily attributed to the future economic benefits arising from assets acquired that could not be individually identified and separately recognized, such as assembled workforce.

The results of operations of 2Predict are included in the accompanying consolidated statements of operations from the date of acquisition. The pro forma financial information is not material to the Company’s consolidated financial statements.

Note 5 — Fair value measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the fair value measurements. All of the Company’s cash and cash equivalents are classified within Level 1 as they are valued using quoted market prices or alternative pricing sources. The senior secured term loan and the PPP Loan are classified within Level 2 as they are valued using market-based risk measurements that are indirectly observable, such as credit risk. Preferred Stock warrant liabilities are classified within Level 3 and measured by the OPM Back solve approach under the market method.

The Company’s financial instruments for which the Company discloses fair value are as follows:
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2020
Liabilities
PPP Loan	$3,193,300	$3,193,300	$—	$3,193,300	$—
Senior secured term loan	47,826,670	50,960,000	—	50,960,000	—
Preferred Stock warrant liability	698,451	698,451	—	—	698,451
Total	$51,718,421	$54,851,751	$—	$54,153,300	$698,451

June 30, 2021
Liabilities
PPP Loan	$3,193,300	$3,193,300	$—	$3,193,300	$—
Senior secured term loan	49,000,000	50,470,000	—	50,470,000	—
Preferred Stock warrant liability	580,243	580,243	—	—	580,243
Total	$52,773,543	$54,243,543	$—	$53,663,300	$580,243

Level 2 valuation — senior secured term loan and PPP

The Company measures the fair value of the senior secured term loan using discounted cash flows and market-based expectations for credit risk and market risk. The carrying amount of the PPP Loan approximates fair value due to the expected short-term nature of the loan.

Level 3 valuation — Preferred Stock warrants

The Company measures the value of its Preferred Stock warrants on a recurring basis using the OPM Back solve approach. The OPM Back solve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the Company. Once an overall equity value was determined, the aggregate amounts were allocated to the different classes of equity according to their rights and preferences. The inputs to the OPM Back solve approach

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 5 — Fair value measurements (cont.)

include time to liquidation, a risk-free interest rate, an assumption for a discount for lack of marketability and an assumed volatility based on the volatility of similar publicly traded companies. In determining the fair value of the warrants, the methodologies used to estimate the enterprise value of the Company were performed using the approaches, and the assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA Accounting and Valuation Guide”).

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	June 30, 2021	December 31, 2020
Expected dividend yield	—%	—%
Risk-free interest rate	0.67%	0.53%
Expected volatility	66.10%	50.00%
Expected term (in years)	4.01	4.50

The Preferred Stock warrants are recorded as a liability due to the Preferred Stock’s redemption provisions. Unrealized losses resulting from changes in the fair value measurement of Preferred Stock warrants each period are recorded to other expenses, net in the Company’s accompanying consolidated statements of operations and comprehensive loss. The changes in the fair value of the Preferred Stock warrants were as follows:
December 31, 2020	$698,451
Increase (decrease) in fair value of warrants	(118,208)
June 30, 2021	$580,243

December 31, 2019	$287,504
Increase (decrease) in fair value of warrants	(10,987)
June 30, 2020	$276,517

There were no transfers of financial instruments between levels of the hierarchy for the three months ended June 30, 2021 and 2020 and for the six months ended June 30, 2021 and 2020.

Note 6 — Property and equipment, net

Property and equipment, net, as of June 30, 2021 and December 31, 2020, consist of the following:
	June 30, 2021	December 31, 2020
Charging stations and digital media screens	$59,400,646	$43,717,259
Construction in progress	16,854,168	14,665,803
Capitalized research and development equipment	1,833,627	973,703
Leasehold improvements	750,901	552,005
Computer equipment and internal-use software	1,393,172	974,216
Other fixed assets	327,541	336,234
Capitalized software	14,096	—
Total property and equipment	80,574,151	61,219,220
Less accumulated depreciation and amortization	(19,386,015)	(14,761,530)
Property and equipment, net	$61,188,136	$46,457,690

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 6 — Property and equipment, net (cont.)

Construction in progress is primarily comprised of the charging stations that are in the process of being installed. Depreciation and amortization expenses were $2.5 million and $1.6 million for the three months ended June 30, 2021 and 2020, respectively and $4.7 million and $3.0 million for the six months ended June 30, 2021 and 2020, respectively.

Note 7 — Accrued expenses and other current liabilities

Accrued expenses and other current liabilities as of June 30, 2021 and December 31, 2020 consist of the following:
	June 30, 2021	December 31, 2020
Accrued billings on contracts	$671,521	$—
Charging station expenses	5,311,727	4,811,852
Lease incentive liability	3,641,842	4,038,322
Employee related expenses	2,682,634	3,712,880
Financing transaction costs	—	3,459,719
Other	725,613	2,274,252
Deposit liability	850,000	2,508,701
Accrued interest	35,119	1,426,156
Total accrued expenses and other liabilities	$13,918,456	$22,231,882

Charging station expenses consist primarily of accrued installation costs and rent expenses. Accrued employee expenses consist of accrued bonuses and commissions. Financing transaction costs are in connection to the issuances of Series D Preferred Stock for the year ended December 31, 2020.

Note 8 — Debt facilities

The Company’s outstanding debt instruments as of June 30, 2021 and December 31, 2020 are as follows:
	June 30, 2021	December 31, 2020
Term loan	$49,000,000	$49,000,000
PPP small business loan	3,193,300	3,193,300
Total outstanding principal amount	52,193,300	52,193,300
Less unamortized debt issuance fees	1,006,148	1,173,330
Less current maturities	19,526,633	10,323,138
Total long-term debt	$31,660,519	$40,696,832

Term loan

On June 19, 2019, the Company entered into a term loan agreement that provides for senior secured term loan facilities of up to $44.0 million, and on November 25, 2020, the maximum borrowings were increased to $49.0 million. $40.0 million of the principal amount was outstanding as of June 30, 2020. The Company drew on the remaining amount of the commitment of $9.0 million as of December 31, 2020. The term loan bears interest on the total outstanding balance at 12% per annum and is secured by certain qualifying assets of the Company. Principal payments are due in equal monthly installments beginning on July 1, 2021, and the term loan matures on June 19, 2024. These provisions expire on the earlier of loan termination, when the facility is fully drawn on, or two years after the closing date. As of June 30, 2021 and December 31, 2020, $49.0 million of the principal was outstanding, and there was a debt discount of $1.0 million and $1.2 million, related to debt issuance costs, respectively. As of June 30, 2021 and December 31, 2020, accrued interest was $35.1 thousand and $1.4 million, respectively.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 8 — Debt facilities (cont.)

As of June 30, 2021, the lenders agreed to waive their right to call the debt as a result of violations of certain covenants.

PPP Loan

In April 2020 the Company applied for and received a small business loan of $3.2 million through the PPP. The loan principal and accrued interest are forgivable so long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes during the covered period following disbursement, such as payroll, benefits, rent and utilities. Subject to certain qualifications and exclusions, the amount of loan forgiveness is reduced if the borrower terminates employees or reduces salaries during the covered period. Any portion of the loan that is not forgiven will carry interest at the stated rate of 1% per annum, and equal installment payments would be due monthly. Although the Company expects to receive full forgiveness for the loan as the entire amount was used for eligible expenses under the program, the Company plans to repay the PPP Loan.

Term loan and PPP Loan payments by period as of June 30, 2021 are as follows:
Fiscal Year
Remainder of 2021	$9,244,903
2022	18,448,397
2023	16,333,333
2024	8,166,667
2025	—
$52,193,300

Convertible notes

During the six months ended June 30, 2020, the Company issued convertible notes with a total original principal amount of $9.5 million to investors. Subsequent to June 30, 2020 through December 31, 2020, the Company issued convertible notes with a total original principal amount of $20.7 million. The convertible notes accrued interest at a rate of 8% per annum and had an original maturity date of September 2021.

As of December 31, 2020, all outstanding principal amounts and accrued but unpaid interest were automatically converted into shares of Series D-1 Preferred Stock upon the closing of the Company’s sale of the Series D Preferred Stock. The Company issued to the holders of the convertible notes a number of shares of Series D-1 Preferred Stock calculated by dividing the outstanding principal amount and accrued but unpaid interest by the conversion price of $3.77 per share, calculated at a 26% discount to the fair value of the Series D Preferred Stock (see Note 10 — Redeemable convertible preferred stock for the amount and description of Series D-1 Preferred Stock issued upon conversion of the convertible notes).

Financing obligations

For one customer, the Company has entered into multiple contracts to sell media-enabled charging stations and also leaseback the digital media screens for a period of up to 10 years. The leaseback of the digital media screen is in excess of its useful life of 5 years. Therefore, the consideration received equal to relative standalone selling price for the digital media screens has been recorded as a financing transaction. This financing arrangement has been amortized over its 5 year term at the Company’s incremental borrowing rate at the time of the transaction. As of June 30, 2021 and December 31, 2020, the current portions of the financing obligation were $0.8 million and $0.7 million which were included within accrued expenses and other current liabilities. Non-current portions as of June 30, 2021 and December 31, 2020 were $3.5 million and $3.8 million, respectively, which were included within other non-current liabilities on the consolidated balance sheets. The Company’s incremental borrowing rate for each of these transactions has ranged between 10.3%–16.7%.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 8 — Debt facilities (cont.)

As of June 30, 2021 future payments under financing obligations were as follows:
Fiscal Year
Remainder of 2021	$573,803
2022	1,326,390
2023	1,330,651
2024	1,165,122
2025	751,928
Thereafter	294,072
Total future payments	5,441,966
Less amount representing interest	1,170,831
Total financing obligations	$4,271,135

Note 9 — Warrants

Common Stock warrants

In connection with Series D issuance, the Company issued equity classified warrants to purchase 381,679 shares of Class B Common Stock at an exercise price of $1.31, to the existing investors, during the six months ended June 30, 2020. The Company valued the warrants at $0.76 per share upon issuance for a total amount of $0.3 million. As the warrants were issued in connection with the issuance of Preferred Stock, the Preferred Stock had equal and offsetting equity issuance costs of $0.3 million recorded in the consolidated balance sheet as of June 30, 2020.

During the six months ended June 30, 2021, 150,000 shares of Class B Common Stock Warrants were exercised at an exercise price of $0.01 per share for a total amount of $1.5 thousand.

As of June 30, 2021, all Preferred Stock warrants and 7,889,254 Common Stock warrants remain outstanding. As of December 31, 2020, all Preferred Stock warrants and all Common Stock warrants remained outstanding.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 10 — Redeemable convertible preferred stock

A summary of the authorized and issued and outstanding redeemable convertible preferred stock (collectively, the “Preferred Stock”) as of June 30, 2021 and December 31, 2020, consist of the following:
Preferred Stock	Authorized Shares	Issued and Outstanding Shares	Original Issuance, Net	Carrying Value	Liquidation Preference
December 31, 2020
Series A	7,363,856	7,363,856	$8,823,381	$8,823,381	$8,831,988
Series B	11,247,313	11,090,568	15,137,773	15,137,773	15,489,087
Series C	18,581,768	18,581,768	30,892,828	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,004,530
Series C-2	7,675,798	7,675,798	19,638,170	19,638,170	19,999,998
Series D	17,748,512	9,374,786	64,661,690	64,661,690	69,194,358
Series D-1	8,283,574	8,283,574	31,254,753	42,329,063	31,254,753
	71,566,249	63,035,778	$171,413,125	$182,599,047	$176,941,913

June 30, 2021
Series A	7,363,856	7,363,856	$8,823,381	$8,823,381	$8,831,988
Series B	11,247,313	11,090,568	15,137,773	15,137,773	15,489,087
Series C	18,581,768	18,581,768	30,892,828	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,004,530
Series C-2	7,675,798	7,675,798	19,638,170	19,638,170	19,999,998
Series D	17,748,512	13,266,042	92,092,367	92,092,367	97,915,329
Series D-1	8,283,574	8,283,574	31,254,753	42,329,063	31,254,753
	71,566,249	66,927,034	$198,843,802	$210,029,724	$205,662,884

The Preferred Stock is presented outside of permanent equity in the consolidated financial statements due to the redemption provisions outside of the Company’s control in the event of a deemed liquidation, including a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity. The redemption amount is not adjusted as a deemed liquidation and is not probable, therefore the Preferred Stock is not probable of becoming redeemable.

Conversion

Each share of Preferred Stock is convertible into fully paid and non-assessable Class A Common Stock, at the option of the holder, at any time. The conversion rate is determined by dividing the original issue price by the conversion price. Both the original issuance price and conversion price per share are $1.20, $1.40, $1.68, $1.51, $2.61, $7.38 and $3.77 for Series A, Series B, Series C, Series C-1, Series C-2, Series D and Series D-1, respectively. As of December 31, 2020, all 8,283,574 shares of Series D-1 were issued upon conversion of convertible notes at a 26% discount to the issuance price, resulting in an increase in carrying value of $11.1 million. The conversion ratio for all series of Preferred Stock is 1:1. The conversion price would be adjusted upon issuance of additional shares of Common Stock (including Common Stock deemed issued by the issuance of options or convertible securities) for consideration less than the applicable conversion price for each series of Preferred Stock, stock splits and combinations, distributions payable on the Common Stock in additional shares of Common Stock, other securities of the Company or other property, merger or reorganization in which the Common Stock is exchanged for securities, cash or other property.

The Company has the right to redeem up to a third of the originally issued shares of Series A Preferred Stock (including Common Stock resulting from the conversion thereof), at a redemption price equal to the Series A original issue price plus a premium of 75%, 150% or 225% thereon if the redemption occurs in the first year, two years or three years respectively of the issuance date. The redemption right terminates after the third anniversary

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 10 — Redeemable convertible preferred stock (cont.)

of the issuance date. In the event of redemption of any shares of Series A Preferred Stock, the conversion rights of the shares designated for redemption will terminate on the last full day preceding the date fixed for redemption if the redemption price is fully paid on the redemption date.

Upon any conversion, no adjustment to the conversion price will be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

All outstanding shares of Preferred Stock shall be mandatorily converted to shares of Class A Common Stock upon the following: (i) a closing of the sale of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $275.0 million of proceeds (net of underwriting discounts and commissions), or (ii) at the date and time, or occurrence of an event, specified by vote or written consent of a majority of the then-outstanding Preferred Stock voting together.

Dividend rights

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall, on a pari passu basis, first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend.

Voting rights

On any matter presented to the stockholders of the Company at any meeting of the stockholders, the holders of Preferred Stock are entitled to cast the number of votes equal to the number of shares of Preferred Stock held. Holders of Preferred Stock vote together as a single class with the holders of the Company’s Common Stock.

The holders of Series D and Series D-1 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series C, Series C-1 and Series C-2 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series B Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Common Stock voting as a separate class shall be entitled to elect two members of the Volta Board.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, or a deemed liquidation event (a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity or a sale of substantially all of the Company’s assets), the holders of Preferred Stock are entitled to receive assets of the Company in preference to any distribution to holders of Common Stock. Assets available for distribution to holders of Preferred Stock are made on a pari passu basis to all series of Preferred Stock. Payment to Preferred Stock holders shall be made according to this order of preference for an amount (liquidation amount) equal to the greater of (i) original issue price per share, plus any dividends declared but unpaid or (ii) an amount per share that would have been payable had all shares of each Preferred Stock series been converted into Common Stock

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 10 — Redeemable convertible preferred stock (cont.)

immediately prior to any such event of liquidation. If upon any such event of liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution are insufficient, the holders of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the number of shares held.

Redemption

The holders of Preferred Stock have no voluntary rights to redeem shares. If a deemed liquidation event occurs and the Company does not effect a dissolution of the Company, the holders of the Preferred Stock have the right to require the Company to redeem the Preferred Stock at the same amount as the liquidation amount. Although the Preferred Stock is not mandatorily or currently redeemable, a deemed liquidation would constitute an event outside the Company’s control in which the Company would be obligated to redeem the Preferred Stock.

Note 11 — Stockholders’ deficit and stock-based compensation

As of June 30, 2021 and December 31, 2020, the shares of Common Stock authorized, issued and outstanding were as follows:
	Authorized Shares	Issued and Outstanding Shares
December 31, 2020
Class A Common Stock	86,000,000	9,485,479
Class B Common Stock	40,000,000	10,865,932
	126,000,000	20,351,411
June 30, 2021
Class A Common Stock	86,000,000	9,485,479
Class B Common Stock	40,000,000	17,692,588
	126,000,000	27,178,067

Holders of Class A Common Stock are entitled to one vote per share on any matter submitted to a vote of the stockholders of the Company; holders of Class B Common Stock have no voting rights. Holders of Common Stock are entitled to receive dividends whenever funds are legally available and when declared by the Volta Board, subject to the priority rights of holders of all series of Preferred Stock outstanding.

During the six months ended June 30, 2021, options to purchase 976,522 shares of Class B Common Stock were exercised for $1.1 million.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 11 — Stockholders’ deficit and stock-based compensation (cont.)

Shares reserved for issuance

The Company had reserved shares of Common Stock for future issuance as of June 30, 2021 and December 31, 2020 as follows:
	June 30, 2021	December 31, 2020
Conversion of Series A Preferred Stock	7,363,856	7,363,856
Conversion of Series B Preferred Stock	11,090,568	11,090,568
Conversion of Series C Preferred Stock	18,581,768	18,581,768
Conversion of Series C-1 Preferred Stock	665,428	665,428
Conversion of Series C-2 Preferred Stock	7,675,798	7,675,798
Conversion of Series D Preferred Stock	13,266,042	9,374,786
Conversion of Series D-1 Preferred Stock	8,283,574	8,283,574
Preferred Stock warrants	156,745	156,745
Common Stock warrants	8,219,254	8,369,254
Stock option plans:
Options and RSAs outstanding	9,759,451	5,197,616
Shares available for grant	697,370	11,785,727
Total	85,759,854	88,545,120

2014 Stock Plan

Under the 2014 Equity Incentive Plan (“Volta Option Plan”), employees, officers, directors, and consultants of the Company are able to participate in the Company’s future performance through awards of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock awards and stock appreciation rights at the discretion of management and the Volta Board.

Incentive and non-statutory stock options may be granted with exercise prices not less than 100% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted to individuals owning over 10% of the total combined voting power of all classes of stock are exercisable up to five years from the date of grant.

The exercise price of any option granted to a 10% stockholder may not be less than 110% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted under the Volta Option Plan expire no later than ten years from the date of grant. Options granted under the Volta Option Plan vest over periods determined by the Volta Board, generally over periods of four years. The Volta Option Plan terminates automatically ten years after the earlier of its adoption by the Volta Board or the approval of the Volta Option Plan by the stockholders.

Subject to Volta Board approval at the grant date, if an option includes an “early exercise” feature, then such option shall be exercisable at any time, but any unvested option shares shall be subject to the Company’s right to repurchase them at the original exercise price in the event that the optionee’s service terminates for any reason. If an option does not permit early exercise, then such an option shall not be exercisable with respect to unvested shares.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 11 — Stockholders’ deficit and stock-based compensation (cont.)

As of June 30, 2021, there were options and RSAs outstanding to purchase a total of 112,009 Class A shares of Common Stock and 9,491,886 of Class B shares of Common Stock under the Volta Option Plan. As of June 30, 2021, zero options for Class A Common Stock and 697,370 shares of Class B Common Stock were available for issuance under the Volta Option Plan. Option award activity for employees as of June 30, 2021, is as follows:
	Number of options outstanding	Weighted- average exercise price per share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
December 31, 2020	14,469,493	$0.93	8.2	$30,880,726
Options granted	4,186,892	3.35
Options exercised	(509,918)	1.70
Options forfeited	(102,408)	1.76
Options expired	—	—
March 31, 2021	18,044,059	$2.03	8.4	$108,589,869
Options granted	1,370,700	7.77
Options exercised	(316,604)	0.66
Options forfeited	(66,827)	2.41
Options expired	—	—
June 30, 2021	19,031,328	$2.88	8.3	$124,350,693
Options vested and exercisable as of December 31, 2020	1,947,361	$0.63	7.0	$4,734,286
Options vested and exercisable as of March 31, 2021	3,486,657	$1.39	7.9	$21,218,494
Options vested and exercisable as of June 30, 2021	3,422,783	$1.46	7.7	$23,970,041

The aggregate intrinsic value of employee options exercised for the three months ended June 30, 2021 and 2020 was $2.5 million and zero, respectively. The aggregate intrinsic value of employee options exercised for the six months ended June 30, 2021 and 2020 was $5.8 million and $4.1 thousand, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s Common Stock at the date of exercise and the exercise price for in-the-money options.

During the six months ended June 30, 2021, the Company granted 5,557,592 options to purchase shares of its Class B Common Stock at a weighted average exercise price of $4.44 per share, pursuant to the Volta Option Plan.

The weighted average grant date fair value of employee options granted for the three months ended June 30, 2021 and 2020 was $5.03 and $0.63 per share, respectively. The weighted-average grant-date fair value of employee options forfeited for the three months ended June 30, 2021 and 2020 was $2.77 and $0.45 per share, respectively. The weighted-average grant-date fair value of options that vested for the three months ended June 30, 2021 and 2020 was $1.17 and $0.63 per share, respectively. The total fair value of options vested for the three months ended June 30, 2021 and 2020 was $0.6 million and $0.3 million, respectively.

The weighted average grant date fair value of employee options granted for the six months ended June 30, 2021 and 2020 was $4.21 and $0.54 per share, respectively. The weighted-average grant-date fair value of employee options forfeited for the six months ended June 30, 2021 and 2020 was $2.02 and $0.91 per share, respectively. The weighted-average grant-date fair value of options that vested for the six months ended June 30, 2021 and 2020 was $1.85 and $0.62 per share, respectively. The total fair value of options vested for the six months ended June 30, 2021 and 2020 was $5.7 million and $0.8 million, respectively.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 11 — Stockholders’ deficit and stock-based compensation (cont.)

Stock-based compensation

Stock-based compensation is estimated using the Black-Scholes option pricing model on the date of grant. The fair value of all options is amortized on a ratable basis over the required service periods of the awards, which are generally the vesting periods.

The weighted-average assumptions that were used in calculating such values for the three months ended June 30, 2021 and 2020 and for the six months ended June 30, 2021 and 2020 were as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Expected dividend yield	—%	—%	—%	—%
Risk-free interest rate	1.1%	0.4%	0.7%	1.2%
Expected volatility	66.1%	54.2%	59.7%	42.1%
Expected term (in years)	6.1	5.4	5.8	5.9

The Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. Therefore, the expected term of options granted is based on the “simplified method” of expected life, described in U.S. Securities and Exchange Commission’s Staff Accounting Bulletin 107, whose acceptance was extended in Staff Accounting Bulletin 110.

The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

As the Company does not have a trading history for its Common Stock prior to the Business Combination (see Note 17 — Subsequent events), the expected stock price volatility for the Company’s Common Stock was estimated by taking the historic stock price volatility for industry peers based on their price observations over a period equivalent to the expected term of the stock option grants. The Company has no history or expectation of paying cash dividends on its Common Stock. As of June 30, 2021 and 2020, the Company had unrecognized employee stock-based compensation expense of $19.5 million and $2.4 million, respectively, related to unvested stock awards not yet recognized, which is expected to be recognized over an estimated weighted-average period of approximately 3.5 and 2.8 years, respectively.

Compensation expense

Compensation expense related to stock-based awards was recorded in selling, general and administrative in the consolidated statements of operations and comprehensive loss for $1.3 million and $0.3 million for the three months ended June 30, 2021 and 2020, respectively, and $46.8 million and $0.5 million for the six months ended June 30, 2021, respectively.

Partial recourse promissory notes

As of June 30, 2021 and December 31, 2020, the Company had $18.7 million and $10.4 million, respectively of promissory notes outstanding from employees, issued for 1,036,124 restricted stock purchases of Class A Common Stock, for both years, and the exercise of 11,147,195 shares of stock options exercisable for Class B Common Stock in both years. As of June 30, 2021 and December 31, 2020, the Company had $9.0 million and $0.7 million tax paid on employees’ behalf for the awards subject to 83(b) elections which were paid through payroll by the Company in note receivable — employee on the consolidated balance sheets. The promissory notes for the exercise of stock options represent the aggregate exercise price of the options and carry interest rates of 3.25% and 2.26%, respectively, and the principal and interest are due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. The promissory notes for the restricted stock awards represent the

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 11 — Stockholders’ deficit and stock-based compensation (cont.)

aggregate purchase price of the awards and carry interest rates of 2.30% with interest due and payable annually and the principal due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. The promissory notes issued for the taxes paid on behalf of employees relating to restricted stock awards granted during the quarter ended June 30, 2020 represent the amount of taxes paid and carry interest at a rate pf 3.25% per annum compounded annually and the principal and interest are due upon the earlier of: (i) the fourth anniversary of the note’s issuance, or (ii) a termination of employment; or (iii) the date of a change of control. All promissory notes issued are collateralized by the shares issued in exchange for the note and were considered to be partial recourse as they may be surrendered at the then fair market value of a share of Common Stock as determined by the Volta Board. The remainder up to 50% for some notes, or 37.5% for others, of the value of the original principal of the notes is collateralized by the assets of the borrowers. The amount payable is not limited to the fair value of the shares at the time of default or maturity. As such, the shares are not considered exercised for accounting purposes and the shares issued are not reflected as outstanding in the consolidated financial statements until the notes are repaid and the underlying stock options have vested.

Note 12 — Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. For stock options that were exercised by employees issuing promissory notes to the Company, the shares of Common Stock issued under such exercises are not included in the calculation of basic net loss per share until the underlying promissory notes are fully paid or forgiven.

Diluted net loss per share is computed in a similar manner, but it also includes the effect of potential common shares outstanding during the period, when dilutive. Potential common shares include outstanding stock options, convertible Preferred Stock, warrants for Common Stock and warrants for Preferred Stock. The dilutive effect of potentially dilutive common shares is reflected in diluted net loss per share by application of the treasury stock method for stock options and warrants, and by application of the if-converted method for the Preferred Stock. Deposits received for the repayment of the promissory notes for the exercise of stock options are considered in the calculation of diluted net loss per share, in the event the effect is dilutive. To the extent these potential common shares are antidilutive, they are excluded from the calculation of diluted net loss per share.

The following table presents the computation of basic and diluted net loss per share for the periods presented:
	Three Months Ended June 30,				Six Months Ended June 30,
	2021		2020		2021		2020
	Class A Common	Class B Common	Class A Common	Class B Common	Class A Common	Class B Common	Class A Common	Class B Common
Numerator:
Net loss	$(8,466,666)	$(12,119,063)	$(9,870,349)	$(2,009,737)	$(38,664,100)	$(47,196,324)	$(20,781,989)	$(4,225,794)
Denominator:
Basic shares:
Weighted-average common shares, basic	6,373,206	9,122,514	6,373,206	1,297,671	6,373,206	7,779,617	6,373,206	1,295,923
Diluted shares:
Weighted-average common shares, diluted	6,373,206	9,122,514	6,373,206	1,297,671	6,373,206	7,779,617	6,373,206	1,295,923
Net loss per share attributable to common stockholders:
Basic	$(1.33)	$(1.33)	$(1.55)	$(1.55)	$(6.07)	$(6.07)	$(3.26)	$(3.26)
Diluted	$(1.33)	$(1.33)	$(1.55)	$(1.55)	$(6.07)	$(6.07)	$(3.26)	$(3.26)

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 12 — Net loss per share (cont.)

The following weighted average shares of the potentially dilutive outstanding securities for the three months ended and six months ended June 30, 2021 were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive given the net loss attributable to common shares. Therefore, the diluted net loss per share are the same as the basic net loss per share for the periods presented.
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Anti-dilutive securities
Outstanding stock options – stock plan	9,603,895	12,646,221	9,603,895	12,646,221
Non plan option grants	155,556	—	155,556	—
Convertible Preferred Stock	66,927,034	66,927,034	66,927,034	66,927,034
Warrants for Common Stock	8,219,254	8,219,254	8,219,254	8,219,254
Warrants for Preferred Stock	156,745	156,745	156,745	156,745
Options and RSAs exercised under notes receivables	11,327,631	3,201,729	11,327,631	3,201,729
Total anti-dilutive securities	96,390,115	91,150,983	96,390,115	91,150,983

Note 13 — Leases

The Company is a lessee in several noncancellable operating leases, primarily for office space and the use of spaces for the installation of its electric vehicle charging stations (“site leases”). These leases generally have an initial term ranging from five to ten years, with the option to extend the lease for one to five years. In connection with the leases, the Company had asset retirement obligations for the restoration of lease sites of $1.0 million and $0.8 million as of June 30, 2021 and December 31, 2020, respectively, in other non-current liabilities within the consolidated balance sheets.

Supplemental information related to leases within the consolidated balance sheets is as follows:
	June 30, 2021	December 31, 2020
Other operating leases information
Weighted-average remaining lease term (years)	7.7	7.9
Weighted-average discount rate	13.4%	13.8%

The Company received COVID-19 related rent concessions indicating that (i) the Company was not obligated to pay rent, or the entirety of the contractual rent, or (ii) the Company received interest-free rent deferrals for the period affected by lockdown measures. The amount of such concessions recognized as negative variable lease cost for the three months and six months ended June 30, 2020 was $0.1 million and $0.1 million, respectively. There were no such concessions recognized as negative variable lease cost for the three months or six months ended June 30, 2021. The following lease costs were recognized in other operating (income) expenses within the consolidated statements of operations and comprehensive loss:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Operating lease costs
Fixed lease cost	$2,806,857	$1,654,602	$5,442,923	$3,192,685
Variable lease cost	129,153	(59,970)	197,647	(35,364)
Total operating lease costs	$2,936,010	$1,594,632	$5,640,570	$3,157,321

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 13 — Leases (cont.)

Supplemental cash flow information related to leases is as follows:
	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows from operating leases	$2,390,864	$1,352,324	$4,446,945	$2,661,999
ROU assets obtained in exchange for lease obligations
ROU assets obtained in exchange for operating lease liabilities	$2,544,473	$2,471,421	$7,266,255	$4,734,048

Amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.

Maturities of lease liabilities as of June 30, 2021 are as follows:
Fiscal Year	Operating Leases
Remainder of 2021	$5,754,128
2022	10,865,604
2023	11,185,659
2024	10,648,943
2025	9,788,001
Thereafter	32,678,604
Total undiscounted lease payments	80,920,939
Less imputed interest	(30,283,127)
Total lease liabilities	$50,637,812

As of June 30, 2021, there are no material leases that are legally binding but have not yet commenced.

Note 14 — Commitments and Contingencies

Contingencies

From time to time, the Company may become involved in claims and other legal matters, either asserted or unasserted, arising in the ordinary course of business. While the outcome of these claims cannot be predicted with certainty, management does not believe that the outcome of any of these ongoing legal matters, individually and in aggregate, will have a material adverse effect on the Company’s consolidated financial statements.

As of June 30, 2021 and December 31, 2020, the Company had $0.6 million in accrued expenses and other current liabilities on the consolidated balance sheets for invoices totaling $1.4 million. In good faith, the Company disputed invoices for work performed in 2019. There are various disagreements between the Company and the vendor regarding these invoices. The Company disputes the underlying basis for these amounts and notified the vendor during the year ended December 31, 2020 of the Company’s intent not to pay.

Employee benefit plan

The Company has a 401(K) defined contribution savings plan that covers substantially all of its employees. The Company contributes a matching contribution of up to 4% of the employee’s contribution under applicable safe harbor rules. Employee contribution is also limited by annual maximum amount determined by the Internal Revenue Service. The Company made contributions of $0.2 million and $0.1 million for the three months ended June 30, 2021 and 2020, respectively, and $0.5 million and $0.3 million for the six months ended June 30, 2021 and 2020, respectively.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 15 — Income taxes

The provision for income taxes is recorded at the end of each interim period based on the Company’s best estimate of its effective income tax rate expected to be applicable for the full fiscal year in accordance with ASC 740-270. There is no provision for income taxes because the Company has incurred operating losses since inception and has projected losses for the current year. The Company’s effective income tax rate was 0% for the three months ended June 30, 2021 and 2020 and for the six months ended June 30, 2021 and 2020, and the realization of any deferred tax assets does not satisfy the “is not more likely than not” threshold.

Note 16 — Related party transactions

The Company received consulting services from 2Predict, Inc., a firm where a Volta officer is co-founder and CEO, and recognized consulting service expenses of $0.2 million and $0.3 million for the three and six months ended June 30, 2020, respectively, in selling, general and administrative in the consolidated statements of operations and comprehensive loss. As of December 31, 2020, the Company maintained a balance of $0.1 million in accounts payable — due to related party for the consulting services received. As of June 30, 2021 the Company had no balance in accounts payable — due to related party for consulting services received.

The Company issued a total of $9.5 million in convertible notes for the six months ended June 30, 2020, of which $6.5 million was issued to Activate Capital Partners, LP, an entity where a Volta Board member is partner and co-founder, Virgo Hermes, LLC, an entity where a Volta Board member is a partner, and Energize Ventures, LLC. From June 30, 2020 through December 31, 2020, the Company issued a total of $20.7 million in convertible notes (see Note 8 — Debt facilities), of which $3.3 million was issued to Virgo Hermes LLC, Activate Capital Partners, LP, Bauer Family Investments, an entity where the President is a managing member, and the CFO. As of December 31, 2020, the total $9.8 million convertible notes issued to related parties had been converted into 2,721,956 shares of Series D-1 Preferred Stock at a conversion price of $3.77 per share for total proceeds of $10.3 million. These shares were issued, collectively, to Activate Capital Partners, LP, Virgo Hermes, LLC, and Energize Ventures, LLC, the CFO, and Bauer Family Investments.

From June 30, 2020 through December 31, 2020, the Company issued 9,374,786 shares of Series D Preferred Stock, of which 169,485 shares were to 19York Ventures, which is an entity founded by a Volta Board member, Activate Capital Partners, LP and Energize Ventures, LLC at $7.38 per share for total proceeds of $1.3 million. As of June 30, 2021, the Company issued 3,891,256 shares of Series D Preferred Stock (see Note 10 — Redeemable convertible preferred stock), of which 2,032,271 shares were to 19York Ventures and Energize Ventures, LLC at $7.38 per share for total proceeds of $15.0 million.

During the six months ended June 30, 2020 and as of December 31, 2020, in connection with Series D issuance (see Note 9 — Warrants), the Company issued 381,679 Class B Common Stock warrants for a total value of $0.3 million to Energize Ventures, LLC and 150,000 Class B Common Stock warrants for a total value of $0.5 million to Activate Capital Partners, LP for the consulting services provided during the fundraising.

All of the principal related to partial recourse promissory notes issued by the Company as of December 31, 2020 was used to exercise options for 9,271,877 shares of the Company’s Common Stock. The aggregate principal amount of promissory notes includes $9.0 million and $0.7 million for taxes relating to 83(b) elections paid on the employees’ behalf and was recognized as notes receivable — employee on the consolidated balance sheet as of June 30, 2021 and December 31, 2020, respectively (see Note 11 - Stockholders’ deficit and stock-based compensation).

As of the six months ended June 30, 2021, the Company entered into promissory note agreements with related parties where the Company loaned $8.3 million at an interest rate of 3.25%. The entire unpaid principal and interest balances on the total amount of the notes are due in February 2025, and 3,407,015 shares of issued and outstanding Class B Common Stock are pledged as collateral by the related parties for these promissory notes. The Company recognized $0.4 million for the portion of the partial recourse promissory note issued in December 2016 corresponding to the unsold shares of Class B Common Stock in notes receivable — employee on the consolidated balance sheets.

Volta Industries, Inc. and Subsidiaries
Notes to Unaudited Consolidated Financial Statements

Note 16 — Related party transactions (cont.)

For the six months ended June 30, 2021, the Company issued 6,826,656 shares of Class B Common Stock, which includes 5,700,000 shares of restricted stock awards that were issued to the CEO and President and became fully vested upon issuance.

During the six months ended June 30, 2021, Activate Capital Partners, LP exercised 150,000 shares of its Class B Common Stock Warrants at an exercise price of $0.01 per share for a total amount of $1.5 thousand.

Note 17 — Subsequent events

The Company has evaluated events subsequent to June 30, 2021 and through the issuance date of September 1, 2021. The following events occurring subsequent to the balance sheet date merited recognition or disclosure in these statements.

Debra Crow, a prior executive officer of Legacy Volta was terminated on July 31, 2021. Upon termination, Debra had 9.5 years during which she could exercise her 140,000 Class B Common Stock options granted on January 22, 2021. Additionally, the Partial Recourse Promissory Notes which had been issued in exchange for the exercise of Class A and Class B Common Stock Options in December 2020 for $1.0 million in principal plus accrued interest have an extended maturity date to December 6, 2021 as opposed to the original maturity upon termination of employment.

Pursuant to the merger agreement described in Note 1 — Description of Business, on August 26, 2021, the Company was merged with and into a subsidiary of TortoiseCorp II, and became a wholly-owned subsidiary of TortoiseCorp II. TortoiseCorp II changed its name to Volta Inc., and the subsidiary changed its name to Volta Charging Industries, LLC (“Successor Volta”). Immediately following the consummation of the transaction, the post-combination company changed its name to Volta Inc. and began to trade on the NYSE under the ticker symbol “VLTA” on August 27, 2021. The Company and any of its subsidiaries are the surviving company listed on the NYSE.

Prior to the Business Combination, the entire unpaid principal balance, together with the accrued and unpaid interest thereon, of all partial recourse promissory notes issued to executive officers (see Note 16 — Related party transactions) were settled through the issuance of Class A and B Common Stock which were pledged as collateral under the promissory notes agreements. Immediately prior to the Business Combination, all outstanding shares of the Company’s Preferred Stock and Class B Common Stock were converted into the right to receive 102,924,491 shares of Class A Common Stock of the combined company and the Company’s Class A Common Stock was converted into the right to receive 9,887,185 shares of Class B Common Stock of the combined company. Upon the Closing of the Business Combination in Q3 of 2021, a total of 161,714,389 shares of Common Stock of the combined company will be outstanding, comprised of 9,887,185 shares of Class B Common Stock and 151,827,204 shares of Class A Common Stock, including the other outstanding shares of Class A Common Stock of TortoiseCorp II prior to the Business Combination and issued in connection with the concurrent private placement which closed with the Business Combination. The post-combination Company’s Class A Common Stock began trading on the NYSE in Q3 2021 under the symbol “VLTA”.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Shareholders

Volta Industries, Inc.

Opinion on the financial statements

We have audited the accompanying consolidated balance sheets of Volta Industries, Inc. (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and comprehensive loss, changes in redeemable convertible preferred stock and shareholders’ deficit, and cash flows for each of the two years in the period ended December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Adoption of new accounting standard

As discussed in Note 1 to the consolidated financial statements, the Company has changed its method of accounting for leases in the year ended December 31, 2020 due to the adoption of Accounting Standards Codification Topic 842, Leases.

Going concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has an accumulated deficit of $155,037,211 as of December 31, 2020 and incurred a net loss of $72,318,877 during the year ended December 31, 2020. These conditions, along with other matters set forth in Note 3, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ GRANT THORNTON LLP

We have served as the Company’s auditor since 2019.

San Francisco, California

May 14, 2021 (except for the immaterial error correction discussed in Note 2, as to which the date is June 24, 2021)

Volta Industries, Inc. and Subsidiaries
Consolidated Balance Sheets

	December 31,
	2020	2019
ASSETS
Current assets
Cash	$58,806,333	$10,758,436
Accounts receivable, less allowance for doubtful accounts; $53,185 and $0	6,216,461	10,136,135
Inventory	6,151,110	8,011,472
Prepaid partnership costs – current	9,624,948	11,664,643
Prepaid expenses and other current assets	627,779	847,063
Total current assets	81,426,631	41,417,749
Operating lease right-of-use asset, net	49,434,028	28,120,659
Property and equipment, net	46,457,690	32,809,225
Notes receivable – employee	1,018,543	—
Other non-current assets	554,462	563,444
Total assets	$178,891,354	$102,911,077

LIABILITIES
Current liabilities
Accounts payable	$5,493,498	$18,769,048
Accounts payable – due to related party	91,941	47,888
Accrued expenses and other current liabilities	22,231,882	14,027,429
Operating lease liability – current portion	7,483,528	4,154,276
Deferred revenue	7,624,904	8,254,296
Term loans payable – current	10,323,138	—
Total current liabilities	53,248,891	45,252,937
Term loans payable, net of unamortized debt issuance costs and current term loan payable	40,696,832	23,181,240
Operating lease liability – non-current portion	37,146,055	24,394,432
Other non-current liabilities	7,004,559	11,650,228
Total liabilities	138,096,337	104,478,837

Redeemable convertible preferred stock, $0.001 par value; 71,566,249 and 45,534,163 shares authorized; 63,035,778 shares and 45,377,418 shares issued and outstanding as of December 31, 2020 and 2019, respectively; (aggregate liquidation preference of $176,941,913 and $76,604,696 as of December 31, 2020 and 2019, respectively)	182,599,047	75,608,294

STOCKHOLDERS’ DEFICIT
Common Stock, $0.001 par value: 126,000,000 and 76,920,000 shares authorized; 20,351,411 and 10,866,044 shares issued and outstanding as of December 31, 2020 and 2019, respectively	523	309
Additional paid-in capital	13,232,658	5,541,971
Accumulated deficit	(155,037,211)	(82,718,334)
Total stockholders’ deficit	(141,804,030)	(77,176,054)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$178,891,354	$102,911,077

Volta Industries, Inc. and Subsidiaries
Consolidated Statements of Operations and Comprehensive Loss

	Year Ended December 31,
	2020	2019
REVENUES
Service revenue	$15,719,852	$13,434,486
Product revenue	2,891,854	1,492,345
Other revenue	838,719	338,778
Total revenues	19,450,425	15,265,609

COSTS AND EXPENSES
Costs of services (exclusive of depreciation and amortization shown below)	17,386,477	10,662,591
Costs of products (exclusive of depreciation and amortization shown below)	4,450,224	2,535,526
Selling, general and administrative	44,079,959	28,429,401
Depreciation and amortization	6,468,791	3,655,234
Other operating expenses	16,079	4,730,528
Total costs and expenses	72,401,530	50,013,280
Loss from operations	(52,951,105)	(34,747,671)

OTHER EXPENSES
Interest expenses, net	18,360,506	4,997,680
Other expenses, net	998,170	894,302
Total other expenses	19,358,676	5,891,982
LOSS BEFORE INCOME TAXES	(72,309,781)	(40,639,653)

Income tax expenses	9,096	12,963
NET LOSS	$(72,318,877)	$(40,652,616)

Weighted-average Class A Common Stock outstanding, basic and diluted (Note 11 – Net loss per share)	6,373,206	6,373,206
Net loss per Class A Common Stock, basic and diluted (Note 11 – Net loss per share)	$(9.39)	$(5.33)
Weighted-average Class B Common Stock outstanding, basic and diluted (Note 11 – Net loss per share)	1,332,295	1,251,598
Net loss per Class B Common Stock, basic and diluted (Note 11 – Net loss per share)	$(9.39)	$(5.33)

Volta Industries, Inc. and Subsidiaries
Consolidated Statements of Changes in Redeemable Convertible Preferred Stock and Stockholders’ Deficit

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balances at December 31, 2018	37,701,620	$55,970,124	10,630,474	$240	$1,253,367	$(42,046,292)	$(40,792,685)

Cumulative effect of adoption of new accounting standard (ASC 842)	—	—	—	—	—	(19,426)	(19,426)
Issuance of Series C-2 Preferred Stock	7,675,798	19,999,998	—	—	—	—	—
Issuance costs – Series C-2 Preferred Stock	—	(361,828)	—	—	—	—	—
Issuance of Common Stock upon exercise of options	—	—	68,903	69	42,082	—	42,151
Vesting of restricted stock awards			166,667	—	—	—	—
Stock-based compensation expense – Options	—	—	—	—	887,573	—	887,573
Issuance of Class B Common Stock warrants		—	—	—	3,358,949	—	3,358,949
Net loss	—	—	—	—	—	(40,652,616)	(40,652,616)
Balances at December 31, 2019	45,377,418	75,608,294	10,866,044	309	5,541,971	(82,718,334)	(77,176,054)

Issuance of Series D Preferred Stock	9,205,301	67,943,407	—	—	—	—	—
Issuance of Series D Preferred Stock – related party	169,485	1,250,952	—	—	—	—	—
Issuance costs – Series D Preferred Stock	—	(4,532,669)	—	—	—	—	—
Conversion of convertible promissory notes and accrued interest into Series D-1 Preferred Stock	5,561,618	20,984,528	—	—	—	—	—
Conversion of convertible promissory notes and accrued interest into Series D-1 Preferred Stock – related party	2,721,956	10,270,225	—	—	—	—	—
Recognition of conversion premium of convertible promissory notes for Series D-1 Preferred Stock	—	11,074,310	—	—	—	—	—
Beneficial conversion feature in convertible promissory notes	—	—	—	—	1,198,300	—	1,198,300
Issuance of Class B Common Stock warrants – related party	—	—	—	—	749,152	—	749,152
Issuance of Common Stock upon exercise of options (vested) – related party	—	—	213,490	214	104,767	—	104,981
Issuance of Common Stock upon exercise of options using partial recourse notes – related party	—	—	9,271,877	—	—	—	—
Stock-based compensation expense – Options	—	—	—	—	1,902,424	—	1,902,424
Secondary sales of common stock pledged against partial recourse notes – related party	—	—	—	—	3,736,044	—	3,736,044
Net loss	—	—	—	—	—	(72,318,877)	(72,318,877)
Balances at December 31, 2020	63,035,778	$182,599,047	20,351,411	$523	$13,232,658	$(155,037,211)	$(141,804,030)

Volta Industries, Inc. and Subsidiaries
Consolidated Statements of Cash Flows

	Years Ended December 31,
	2020	2019
Cash flows from operating activities
Net loss	$(72,318,877)	$(40,652,616)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of ROU asset	2,571,856	1,704,872
Depreciation and amortization	6,468,791	3,655,234
Loss on abandonment of property and equipment	16,079	4,562,764
Stock-based compensation	1,902,424	887,573
Compensation expense from secondary sales of common stock – related party	3,736,044	—
Non-cash interest expense	13,096,208	3,435,604
Revaluation of warrant liability to estimated fair value	410,946	161,299
Expenses related to invoices in dispute	623,700	—
Loss on disposal of research and development equipment	116,706	—
Other	281,157	—
Changes in operating assets and liabilities:
Accounts receivable	3,919,675	(7,418,500)
Inventory	1,860,362	(7,162,356)
Prepaid expenses and other current assets	54,983	(162,303)
Prepaid partnership costs	(6,651,626)	(5,888,048)
Operating lease right-of-use asset	(18,602,030)	(29,825,531)
Other non-current assets	8,982	(200,597)
Accounts payable	(13,275,550)	17,805,450
Due to related party	44,053	47,888
Accrued expenses and other current liabilities	9,801,975	4,570,908
Deferred revenue	(629,392)	(4,297,944)
Lease incentive liability	(48,463)	2,713,250
Operating lease liability	16,080,875	28,548,709
Other noncurrent liabilities	(4,059,366)	3,816,581
Net cash used in operating activities	(54,590,488)	(23,697,763)

Cash flows from investing activities
Purchase of property and equipment	(19,902,280)	(29,151,061)
Capitalization of internal-use software	(347,761)	—
Incentive lease received	604,542	4,341,420
Net cash used in investing activities	(19,645,499)	(24,809,641)

Cash flows from financing activities
Proceeds from issuance of Series C-2 Preferred Stock	—	19,999,998
Payment of issuance costs related to Series C-2 Preferred Stock	—	(361,828)
Due from employees for taxes paid on partial recourse notes	(1,018,543)	—
Proceeds from issuance of Series D Preferred Stock	69,194,358	—
Proceeds from issuance of Series D-1 convertible notes	20,550,000	—
Proceeds from issuance of Series D-1 convertible notes – related party	9,600,000	—
Proceeds from issuance of long term debt	25,000,000	24,000,000
Proceeds from PPP Loan	3,193,300	—
Proceeds from exercise of stock options	104,981	42,151
Payment of issuance costs related to Series D and D-1 Preferred Stock	(3,783,517)	—
Payment of debt issuance costs	(661,818)	(895,416)
Proceeds from financing activity	445,513	4,563,533
Payment of financing activity principal	(340,390)	(101,710)
Net cash provided by financing activities	122,283,884	47,246,728

Volta Industries, Inc. and Subsidiaries
Consolidated Statements of Cash Flows — (Continued)

	Years Ended December 31,
	2020	2019
Net increase (decrease) in cash and cash equivalents	48,047,897	(1,260,676)
Cash, beginning of year	10,758,436	12,019,112
Cash, end of year	$58,806,333	$10,758,436

Supplemental disclosures of cash flow information
Cash paid for interest	$5,264,298	$4,997,680
Cash paid for taxes	9,096	12,963

Non-cash investing and financing activities
Initial recognition of operating lease right-of-use asset	$21,460,508	$28,315,054
Initial recognition of operating lease liability	18,077,411	29,669,023
Issuance of Series D-1 Preferred Stock in satisfaction of debt and other liabilities	42,021,427
Secondary sales of common stock pledged against partial recourse notes – related party	3,736,044	—
Warrants issued in partial satisfaction of debt and other liabilities	—	3,358,949
Warrants issued in connection with Series D financing as service fees to related party	749,152	—

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 1 — Description of business

Volta Industries, Inc. is a holding company for its wholly-owned subsidiaries, Volta Charging, LLC, Volta Charging Services, LLC (inactive), and Volta Media, LLC (inactive) (collectively, “the Company” or “Volta”). The Company was incorporated in Delaware on December 15, 2014 and is headquartered in San Francisco, California. The Company operates a network of smart media-enabled charging stations for electric vehicles across the United States (“U.S.”). In addition, the Company utilizes the network to decarbonize the transportation sector and accelerate electric vehicle adoption by providing sponsored or pay-to-use charging to drivers. Revenue is derived primarily by selling paid content on the media-enabled charging station network and selling, installing and maintaining charging stations.

All of the Company’s operations and assets are located in the U.S., and all of its revenues are attributable to customers located in the U.S.

Note 2 — Summary of significant accounting policies

Basis of presentation and consolidation

The accompanying consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles (“GAAP”) and include the accounts and operations of Volta Industries, Inc. and its wholly-owned subsidiaries. Volta Charging, LLC is the primary operating subsidiary of the Company. All intercompany accounts and transactions have been eliminated upon consolidation.

Immaterial Correction of Prior Period Financial Statements

In June 2021, the Company revised its consolidated statements of operations and comprehensive loss and consolidated balance sheets to reflect the corrections of immaterial errors for the years ended December 31, 2020 and 2019. For the year ended December 31, 2019, the correction to correct a gross up of accrued billings on contracts is attributable to clerical errors. For the year ended December 31, 2020, the corrections to construction in progress hardware, inventory, accrued billings, financing liability, and network costs of sales are attributable to the determination that construction in progress hardware and inventory assets were not properly recorded based on shipment dates, accrued billings were grossed up due to clerical errors, the long term portion of the financing liability should have been recorded in other non-current liabilities, and other network costs and costs of services for certain projects were recorded in the incorrect period, respectively, and an accrued loss related to invoices in dispute should have been recorded in selling, general and administrative. Corrections to comprehensive income are primarily attributable to errors related to other network costs and costs of services for construction projects recorded in the incorrect period.

As of December 31, 2019, the correction to accrued billings on contracts resulted in a $1.1 million decrease to prepaid partnership costs — current with a corresponding decrease to accounts payable of $1.1 million. As of December 31, 2020, the correction to construction in progress resulted in a $1.1 million decrease to property and equipment, net with a corresponding decrease to accrued expenses and other current liabilities of $1.1 million; the correction to charging stations and digital media screens resulted in a $0.2 million increase to property and equipment, net with a corresponding decrease to other expenses, net of $0.2 million; the correction to inventory resulted in a $0.1 million increase to inventory with a corresponding increase to accrued expenses and other current liabilities for $0.1 million; the correction to accrued billings on contracts resulted in a $4.0 million decrease to prepaid partnership costs — current with a corresponding decrease to accounts payable of $4.0 million; the correction to reclassify the financing liability between the short and long-term portions resulted in a $0.2 million decrease to accrued expenses and other current liabilities with a corresponding increase to other non-current liabilities; the correction to charging station expenses resulted in a $0.9 million decrease to accrued expenses and other current liabilities with a corresponding decrease to other expenses, net, of $0.8 million and a decrease to costs of services for $0.1 million; the correction to reclassify expenses related to invoices in dispute resulted in a $0.6 million decrease to other expenses, net, with a corresponding increase to selling, general and administrative of $0.6 million.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Pursuant to Accounting Standards Codification (“ASC”) 250, Accounting Changes and Error Corrections issued by the Financial Accounting Standards Board (“FASB”) and Staff Accounting Bulletin 99, Materiality (“SAB 99”) issued by the SEC, the Company determined the impact of the error was immaterial to all periods. The correction was recorded as part of the activity within the consolidated statements of operations and comprehensive losses and the consolidated balance sheets for the years ended December 31, 2020 and 2019 as reflected herein. Adjustment due to these error corrections had an immaterial impact on the Company’s previously reported net loss, net loss per share, total assets, total liabilities and stockholder’s deficit.

Use of estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires the Company to make estimates, judgments and assumptions that affect the amounts reported in the financial statements and accompanying notes. Significant items subject to management’s estimates and assumptions include, but are not limited to, assumptions underlying the determination of the stand-alone selling prices for performance obligations within revenue arrangements, allowance for doubtful accounts, inventory valuation, stock-based compensation, tax valuation allowance, valuation and recognition of warrants, incremental borrowing rate for right-of-use (“ROU”) assets and lease liabilities, lease term, and the valuation and useful lives of property and equipment. The Company believes that the estimates and judgments upon which it relies are reasonable based upon information available to the Company at the time that these estimates and judgments are made. The Company periodically evaluates such estimates and adjusts prospectively based upon such periodic evaluation. Actual results could differ materially from those estimates using different assumptions or under different conditions.

Segment reporting

For the years ended December 31, 2020 and 2019, the Company was managed as a single operating segment on a consolidated basis. The Company determined that the President is the Chief Operating Decision Maker (“CODM”) as he is responsible for making decisions regarding the allocation of resources, performance assessment, strategic operations and organization management. Although the Company has different revenue streams, the CODM manages the Company as a whole and makes decisions at the consolidated level. There are no segment managers who are held accountable for operating and financial results or the product and service mix offered by the Company.

Cash

Cash includes on-demand deposits with banks, for which the cost approximates the fair value.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are recorded at the invoiced amount and are non-interest bearing. The Company generally grants uncollateralized credit terms to its customers and maintains an allowance for doubtful accounts to reserve for potentially uncollectible receivables. Bad debt expenses are recorded in selling, general and administrative in the consolidated statements of operations and comprehensive loss when the allowance is established. When accounts receivable are deemed uncollectible, the uncollectible amount is written off against the allowance for doubtful accounts. Recoveries of accounts receivable previously written off are recorded as credits to bad debt expense and included in selling, general and administrative in the consolidated statements of operations and comprehensive loss. The Company determines the level of allowances required based on historical experience, the age of the accounts receivable balances, the credit quality of its customers, current economic conditions and other factors that may affect customers’ ability to pay. For the year ended December 31, 2020, the Company recorded bad debt expenses of $0.1 million. There was no bad debt expense recorded for the year ended December 31, 2019.

Unbilled receivables result from amounts recognized as revenues but not yet invoiced as of the consolidated balance sheet date. As of December 31, 2020 and December 31, 2019, the Company had $0.8 million and $0.6 million, respectively, in unbilled receivables related to network development revenue, which are included in the accounts receivable balance.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Concentration of risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist primarily of cash and accounts receivable. The Company’s cash is held on deposit with high-credit quality financial institutions. Such deposits may at times exceed federally insured limits. The Company has not experienced losses in such amounts or accounts.

As of December 31, 2020, one customer accounted for 59.5% of the Company’s accounts receivable balance. As of December 31, 2019, one customer accounted for 68.2% and another customer accounted for 16.7% of the Company’s accounts receivable balance. For the year ended December 31, 2020, one customer accounted for 63.0% and another customer accounted for 16.1% of the Company’s revenue. For the year ended December 31, 2019, one customer accounted for 65.5% of the Company’s revenue. Revenue generated by these customers arises from a portfolio of contracts with multiple, separate, legal entities. The Company mitigates concentration risk as all contracts are executed with these separate, legal entities.

As of December 31, 2020 and 2019, one supplier accounted for 21.1% and 76.3% of the Company’s accounts payable balance and orders, respectively. The Company mitigates concentration risk by maintaining contracts and agreements with alternative suppliers and is actively expanding its supplier network.

Fair value of financial instruments

The Company evaluates the fair value measurements of all financial assets and liabilities. Fair value is an exit price representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or a liability.

A three-tiered hierarchy is established as a basis for considering such assumptions and for inputs used in the valuation methodologies in measuring fair value. This hierarchy requires that the Company use observable market data, when available, and minimize the use of unobservable inputs when determining fair value:

•        Level 1, observable inputs such as quoted prices in active markets;

•        Level 2, inputs other than the quoted prices in active markets that are observable either directly or indirectly;

•        Level 3, unobservable inputs in which there is little or no market data, which requires that the Company develop its own assumptions.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurements requires judgment and may affect the valuation of the assets and liabilities being measured and their placement within the fair value hierarchy.

Inventory

Inventory consists of finished goods in the form of assembled charging stations. Inventory is measured using the first-in, first-out (“FIFO”) method and stated at the lower of cost or net realizable value as of December 31, 2020 and 2019. The value of inventories is reduced by estimates for excess and obsolete inventories. The estimate for excess and obsolete inventories is based upon management’s review of utilization of inventories in light of projected sales, current market conditions, and market trends. The Company monitors inventory to identify events that would require impairment due to obsolete inventory and adjusts the value of inventory when required. No inventory valuation losses were recorded during the years ended December 31, 2020 and 2019.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Property and equipment

Property and equipment are stated at cost, less accumulated depreciation and amortization. The cost of maintenance and repairs is expensed as incurred, and expenditures that extend the useful lives of assets are capitalized. Property and equipment are depreciated and amortized using the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are depreciated using the straight-line method over the shorter of the estimated useful lives of the assets or the lease term, ranging from two to five years.
Asset	Useful Lives (In Years)
Charging stations and digital media screens	5–10
Capitalized research and development equipment	5
Computers and equipment	3–5
Furniture	5
Leasehold improvements	2–5
Internal-use software	0.5

Construction in progress includes all costs capitalized related to projects, primarily related to in-process engineering activities and installation of assets that have yet to be placed in service. When assets are retired or otherwise disposed of, the cost and accumulated depreciation or amortization are removed from the consolidated balance sheets, and any resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss in the period realized.

For the years ended December 31, 2020 and 2019, losses of $16.1 thousand and $4.6 million, respectively, related to construction in progress that were damaged or abandoned were recognized in other operating expenses in the consolidated statements of operations and comprehensive loss.

Capitalization of software costs

The Company accounts for the costs of software developed for internal use by capitalizing costs incurred during the application development stage to property and equipment, net on the consolidated balance sheets. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. The Company amortized the capitalized costs of internal-use software on a straight-line basis over six months and recognized the amortization in depreciation and amortization in the consolidated statements of operations and comprehensive loss.

Impairment of long-lived assets

The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of assets to be held and used is assessed by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amount of the assets exceeds the fair value of the assets. Although the Company has accumulated losses, the Company believes that the future cash flows will be sufficient to exceed the carrying value of the Company’s long-lived assets. As of December 31, 2020 and 2019, the Company determined that no events or changes in circumstances existed that would otherwise indicate any impairment of its long-lived assets.

Leases

The Company determines if an arrangement contains a lease at inception. The Company recognizes an ROU asset and a lease liability at the lease commencement date for operating leases with terms greater than 12 months. ROU assets represent the Company’s right to use an underlying asset for the lease term, and lease liabilities represent the obligation to make lease payments arising from the lease. The initial measurement of ROU assets is comprised of the initial amount of the lease liability, adjusted for lease payments made at or before the lease commencement

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

date, plus any initial direct costs incurred, less any lease incentives received. ROU assets are subsequently measured throughout the lease term at the carrying amount of the lease liability, plus any initial direct costs, plus (less) any prepaid (accrued) lease payments, less the unamortized balance of lease incentives received. Lease expense for lease payments is recognized on a straight-line basis over the lease term.

The interest rate used to determine the present value of the future lease payments is the Company’s incremental borrowing rate as the Company generally cannot determine the implicit rate because it does not have access to the lessor’s residual value or the amount of the lessor’s deferred initial costs. The incremental borrowing rate is the interest rate the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments under similar terms.

Lease terms include the noncancellable period of the lease plus any additional periods covered by either an option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor.

Variable lease payments associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed occurs. Variable lease payments are recognized in other operating expenses in the consolidated statement of operations and comprehensive loss.

The Company identifies separate lease and non-lease components within the contract. Non-lease components primarily include payments for electricity reimbursements made to the landlord. The Company has elected the practical expedient to combine lease and non-lease payments and account for them together as a single lease component, which increases the amount of the Company’s ROU assets and lease liabilities.

In April 2020, the FASB provided for an optional practical expedient that simplifies how a lessee accounts for rent concessions that are a direct consequence of the COVID-19 pandemic. The practical expedient provides that, for eligible leases, the lessee may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract. Instead, lessees may account for COVID-19 related rent concessions either (i) as if they were part of the enforceable rights and obligations of the parties under the existing lease contract or (ii) as a lease modification. Eligible leases are those for which the concession is COVID-19 related and the changes to the lease do not result in a substantial increase to the rights of the lessor or the obligations of the lessee. The Company has elected to apply the practical expedient for all eligible lease modifications, resulting in the rent concession being recorded as a negative variable lease cost and recognized in the consolidated statement of operations and comprehensive loss in that period.

Debt issuance costs

Costs incurred in connection with borrowings under financing facilities are deferred and amortized over the life of the related financing on a straight-line basis which approximates the effective interest method. During the years ended December 31, 2020 and 2019, the Company deferred and capitalized costs related to the issuance of the term loans approximating $0.6 million and $0.9 million, respectively, and amortized $0.3 million and $0.1 million, respectively, of deferred debt issuance costs as interest expenses, net in the consolidated statements of operations and comprehensive loss (see Note 7 — Debt facilities).

During the year ended December 31, 2020, the Company recorded debt issuance costs of $0.1 million related to the convertible note upon issuance. The amortized debt issuance costs of $39.9 thousand were recognized as interest expenses, net in the consolidated statements of operations and comprehensive loss and the remaining unamortized debt issuance cost of $0.1 million was reclassified to equity issuance costs and included in Preferred Stock on the consolidated balance sheets upon the conversion of the convertible note into Series D-1 Preferred Stock.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Equity issuance costs

During the year ended December 31, 2020, the Company raised $99.3 million through sales of Series D and D-1 Preferred Stock resulting in $4.5 million of equity issuance costs, of which $3.8 million was paid in cash and $0.7 million was paid as Class B Common Stock warrants (see Note 8 — Warrants). Equity issuance costs are included in Preferred Stock on the consolidated balance sheets.

Stock warrants

The Company classifies Preferred Stock warrants issued in connection with certain historical debt arrangements as long-term liabilities on the consolidated balance sheets at their estimated fair value because the underlying Preferred Stock is contingently redeemable. At initial recognition, the warrants were recorded at their estimated fair value calculated using the Option Pricing Model (“OPM”) Backsolve approach, under the market method.

The Company’s Common Stock warrants are freestanding warrants that were issued in connection with certain debt and equity financing transactions. The warrants are classified as equity instruments at the grant date fair value calculated using the OPM Backsolve approach and are not subject to revaluation at the balance sheet date.

Revenue recognition

ASC 606

Revenue is recognized when promised goods or services are transferred to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services by following a five-step process, (i) identify the contract with a customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price, and (v) recognize revenue when or as the Company satisfies a performance obligation.

The Company generally considers a sales contract and/or agreement with an approved purchase order as a customer contract provided that collection is considered probable, which is assessed based on the creditworthiness of the customer. The Company combines contracts with a customer if contracts are entered into at or near the same time with the same customer and are negotiated with a single commercial substance or contain price dependencies. As it enters contracts with customers, the Company evaluates distinct goods and services promised in the contract to identify the appropriate performance obligations. The performance obligations include advertising services, charging stations, which include Level 2 (L2) or DCFC charging stations, installation services, operation and maintenance services, installed infrastructure, regulatory credits and Software-as-a-Service (“SaaS”). The Company generally contracts with customers at fixed amounts and has not experienced significant returns or price concessions and discounts. To the extent, the Company is entitled to variable consideration on the sale of goods or services, it will estimate the amount it expects to collect as part of the transaction price provided it is probable that a significant reversal of revenue will not occur when the uncertainty related to variable consideration is resolved.

When a contract contains multiple performance obligations, the Company allocates the transaction price to each performance obligation using the relative standalone selling price (“SSP”) method. The determination of SSP is judgmental and is based on the price the Company would charge for the same good or service if it were sold separately in a standalone sale to similar customers in similar circumstances. As the charging stations, installation and operation and maintenance services are never sold separately, the Company utilizes an expected cost plus a margin approach to determine the SSP of each of the separate performance obligations. Revenue is recognized upon transfer of control of promised products or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for promised goods or services.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Disaggregation of revenue

The Company’s operations represent a single operating segment based on how the Company and its CODM manages its business. The Company disaggregates revenue by major category in the table below based on what it believes are the primary economic factors that may impact the nature, amount, timing, and uncertainty of revenue and cash flows from these customer contracts.
	Year Ended December 31,
	2020	2019
Revenues
Behavior and Commerce	$8,013,403	$8,608,059
Network Development	10,598,303	6,318,772
Charging Network Operations	705,719	338,778
Network Intelligence	133,000	—
Total revenues	$19,450,425	$15,265,609

Behavior and Commerce

Behavior and Commerce revenue is generated by displaying paid media content on the Company’s network of media-enabled charging stations. National and regional businesses pay for content either directly or through their relationships with advertising agencies, based on the number of impressions delivered over the contract term, which is typically less than one year. Behavior and Commerce revenue is recognized ratably over time as the impressions are displayed on media-enabled charging stations over the contract term. The Company typically bills customers in advance on a monthly basis, and payments are typically due within one month after content delivery. Behavior and Commerce revenue is recorded in service revenue in the consolidated statements of operations and comprehensive loss.

Network Development

Network Development revenue consists of revenue generated through installation services, operation and maintenance services offered over the contract term (generally a 10-year term), installed infrastructure for utility companies and charging station products. Revenue from installation services is recognized on a percentage of completion basis over the installation period. Revenue from operation and maintenance services is recognized ratably over the term of the arrangement as the services are performed. Revenue from the sale of installed infrastructure is recognized at a point in time when control of the installed infrastructure is transferred to the customer. Revenue from charging stations is recognized at the point in time when control of the charging station is transferred to the customer, which is typically when the charging station is delivered at the designated customer site.

If the arrangement contains a lease it is accounted for in accordance with ASC 842, Leases. In some arrangements, the Company has executed a sale and leaseback of the digital media screens (sale leaseback) and has also acquired the right to control the use of the location to advertise over a set term (location lease) (see Note 7 — Debt facilities). During the construction phase, the Company does not control the underlying asset on the customer’s property. As the leaseback qualifies as a financing arrangement, the Company will not record a sale for accounting purposes of the digital media screen and will depreciate that asset over its useful life. For contractual payments that do not exceed the fair value of the location lease obligation, the Company records a lease liability and an associated right-of-use asset based on the discounted lease payments. In some instances, the Company may receive a lease incentive from the lessor which is recorded as a reduction to the right-of-use asset.

The determination of the transaction price for Network Development revenue may require judgment and can affect the amount and timing of revenue. The transaction price is based on the consideration that the Company expects to be entitled to for providing the Network Development products and services on a standalone basis. Almost all of the transaction price is based on fixed cash consideration received from customers. The transaction price is allocated between lease and non-lease components based on a relative-selling price basis. However, in arrangements

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

where the Company pays consideration to a customer for a distinct good or service, the consideration payable to a customer is limited to the fair value of the distinct good or service received by the customer. If the contractual payments for the location lease of this arrangement are in excess of fair value, then the Company will estimate the excess contractual payments over fair value and record that amount as a reduction to the transaction price in the arrangement. The reduction to transaction price for consideration payable to a customer is recognized at the later of when the Company pays or promises to pay the consideration or when the Company recognizes the related revenue for the transferred products and services. For the years ended December 31, 2020 and 2019, the Company reduced the transaction price and recognized consideration payable to a customer of $0.4 million and $0.2 million, respectively.

The Company typically bills the customer upon contract inception for charging stations and installation services and bills the customer on a quarterly basis for operation and maintenance services. Payments are typically due within one month after billing. Revenue generated through installation services, operation and maintenance services and installed infrastructure is recorded in service revenue in the consolidated statements of operations and comprehensive loss. Revenue generated through charging station products is recorded in product revenue in the consolidated statements of operations and comprehensive loss.

Charging Network Operations

Charging Network Operations revenue correlates to the usage of the stations, and is currently, primarily generated by selling regulatory credits or Low Carbon Fuel Standard credits to other regulated entities. The Company recognizes revenue from regulatory credits at the point in time when the regulatory credits are sold to the customer. Costs associated with Charging Network Operations is comprised of a minor amount of personnel-related costs which are presented in selling, general and administrative in the consolidated statements of operations and comprehensive loss. Charging Network Operations revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss.

Network Intelligence

Network Intelligence revenue is generated through the delivery of SaaS to the customer. The Company recognizes Network Intelligence revenue ratably over the contract term on a time-elapsed basis as the SaaS is performed. Network Intelligence revenue is recorded in other revenue in the consolidated statements of operations and comprehensive loss. A majority of costs associated with Network Intelligence revenue qualify as internal-use software and are capitalized and recorded within property and equipment, net on the consolidated balance sheets.

Practical expedient and policy elected

The Company utilized the practical expedient to not adjust the promised amount of consideration for the effects of a significant financing component if the Company generally expects, at contract inception, that the period between when the Company transfers control of the promised good or service and when the Company receives payment from the customer is within one year or less. At contract inception, the Company expects to complete installation and transfer control of media-enabled charging stations to customers and receive payment within one year of contract execution. The Company generally expects to fulfill media campaigns and receive payment for advertising sales within one year.

The Company has elected to present revenue net of sales taxes remitted to government authorities.

Remaining performance obligations

Transaction price allocated to the remaining performance obligation represents contracted revenue that has not yet been recognized, which includes deferred revenue and unbilled amounts that are expected to be recognized as revenue in future periods and excludes the performance obligations that are subject to cancellation terms. The remaining performance obligations related to advertising services, the sale of media-enabled charging stations,

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

installation services and SaaS are expected to be recognized as revenue within the next twelve months and are recorded within deferred revenue on the consolidated balance sheets. The unbilled amounts were $0.8 million and $0.6 million as of December 31, 2020 and 2019. Remaining performance obligations were $24.4 million as of December 31, 2020. The Company expects to recognize approximately 38.9% of its remaining performance obligations as revenues in the next twelve months and the remainder thereafter.

Deferred revenue

Deferred revenue primarily consists of billings or payments received from customers in advance of revenue recognized for the sale of media-enabled charging stations, installation and operation and maintenance services and is recognized as revenue upon transfer control or as services are performed. The Company generally invoices customers in advance or in milestone-based installments. Revenue recognized during the years ended December 31, 2020 and 2019 that was included in the deferred revenue balance at December 31, 2019 and 2018, was $8.1 million and $2.3 million, respectively. Deferred revenue is expected to be recognized during the succeeding twelve-month period and is therefore presented as current. As of December 31, 2020 and 2019, deferred revenue related to such customer payments amounted to $7.5 million and $13.1 million, respectively.

Costs to obtain a contract with a customer

The Company elected to apply the practical expedient available under ASC 340-40, Other Assets and Deferred Costs — Contracts with Customers, to not capitalize incremental costs of obtaining a contract, such as sales commissions, if the amortization period is less than one year. Commissions paid for certain sales of advertising are expensed as incurred because the amortization period would have been one year or less as the majority of media campaigns are scheduled to run less than one year.

Sales commissions are also paid for obtaining a network development contract with a site host that purchases media-enabled charging stations and related services. As the typical contract term for these agreements exceeds one year, the Company does not apply this practical expedient. Sales commissions that are considered incremental and recoverable costs of obtaining a contract with a customer are capitalized and included in prepaid expenses and other current assets and other non-current assets on the consolidated balance sheets. The deferred costs are then amortized over the period of benefit consistent with the transfer of the goods and services to the customer to which the asset relates and is included in selling, general and administrative in the consolidated statements of operations and comprehensive loss.

The ending balances of assets recognized from costs of obtaining a contract with a customer were $0.1 million and $0.4 million included in prepaid expenses and other current assets and $0.3 million and $0.3 million included in other non-current assets as of December 31, 2020 and 2019, respectively. Amortization expense related to assets recognized from costs to obtain a contract with a customer was $0.4 million and $0.3 million for the years ended December 31, 2020 and 2019, respectively. The Company did not recognize any contract cost impairment losses during the years ended December 31, 2020 and 2019.

Cost of revenues (excluding depreciation and amortization)

Costs of services

Costs of services consist of costs attributable to the Network Development revenues and Behavior and Commerce revenue. Costs associated with Network Development consist of costs associated with providing installation, operations and maintenance services, including personnel-related costs associated with delivering services, such as salaries and benefits, and costs to install infrastructure for utility companies. Costs associated with Behavior and Commerce revenue consists of costs associated with providing advertising services, including related rental payments on location leases for the advertising displays, for charging sites, station electricity, and labor costs directly related to service revenue-generating activities.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Cost of products

Cost of products consists primarily of hardware cost and shipping cost. Hardware cost primarily relates to L2 and DCFC stations which include the cost of station chassis, electric vehicle chargers, routers, and computers.

Selling, general and administrative (excluding depreciation and amortization)

Selling, general and administrative consists primarily of employee-related costs, including salaries, employee benefits, and stock-based compensation, repair and maintenance expenses on corporate facilities and equipment, marketing and advertising costs.

Advertising expenses

The Company expenses advertising expenses as they are incurred. For the years ended December 31, 2020 and 2019, advertising expenses were $0.3 million and $0.4 million, respectively, and are included in selling, general and administrative in the consolidated statements of operations and comprehensive loss. The Company does not capitalize any advertising expenses.

Other expenses, net

Other expenses, net, consist primarily of the miscellaneous expenses or income that are not related to the core business operation. For the years ended December 31, 2020 and 2019, other expenses, net primarily relate to the changes in the fair value measurement of Preferred Stock warrants (see Note 4 — Fair value measurements).

Other income included in other expenses, net is related to rebates and incentives received from utility companies for the installation of electric vehicle charging stations and related infrastructure.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax reporting bases of assets and liabilities and are measured using enacted tax rates and laws that are expected to be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts more likely than not expected to be realized.

Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction-by-jurisdiction basis. In the event that the Company changes its determination as to the amount of realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company accounts for uncertain tax positions in accordance with accounting standards which clarifies the accounting for uncertainty in income taxes in an enterprise’s financial statements by defining the criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. The accounting standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return as well as guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2020, the Company determined that there are no uncertain tax positions. The Company’s policy is to include penalties and interest related to income tax matters within the Company’s benefit from (provision for) income taxes.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

Stock-based compensation

The Company accounts for all share-based payment awards granted to employees and nonemployees based on the fair value of the awards on the date of the grant. For service-based awards, stock-based compensation is recognized in the consolidated statements of operations and comprehensive loss over the period during which the employee is required to perform service in exchange for the award (generally the vesting period of the award). The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option pricing model. The grant-date fair value of option awards is based upon the fair value of the Company’s Common Stock as of the date of grant, as well as estimates of the expected term of the awards, expected Common Stock price volatility over the expected term of the option awards, risk-free interest rates and expected dividend yield. Forfeitures are recognized as they occur. Compensation cost is recognized over the vesting period of the applicable award using the straight-line method.

Comprehensive loss

For the years ended December 31, 2020 and 2019, the Company had no items of comprehensive loss.

COVID-19 impact

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus (“COVID-19”). In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally. The COVID-19 pandemic will continue to have a negative impact on the operations and customers of the Company. The impact on the business and the results of operations included decreased customer demand for advertising space due to the decrease in foot traffic at the site hosts as consumers were subject to shelter-in-place orders around the United States, as well as the temporary halting of construction activities of the media-enabled charging stations. In addition, the ability of the employees and the suppliers’ and customers’ employees to work may be impacted by individuals contracting or being exposed to COVID-19, which may significantly hamper the operations. Despite the adverse impacts, there are no indications that the COVID-19 pandemic has resulted in a material decline in the carrying value of any assets, or a material change in the estimate of any contingent amounts recorded in the consolidated balance sheet as of December 31, 2020. However, there is uncertainty as to the duration and overall impact of the COVID-19 pandemic. The consolidated financial statements reflect estimates and assumptions made by management as of December 31, 2020 and management continues to monitor the potential impact. Events and changes in circumstances arising after December 31, 2020, including those resulting from the impacts of the COVID-19 pandemic, will be reflected in management’s estimates for future periods. The Company applied for a loan under the Small Business Administration (“SBA”) Paycheck Protection Program (“PPP”) of the Coronavirus Aid, Relief and Economic Security Act of 2020 (“CARES Act”). In April 2020, the Company received loan proceeds of $3.2 million under the SBA PPP of the CARES Act (see Note 7 — Debt facilities).

Recent accounting pronouncements

Recently adopted accounting pronouncements

In June 2018, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2018-07, Compensation — Stock Compensation: Improvements to Non-employee Share-Based Payment Accounting. ASU 2018-07 was issued to provide guidance on share-based payments granted to non-employees in exchange for goods or services used or consumed in an entity’s own operations and supersedes the guidance in ASC 505-50, Equity-Based Payments to Non-Employees. ASU 2018-07 aligns much of the guidance on measuring and classifying non-employee awards with that of awards to employees. The Company adopted this standard on January 1, 2019 using the modified retrospective basis. The adopted standard did not have a material impact on the consolidated financial statements.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement. The ASU eliminates certain disclosure requirements for fair value measurements for all entities and modifies some disclosure requirements. This ASU is effective for all entities for fiscal years beginning after December 15, 2019, with early adoption permitted. The Company adopted this standard on January 1, 2020. Since the standard impacted disclosures only, its adoption did not have a material impact on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which requires a lessee to recognize a lease liability and an ROU asset for all leases as of the date on which the lessor makes the underlying asset available to the lessee. For lessors, accounting for leases is substantially the same as in prior periods. In July 2018, the FASB issued ASU No. 2018-10, Codification Improvements to Topic 842, Leases, to clarify how to apply certain aspects of the new leases standard. ASU No. 2020-05, as subsequently amended for various technical issues, and the consideration of COVID-19, is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, and early adoption is permitted. The Company adopted ASU 2016-02 and all related amendments using a modified retrospective transition method. Under that transition method, the Company initially applied the new leases standard at the beginning of the earliest period presented in the financial statements (which is January 1, 2019) for leases existing at, or entered into after, January 1, 2019. The modified retrospective approach did not require any transition accounting for leases that expired before the earliest comparative period presented. The standard provides a number of optional practical expedients in transition. The Company elected the transition practical expedients, which permits the Company to carry forward certain conclusions regarding lease identification, lease classification and initial direct costs under the new standard. The Company also elected the practical expedient pertaining to land easements and the short-term lease recognition exemption for all leases with a term shorter than twelve months. The Company did not elect the practical expedient to use hindsight for leases existing at the adoption date. Upon adoption, the Company recognized net ROU assets and lease liabilities of $13.1 million and $14.7 million, respectively, on the consolidated balance sheets. Further, the sale and leaseback of the digital media screens was recorded as a financing obligation in the amount of $0.3 million with a corresponding reduction to retained earnings on January 1, 2019. For the year ended December 31, 2019, Network Development revenue was reduced by $3.1 million upon transition which includes failed sale accounting treatment of the digital media screens and station rent expense, recorded in Cost of Services, decreased by $0.4 million. The Company does not anticipate any changes in future cash flows or other significant indirect effects as a result of the change in accounting principle.

Recently issued accounting pronouncements not yet effective

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The ASU was subsequently amended by ASU No. 2018-19, ASU No. 2019-05 and ASU No. 2019-10. The guidance amended reporting requirements for credit losses for assets held at amortized cost basis and available-for-sale debt securities. For available-for-sale debt securities, credit losses will be presented as an allowance rather than as a write-down. In addition, the length of time a security has been in an unrealized loss position will no longer impact the determination of whether a credit loss exists. ASU No. 2016-13, as subsequently amended for various technical issues, is effective for emerging growth companies following private company adoption dates for fiscal years beginning after December 15, 2022, and for interim periods within those fiscal years. If the Company were to lose EGC status in 2021, the standard would be effective for the fiscal year beginning after December 15, 2021. The Company has not yet determined the potential effects of this ASU on its consolidated financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, which simplifies the accounting for income taxes. This guidance is effective for emerging growth companies following private company adoption dates in fiscal years beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. The Company has not yet determined the potential effects of this ASU on its consolidated financial statements.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 2 — Summary of significant accounting policies (cont.)

In August 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain convertible instruments, amends guidance on derivative scope exceptions for contracts in an entity’s own equity, and modifies the guidance on diluted earnings per share (“EPS”) calculations as a result of these changes. The standard can be applied on either a fully retrospective or modified retrospective basis by an entity. Early adoption is permitted for fiscal years beginning after December 15, 2020. The Company does not expect a significant impact of this ASU on the consolidated financial statements.

Note 3 — Liquidity

The Company’s financial statements are prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. The Company has financed its operations to date primarily through private placements of its equity securities and loan agreements. Since its inception, the Company has incurred negative cash flows from operations and investing activities as it is expending significant resources in expanding its activities. This has resulted in losses from operations, which are expected to continue for the foreseeable future years, and an accumulated deficit. The Company may require additional financing to fund operations to meet its business plan.

During the years ended December 31, 2020 and 2019, the Company incurred a net loss of $72.3 million and $40.7 million, respectively, and had negative cash flows from operating activities of $54.6 million and $23.7 million, respectively. As of December 31, 2020, the Company had an accumulated deficit of $155.0 million and cash of $58.8 million.

During the first and second quarter of FY 2020, the Company’s revenues declined due to COVID-19. Customer demand for advertising space declined due to the decrease in foot traffic at our site hosts as consumers were subject to shelter-in-place orders around the United States. Productivity and capital expenditures decreased as construction activities of our media-enabled charging stations were temporarily halted due to the shelter-in-place orders. The financial impacts of COVID-19 on the Company, an emerging business yet to achieve profitability, cast doubt as to whether the Company can continue as a going concern for a reasonable period of time.

In response, management implemented several plans to mitigate the impact of COVID-19 on the Company’s financial performance, including operating cost containment measures, payroll reductions, realignment of our commissions structure, reduced capital expenditures, re-prioritization of high-value and essential sites, and raising capital through debt and equity transactions. Most of our media-enabled charging stations are located in close proximity to essential businesses, positioning us for recovery as shelter-in-place orders lift and consumers gradually return to in-person shopping. There are inherent uncertainties associated with predicting consumer behavior, particularly after the effects of COVID-19. Trends may or may not improve based on mitigating plans implemented by management.

During April 2020, the Company received loan proceeds of $3.2 million under the PPP, under the CARES Act as administered by the U.S. SBA (see Note 7 — Debt facilities).

Until the Company is cash-flow positive, the Company will need to continue to raise funds through the issuance of private equity securities or additional borrowings. The Company raised $128.1 million through sales of Series D and D-1 Preferred Stock, where $99.3 million was received during the year ended December 31, 2020 and $28.7 million was received subsequent to December 31, 2020. In addition, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II on February 7, 2021 (see Note 17 — Subsequent events). Management has considered conditions or events in the aggregate, including the impact of the COVID-19 pandemic and the closing of the Business Combination Agreement, that provides substantial doubt about the Company’s ability to continue as a going concern over the next 12 months following the issuance of the consolidated financial statements. No assurances can be provided that additional funding will be available at terms acceptable to the Company, if at all. If the Company is unable to raise additional capital, the Company may significantly curtail its operations, modify existing strategic plans and/or dispose of certain operations or assets.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4 — Fair value measurements

The Company uses a three-tier fair value hierarchy to prioritize the inputs used in the fair value measurements. All of the Company’s cash is classified within Level 1 as they are valued using quoted market prices or alternative pricing sources. The senior secured term loan and the PPP Loan are classified within Level 2 as they are valued using market-based risk measurements that are indirectly observable, such as credit risk. Preferred Stock warrant liabilities are classified within Level 3 and measured by the OPM Backsolve approach under the market method.

The Company’s financial instruments for which the Company discloses fair value are as follows:
	Carrying Amount	Fair Value	Level 1	Level 2	Level 3
December 31, 2019
Liabilities
Senior secured term loan	$23,181,240	$24,608,068	$—	$24,608,068	$—
Preferred Stock warrant liability	287,505	287,505	—	—	287,505
Total	$23,468,745	$24,895,573	$—	$24,608,068	$287,505
December 31, 2020
Liabilities
PPP Loan	$3,193,300	$3,193,300	$—	$3,193,300	$—
Senior secured term loan	47,826,670	50,960,000	—	50,960,000	—
Preferred Stock warrant liability	698,451	698,451	—	—	698,451
Total	$51,718,421	$54,851,751	$—	$54,153,300	$698,451

Level 2 valuation — senior secured term loan and PPP

The Company measures the fair value of the senior secured term loan using discounted cash flows and market-based expectations for credit risk and market risk. The carrying amount of the PPP Loan approximates fair value due to the expected short-term nature of the loan.

Level 3 valuation — Preferred Stock warrants

The Company measures the value of its Preferred Stock warrants on a recurring basis using the OPM Backsolve approach. The OPM Backsolve approach uses a Black-Scholes option pricing model to calculate the implied equity value of the Company. Once an overall equity value was determined, the aggregate amounts were allocated to the different classes of equity according to their rights and preferences. The inputs to the OPM Backsolve approach include time to liquidation, a risk-free interest rate, an assumption for a discount for lack of marketability and an assumed volatility based on the volatility of similar publicly traded companies. In determining the fair value of the warrants, the methodologies used to estimate the enterprise value of the Company were performed using the approaches, and the assumptions consistent with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation (“AICPA Accounting and Valuation Guide”).

Assumptions used in the Backsolve approach for the years ended December 31, 2020 and 2019 were as follows:
	December 31,
	2020	2019
Expected dividend yield	—	—
Risk-free interest rate	0.53%	1.76%
Expected volatility	50%	50%
Expected term (in years)	4.50	5.50

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 4 — Fair value measurements (cont.)

The Preferred Stock warrants are recorded as a liability due to the Preferred Stock’s redemption provisions. Unrealized losses resulting from changes in the fair value measurement of Preferred Stock warrants each period are recorded to other expenses, net in the Company’s accompanying consolidated statements of operations and comprehensive loss. The changes in the fair value of the Preferred Stock warrants as of December 31, 2020 and 2019 were as follows:
December 31, 2018	$126,206
Increase in the fair value of warrants	161,299
December 31, 2019	287,505
Increase in the fair value of warrants	410,946
December 31, 2020	$698,451

There were no transfers of financial instruments between levels of the hierarchy during the years ended December 31, 2020 and 2019.

Note 5 — Property and equipment, net

Property and equipment, net, as of December 31, 2020 and 2019, consist of the following:
	December 31,
	2020	2019
Charging stations and digital media screens	$43,717,259	$32,172,355
Construction in progress	14,665,803	6,755,264
Capitalized research and development equipment	973,703	815,406
Leasehold improvements	552,005	541,647
Computer equipment and internal-use software	974,216	469,824
Other fixed assets	336,234	395,545
Total property and equipment	61,219,220	41,150,041
Less accumulated depreciation and amortization	(14,761,530)	(8,340,816)
Property and equipment, net	$46,457,690	$32,809,225

Construction in progress is primarily comprised of the charging stations that are in the process of being installed. Depreciation and amortization expenses were $6.5 million and $3.7 million for the years ended December 31, 2020 and 2019, respectively.

Note 6 — Accrued expenses and other current liabilities

Accrued expenses and other current liabilities as of December 31, 2020 and 2019 consist of the following:

	December 31,
	2020	2019
Charging station expenses	$4,811,852	$2,396,854
Lease incentive liability	4,038,322	7,054,670
Employee related expenses	3,712,880	1,418,020
Financing transaction costs	3,459,719	—
Other	2,274,252	578,054
Deposit liability	2,508,701	1,871,831
Accrued interest	1,426,156	708,000
Total accrued expenses and other liabilities	$22,231,882	$14,027,429

Charging station expenses consist primarily of accrued installation costs and rent expenses. Accrued employee expenses consist of accrued bonuses and commissions. Financing transaction costs are in connection to the issuances of Series D Preferred Stock for the year ended December 31, 2020.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 7 — Debt facilities

The Company’s outstanding debt instruments as of December 31, 2020 and 2019 are as follows:
	December 31,
	2020	2019
Term loan	$49,000,000	$24,000,000
PPP small business loan	3,193,300	—
Total outstanding principal amount	52,193,300	24,000,000
Less unamortized debt issuance fees	1,173,330	818,760
Less current maturities	10,323,138	—
Total long-term debt	$40,696,832	$23,181,240

Term loan

On June 19, 2019, the Company entered into a term loan agreement that provides for senior secured term loan facilities of up to $44.0 million, of which $20.0 million was available and was drawn upon at the close of the agreement and the Company drew down an additional $4.0 million on the loan facility during September 2019, which resulted in $24.0 million of the principal amount outstanding as of December 31, 2019. On November 25, 2020, the maximum borrowings were increased to $49.0 million. The Company drew on the remaining amount of the commitment of $25.0 million during the year ended December 31, 2020. The term loan bears interest on the total outstanding balance at 12% per annum and is secured by certain qualifying assets of the Company. Principal payments are due in equal monthly installments beginning on July 1, 2021, and the term loan matures on June 19, 2024. These provisions expire on the earlier of loan termination, when the facility is fully drawn on, or two years after the closing date. As of December 31, 2020 and 2019, principal amounts of $49.0 million and $24.0 million were outstanding, and there was a debt discount of $1.2 million and $0.8 million related to debt issuance costs, respectively. As of December 31, 2020 and 2019, accrued interest was $1.4 million and $0.7 million, respectively.

The term loan agreement contains certain covenants pertaining to reporting and financial requirements, as well as negative and affirmative covenants. If the Company does not meet its reporting requirements, the lenders have the right to request remedies, including an increase in the interest rate by 3.0% per annum, and an option to call the loan in the event of default. The Company was in compliance with all covenant requirements as of December 31, 2019. Subsequent to 2019, the Company was not in compliance with certain financial and reporting requirements for the month of June 2020. In August 2020 and November 2020, the lenders agreed to waive their right to call the debt as a result of those violations. In December 2020, the Company was in compliance with all covenants.

PPP Loan

In April 2020 the Company applied for and received a small business loan of $3.2 million through the PPP. The loan principal and accrued interest are forgivable so long as the borrower maintains its payroll levels and uses the loan proceeds for eligible purposes during the covered period following disbursement, such as payroll, benefits, rent and utilities. Subject to certain qualifications and exclusions, the amount of loan forgiveness is reduced if the borrower terminates employees or reduces salaries during the covered period. Any portion of the loan that is not forgiven will carry interest at the stated rate of 1% per annum, and equal installment payments would be due monthly. Commencing November 2020, the Company is required to repay the loan in equal monthly payments with the final payment due upon maturity of the loan in April 2022. Although the Company expects to receive full forgiveness for the loan as the entire amount was used for eligible expenses under the program, the Company plans to repay the PPP Loan.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 7 — Debt facilities (cont.)

Term loan and PPP Loan payments by period as of December 31, 2020 are as follows:
Year Ending December 31,
2021	$10,323,138
2022	18,731,273
2023	16,333,333
2024	6,805,556
2025	—
$52,193,300

Convertible notes

During the periods of March 2020 through October 2020, the Company issued convertible notes with a total original principal amount of $30.2 million to investors. The convertible notes accrued interest at a rate of 8% per annum and had an original maturity date of September 2021.

As of December 31, 2020, all outstanding principal amounts and accrued but unpaid interest were automatically converted into shares of Series D-1 Preferred Stock upon the closing of the Company’s sale of the Series D Preferred Stock. The Company issued to the holders of the convertible notes a number of shares of Series D-1 Preferred Stock calculated by dividing the outstanding principal amount and accrued but unpaid interest by the conversion price of $3.77 per share, calculated at a 26% discount to the fair value of the Series D Preferred Stock (see Note 9 – Redeemable convertible preferred stock for the amount and description of Series D-1 Preferred Stock issued upon conversion of the convertible notes).

Financing obligations

For one customer, the Company has entered into multiple contracts to sell media-enabled charging stations and also leaseback the digital media screens for a period of up to 10 years. The leaseback of the digital media screen is in excess of its useful life of 5 years. Therefore, the consideration received equal to the relative standalone selling price for the digital media screens has been recorded as a financing transaction. This financing arrangement has been amortized over its 5-year term at the Company’s incremental borrowing rate at the time of the transaction. As of December 31, 2020 and 2019, the current portions of the financing obligation were $0.7 million and $0.3 million which were included within accrued expenses and other current liabilities. Non-current portions were $3.8 million and $4.1 million which were included within other non-current liabilities on the consolidated balance sheets, respectively. The Company’s incremental borrowing rate for each of these transactions has ranged between 10.32%-16.68%.

As of December 31, 2020 future payments under financing obligations were as follows:
Year Ending December 31,
2021	$1,169,175
2022	1,346,001
2023	1,336,393
2024	1,170,864
2025	757,670
Thereafter	178,723
Total future payments	5,958,826
Less amount representing interest	1,391,880
Total financing obligations	$4,566,946

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 8 — Warrants

Preferred Stock warrants

In connection with the Company’s prior debt financing arrangements, the Company issued Preferred Stock warrants to purchase shares of Series B Preferred Stock. During December 2019, the Company issued warrants to purchase up to 209,029 shares of Series B Preferred Stock at an exercise price of $1.05 per warrant, expiring in July 2025 and all remained outstanding as of December 31, 2020.

The fair value of the outstanding Preferred Stock warrants was initially $0.1 million, determined by estimating an aggregate equity value of the Company using a Backsolve method (see Note 4 — Fair value measurements).

Common Stock warrants

In connection with a prior debt facility which was partially used in 2018, then unused and terminated in 2019, the Company issued Common Stock warrants to purchase 1,951,969 shares of Class B Common Stock, which are classified in equity; in connection with the lender’s commitment until the termination of the senior secured note facility, the Company issued additional warrants to purchase 5,555,606 shares of Class B Common Stock at an exercise price of $2.19 per share, which are also classified in equity. The Company valued the warrants at $0.60 per share upon issuance for a total amount of $3.4 million. As the warrants were issued in connection with a debt facility, the debt had an equal and offsetting original issuance discount of $3.4 million which was amortized into interest expenses, net in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2019.

In connection with Series D issuance, the Company issued warrants to purchase 381,679 and 150,000 shares of Class B Common Stock at an exercise price of $1.31 and $0.01 in March 2020 and December 2020, respectively, to the existing investors, which are classified in equity. The Company valued the warrants at $0.76 and $3.05 respectively per share upon issuance for a total amount of $0.7 million. As the warrants were issued in connection with the issuance of Preferred Stock, the Preferred Stock had equal and offsetting equity issuance costs of $0.7 million recorded in the consolidated balance sheet as of December 31, 2020.

As of December 31, 2020 and 2019, all Preferred Stock and Common Stock warrants remain outstanding.

Note 9 — Redeemable convertible preferred stock

A summary of the authorized and issued and outstanding redeemable convertible preferred stock (collectively, the “Preferred Stock”) as of December 31, 2020 and 2019, consist of the following:
Preferred Stock	Authorized Shares	Issued and Outstanding Shares	Original Issuance, Net	Carrying Value	Liquidation Preference
December 31, 2019
Series A	7,363,856	7,363,856	$8,831,988	$8,823,381	$8,832,209
Series B	11,247,313	11,090,568	15,489,087	15,137,773	15,489,087
Series C	18,581,768	18,581,768	31,167,199	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,116,142
Series C-2	7,675,798	7,675,798	19,999,998	19,638,170	20,000,059
	45,534,163	45,377,418	$76,492,802	$75,608,294	$76,604,696

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 9 — Redeemable convertible preferred stock (cont.)

Preferred Stock	Authorized Shares	Issued and Outstanding Shares	Original Issuance, Net	Carrying Value	Liquidation Preference
December 31, 2020
Series A	7,363,856	7,363,856	$8,823,381	$8,823,381	$8,831,988
Series B	11,247,313	11,090,568	15,137,773	15,137,773	15,489,087
Series C	18,581,768	18,581,768	30,892,828	30,892,828	31,167,199
Series C-1	665,428	665,428	1,004,530	1,116,142	1,004,530
Series C-2	7,675,798	7,675,798	19,638,170	19,638,170	19,999,998
Series D	17,748,512	9,374,786	64,661,690	64,661,690	69,194,358
Series D-1	8,283,574	8,283,574	31,254,753	42,329,063	31,254,753
	71,566,249	63,035,778	$171,413,125	$182,599,047	$176,941,913

The Preferred Stock is presented outside of permanent equity in the consolidated financial statements due to the redemption provisions outside of the Company’s control in the event of a deemed liquidation, including a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity. The redemption amount is not adjusted as a deemed liquidation is not probable, therefore the Preferred Stock is not probable of becoming redeemable.

Conversion

Each share of Preferred Stock is convertible into fully paid and non-assessable Class A Common Stock, at the option of the holder, at any time. The conversion rate is determined by dividing the original issue price by the conversion price. Both the original issuance price and conversion price per share are $1.20, $1.40, $1.68, $1.51, $2.61, $7.38 and $3.77 for Series A, Series B, Series C, Series C-1, Series C-2, Series D and Series D-1, respectively. All 8,283,574 shares of Series D-1 were issued upon conversion of convertible notes at a 26% discount to the issuance price, resulting in an increase in carrying value of $11.1 million. The conversion ratio for all series of Preferred Stock is 1:1. The conversion price would be adjusted upon issuance of additional shares of Common Stock (including Common Stock deemed issued by the issuance of options or convertible securities) for consideration less than the applicable conversion price for each series of Preferred Stock, stock splits and combinations, distributions payable on the Common Stock in additional shares of Common Stock, other securities of the Company or other property, merger or reorganization in which the Common Stock is exchanged for securities, cash or other property.

The Company has the right to redeem up to a third of the originally issued shares of Series A Preferred Stock (including Common Stock resulting from the conversion thereof), at a redemption price equal to the Series A original issue price plus a premium of 75%, 150% or 225% thereon if the redemption occurs in the first year, two years or three years respectively of the issuance date. The redemption right terminates after the third anniversary of the issuance date. In the event of redemption of any shares of Series A Preferred Stock, the conversion rights of the shares designated for redemption will terminate on the last full day preceding the date fixed for redemption if the redemption price is fully paid on the redemption date.

Upon any conversion, no adjustment to the conversion price will be made for any declared but unpaid dividends on the Preferred Stock surrendered for conversion or on the Class A Common Stock delivered upon conversion.

All outstanding shares of Preferred Stock shall be mandatorily converted to shares of Class A Common Stock upon the following: (i) a closing of the sale of Common Stock to the public in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, resulting in at least $275.0 million of proceeds (net of underwriting discounts and commissions), or (ii) at the date and time, or occurrence of an event, specified by vote or written consent of a majority of the then-outstanding Preferred Stock voting together.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 9 — Redeemable convertible preferred stock (cont.)

Dividend rights

The Company shall not declare, pay or set aside any dividends on shares of any other class or series of capital stock of the Company (other than dividends on shares of Common Stock payable in shares of Common Stock) unless (in addition to the obtaining of any consents required elsewhere in the Certificate of Incorporation) the holders of the Preferred Stock then outstanding shall, on a pari passu basis, first receive, or simultaneously receive, a dividend on each outstanding share of Preferred Stock in an amount at least equal to that dividend per share of Preferred Stock as would equal the product of (i) the dividend payable on each share of such class or series determined, if applicable, as if all shares of such class or series had been converted into Common Stock and (ii) the number of shares of Common Stock issuable upon conversion of a share of the applicable series of Preferred Stock, in each case calculated on the record date for determination of holders entitled to receive such dividend; provided that, if the Company declares, pays or sets aside, on the same date, a dividend on shares of more than one class or series of capital stock of the Company, the dividend payable to the holders of Preferred Stock shall be calculated based upon the dividend on the class or series of capital stock that would result in the highest dividend.

Voting rights

On any matter presented to the stockholders of the Company at any meeting of the stockholders, the holders of Preferred Stock are entitled to cast the number of votes equal to the number of shares of Preferred Stock held. Holders of Preferred Stock vote together as a single class with the holders of the Company’s Common Stock.

The holders of Series D and Series D-1 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series C, Series C-1 and Series C-2 Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Series B Preferred Stock voting as a separate class shall be entitled to elect one member of the Volta Board. The holders of Common Stock voting as a separate class shall be entitled to elect two members of the Volta Board.

Liquidation preference

In the event of any liquidation, dissolution or winding up of the Company, or a deemed liquidation event (a merger or consolidation in which the holders of Common Stock and Preferred Stock hold less than 50% of the post-merger entity or a sale of substantially all of the Company’s assets), the holders of Preferred Stock are entitled to receive assets of the Company in preference to any distribution to holders of Common Stock. Assets available for distribution to holders of Preferred Stock are made on a pari passu basis to all series of Preferred Stock. Payment to Preferred Stockholders shall be made according to this order of preference for an amount (liquidation amount) equal to the greater of (i) original issue price per share, plus any dividends declared but unpaid or (ii) an amount per share that would have been payable had all shares of each Preferred Stock series been converted into Common Stock immediately prior to any such event of liquidation. If upon any such event of liquidation, dissolution, or winding up of the Company, the assets of the Company available for distribution are insufficient, the holders of Preferred Stock shall share ratably in any distribution of the assets available for distribution in proportion to the number of shares held.

Redemption

The holders of Preferred Stock have no voluntary rights to redeem shares. If a deemed liquidation event occurs and the Company does not effect a dissolution of the Company, the holders of the Preferred Stock have the right to require the Company to redeem the Preferred Stock at the same amount as the liquidation amount. Although the Preferred Stock is not mandatorily or currently redeemable, a deemed liquidation would constitute an event outside the Company’s control in which the Company would be obligated to redeem the Preferred Stock.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 — Stockholders’ equity and stock-based compensation

As of December 31, 2020 and 2019, the shares of Common Stock authorized, issued and outstanding were as follows:
	Authorized Shares	Issued and Outstanding Shares
December 31, 2019
Class A Common Stock	55,920,000	7,409,330
Class B Common Stock	21,000,000	3,456,714
	76,920,000	10,866,044
December 31, 2020
Class A Common Stock	86,000,000	9,485,479
Class B Common Stock	40,000,000	10,865,932
	126,000,000	20,351,411

Holders of Class A Common Stock are entitled to one vote per share on any matter submitted to a vote of the stockholders of the Company; holders of Class B Common Stock have no voting rights. Holders of Common Stock are entitled to receive dividends whenever funds are legally available and when declared by the Volta Board, subject to the priority rights of holders of all series of Preferred Stock outstanding.

Shares reserved for issuance

The Company had reserved shares of Common Stock for future issuance as of December 31, 2020 and 2019 as follows:
	December 31,
	2020	2019
Conversion of Series A Preferred Stock	7,363,856	7,363,856
Conversion of Series B Preferred Stock	11,090,568	11,090,568
Conversion of Series C Preferred Stock	18,581,768	18,581,768
Conversion of Series C-1 Preferred Stock	665,428	665,428
Conversion of Series C-2 Preferred Stock	7,675,798	7,675,798
Conversion of Series D Preferred Stock	9,374,786	—
Conversion of Series D-1 Preferred Stock	8,283,574	—
Preferred Stock warrants	156,745	156,745
Common Stock warrants	8,369,254	7,837,575
Stock option plans:
Options and RSAs outstanding	5,197,616	10,691,126
Shares available for grant	11,785,727	1,528,203
Total	88,545,120	65,591,067

2014 Stock Plan

Under the 2014 Equity Incentive Plan (“Volta Option Plan”), employees, officers, directors, and consultants of the Company are able to participate in the Company’s future performance through awards of non-qualified stock options, incentive stock options, restricted stock awards, restricted stock awards and stock appreciation rights at the discretion of management and the Volta Board.

Incentive and non-statutory stock options may be granted with exercise prices not less than 100% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted to individuals owning over 10% of the total combined voting power of all classes of stock are exercisable up to five years from the date of grant.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 — Stockholders’ equity and stock-based compensation (cont.)

The exercise price of any option granted to a 10% stockholder may not be less than 110% of the estimated fair value of the Common Stock on the date of grant, as determined by the Volta Board. Options granted under the Volta Option Plan expire no later than ten years from the date of grant. Options granted under the Volta Option Plan vest over periods determined by the Volta Board, generally over periods of four years. The Volta Option Plan terminates automatically ten years after the earlier of its adoption by the Volta Board or the approval of the Volta Option Plan by the stockholders.

Subject to Volta Board approval at the grant date, if an option includes an “early exercise” feature, then such option shall be exercisable at any time, but any unvested option shares shall be subject to the Company’s right to repurchase them at the original exercise price in the event that the optionee’s service terminates for any reason. If an option does not permit early exercise, then such an option shall not be exercisable with respect to unvested shares.

As of December 31, 2020, there were options and RSAs outstanding to purchase a total of 112,009 Class A shares of Common Stock and 4,910,607 of Class B shares of Common Stock under the Volta Option Plan. As of December 31, 2020, zero options for both Class A Common Stock and Class B Common Stock were available for issuance under the Volta Option Plan. Option award activity for employees and non-employees as of December 31, 2020, is as follows:
	Number of options outstanding	Weighted-average exercise price per share	Weighted- average remaining contractual life (years)	Aggregate intrinsic value
December 31, 2018	5,457,736	$0.54	8.9	$765,591
Options granted	5,636,140	0.96
Options exercised	(68,903)	0.33
Options forfeited	(393,806)	0.66
Options expired	(8,541)	0.38
December 31, 2019	10,622,626	0.76	8.6	5,836,457
Options granted	4,383,239	1.05
Options exercised	(213,490)	0.49
Options forfeited	(232,113)	0.97
Options expired	(90,769)	0.76
December 31, 2020	14,469,493	$0.93	8.2	$30,880,726
Options vested and exercisable as of December 31, 2019	4,208,556	0.55	8.0	3,180,418
Options vested and exercisable as of December 31, 2020	1,947,361	0.63	7.0	4,734,286

The aggregate intrinsic value of employee options exercised during the years ended December 31, 2020 and 2019 was $0.5 million and $0.1 million, respectively. The intrinsic value is the difference between the estimated fair value of the Company’s Common Stock at the date of exercise and the exercise price for in-the-money options.

The weighted-average grant-date fair value of employee options granted during the years ended December 31, 2020 and 2019 was $0.45 and $0.37 per share, respectively. The weighted-average grant-date fair value of employee options forfeited during the years ended December 31, 2020 and 2019 was $0.38 and $0.24 per share, respectively. The weighted-average grant-date fair value of options that vested during the year ended December 31, 2020 and 2019 was $0.30 and $0.17 per share, respectively. The total fair value of options vested during the years ended December 31, 2020 and 2019 was $0.9 million and $0.2 million, respectively.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 — Stockholders’ equity and stock-based compensation (cont.)

Stock-based compensation

Stock-based compensation is estimated using the Black-Scholes option pricing model on the date of grant. The fair value of all options is amortized on a ratable basis over the required service periods of the awards, which are generally the vesting periods.

The weighted-average assumptions that were used in calculating such values during the years ended December 31, 2020 and 2019, were as follows:
	December 31,
	2020	2019
Expected dividend yield	—	—
Risk-free interest rate	0.80%	2.07%
Expected volatility	48.14%	34.39%
Expected term (in years)	6.0	6.0

The Company has limited historical information to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior for its stock option grants. Therefore, the expected term of options granted is based on the “simplified method” of expected life, described in U.S. Securities and Exchange Commission’s Staff Accounting Bulletin 107, whose acceptance was extended in Staff Accounting Bulletin 110.

The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

As the Company does not have a trading history for its Common Stock prior to the Business Combination (see Note 17 — Subsequent events), the expected stock price volatility for the Company’s Common Stock was estimated by taking the historic stock price volatility for industry peers based on their price observations over a period equivalent to the expected term of the stock option grants. The Company has no history or expectation of paying cash dividends on its Common Stock. As of December 31, 2020 and 2019, the Company had employee stock-based compensation expense of $3.1 million and $1.7 million related to unvested stock awards not yet recognized, which is expected to be recognized over an estimated weighted-average period of approximately 2.8 years.

Compensation expense

Compensation expense related to stock-based awards was recorded in selling, general and administrative in the consolidated statements of operations and comprehensive loss for $5.3 million and $1.0 million for the years ended December 31, 2020 and 2019, respectively.

Partial recourse promissory notes

As of December 31, 2020 and 2019, the Company had $10.4 million and $1.2 million of promissory notes outstanding from employees, issued for 1,036,124 restricted stock purchases of Class A Common Stock, for both years, and the exercise of 11,147,195 and 2,165,605 shares of stock options exercisable for Class B Common Stock, respectively. The Company recognized $0.7 million tax paid on employees’ behalf for the awards subject to 83(b) elections which were paid through payroll by the Company in note receivable — employee on the consolidated balance sheets. The promissory notes for the exercise of stock options represent the aggregate exercise price of the options and carry interest rates of 3.25% and 2.26%, respectively, and the principal and interest are due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. The promissory notes for the restricted stock awards represent the aggregate purchase price of the awards and carry interest rates of 2.30% with interest due and payable annually and the principal due upon the earlier of: (i) the tenth anniversary of the note’s issuance, or (ii) the date of a change of control. All promissory notes issued are collateralized by the shares issued in exchange for the note and were considered to be partial recourse as they may be surrendered at the then fair market value of a share of Common Stock as determined by the Volta Board. The remainder up to 50% of the value of the original principal of the notes is collateralized by the assets of the borrowers. The amount payable is not limited to

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 10 — Stockholders’ equity and stock-based compensation (cont.)

the fair value of the shares at the time of default or maturity. As such, the shares are not considered exercised for accounting purposes and the shares issued are not reflected as outstanding in the consolidated financial statements until the notes are repaid and the underlying stock options have vested.

Note 11 — Net loss per share

Basic net loss per share is computed by dividing net loss by the weighted average number of shares of Common Stock outstanding during the period. For stock options that were exercised by employees issuing promissory notes to the Company, the shares of Common Stock issued under such exercises are not included in the calculation of basic net loss per share until the underlying promissory notes are fully paid or forgiven.

Diluted net loss per share is computed in a similar manner, but it also includes the effect of potential common shares outstanding during the period, when dilutive. Potential common shares include outstanding stock options, convertible Preferred Stock, warrants for Common Stock and warrants for Preferred Stock. The dilutive effect of potentially dilutive common shares is reflected in diluted net loss per share by application of the treasury stock method for stock options and warrants, and by application of the if-converted method for the Preferred Stock. Deposits received for the repayment of the promissory notes for the exercise of stock options are considered in the calculation of diluted net loss per share, in the event the effect is dilutive. To the extent these potential common shares are anti-dilutive, they are excluded from the calculation of diluted net loss per share.

The following table presents the computation of basic and diluted net loss per share for the periods presented:
	Year Ended December 31,
	2020		2019
	Class A Common	Class B Common	Class A Common	Class B Common
Numerator:
Net loss	$(59,814,813)	$(12,504,064)	$(33,979,564)	$(6,673,052)
Denominator:
Basic shares:
Weighted-average common shares, basic	6,373,206	1,332,295	6,373,206	1,251,598
Diluted shares:
Weighted-average common shares, diluted	6,373,206	1,332,295	6,373,206	1,251,598
Net loss per share attributable to common stockholders:
Basic	$(9.39)	$(9.39)	$(5.33)	$(5.33)
Diluted	$(9.39)	$(9.39)	$(5.33)	$(5.33)

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 11 — Net loss per share (cont.)

The following weighted average shares of the potentially dilutive outstanding securities for the years ended December 31, 2020 and 2019 were excluded from the computation of diluted net loss per share because their effect would have been anti-dilutive given the net loss attributable to common shares. Therefore, the diluted net loss per share is the same as the basic net loss per share for the periods presented.
	December 31,
	2020	2019
Anti-dilutive securities
Outstanding stock options – stock plan	5,022,616	10,622,626
Non plan option grants	175,000	—
Convertible Preferred Stock	63,035,778	45,377,418
Warrants for Common Stock	8,219,254	7,837,575
Warrants for Preferred Stock	156,745	156,745
Options and RSAs exercised under notes receivables	11,327,631	3,201,729
Total anti-dilutive securities	87,937,024	67,196,093

Note 12 — Leases

The Company is a lessee in several noncancellable operating leases, primarily for office space and the use of spaces for the installation of its electric vehicle charging stations (“site leases”). These leases generally have an initial term ranging from five to ten years, with the option to extend the lease for one to five years. In connection with the leases, the Company recorded asset retirement obligations for the restoration of lease sites of $0.8 million and $0.6 million as of December 31, 2020 and 2019, respectively, in other non-current liabilities within the consolidated balance sheets.

Supplemental information related to leases within the consolidated balance sheets is as follows:
	December 31,
	2020	2019
Other operating leases information
Weighted-average remaining lease term (years)	7.9	8.1
Weighted-average discount rate	13.8%	13.3%

The Company received COVID-19 related rent concessions indicating that (i) the Company was not obligated to pay rent, or the entirety of the contractual rent, or (ii) the Company received interest-free rent deferrals for the period affected by lockdown measures. The amount of such concessions recognized as negative variable lease cost during the year ended December 31, 2020 was $0.2 million. The following lease costs were recognized in other operating expenses within the consolidated statements of operations and comprehensive loss:
	Year Ended December 31,
	2020	2019
Operating lease costs
Fixed lease cost	$7,388,997	$4,011,839
Variable lease cost	(78,702)	207,470
Total operating lease costs	$7,310,295	$4,219,309

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 12 — Leases (cont.)

Supplemental cash flow information related to leases is as follows:
	Year Ended December 31,
	2020	2019
Cash paid for amounts included in the measurement of lease liabilities
Operating cash outflows from operating leases	$6,837,734	$3,452,433
ROU assets obtained in exchange for lease obligations
ROU assets obtained in exchange for operating lease liabilities	$18,369,433	$26,962,093

Amounts disclosed for ROU assets obtained in exchange for lease obligations include amounts added to the carrying amount of ROU assets resulting from lease modifications and reassessments.

Maturities of lease liabilities as of December 31, 2020 are as follows:
Year Ending December 31,	Operating Leases
2021	$9,474,959
2022	9,725,444
2023	9,908,607
2024	9,349,544
2025	8,578,895
Thereafter	26,090,109
Total undiscounted lease payments	73,127,558
Less imputed interest	(28,497,977)
Total lease liabilities	$44,629,581

As of December 31, 2020, there were no material leases that are legally binding but have not yet commenced.

Note 13 — Contingencies

Contingencies

From time to time, the Company may become involved in claims and other legal matters, either asserted or unasserted, arising in the ordinary course of business. While the outcome of these other claims cannot be predicted with certainty, management does not believe that the outcome of any of these ongoing legal matters, individually and in aggregate, will have a material adverse effect on the Company’s consolidated financial statements.

For the year ended December 31, 2020, the Company recognized $0.6 million in other operating expenses in the consolidated statements of operations and comprehensive loss, and $0.6 million in accrued expenses and other current liabilities as of December 31, 2020 on the consolidated balance sheet for invoices totaling $1.4 million. In good faith, the Company disputed invoices for work performed in 2019. There are various disagreements between the Company and the vendor regarding these invoices. The Company disputes the underlying basis for these amounts and notified the vendor during the year ended December 31, 2019 of the Company’s intent not to pay.

Note 14 — Income taxes

Loss before income taxes for the years ended December 31, 2020 and 2019 are as follows:
	Year Ended December 31,
	2020	2019
United States	$(72,309,781)	$(40,639,653)
Loss before income taxes	$(72,309,781)	$(40,639,653)

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 — Income taxes (cont.)

The provision for income taxes for the years ended December 31, 2020 and 2019 was immaterial, and the individual components (current and deferred, federal and state) were all individually immaterial as well.
	Years Ended December 31,
	2020	2019
Current:
Federal	$—	$—
State	9,096	12,963
Deferred:
Federal	—	—
State	—	—
Total income tax provision	$9,096	$12,963

The difference between the tax provision at the statutory federal income tax rate and the provision for (benefit from) income tax as a percentage of loss before income taxes (effective tax rate) for the years ended December 31, 2020 and 2019 was as follows:
	Year Ended December 31,
	2020	2019
Benefit from income taxes at U.S. federal statutory rate	$(15,415,033)	$(8,534,327)
State statutory rate	(2,915,853)	(602,022)
Change in valuation allowance	19,235,173	12,564,697
Permanent differences	479,583	170,523
Alternative fuel vehicle credit	(1,383,870)	(3,598,871)
Other	9,096	12,963
Total provision for (benefit from) income taxes	$9,096	$12,963

The Company’s effective tax rate differs from the federal statutory rate primarily due to the change in valuation allowance and the alternative fuel credit.

The components of net deferred tax assets as of December 31, 2020 and 2019 consisted of the following:
	Year Ended December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryovers	$35,596,006	$16,781,509
Accruals, deferrals and reserves	2,418,008	830,822
Operating lease liabilities	13,599,071	9,404,234
Stock compensation	196,079	79,245
Credits	8,795,895	7,412,025
Gross deferred tax assets	60,605,059	34,507,834
Valuation allowance	(45,616,779)	(26,381,606)
Gross deferred tax assets after valuation allowance	14,988,280	8,126,228
Deferred tax liabilities:
Fixed assets and intangibles	(2,930,512)	(2,359,601)
Operating lease right-of-use assets	(12,057,768)	(5,766,628)
Gross deferred tax liabilities	$(14,988,280)	$(8,126,228)
Net deferred tax assets	$—	$—

Management regularly assesses the ability to realize deferred tax assets recorded based upon the weight of available evidence, including such factors as recent earnings history and expected future taxable income on a jurisdiction by jurisdiction basis. In the event that the Company changes its determination as to the amount of

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 14 — Income taxes (cont.)

realizable deferred tax assets, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made. During the years ended December 31, 2020 and 2019, the valuation allowance increased by $19.2 million and $12.6 million, respectively.

Utilization of the net operating loss and tax credit carryforwards may be subject to a substantial annual limitation due to the “ownership change” limitations provided by Section 382 and 383 of the Internal Revenue Code of 1986, as amended, and other similar state provisions. Any annual limitation may result in the expiration of net operating loss and tax credit carryforwards before utilization.

As of December 31, 2020, the Company had federal and state NOL carryforwards of approximately $62.3 million and $54.4 million (post apportionment), respectively, as reported on its tax returns available to reduce future taxable income, if any. If not utilized, these federal and state NOL carryforwards will begin to expire in the year ending December 31, 2035. As a result of the Tax Cuts and Jobs Act of 2017, $36.8 million in federal NOL carryforwards do not have an expiration date. As of December 31, 2020, the Company also has Alternative Fuel Vehicle Credit carryforwards of $8.8 million that will begin to expire in the year ending December 31, 2035 if not utilized.

The Company accounts for uncertain tax positions in accordance with accounting standards which clarifies the accounting for uncertainty in income taxes in an enterprise’s financial statements by defining the criterion that an individual tax position must meet for any part of the benefit of that position to be recognized in an enterprise’s financial statements. The accounting standard prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken on a tax return as well as guidance on de-recognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As of December 31, 2020, the Company has determined there are no uncertain tax positions.

The Company’s policy is to include penalties and interest related to income tax matters within the Company’s benefit from (provision for) income taxes. As of December 31, 2020, the Company had no material accrued interest and penalties related to uncertain tax positions.

The 2017 through 2020 tax years generally remain subject to examination by U.S. federal and most state tax authorities.

Note 15 — Employee benefit plan

The Company has a 401(k) defined contribution savings plan that covers substantially all employees of the Company on a tax-advantaged basis. The 401(k) plan provides for voluntary salary reduction contributions of eligible participants’ annual compensation, not to exceed the Internal Revenue Service annual allowable contribution. The Company is obligated to contribute a matching contribution of up to 4% of the employee’s contribution under applicable safe harbor rules. Matching contributions are invested proportionately to each participant’s voluntary contributions in the investment options provided under the 401(k) plan. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are not taxable to the employees until distributed from the 401(k) plan. The Company recognized expenses related to matching contributions made of $0.5 million and $0.4 million in selling, general and administrative for the years ended December 31, 2020 and 2019, respectively.

Note 16 — Related party transactions

During the years ended December 31, 2020 and 2019, the Company received consulting services from 2Predict, Inc., a firm where a Volta officer is co-founder and CEO, and Energize Ventures, LLC, an entity where a Volta Board member is a managing partner. During the years ended December 31, 2020 and 2019, the Company recognized consulting service expenses provided by 2Predict, Inc. and Energize Ventures, LLC, of $0.6 million and $0.3 million in selling, general and administrative in the consolidated statements of operations and comprehensive loss, and maintained $0.1 million and $47.9 thousand in accounts payable — due to related party for the consulting services received as of December 31, 2020 and 2019, respectively.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 16 — Related party transactions (cont.)

The Company issued a total of $30.2 million in convertible notes during the year ended December 31, 2020 (see Note 7 — Debt facilities), of which $0.1 million was issued to the CFO, $0.2 million was issued to Bauer Family Investments, an entity where the President is a managing member, $9.5 million was issued to Activate Capital Partners, LP, an entity where a Volta Board member is partner and co-founder, Virgo Hermes, LLC, an entity where a Volta Board member is a partner, and Energize Ventures, LLC. As of December 31, 2020, the total $9.8 million convertible notes issued to related parties had been converted into 2,721,956 shares of Series D-1 Preferred Stock at a conversion price of $3.77 per share where 27,142 shares were issued to the CFO, 54,249 shares were issued to Bauer Family Investments, and 2,640,565 shares were issued, collectively, to Activate Capital Partners, LP, Virgo Hermes, LLC, and Energize Ventures, LLC.

During the year ended December 31, 2020, the Company issued 9,374,786 shares of Series D Preferred Stock (see Note 9 — Redeemable convertible preferred stock), of which 169,485 shares were to 19York Ventures, which is an entity founded by a Volta Board member, Activate Capital Partners, LP and Energize Ventures, LLC at $7.38 per share for total proceeds of $1.3 million.

During the year ended December 31, 2020, in connection with Series D issuance (see Note 8 — Warrants), the Company issued 531,679 Class B Common Stock warrants for a total value of $0.7 million to Energize Ventures, LLC and Activate Capital Partners LP for the consulting services provided during the fundraising.

During the year ended December 31, 2020, the CEO and the President of the Company transferred and sold fully vested 855,688 shares of Class B Common Stock to 19York Ventures and EV Volta SPV, LLC, an entity where a Volta Board member is a managing partner, at a price of $7.01 per share. The Company recognized $3.4 million for the difference between the purchase price and the fair value of $3.06 as of December 31, 2020 for the shares sold and transferred in selling, general and administrative in the consolidated statements of operations and comprehensive loss. The Company also recognized $0.4 million for the portion of the partial recourse promissory note issued in December 2016 corresponding to the sold shares in notes receivable — employee on the consolidated balance sheets.

During the year ended December 31, 2020, the Company issued partial recourse promissory notes (see Note 10 — Stockholders’ equity and stock-based compensation) to executives of the Company for an aggregate principal amount of $9.2 million with an interest rate of 3.25% per annum. All of the principal was used to exercise options for 9,271,877 shares of the Company’s Common Stock. The aggregate principal amount of promissory notes includes $0.7 million for taxes relating to 83(b) elections paid on the employees’ behalf and was recognized as notes receivable — employee on the consolidated balance sheet as of December 31, 2020.

Note 17 — Subsequent events

The Company has evaluated events subsequent to December 31, 2020 and through the issuance date of May 12, 2021. The following events occurring subsequent to the balance sheet date merited recognition or disclosure in these statements.

In January and February 2021, the Company issued 3,891,256 shares of Series D Preferred Stock for $28.7 million with a par value of $0.001 per share. Each share of Series D Preferred Stock will have a stated value of $7.38 per share. At any time, the Series D Preferred Stock can be converted into shares of Class A Common Stock at $7.38 per share.

From January through March 2021, the Company issued 6,209,918 shares of Class B Common Stock, which includes 5,700,000 shares of restricted stock awards that were issued to related parties and became fully vested upon issuance. The Company received proceeds of $0.9 million related to this issuance. In January and March 2021, the Company granted 9,611,840 and 275,052 options, respectively, to purchase shares of its Class B Common Stock at an exercise price of $3.06 per share and $7.48 per share, pursuant to the Volta Option Plan.

Volta Industries, Inc. and Subsidiaries
Notes to Consolidated Financial Statements

Note 17 — Subsequent events (cont.)

In February 2021, the Company entered into promissory note agreements with related parties where the Company loaned $8.3 million at an interest rate of 3.25%. The entire unpaid principal and interest balances on the total amount of the notes are due in February 2025, and 3,407,015 shares of issued and outstanding Class B Common Stock are pledged as collateral by the related parties for these promissory notes.

On February 7, 2021, the Company entered into a Business Combination Agreement with Tortoise Acquisition Corp. II. Immediately following the Closing of the proposed transaction, the post-combination company intends to change its name to Volta Industries, Inc. and expects to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “VLTA”, pending NYSE approval. The Company and any of its subsidiaries will be the surviving company listed on the NYSE. Prior to the Business Combination, the entire unpaid principal balance, together with the accrued and unpaid interest thereon, of all partial recourse promissory notes issued to executive officers (see Note 16 — Related party transactions) are expected to be paid. Immediately prior to the Business Combination, all outstanding shares of the Company’s Preferred Stock are expected to be converted into 66,927,034 shares of Common Stock. Upon the expected Closing of the Business Combination in Q2 of 2021, a total of 93,488,363 shares of Common Stock are expected to be outstanding. The Company’s Common Stock is expected to begin trading on the NYSE in Q2 2021 under the symbol “VLTA”.

In March 2021, the Company formed a new wholly-owned subsidiary, Volta Canada Inc. In April 2021, the Company formed two new wholly-owned subsidiaries, Volta Charging Germany GmbH and Volta France SARL.

In April 2021, the Company entered into and executed an asset acquisition agreement with 2Predict, Inc., pursuant to which the seller agreed to sell certain assets to the Company. The assets purchased consist of intellectual property, including rights against third parties related to, insurance benefits arising from or relating to and goodwill in and to the intellectual property. The purchase price consisted of: (i) cash consideration of $0.2 million, and (ii) equity consideration of 150,134 shares of Class B Common Stock.

TORTOISE ACQUISITION CORP. II
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2021	December 31, 2020
	(Unaudited)
Assets:
Current assets:
Cash	$207,310	$922,823
Prepaid expenses	361,499	458,325
Total current assets	568,809	1,381,148
Investments and cash held in Trust Account	345,016,637	345,000,000
Total Assets	$345,585,446	$346,381,148

Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$3,327,306	$18,824
Accrued expenses	900,000	119,017
Note payable – related party	600,000	—
Total current liabilities	4,827,306	137,841
Deferred legal fees	150,000	150,000
Deferred underwriting commissions	12,075,000	12,075,000
Derivative warrant liabilities	31,591,580	45,192,150
Total liabilities	48,643,886	57,554,991

Commitments and Contingencies
Class A ordinary shares; 29,194,155 and 28,382,615 shares subject to possible redemption at $10.00 per share at June 30, 2021 and December 31, 2020, respectively	291,941,550	283,826,150

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2021 and December 31, 2020	—	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 5,305,845 and 6,117,385 shares issued and outstanding (excluding 29,194,155 and 28,382,615 shares subject to possible redemption) at June 30, 2021 and December 31, 2020, respectively	531	612
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding at June 30, 2021 and December 31, 2020	863	863
Additional paid-in capital	24,916,625	33,041,944
Accumulated deficit	(19,918,009)	(28,043,412)
Total shareholders’ equity	5,000,010	5,000,007
Total Liabilities and Shareholders’ Equity	$345,585,446	$346,381,148

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TORTOISE ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
General and administrative expenses	$2,658,797	$5,431,804
Administrative expenses – related party	30,000	60,000
Loss from operations	(2,688,797)	(5,491,804)
Other income
Change in fair value of derivative warrant liabilities	20,617,820	13,600,570
Net gain from investments held in Trust Account	8,602	16,637
Net income	$17,937,625	$8,125,403

Basic and diluted weighted average shares outstanding of Class A ordinary shares	34,500,000	34,500,000
Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.00
Basic and diluted weighted average shares outstanding of Class B ordinary shares	8,625,000	8,625,000
Basic and diluted net loss per share, Class B ordinary shares	$2.08	$0.94

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TORTOISE ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF
CHANGES IN SHAREHOLDERS’ EQUITY
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	6,117,385	$612	8,625,000	$863	$33,041,944	$(28,043,412)	$5,000,007
Offering costs	—	—	—	—	(10,000)	—	(10,000)
Shares subject to possible redemption	982,222	98	—	—	9,822,122	—	9,822,220
Net loss	—	—	—	—	—	(9,812,222)	(9,812,222)
Balance – March 31, 2021 (Unaudited)	7,099,607	$710	8,625,000	$863	$42,854,066	$(37,855,634)	$5,000,005
Shares subject to possible redemption	(1,793,762)	(179)	—	—	(17,937,441)	—	(17,937,620)
Net income	—	—	—	—	—	17,937,625	17,937,625
Balance – June 30, 2021 (Unaudited)	5,305,845	$531	8,625,000	$863	$24,916,625	$(19,918,009)	$5,000,010

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TORTOISE ACQUISITION CORP. II
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2021

Cash Flows from Operating Activities:
Net income	$8,125,403
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of derivative warrant liabilities	(13,600,570)
Net gain from investments held in Trust Account	(16,637)
Changes in operating assets and liabilities:
Prepaid expenses	96,826
Accounts payable	3,308,482
Accrued expenses	855,983
Net cash used in operating activities	(1,230,513)
Cash Flows from Financing Activities:
Proceeds received from note payable to related party	600,000
Offering costs paid	(85,000)
Net cash used in financing activities	515,000
Net decrease in cash	(715,513)
Cash – beginning of the period	922,823
Cash – end of the period	$207,310
Supplemental disclosure of noncash investing and financing activities:
Change in value of Class A ordinary shares subject to possible redemption	$8,115,400

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Organization and General

Tortoise Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 24, 2020. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (the “Initial Business Combination”).

All activity for the period from July 24, 2020 (inception) through June 30, 2021 relates to the Company’s formation and its preparation for the initial public offering (the “Initial Public Offering”), which is described below, and since the closing of the Initial Public Offering, the search for a prospective acquisition target for an Initial Business Combination and, as described below, activities associated with the Company’s proposed business combination with Volta Industries, Inc., a Delaware corporation (“Volta”). The Company will not generate any operating revenue until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Tortoise Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on September 10, 2020. On September 15, 2020, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “Public Shares”), including 4,500,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions (see Note 5).

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 5,933,333 warrants at a price of $1.50 per warrant (the “Private Placement Warrants”) in a private placement (the “Private Placement”) to TortoiseEcofin Borrower LLC, a Delaware limited liability company (“TortoiseEcofin Borrower”) and an affiliate of the Sponsor, generating gross proceeds to the Company of approximately $8.9 million (see Note 4).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and will be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. The Company’s Initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with an Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of an Initial Business Combination either (a) in connection with a shareholder meeting called to approve the Initial Business Combination or (b) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 5). These Public Shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with an Initial Business Combination if the Company would have net tangible assets of at least $5,000,001 upon such consummation of the Initial Business Combination and a majority of the shares voted are voted in favor of the Initial Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company in connection with the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with an Initial Business Combination, the holders of the Founder Shares (as defined in Note 6) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any Public Shares purchased during or after the Initial Public Offering in favor of an Initial Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and Public Shares in connection with the completion of an Initial Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Public Shares, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with an Initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete an Initial Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

If the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, or September 15, 2022 (or 27 months from the closing of the Initial Public Offering, or December 15, 2022, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering) (the “Combination Period”), the Company will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in the case of clauses (b) and (c), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within the Combination Period. However, if the Initial Shareholders should acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if the Company fails to complete an Initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 5) held in the Trust Account in the event the Company does not complete an Initial Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will only be the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Pending Business Combination

On February 7, 2021, the Company, SNPR Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“First Merger Sub”), and SNPR Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Volta, pursuant to which First Merger Sub will merge with and into Volta (the “First Merger”), with Volta surviving the First Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”), and the Surviving Corporation will subsequently merge with and into Second Merger Sub (the “Second Merger”) with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of the Company (the “Proposed Business Combination”). The announcement of the Proposed Business Combination and related agreements were filed with the SEC on a Form 8-K on February 8, 2021. On August 2, 2021, the Company filed with the SEC its definitive proxy statement/prospectus relating to the Proposed Business Combination.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Completion of the Proposed Business Combination is subject to the satisfaction of the conditions stated in the Business Combination Agreement. Prior to the effective time of the First Merger (the “Effective Time”), the Company will domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the Companies Act (2020 Revision) of the Cayman Islands (the “Companies Act”). The Outside Date under (and as defined in) the Business Combination Agreement has been automatically extended to 240 days from 210 days as a result of Volta’s non-delivery of its PCAOB Financial Statements (as defined in the Business Combination Agreement) within the 90-day period following execution of the Business Combination Agreement. The Company expects to complete the Proposed Business Combination in the third quarter of 2021.

In connection with the execution of the Business Combination Agreement, the Company entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) with Volta and certain shareholders of Volta pursuant to which such shareholders agreed to vote all of their shares of Volta’s Class A common stock, par value $0.001 per share (“Volta Class A Common Stock”) and shares of Volta’s Class B common stock, par value $0.001 per share (“Volta Class B Common Stock” and, together with the Volta Class A Common Stock, the “Volta Common Stock”) and shares of Volta’s preferred stock (“Volta Preferred Stock”) in favor of the approval and adoption of the Proposed Business Combination and related transactions (the “Proposed Transactions”), including agreeing to execute a written consent within forty-eight hours of a registration statement on Form S-4 filed by the Company becoming effective. Additionally, such shareholders have agreed, among other things, not to, prior to the Effective Time (a) transfer any of their shares of Volta Common Stock and Volta Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

In connection with the execution of the Business Combination Agreement, the founders of Volta entered into a Lock-Up Agreement with the Company and Volta pursuant to which they have agreed, subject to certain customary exceptions, not to:

(a)     effect any direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of the Company’s domesticated Class A common stock (the “Class A Common Stock”) or domesticated Class B common stock (the “Class B Common Stock”) held by them immediately after the Effective Time, including any shares of Class A Common Stock or Class B Common Stock issuable upon the exercise of options or warrants to purchase shares of Class A Common Stock or Class B Common Stock held by them immediately following the closing of the Proposed Transactions (the “BCA Closing”), or

(b)    publicly announce any intention to effect any transaction specified in clause (a),

in each case, until the date that is the earlier of (i) one year after the BCA Closing and (ii) the earlier to occur of, subsequent to the BCA Closing, (x) the first date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after the BCA Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

The Company’s bylaws after the BCA Closing will include transfer restrictions on its securities issued to the investors of Volta in connection with the First Merger for a period of six (6) months after the BCA Closing.

In connection with the execution of the Business Combination Agreement, the Company entered into a letter agreement with Volta, the Sponsor and the other holders of the Founder Shares pursuant to which, among other things, the Sponsor and each other holder agreed to (a) waive the anti-dilution rights set forth in Article 17.3 of the

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Amended and Restated Memorandum and Articles of Association, (b) comply with the non-solicitation provisions in the Business Combination Agreement and (c) vote all of the Company’s ordinary shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Proposed Transactions.

In connection with the execution of the Business Combination Agreement, the Company entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (each, a “Subscriber” and collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of Class A Common Stock (the “Private Placement Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, in a private placement.

The closing of the sale of the Private Placement Shares pursuant to the Subscription Agreements will take place on the date of, and at a time immediately prior to or substantially concurrently with, the BCA Closing and is contingent upon, among other customary closing conditions, the consummation of the Proposed Transactions. The purpose of the Private Placement is to raise additional capital for use by the combined company following the BCA Closing.

Pursuant to the Subscription Agreements, the Company agreed that, within 30 calendar days after the consummation of the Proposed Transactions, it will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Private Placement Shares (the “Private Placement Resale Registration Statement”), and to use commercially reasonable efforts to have the Private Placement Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days (or 90 calendar days if the SEC notifies the Company that it will review the Private Placement Resale Registration Statement) following the BCA Closing and (ii) the tenth business day after the SEC notifies the Company that the Private Placement Resale Registration Statement will not be reviewed or will not be subject to further review.

Also, in January 2021, in connection with the Proposed Transactions, the Company engaged Barclays Capital Inc. (“Barclays”) and Goldman Sachs & Co LLC (“Goldman” and, together with Barclays, the “Placement Agents”) pursuant to an engagement letter to act as co-placement agents in connection with the potential sale of its equity-linked securities to one or more financial investors. An aggregate fee of 3.0% of the gross proceeds received by the Company from a sale of the securities in such offering (or $9.0 million) will be payable to the Placement Agents, subject to the completion of the offering. The Company also engaged Barclays under such engagement letter to act as the Company’s financial advisor and capital markets advisor in connection with the Proposed Transactions, and the Company agreed to pay a fee of $3.0 million to Barclays for such services, subject to the consummation of the Proposed Transactions.

Basis of Presentation

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021 or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Form 10-K/A filed by the Company with the SEC on May 6, 2021.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies, but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited condensed consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Liquidity and Going Concern

As of June 30, 2021, the Company had approximately $207,000 in its operating bank account and working capital deficit of approximately $4.3 million.

Through June 30, 2021, the Company’s liquidity needs have been satisfied through a payment of $25,000 of expenses on behalf of the Company by the Sponsor in exchange for the issuance of the Founder Shares, the loan of approximately $181,000 from the Sponsor pursuant to the Note (as defined in Note 4) and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 21, 2020. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 4). On May 10, 2021, TortoiseEcofin Borrower, an affiliate of the Sponsor, agreed to extend to the Company up to $1,000,000 of Working Capital Loans pursuant to a non-interest-bearing promissory note (the “May 2021 Promissory Note”) that is due and payable upon the earlier of the date on which the Company consummates its Initial Business Combination and the effective date of the winding up of the Company. As of June 30, 2021, the Company has borrowed $600,000 of Working Capital Loans pursuant to the May 2021 Promissory Note.

Until the consummation of an Initial Business Combination, the Company will be using the funds not held in the Trust Account for activities related to the completion of the Proposed Business Combination or identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating an Initial Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all. These conditions raise substantial doubt about the Company’s ability to continue as a going concern until the liquidation date of September 15, 2022 or, in certain circumstances, December 15, 2022. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the unaudited condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had $345,016,637 in cash equivalents and $345,000,000 in cash held in the Trust Account as of June 30, 2021 and December 31, 2020, respectively.

Investments Held in the Trust Account

The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in income on investments held in the Trust Account in the accompanying unaudited condensed statement of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Corporation

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

coverage limit of $250,000, and any cash held in the Trust Account. At June 30, 2021 and December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Principles of Consolidation

The unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant inter-company transactions and balances have been eliminated in consolidation.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed balance sheets.

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. U.S. GAAP establishes a three and six-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•        Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

•        Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•        Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Public Warrants (as defined below) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the carrying value of the instruments to fair value at each reporting period until they are exercised. The fair value of the Public Warrants and Private Placement Warrants issued in connection with the Initial Public Offering was initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants has been estimated using a Monte Carlo simulation model at each

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has been measured based on the listed market price of such warrants, a Level 1 measurement, since December 31, 2020. The determination of the fair value of the warrant liability may be subject to change as more current information becomes available and accordingly the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with derivative warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the Public Shares were charged to shareholders’ equity upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2021 and December 31, 2020, 29,194,155 and 28,382,615 Class A ordinary shares subject to possible redemption are presented as temporary equity, respectively, outside of the shareholders’ equity section of the Company’s unaudited condensed consolidated balance sheet.

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the unaudited condensed consolidated financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Net Income Per Ordinary Share

The Company’s condensed statements of operations include a presentation of net income (loss) per share for Class A ordinary shares subject to possible redemption in a manner similar to the two-class method of net income (loss) per ordinary share. Net income (loss) per ordinary share, basic and diluted, for Class A ordinary shares is

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

calculated by dividing the interest income earned on the Trust Account, less interest available to be withdrawn for the payment of taxes, by the weighted average number of Class A ordinary shares outstanding for the periods. Net income (loss) per ordinary share, basic and diluted, for Class B ordinary shares is calculated by dividing the net income (loss), adjusted for income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the periods. Class B ordinary shares include the Founder Shares as these ordinary shares do not have any redemption features and do not participate in the income earned on the Trust Account.

The calculation of diluted net income (loss) per ordinary share does not consider the effect of the warrants issued in connection with the Initial Public Offering and Private Placement since the exercise price of the warrants is in excess of the average ordinary share price for the period and therefore the inclusion of such warrants would be anti-dilutive.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share:
	For the Three Months Ended June 30, 2021	For the Six Months Ended June 30, 2021
Class A ordinary shares
Numerator: Income allocable to Class A ordinary shares
Income from investments held in Trust Account	$8,602	$16,637
Less: Company’s portion available to be withdrawn to pay taxes	—	—
Net income attributable to Class A ordinary shares	$8,602	$16,637
Denominator: Weighted average Class A ordinary shares
Basic and diluted weighted average shares outstanding, Class A ordinary shares	34,500,000	34,500,000
Basic and diluted net income per share, Class A ordinary shares	$0.00	$0.00
Class B ordinary shares
Numerator: Net income (loss) minus net income allocable to Class A ordinary shares
Net income (loss)	$18,837,625	$9,025,403
Net income allocable to Class A ordinary shares	8,602	16,637
Net income (loss) attributable to Class B ordinary shares	$18,829,023	$9,008,766
Denominator: Weighted average Class B ordinary shares
Basic and diluted weighted average shares outstanding, Class B ordinary shares	8,625,000	8,625,000
Basic and diluted net income (loss) per share, Class B ordinary shares	$2.18	$1.04

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

On September 15, 2020, the Company consummated the Initial Public Offering of 34,500,000 Units, including 4,500,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3. INITIAL PUBLIC OFFERING (cont.)

Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 6).

NOTE 4. RELATED PARTY TRANSACTIONS

Founder Shares

On July 29, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Founder Shares. In September 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The over-allotment option was exercised in full on September 11, 2020; thus, these shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the consummation of the Initial Business Combination, and (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to TortoiseEcofin Borrower, generating gross proceeds to the Company of approximately $8.9 million.

Each Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by TortoiseEcofin Borrower or its permitted transferees.

TortoiseEcofin Borrower and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On July 29, 2020, the Sponsor agreed to loan the Company up to $600,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $181,000 under the Note and repaid the Note in full on September 21, 2020.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor, certain of the Company’s officers and directors or any of their respective affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4. RELATED PARTY TRANSACTIONS (cont.)

an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination is not completed within the Combination Period, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-combination company at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2020, the Company had no outstanding Working Capital Loans. On May 10, 2021, TortoiseEcofin Borrower entered into the May 2021 Promissory Note with the Company. As of June 30, 2021, the Company has borrowed $600,000 of Working Capital Loans pursuant thereto. Pursuant to the Business Combination Agreement, the Company agreed that it would not convert the indebtedness outstanding thereunder into warrants.

Administrative Services Agreement

Pursuant to an Administrative Services Agreement between the Company and Tortoise Capital Advisors, L.L.C. (“Tortoise Capital Advisors”), dated September 10, 2020 (the “Administrative Services Agreement”), the Company agreed to pay Tortoise Capital Advisors a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the agreement will terminate. During the three and six months ended June 30, 2021, the Company incurred $30,000 and $60,000 in expenses for these services, which is included in administrative expenses — related party on the accompanying unaudited condensed consolidated statement of operations. No amount was due as of June 30, 2021 and December 31, 2020.

In addition, the Sponsor, the Company’s officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on a suitable Initial Business Combination. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, the Company’s officers or directors or any affiliates of the Company or the Company’s officers or directors. Any such payments prior to an Initial Business Combination will be made using funds held outside the Trust Account.

NOTE 5. COMMITMENTS & CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), and any Class A ordinary shares held by the Initial Shareholders, the Sponsor and TortoiseEcofin Borrower at the completion of the Initial Public Offering or acquired prior to or in connection with the Initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that the Company offer such securities in an underwritten offering. These holders also have certain “piggy-back” registration rights with respect to certain underwritten offerings the Company may conduct. Additionally, pursuant to the Forward Purchase Agreement, the Company agreed to grant certain registration rights to CIBC National Trust in connection with the issuance of any Forward Purchase Units upon the completion of the Initial Business Combination. The Company will bear the expenses incurred in connection with the registration of such securities. However, on February 8, 2021, the Company delivered a notice to CIBC National Trust stating that the Company will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. COMMITMENTS & CONTINGENCIES (cont.)

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units at the Initial Public Offering price of $10.00 per Unit, less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on September 11, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $12.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amount held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees Associated with the Initial Public Offering

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer half of their fees until the closing of the Initial Business Combination. As of June 30, 2021 and December 31, 2020, the Company recorded an aggregate of $150,000 in connection with such arrangement as deferred legal fees in the accompanying unaudited condensed consolidated balance sheet.

Forward Purchase Agreement

The Company entered into a forward purchase agreement (the “Forward Purchase Agreement”), pursuant to which the Company may elect, in its sole and absolute discretion, to offer CIBC National Trust Company (“CIBC National Trust”) the opportunity to purchase forward purchase units, consisting of one Class A ordinary share (the “Forward Purchase Shares”) and one-fourth of one redeemable warrant (the “Forward Purchase Warrants”), where each whole redeemable warrant is exercisable to purchase one Class A ordinary share at an exercise price of $11.50 per share (the “Forward Purchase Units”), and, if CIBC National Trust accepts such offer, it commits to purchase at least a minimum aggregate amount equal to either (a) 10% of the gross proceeds from a private placement that may close simultaneously with the closing of the Initial Business Combination or (b) 10% of the gross proceeds from the Initial Public Offering (the “Minimum Aggregate Amount”), and up to a maximum aggregate amount of $100,000,000 of Forward Purchase Units at a price per unit equal to the Initial Public Offering price (the “Maximum Aggregate Amount”). The Forward Purchase Shares will be identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering and the Forward Purchase Warrants will have the same terms as the Public Warrants, except the Forward Purchase Shares and the Forward Purchase Warrants will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Units may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. The Forward Purchase Agreement is subject to conditions, including CIBC National Trust specifying the amount of Forward Purchase Units between the Minimum Aggregate Amount and Maximum Aggregate Amount (the “Specified Amount”) it wishes to purchase after the Company notifies CIBC National Trust of its intention to offer CIBC National Trust the opportunity to purchase Forward Purchase Units. The Company may specify, in its sole and absolute discretion and at any time prior to or after CIBC National Trust has indicated its Specified Amount, an amount below the Specified Amount that the Company is willing to sell to CIBC National Trust. CIBC National Trust may choose to accept the Company’s offer to purchase the Forward Purchase Units entirely within its sole discretion. Accordingly, if CIBC National Trust does not accept the Company’s offer to purchase the Forward Purchase Units, it will not be obligated to purchase the Forward Purchase Units. In connection with the Company entering into the Business Combination Agreement, the Company entered into a Subscription Agreement with CIBC National Trust, pursuant to which CIBC National Trust agreed to purchase, subject to the satisfaction of applicable closing conditions, shares of Class A Common Stock.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5. COMMITMENTS & CONTINGENCIES (cont.)

On February 8, 2021, and as a result of CIBC National Trust entering into such Subscription Agreement to purchase shares of Class A Common Stock, the Company delivered a notice to CIBC National Trust stating that the Company will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company and the closing of an Initial Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The unaudited condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 6. DERIVATIVE WARRANT LIABILITIES

As of June 30, 2021 and December 31, 2020, the Company has 8,625,000 and 5,933,333 Public Warrants and Private Placement Warrants, respectively, outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective 60 business days after the closing of the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6. DERIVATIVE WARRANT LIABILITIES (cont.)

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for Class A ordinary shares:

•        in whole and not in part;

•        at a price equal to a number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7. SHAREHOLDERS’ EQUITY

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On June 30, 2021 and December 31, 2020, there were 34,500,000 Class A ordinary shares issued and outstanding, including 29,194,155 and 28,382,615 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share (the “Founder Shares”). On July 29, 2020, the Company issued 7,187,500 Founder Shares. In September 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. On September 10, 2020, the Sponsor transferred 35,000 Founder Shares to each of the Company’s independent directors. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 were subject to forfeiture by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option was not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The over-allotment option was exercised in full on September 11, 2020; thus, the 1,125,000 Founder Shares are no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Founder Shares will have the right to elect all of the Company’s directors prior to the Initial Business Combination. On any other matter submitted to a vote of the Company’s shareholders, holders of the Class A ordinary shares and holders of the Founder Shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law or stock exchange rule.

The Founder Shares will automatically convert into Class A ordinary shares at the time of the Initial Business Combination on a one-for-one basis (subject to adjustment for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination, the ratio at which Founder Shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination).

In connection with the Company entering into the Business Combination Agreement, subject to the closing thereof, the Sponsor and the Initial Shareholders agreed to waive the anti-dilution rights set forth in the Amended and Restated Memorandum and Articles of Association.

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2021 and December 31, 2020, there were no preference shares issued or outstanding.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE MEASUREMENTS

The following tables present information about the Company’s assets and liabilities that are measured at fair value on a recurring basis and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

June 30, 2021
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Mutual funds	$345,016,637	$—	$—
Liabilities:
Derivative warrant liabilities	$18,716,250	$—	$12,875,330

December 31, 2020
Description	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Cash held in Trust Account	$345,000,000	$—	$—
Liabilities:
Derivative warrant liabilities	$24,610,660	$—	$20,581,480

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. There were no transfers between Levels in the three and six months ended June 30, 2021.

Level 1 assets include investments in mutual funds invested in government securities and Public Warrants. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

The fair value of the Public Warrants and Private Placement Warrants issued in connection with the Initial Public Offering was initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants has been estimated using a Monte Carlo simulation model at each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering has been measured based on the listed market price of such warrants, a Level 1 measurement, since December 31, 2020. For the three and six months ended June 30, 2021, the Company recognized a gain to the statement of operations resulting from a decrease in the fair value of liabilities of $20.6 million and $13.6 million, respectively, presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility of select peer companies that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

TORTOISE ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8. FAIR VALUE MEASUREMENTS (cont.)

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement dates:
	As of December 31, 2020	As of June 30, 2021
Volatility	22.7%	30.0%
Stock price	$10.49	$10.03
Expected life of the options to convert	5.96	5.09
Risk-free rate	0.37%	0.88%
Dividend yield	0.0%	0.0%

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the three and six months ended June 30, 2021 is summarized as follows:
Level 3 – Derivative warrant liabilities at December 31, 2020	$20,581,490
Change in fair value of derivative warrant liabilities	3,424,170
Level 3 – Derivative warrant liabilities at March 31, 2021	$24,005,660
Change in fair value of derivative warrant liabilities	(11,130,330)
Level 3 – Derivative warrant liabilities at June 30, 2021	$12,875,330

NOTE 9. SUBSEQUENT EVENTS

Since June 30, 2021, the Company has borrowed an additional $100,000 of Working Capital Loans resulting in $700,000 of Working Capital Loans outstanding under the May 2021 Promissory Note.

Management has evaluated subsequent events to determine if events or transactions occurring through the date the unaudited condensed financial statements were issued, require potential adjustment to or disclosure in the unaudited condensed financial statements and has concluded that, other than contained herein, all such events that would require recognition or disclosure have been recognized or disclosed.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and the Board of Directors of
Tortoise Acquisition Corp. II

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Tortoise Acquisition Corp. II (the “Company”), as of December 31, 2020, the related statements of operations, changes in shareholders’ equity and cash flows for the period from July 24, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from July 24, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

Restatement of Financial Statements

As discussed in Note 2 to the financial statements, the Securities and Exchange Commission issued a public statement entitled Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (“SPACs”) (the “SEC Staff Statement”) on April 12, 2021, which discusses the accounting for certain warrants as liabilities. The Company previously accounted for its warrants as equity instruments. Management evaluated its warrants against the Public Statement, and determined that the warrants should be accounted for as liabilities. Accordingly, the 2020 financial statements have been restated to correct the accounting and related disclosure for the warrants.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ WithumSmith+Brown, PC

We have served as the Company’s auditor since 2020.

New York, New York
May 6, 2021

TORTOISE ACQUISITION CORP. II
BALANCE SHEET
As Restated — See Note 2
December 31, 2020

Assets:
Current assets:
Cash	$922,823
Prepaid expenses	458,325
Total current assets	1,381,148
Cash held in Trust Account	345,000,000
Total Assets	$346,381,148
Liabilities and Shareholders’ Equity:
Current liabilities:
Accounts payable	$18,824
Accrued expenses	119,017
Total current liabilities	137,841
Deferred legal fees	150,000
Derivative warrant liabilities	45,192,150
Deferred underwriting commissions	12,075,000
Total liabilities	57,554,991

Commitments and Contingencies (Note 6)

Class A ordinary shares; 28,382,615 shares subject to possible redemption at $10.00 per share	283,826,150

Shareholders’ Equity:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—
Class A ordinary shares, $0.0001 par value; 200,000,000 shares authorized; 6,117,385 shares issued and outstanding (excluding 28,382,615 shares subject to possible redemption)	612
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 8,625,000 shares issued and outstanding	863
Additional paid-in capital	33,041,944
Accumulated deficit	(28,043,412)
Total shareholders’ equity	5,000,007
Total Liabilities and Shareholders’ Equity	$346,381,148

The accompanying notes are an integral part of these financial statements.

TORTOISE ACQUISITION CORP. II
STATEMENT OF OPERATIONS
As Restated — See Note 2
For the Period from July 24, 2020 (inception) through December 31, 2020

General and administrative expenses	$326,955
Administrative expenses – related party	36,667
Loss from operations	$(363,622)
Other income (expenses)
Change in fair value of derivative warrant liabilities	(27,068,170)
Financing cost – derivative warrant liabilities	(611,620)
Net loss	(28,043,412)
Basic and diluted weighted average shares outstanding of Class A ordinary shares	34,500,000
Basic and diluted net income per share, Class A ordinary shares	$—
Basic and diluted weighted average shares outstanding of Class B ordinary shares	8,625,000
Basic and diluted net loss per share, Class B ordinary shares	$(3.25)

The accompanying notes are an integral part of these financial statements.

TORTOISE ACQUISITION CORP. II
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY
As Restated — See Note 2
For the Period from July 24, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Equity
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – July 24, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	8,625,000	863	24,137	—	25,000
Sale of units in initial public offering, less fair value of public warrants	34,500,000	3,450	—	—	334,399,430	—	334,402,880
Offering costs	—	—	—	—	(18,931,451)	—	(18,931,451)
Excess of cash received over fair value of private placement warrants	—	—	—	—	1,373,140	—	1,373,140
Shares subject to possible redemption	(28,382,615)	(2,838)	—	—	(283,823,312)	—	(283,826,150)
Net loss	—	—	—	—	—	(28,043,412)	(28,043,412)
Balance – December 31, 2020	6,117,385	$612	8,625,000	$863	$33,041,944	$(28,043,412)	$5,000,007

The accompanying notes are an integral part of these financial statements.

TORTOISE ACQUISITION CORP. II
STATEMENT OF CASH FLOWS
As Restated — See Note 2
For the Period from July 24, 2020 (inception) through December 31, 2020

Cash Flows from Operating Activities:
Net loss	$(28,043,412)
Adjustments to reconcile net loss to net cash used in operating activities:
General and administrative expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	25,000
General and administrative expenses paid by Sponsor under note payable	48,163
Change in fair value of derivative warrant liabilities	27,068,170
Financing cost – derivative warrant liabilities	611,620
Changes in operating assets and liabilities:
Prepaid expenses	(458,325)
Accounts payable	18,824
Accrued expenses	44,017
Net cash used in operating activities	(685,943)
Cash Flows from Investing Activities:
Cash deposited in Trust Account	(345,000,000)
Net cash used in investing activities	(345,000,000)
Cash Flows from Financing Activities:
Repayment of note payable to related party	(180,944)
Proceeds received from initial public offering, gross	345,000,000
Proceeds received from private placement	8,900,000
Offering costs paid	(7,110,290)
Net cash provided by financing activities	346,608,766
Net increase in cash	922,823
Cash – beginning of the period	—
Cash – ending of the period	$922,823
Supplemental disclosure of noncash investing and financing activities:
Offering costs included in accrued expenses	$75,000
Payment of offering costs through note payable	$132,781
Deferred underwriting commissions	$12,075,000
Deferred legal fees	$150,000
Initial value of Class A ordinary shares subject to possible redemption	$311,214,630
Change in value of Class A ordinary shares subject to possible redemption	$(27,388,480)

The accompanying notes are an integral part of these financial statements.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Organization and General

Tortoise Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on July 24, 2020. The Company was incorporated for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities that the Company has not yet identified (the “Initial Business Combination”).

All activity for the period from July 24, 2020 (inception) through December 31, 2020 relates to the Company’s formation and its preparation for the initial public offering (the “Initial Public Offering”), which is described below, and since the closing of the Initial Public Offering, the search for a prospective acquisition target for an Initial Business Combination. The Company will not generate any operating revenue until after the completion of its Initial Business Combination, at the earliest. The Company will generate non-operating income in the form of income earned on investments on investments in the Trust Account (as defined below). The Company has selected December 31 as its fiscal year end.

The Company’s sponsor is Tortoise Sponsor II LLC, a Cayman Islands limited liability company (the “Sponsor”). The registration statement for the Initial Public Offering was declared effective on September 10, 2020. On September 15, 2020, the Company consummated the Initial Public Offering of 34,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units, the “public shares”), including 4,500,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions (see Note 6).

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 5,933,333 warrants at a price of $1.50 per warrant (the “Private Placement Warrants”) in a private placement (the “Private Placement”) to TortoiseEcofin Borrower LLC, a Delaware limited liability company (“TortoiseEcofin Borrower”) and an affiliate of the Sponsor, generating gross proceeds to the Company of approximately $8.9 million (see Note 5).

Upon the closing of the Initial Public Offering and the Private Placement, $345.0 million ($10.00 per Unit) of the net proceeds of the Initial Public Offering and certain of the proceeds of the Private Placement were placed in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”), located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and will be invested by the trustee only in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 of the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of an Initial Business Combination and (ii) the distribution of the Trust Account as described below.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating an Initial Business Combination. The Company’s Initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time the Company signs a definitive agreement in connection with an Initial Business Combination. However, the Company will only complete an Initial Business Combination if the post-combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

The Company will provide the holders of the public shares (the “public shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of an Initial Business Combination either (a) in connection with a shareholder meeting called to approve the Initial Business Combination or (b) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of an Initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public shareholders will be entitled to redeem their public shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share amount to be distributed to public shareholders who redeem their public shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These public shares were recorded at a redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with an Initial Business Combination if the Company would have net tangible assets of at least $5,000,001 upon such consummation of the Initial Business Combination and a majority of the shares voted are voted in favor of the Initial Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association which were adopted by the Company in connection with the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”) and file tender offer documents with the SEC prior to completing an Initial Business Combination. If, however, shareholder approval of the transaction is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their public shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with an Initial Business Combination, the holders of the Founder Shares (as defined in Note 8) prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their Founder Shares and any public shares purchased during or after the Initial Public Offering in favor of an Initial Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their Founder Shares and public shares in connection with the completion of an Initial Business Combination.

Notwithstanding the foregoing, the Amended and Restated Memorandum and Articles of Association provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the public shares, without the prior consent of the Company.

The Company’s Sponsor, executive officers and directors have agreed not to propose an amendment to the Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its public shares in connection with an Initial Business Combination or to redeem 100% of its public shares if the Company does not complete an Initial Business Combination, unless the Company provides the public shareholders with the opportunity to redeem their public shares in conjunction with any such amendment.

If the Company is unable to complete an Initial Business Combination within 24 months from the closing of the Initial Public Offering, or September 15, 2022 (or 27 months from the closing of the Initial Public Offering, or December 15, 2022, if the Company has executed a letter of intent, agreement in principle or definitive agreement for an Initial Business Combination within 24 months from the closing of the Initial Public Offering) (the “Combination Period”), the Company will (a) cease all operations except for the purpose of winding up, (b) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its income taxes (less up to $100,000 of interest to pay dissolution expenses and net of taxes payable), divided by the number of then outstanding public shares, which redemption will completely extinguish the public shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any), subject to applicable law, and (c) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, dissolve and liquidate, subject in the case of clauses (b) and (c), to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

The Initial Shareholders have agreed to waive their liquidation rights with respect to the Founder Shares if the Company fails to complete an Initial Business Combination within the Combination Period. However, if the Initial Shareholders should acquire public shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if the Company fails to complete an Initial Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete an Initial Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the public shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will only be the $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (a) $10.00 per Public Share and (b) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination

As more fully described in Note 10, on February 7, 2021, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with SNPR Merger Sub I, Inc., a Delaware corporation and wholly owned subsidiary of the Company (“First Merger Sub”), SNPR Merger Sub II, LLC, a Delaware limited liability company and wholly owned subsidiary of the Company (“Second Merger Sub”), and Volta Industries, Inc., a Delaware corporation (“Volta”), pursuant to which First Merger Sub will merge with and into Volta (the “First Merger”), with Volta surviving the First Merger as a wholly owned subsidiary of the Company (the “Surviving Corporation”), and the Surviving Corporation will subsequently merge with and into Second Merger Sub (the “Second Merger”) with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of the Company (the “Proposed Business Combination”). The announcement of the Proposed Business Combination and related agreements were filed with the SEC on a Form 8-K on February 8, 2021.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS AND BASIS OF PRESENTATION (cont.)

Completion of the Proposed Business Combination is subject to the satisfaction of the conditions stated in the Business Combination Agreement.

Liquidity and Capital Resources

As of December 31, 2020, the Company had approximately $0.9 million in its operating bank account and working capital of approximately $1.2 million.

Through December 31, 2020, the Company’s liquidity needs have been satisfied through a payment of $25,000 of expenses on behalf of the Company by the Sponsor in exchange for the issuance of the Founder Shares, the loan of approximately $181,000 from the Sponsor pursuant to the Note (as defined in Note 5) and the proceeds from the consummation of the Private Placement not held in the Trust Account. The Company fully repaid the Note on September 21, 2020. In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, provide the Company Working Capital Loans (as defined in Note 5). As of December 31, 2020, there were no amounts outstanding under any Working Capital Loan.

Based on the foregoing, the Company’s management believes that the Company will have sufficient working capital and borrowing capacity to meet its needs through the earlier of the consummation of an Initial Business Combination and one year from the date of this report. Over this time period, the Company will be using these funds for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Initial Business Combination.

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

In April 2021, the Audit Committee of the Company, in consultation with management, concluded that, because of a misapplication of the accounting guidance related to its public and private placement warrants to purchase Class A ordinary shares that the Company issued in September 2020 (the “Warrants”), the Company’s previously issued financial statements for the Affected Periods should no longer be relied upon. As such, the Company is restating its financial statements for the Affected Periods included in this Annual Report.

On April 12, 2021, the staff of the Securities and Exchange Commission (the “SEC Staff”) issued a public statement entitled “Staff Statement on Accounting and Reporting Considerations for Warrants issued by Special Purpose Acquisition Companies (“SPACs”)” (the “SEC Staff Statement”). In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on September 15, 2020, the Company’s warrants were accounted for as equity within the Company’s previously reported balance sheets. After discussion and evaluation, including with the Company’s independent registered public accounting firm and the Company’s audit committee, management concluded that the warrants should be presented as liabilities with subsequent fair value remeasurement.

Historically, the Warrants were reflected as a component of equity as opposed to liabilities on the balance sheets and the statements of operations did not include the subsequent non-cash changes in estimated fair value of the Warrants, based on our application of FASB ASC Topic 815-40, Derivatives and Hedging, Contracts in Entity’s Own Equity (“ASC 815-40). The views expressed in the SEC Staff Statement were not consistent with the Company’s historical interpretation of the specific provisions within its warrant agreement and the Company’s application of ASC 815-40 to the warrant agreement. The Company reassessed its accounting for Warrants issued on September 15, 2020, in light of the SEC Staff’s published views. Based on this reassessment, management determined that the Warrants should be classified as liabilities measured at fair value upon issuance, with subsequent changes in fair value reported in the Company’s statement of operations each reporting period.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

Impact of the Restatement

The impact of the restatement on the balance sheets, statements of operations and statements of cash flows for the Affected Periods is presented below. The restatement had no impact on net cash flows from operating, investing or financing activities.
	As of December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$346,381,148	$—	$346,381,148
Liabilities and stockholders’ equity
Total current liabilities	$137,841	$—	$137,841
Deferred legal fees	150,000		150,000
Deferred underwriting commissions	12,075,000	—	12,075,000
Derivative warrant liabilities	—	45,192,150	45,192,150
Total liabilities	12,362,841	45,192,150	57,554,991
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	329,018,300	(45,192,150)	283,826,150
Stockholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	160	452	612
Class B ordinary shares – $0.0001 par value	863	—	863
Additional paid-in-capital	5,362,606	27,679,338	33,041,944
Accumulated deficit	(363,622)	(27,679,790)	(28,043,412)
Total stockholders’ equity	5,000,007	—	5,000,007
Total liabilities and stockholders’ equity	$346,381,148	$—	$346,381,148
	Period From July 24, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Operations
Loss from operations	$(363,622)	$—	$(363,622)
Other (expense) income:
Change in fair value of derivative warrant liabilities	—	(27,068,170)	(27,068,170)
Financing costs	—	(611,620)	(611,620)
Net gain from investments held in Trust Account	—	—	—
Total other (expense) income	—	(27,679,790)	(27,679,790)
Net loss	$(363,622)	$(27,679,790)	$(28,043,412)
Basic and Diluted weighted-average Class A ordinary shares outstanding	34,500,000	—	34,500,000
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B ordinary shares outstanding	8,625,000	—	8,625,000
Basic and Diluted net loss per Class B share	$(0.04)	—	$(3.25)

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 2. RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS (cont.)

	Period From July 24, 2020 (Inception) Through December 31, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Statement of Cash Flows
Net loss	$(363,622)	$(27,679,790)	$(28,043,412)
Adjustment to reconcile net loss to net cash used in operating activities	73,163	27,679,790	27,752,953
Net cash used in operating activities	(685,943)	—	(685,943)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,608,766	—	346,608,766
Net change in cash	$922,823	$—	$922,823

In addition, the impact to the balance sheet dated September 15, 2020, filed on Form 8-K on September 21, 2020 related to the impact of accounting for the public and private warrants as liabilities at fair value resulted in an $18.1 million increase to the derivative warrant liabilities line item at September 15, 2020 and offsetting decrease to the Class A ordinary shares subject to possible redemption mezzanine equity line item. There is no change to total shareholders’ equity at the reported balance sheet date.

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) and pursuant to the rules and regulations of the SEC.

As described in Note 2 — Restatement of Previously Issued Financial Statements and Note 11 — Quarterly Financial Information (unaudited), the Company’s financial statements for the period from July 24, 2020 (inception) through December 31, 2020, and for the unaudited interim periods ended September 30, 2020 (collectively, the “Affected Periods”), are restated in this Annual Report on Form 10-K/A (Amendment No. 1) (this “Annual Report”) to correct the misapplication of accounting guidance related to the Company’s warrants in the Company’s previously issued audited and unaudited condensed financial statements for such periods. The restated financial statements are indicated as “Restated” in the audited and unaudited condensed financial statements and accompanying notes, as applicable. See Note 2 — Restatement of Previously Issued Financial Statements for further discussion.

Emerging Growth Company

As an emerging growth company, the Company may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentration of credit risk consist of a cash account in a financial institution which, at times, may exceed the Federal Depository Insurance Corporation coverage limits of $250,000, and any cash held in Trust Account. At December 31, 2020, the Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.

Financial Instruments

As of December 31, 2020, the carrying values of cash, prepaid expenses, accounts payable, and accrued expenses approximate their fair values due to the short-term nature of the instruments.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash Held in Trust Account

As of December 31, 2020, the assets held in the Trust Account were held in cash.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. There were no cash equivalents as of December 31, 2020.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the statement of operations. Offering costs associated with the public shares were charged to shareholders’ equity upon the completion of the Initial Public Offering.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2020, 28,382,615 Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheet.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge its exposures to cash flow, market or foreign currency risks. Management evaluates all of the Company’s financial instruments, including issued warrants to purchase its Class A ordinary shares, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company issued 8,625,000 warrants to purchase Class A ordinary shares to investors in the Company’s Initial Public Offering and simultaneously issued 5,933,333 Private Placement Warrants to TortoiseEcofin Borrower. All of the Company’s outstanding warrants are recognized as derivative liabilities in accordance with ASC 815-40. Accordingly, we recognize the warrant instruments as liabilities at fair value and adjust the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants.

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing net loss by the weighted average number of ordinary shares outstanding during the period. The Company has not considered the effect of the Public Warrants (as defined below) and the Private Placement Warrants to purchase an aggregate of 14,558,333 Class A ordinary shares in the calculation of diluted earnings per share, since their inclusion would be anti-dilutive under the treasury stock method.

The Company’s statement of operations include a presentation of income per share for ordinary shares subject to redemption in a manner similar to the two-class method of income per share. Net loss per share, basic and diluted for Class A ordinary shares is calculated by dividing the investment income earned on the Trust Account of $0 for the period from July 24, 2020 (inception) through December 31, 2020 by the weighted average number of Class A ordinary shares outstanding for the period. Net loss per share, basic and diluted for Class B ordinary shares is calculated by dividing the net loss of approximately $364,000, less income attributable to Class A ordinary shares, by the weighted average number of Class B ordinary shares outstanding for the period.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered an exempted Cayman Islands company and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the periods presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 4. INITIAL PUBLIC OFFERING

On September 15, 2020, the Company consummated the Initial Public Offering of 34,500,000 Units, including 4,500,000 Units that were issued pursuant to the underwriters’ exercise of their over-allotment option in full, at $10.00 per Unit, generating gross proceeds of $345.0 million, and incurring offering costs of approximately $19.5 million, inclusive of approximately $12.1 million in deferred underwriting commissions.

Each Unit consists of one Class A ordinary share and one-fourth of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 7).

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On July 29, 2020, the Sponsor paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 7,187,500 Founder Shares. In September 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. All shares and associated amounts have been retroactively restated to reflect the share capitalization. The holders of the Founder Shares agreed to forfeit up to an aggregate of 1,125,000 Founder Shares, on a pro rata basis, to the extent that the option to purchase additional units is not exercised in full by the underwriters, so that the Founder Shares would represent 20% of the Company’s issued and outstanding shares after the Initial Public Offering. The over-allotment option was exercised in full on September 11, 2020; thus, these shares are no longer subject to forfeiture.

The holders of the Founder Shares have agreed, subject to limited exceptions, not to transfer, assign or sell any of their Founder Shares until the earlier to occur of: (a) one year after the completion of the Initial Business Combination and (b) subsequent to the Initial Business Combination, (i) if the last reported sale price of the Company’s Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

commencing at least 150 days after the consummation of the Initial Business Combination, and (ii) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Company’s shareholders having the right to exchange their ordinary shares for cash, securities or other property.

Private Placement

Simultaneously with the closing of the Initial Public Offering, the Company completed the private sale of 5,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to TortoiseEcofin Borrower, generating gross proceeds to the Company of approximately $8.9 million.

Each Private Placement Warrant is exercisable for one whole Class A ordinary share at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete an Initial Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by TortoiseEcofin Borrower or its permitted transferees.

TortoiseEcofin Borrower and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the Initial Business Combination.

Related Party Loans

On July 29, 2020, the Sponsor agreed to loan the Company up to $600,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest bearing, unsecured and due upon the closing of the Initial Public Offering. The Company borrowed approximately $181,000 under the Note and repaid the Note in full on September 21, 2020.

In addition, in order to finance transaction costs in connection with an Initial Business Combination, the Sponsor, certain of the Company’s officers and directors or any of their respective affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes an Initial Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that an Initial Business Combination is not completed within the Combination Period, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of an Initial Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post-combination company at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2020, the Company had no borrowings under the Working Capital Loans.

Administrative Services Agreement

Pursuant an Administrative Services Agreement between the Company and Tortoise Capital Advisors, L.L.C. (“Tortoise Capital Advisors”), dated September 10, 2020 (the “Administrative Services Agreement”), the Company agreed to pay Tortoise Capital Advisors a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Initial Business Combination or the Company’s liquidation, the agreement will terminate. During the period from July 24, 2020 (inception) through December 31, 2020, the Company incurred $36,667 in expenses for these services, which is included in administrative expenses – related party on the accompanying statement of operations. No amount was due as of December 31, 2020.

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

In addition, the Sponsor, the Company’s officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential partner businesses and performing due diligence on a suitable Initial Business Combination. The Company’s audit committee will review on a quarterly basis all payments that were made by the Company to the Sponsor, the Company’s officers or directors or any affiliates of the Company or the Company’s officers or directors. Any such payments prior to an Initial Business Combination will be made using funds held outside the Trust Account.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration and Shareholder Rights

The holders of the Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), and any Class A ordinary shares held by the Initial Shareholders, the Sponsor and TortoiseEcofin Borrower at the completion of the Initial Public Offering or acquired prior to or in connection with the Initial Business Combination, are entitled to registration rights pursuant to a registration rights agreement. The holders of these securities are entitled to make up to three demands that the Company offer such securities in an underwritten offering. These holders also have certain “piggy-back” registration rights with respect to certain underwritten offerings the Company may conduct. The Company will bear the expenses incurred in connection with the registration of such securities.

Underwriting Agreement

The Company granted the underwriters a 45-day option to purchase up to 4,500,000 additional Units at the Initial Public Offering price of $10.00 per Unit, less the underwriting discounts and commissions. The underwriters exercised the over-allotment option in full on September 11, 2020.

The underwriters were entitled to an underwriting discount of $0.20 per Unit, or $6.9 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per Unit, or approximately $12.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amount held in the Trust Account solely in the event that the Company completes an Initial Business Combination, subject to the terms of the underwriting agreement.

Deferred Legal Fees Associated with the Initial Public Offering

The Company entered into an engagement letter to obtain legal advisory services, pursuant to which the Company’s legal counsel agreed to defer half of their fees until the closing of the Initial Business Combination. As of December 31, 2020, the Company recorded an aggregate of $150,000 in connection with such arrangement as deferred legal fees in the accompanying balance sheet.

Forward Purchase Agreement

The Company entered into a forward purchase agreement (the “Forward Purchase Agreement”), pursuant to which the Company may elect, in its sole and absolute discretion, to offer CIBC National Trust Company (“CIBC National Trust”) the opportunity to purchase forward purchase units, consisting of one Class A ordinary share (the “Forward Purchase Shares”) and one-fourth of one redeemable warrant (the “Forward Purchase Warrants”), where each whole redeemable warrant is exercisable to purchase one Class A ordinary share at an exercise price of $11.50 per share (the “Forward Purchase Units”), and, if CIBC National Trust accepts such offer, it commits to purchase at least a minimum aggregate amount equal to either (a) 10% of the gross proceeds from a private placement that may close simultaneously with the closing of the Initial Business Combination or (b) 10% of the gross proceeds from the Initial Public Offering (the “Minimum Aggregate Amount”), and up to a maximum

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

aggregate amount of $100,000,000 of Forward Purchase Units at a price per unit equal to the public offering price (the “Maximum Aggregate Amount”). The Forward Purchase Shares will be identical to the Class A ordinary shares included in the Units sold in the Initial Public Offering and the Forward Purchase Warrants will have the same terms as the Public Warrants, except the Forward Purchase Shares and the Forward Purchase Warrants will be subject to transfer restrictions and certain registration rights. The funds from the sale of the Forward Purchase Units may be used as part of the consideration to the sellers in the Initial Business Combination, and any excess funds may be used for the working capital needs of the post-transaction company. The Forward Purchase Agreement is subject to conditions, including CIBC National Trust specifying the amount of Forward Purchase Units between the Minimum Aggregate Amount and Maximum Aggregate Amount (the “Specified Amount”) it wishes to purchase after the Company notifies CIBC National Trust of its intention to offer CIBC National Trust the opportunity to purchase Forward Purchase Units. The Company may specify, in its sole and absolute discretion and at any time prior to or after CIBC National Trust has indicated its Specified Amount, an amount below the Specified Amount that the Company is willing to sell to CIBC National Trust. CIBC National Trust may choose to accept the Company’s offer to purchase the Forward Purchase Units entirely within its sole discretion. Accordingly, if CIBC National Trust does not accept the Company’s offer to purchase the Forward Purchase Units, it will not be obligated to purchase the Forward Purchase Units.

In connection with the Company entering into the Business Combination Agreement, the Company entered into a subscription agreement with CIBC National Trust pursuant to which CIBC National Trust agreed to purchase, subject to the satisfaction of applicable closing conditions, shares of our Class A Common Stock (as defined in Note 10). On February 8, 2021 and as a result of CIBC National Trust entering into such subscription agreement to purchase shares of Class A Common Stock, the Company delivered a notice to CIBC National Trust stating that it will not elect to offer CIBC National Trust the opportunity to purchase Forward Purchase Units pursuant to the Forward Purchase Agreement.

Risks and Uncertainties

Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that, while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company and the closing of an Initial Business Combination, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 7. DERIVATIVE WARRANT LIABILITIES

As of December 31, 2020, the Company had 8,625,000 Public Warrants and 5,933,333 Private Warrants outstanding.

Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of an Initial Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permits holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective 60 business days after the closing of the Initial Business Combination, warrant holders

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of an Initial Business Combination or earlier upon redemption or liquidation. In addition, if the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the board and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of an Initial Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

•        in whole and not in part;

•        at a price of $0.01 per warrant;

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The Company will not redeem the warrants for cash unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A ordinary shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

Commencing 90 days after the warrants become exercisable, the Company may redeem the outstanding warrants for Class A ordinary shares:

•        in whole and not in part;

•        at a price equal to a number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 7. DERIVATIVE WARRANT LIABILITIES (cont.)

•        upon a minimum of 30 days’ prior written notice of redemption; and

•        if, and only if, the last sale price of Class A ordinary shares equals or exceeds $10.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, recapitalizations and the like) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” of Class A ordinary shares shall mean the average reported last sale price of Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete an Initial Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

NOTE 8. SHAREHOLDERS’ EQUITY

Class A Ordinary Shares — The Company is authorized to issue 200,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. On December 31, 2020, there were 34,500,000 Class A ordinary shares issued and outstanding, including 28,382,615 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares — The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share (the “Founder Shares”). On July 29, 2020, the Company issued 7,187,500 Founder Shares. In September 2020, the Company effected a share capitalization of 1,437,500 Founder Shares, resulting in the Sponsor holding an aggregate of 8,625,000 Founder Shares. On September 10, 2020, the Sponsor transferred 35,000 Founder Shares to each of the Company’s independent directors. All shares and associated amounts have been retroactively restated to reflect the share capitalization. Of the 8,625,000 Founder Shares outstanding, up to 1,125,000 were subject to forfeiture by the Initial Shareholders for no consideration to the extent that the underwriters’ over-allotment option is not exercised in full or in part, so that the Initial Shareholders would collectively own 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. The over-allotment option was exercised in full on September 11, 2020; thus, the 1,125,000 Founder Shares are no longer subject to forfeiture.

Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Founder Shares will have the right to elect all of the Company’s directors prior to the Initial Business Combination. On any other matter submitted to a vote of the Company’s shareholders, holders of the Class A ordinary shares and holders of the Founder Shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law or stock exchange rule.

The Founder Shares will automatically convert into Class A ordinary shares at the time of the Initial Business Combination on a one-for-one basis (subject to adjustment for share sub-divisions, share dividends, reorganizations, recapitalizations and the like), and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of the Initial Business Combination, the ratio at which Founder Shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Founder Shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of all ordinary shares outstanding upon completion of the Initial Public Offering plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the Initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the Initial Business Combination).

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 8. SHAREHOLDERS’ EQUITY (cont.)

In connection with the Company entering into the Business Combination Agreement, subject to the closing thereof, the Sponsor and the Initial Shareholders agreed to waive the anti-dilution rights set forth in the Amended and Restated Memorandum and Articles of Association

Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of December 31, 2020, there were no preference shares issued or outstanding.

NOTE 9. FAIR VALUE MEASUREMENTS

The following table presents information about the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:
Description	Quoted Prices in Active Markets (Level I)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Liabilities:
Derivative warrant liabilities	$24,610,660	$—	$20,581,490

Transfers to/from Levels 1, 2, and 3 are recognized at the end of the reporting period. The estimated fair value of the Public Warrants transferred from a Level 3 measurement as of December 31, 2020 on account of the separate listing and trading of the Public Warrants as of November 2, 2020.

The fair value of the Public Warrants issued in connection with the Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Monte Carlo simulation model each measurement date. The fair value of Public Warrants issued in connection with the Initial Public Offering have been measured based on the listed market price of such warrants, a Level 1 measurement, since December 31, 2020. For the period ended December 31, 2020, the Company recognized a charge to the statement of operations resulting from an increase in the fair value of liabilities of approximately $27.1 million presented as change in fair value of derivative warrant liabilities on the accompanying statement of operations.

The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, is determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its Class A ordinary shares warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s Class A ordinary shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs at their measurement:
	As of September 15, 2020	As of December 31, 2020
Volatility	22.6%	47.5%
Probability of success of a Business Combination	80.0%	80.0%
Stock price	$9.69	$10.65
Expected life of the options to convert	6	5.5
Risk-free rate	0.37%	0.43%
Dividend yield	0.0%	0.0%

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the period from July 24, 2020 (inception) through December 31, 2020 is summarized as follows:
Level 3 – Derivative warrant liabilities at July 24, 2020 (inception)	$—
Issuance of Public and Private Warrants with Level 3 measurements	18,123,980
Change in fair value of derivative warrant liabilities measured with Level 3 inputs	27,068,170
Transfer of Public Warrants to Level 1 measurements	(13,404,640)
Derivative warrant liabilities at December 31, 2020 measured utilizing Level 3 inputs	$20,581,490

NOTE 10. SUBSEQUENT EVENTS

On February 7, 2021, the Company, First Merger Sub and Second Merger Sub entered into a Business Combination Agreement with Volta, pursuant to which First Merger Sub will merge with and into Volta, with Volta surviving the First Merger as a wholly owned subsidiary of the Company, and the Surviving Corporation will subsequently merge with and into Second Merger Sub with Second Merger Sub surviving the Second Merger as a wholly owned subsidiary of the Company. The announcement of the Proposed Business Combination and related agreements were filed with the SEC on a Form 8-K on February 8, 2021.

Completion of the Proposed Business Combination is subject to the satisfaction of the conditions stated in the Business Combination Agreement. Prior to the effective time of the First Merger (the “Effective Time”), the Company will domesticate (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and the applicable provisions of the Companies Act (2020 Revision) of the Cayman Islands (the “Companies Act”). The Company expects to complete the Proposed Business Combination late in the third quarter of 2021. The Outside Date under (and as defined in) the Business Combination Agreement has been automatically extended to 240 days from 210 days as a result of Volta’s non-delivery of its PCAOB Financial Statements (as defined in the Business Combination Agreement) within the 90-day period following execution of the Business Combination Agreement.

Stockholder Support Agreement

In connection with the execution of the Business Combination Agreement, the Company entered into a Stockholder Support Agreement (the “Stockholder Support Agreement”) with Volta and certain shareholders of Volta pursuant to which such shareholders agreed to vote all of their shares of Volta’s Class A common stock, par value $0.001 per share (“Volta Class A Common Stock”) and shares of Volta’s Class B common stock, par value $0.001 per share (“Volta Class B Common Stock” and, together with the Volta Class A Common Stock, the “Volta Common Stock”) and shares of Volta’s preferred stock (“Volta Preferred Stock”) in favor of the approval and adoption of the Proposed Business Combination and related transactions (the “Proposed Transactions”), including agreeing to execute a written consent within forty-eight hours of a registration statement on Form S-4 filed by the Company becoming effective. Additionally, such shareholders have agreed, among other things, not to, prior to the Effective Time (a) transfer any of their shares of Volta Common Stock and Volta Preferred Stock (or enter into any arrangement with respect thereto), subject to certain customary exceptions or (b) enter into any voting arrangement that is inconsistent with the Stockholder Support Agreement.

Lock-Up Agreement

In connection with the execution of the Business Combination Agreement, the founders of Volta entered into a Lock-Up Agreement with the Company and Volta pursuant to which they have agreed, subject to certain customary exceptions, not to effect any (a) direct or indirect sale, assignment, pledge, hypothecation, disposition, loan or other transfer, or entry into any agreement with respect to any sale, assignment, pledge, hypothecation, disposition, loan or other transfer, with respect to any shares of the Company’s domesticated Class A common stock (the “Class A Common Stock”) or domesticated Class B common stock (the “Class B Common Stock”) held by them immediately after the Effective Time, including any shares of Class A Common Stock or Class B Common Stock issuable upon

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 10. SUBSEQUENT EVENTS (cont.)

the exercise of options or warrants to purchase shares of Class A Common Stock or Class B Common Stock held by them immediately following the closing of the Proposed Transactions (the “BCA Closing”) or (b) publicly announce any intention to effect any transaction specified in clause (a), in each case, until the date that is the earlier of (i) one year after the BCA Closing and (ii) the earlier to occur of, subsequent to the BCA Closing, (x) the first date on which the last reported sale price of the Class A Common Stock equals or exceeds $12.00 per share (as equitably adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30 trading-day period commencing at least 150 days after the BCA Closing and (y) the date on which there is consummated a subsequent liquidation, merger, share exchange or other similar transaction which results in all of the Company’s stockholders having the right to exchange their shares of Class A Common Stock for cash, securities or other property.

The Company’s bylaws after the BCA Closing will include transfer restrictions on its securities issued to the investors of Volta in connection with the First Merger for a period of six (6) months after the BCA Closing.

Sponsor Letter

In connection with the execution of the Business Combination Agreement, the Company entered into a letter agreement with Volta, the Sponsor and the other holders of the Founder Shares pursuant to which, among other things, the Sponsor and each other holder agreed to (a) waive the anti-dilution rights set forth in Article 17.3 of the amended and restated memorandum and articles of association, (b) comply with the non-solicitation provisions in the Business Combination Agreement and (c) vote all of the Company’s ordinary shares held by them in favor of the adoption and approval of the Business Combination Agreement and the Proposed Transactions.

Subscription Agreements

In connection with the execution of the Business Combination Agreement, the Company entered into separate subscription agreements (collectively, the “Subscription Agreements”) with a number of investors (each, a “Subscriber” and collectively, the “Subscribers”), pursuant to which the Subscribers agreed to purchase, and the Company agreed to sell to the Subscribers, an aggregate of 30,000,000 shares of Class A Common Stock (the “Private Placement Shares”), for a purchase price of $10.00 per share and an aggregate purchase price of $300,000,000, in a private placement.

The closing of the sale of the Private Placement Shares pursuant to the Subscription Agreements will take place on the date of, and at a time immediately prior to or substantially concurrently with, the BCA Closing and is contingent upon, among other customary closing conditions, the consummation of the Proposed Transactions. The purpose of the Private Placement is to raise additional capital for use by the combined company following the BCA Closing.

Pursuant to the Subscription Agreements, the Company agreed that, within 30 calendar days after the consummation of the Proposed Transactions, it will file with the SEC (at the Company’s sole cost and expense) a registration statement registering the resale of the Private Placement Shares (the “Private Placement Resale Registration Statement”), and to use commercially reasonable efforts to have the Private Placement Resale Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) 60 calendar days (or 90 calendar days if the SEC notifies the Company that it will review the Private Placement Resale Registration Statement) following the BCA Closing and (ii) the tenth business day after the SEC notifies the Company that the Private Placement Resale Registration Statement will not be reviewed or will not be subject to further review.

Also, in January 2021, in connection with the Proposed Transactions, the Company engaged Barclays Capital Inc. (“Barclays”) and Goldman Sachs & Co LLC (“Goldman” and, together with Barclays, the “Placement Agents”) pursuant to an engagement letter to act as co-placement agents in connection with the potential sale of its equity-linked securities to one or more financial investors. An aggregate fee of 3.0% of the gross proceeds received

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 10. SUBSEQUENT EVENTS (cont.)

by the Company from a sale of the securities in such offering (or $9.0 million) will be payable to the Placement Agents, subject to the completion of the offering. The Company also engaged Barclays under such engagement letter to act as the Company’s financial advisor and capital markets advisor in connection with the Proposed Transactions, and the Company agreed to pay a fee of $3.0 million to Barclays for such services, subject to the consummation of the Proposed Transactions.

The Company evaluated subsequent events and transactions that occurred after the balance sheet date through May 6, 2021, the date the financial statements were issued. Other than as described herein, the Company did not identify any other subsequent events that would have required adjustment or disclosure in the financial statements.

NOTE 11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following tables contain unaudited consolidated quarterly financial information for the quarterly period ended September 30, 2020 that has been updated to reflect the restatement and revision of the Company’s consolidated financial statements as described in Note 2 — Restatement of Previously Issued Financial Statements. The restatement and revision had no impact to net loss, net cash flows from operating, investing or financing activities. The Company has not amended its previously filed Quarterly Report on Form 10-Q for the Affected Period. The financial information that has been previously filed or otherwise reported for the Affected Period is superseded by the information in this Annual Report, and the financial statements and related financial information for the Affected Period contained in such previously filed report should no longer be relied upon.
	As of September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Balance Sheet
Total assets	$346,610,178	$—	$346,610,178
Liabilities and stockholders’ equity
Total current liabilities	$86,561	$—	$86,561
Deferred legal fees	150,000
Deferred underwriting commissions	12,075,000	—	12,075,000
Derivative warrant liabilities	—	22,975,940	22,975,940
Total liabilities	12,311,561	22,975,940	35,137,501
Class A ordinary shares, $0.0001 par value; shares subject to possible redemption	329,298,610	(22,975,940)	306,322,670
Stockholders’ equity
Preference shares – $0.0001 par value	—	—	—
Class A ordinary shares – $0.0001 par value	157	230	387
Class B ordinary shares – $0.0001 par value	863	—	863
Additional paid-in-capital	5,082,299	5,463,350	10,545,649
Accumulated deficit	(83,312)	(5,463,580)	(5,546,892)
Total stockholders’ equity	5,000,007	—	5,000,007
Total liabilities and stockholders’ equity	$346,610,178	$—	$346,460,178

TORTOISE ACQUISITION CORP. II
NOTES TO FINANCIAL STATEMENTS (AS RESTATED)

NOTE 11. QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (cont.)

	Period From July 24, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Operations
Loss from operations	$(83,312)	$—	$(83,312)
Other (expense) income:
Change in fair value of warrant liabilities	—	(4,851,960)	(4,851,960)
Financing costs	—	(611,620)	(611,620)
Net gain from investments held in Trust Account	—	—	—
Total other (expense) income	—	(5,463,580)	(5,463,580)
Net loss	$(83,312)	$(5,463,580)	$(5,546,892)
Basic and Diluted weighted-average Class A ordinary shares outstanding	34,500,000	—	34,500,000
Basic and Diluted net loss per Class A share	$—	—	$—
Basic and Diluted weighted-average Class B ordinary shares outstanding	8,625,000	—	8,625,000
Basic and Diluted net loss per Class B share	$(0.01)	—	$(0.64)
	Period From July 24, 2020 (Inception) Through September 30, 2020
	As Previously Reported	Restatement Adjustment	As Restated
Unaudited Condensed Statement of Cash Flows
Net loss	$(83,312)	$(5,463,580)	$(5,546,892)
Adjustment to reconcile net loss to net cash used in operating activities	73,163	5,463,580	5,536,743
Net cash used in operating activities	(528,167)	—	(528,167)
Net cash used in investing activities	(345,000,000)	—	(345,000,000)
Net cash provided by financing activities	346,608,766	—	346,608,766
Net change in cash	$1,080,599	$—	$1,080,599

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

Amount
SEC registration fee		$151,281
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*
Total	$	*

____________

*        These fees are calculated based on the securities offered and the number of issuances and accordingly cannot be defined at this time.

Item 14. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The registrant’s certificate of incorporation and bylaws provide for indemnification by the registrant of its directors and officers to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (4) for any transaction from which the director derived an improper personal benefit. The registrant’s certificate of incorporation provides for such limitation of liability to the fullest extent permitted by the DGCL.

The registrant has entered into, and expects to continue to enter into, indemnification agreements with each of its directors and executive officers. These agreements provide that the registrant will indemnify each of its directors and such officers to the fullest extent permitted by law.

Any underwriting agreement or distribution agreement that the registrant enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the registrant, some or all of its directors and officers and its controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.

The registrant also maintains standard policies of insurance under which coverage is provided to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of the registrant.

Item 15. Recent Sales of Unregistered Securities.

The issuances of the Class B Common Stock to Messrs. Scott Mercer, Christopher Wendel and Andrew P. Lipsher in connection with the consummation of the Business Combination were not registered under the Securities Act and were issued in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and/or Registration D promulgated thereunder, as a transaction by an issuer not involving a public offering without any form of general solicitation or general advertising.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit No.	Description
2.1*

Business Combination Agreement, dated as of February 7, 2021, by and among TortoiseCorp, First Merger Sub, Second Merger Sub and Volta (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 8, 2021).

3.1

Certificate of Incorporation of Volta Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

3.2	Bylaws of Volta Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).
4.1

Specimen Class A Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

4.2

Specimen Warrant Certificate of the Registrant (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

4.3

Amended and Restated Warrant Agreement, dated August 26, 2021, by and among Volta, Computershare Trust Company, N.A. and Computershare Inc. (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

5.1	Opinion of Orrick, Herrington & Sutcliffe LLP
10.1	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).
10.2

Lock-Up Agreement, dated as of February 7, 2021, by and among the Company, Legacy Volta and Legacy Volta’s founders (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 8, 2021).

10.3

Sponsor Letter, dated as of February 7, 2021, by and among the Company, Legacy Volta, Tortoise Sponsor II LLC and certain holders of Legacy Volta’s founder shares named therein (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 8, 2021).

10.4

Amended and Restated Registration Rights Agreement, dated as of August 26, 2021, by and among Volta, Tortoise Sponsor II LLC and certain other parties (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

10.5

Lease by and between 155 De Haro Associates LLC and Legacy Volta, dated as of February 8, 2016, as amended on each of April 20, 2016, August 31, 2016 and August 29, 2018 (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

10.6†

New Volta 2021 Equity Incentive Plan and related forms of award agreements (incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

10.7†

New Volta Founder Incentive Plan and related forms of award agreements (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

Exhibit No.	Description
10.8†	New Volta Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).
10.9†

Employment Agreement, dated December 18, 2018, by and between Scott Mercer and Legacy Volta (incorporated by reference to Exhibit 10.9 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

10.10†

Employment Agreement, dated December 18, 2018, by and between Chris Wendel and Legacy Volta (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

10.11†

Employment Agreement, dated August 11, 2020, by and between James DeGraw and Legacy Volta (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

16.1

Letter to the Securities and Exchange Commission from WithumSmith+Brown, PC, dated September 1, 2021 (incorporated by reference to Exhibit 16.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 to the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 1, 2021).
23.1	Consent of WithumSmith+Brown, PC., independent registered public accounting firm of Tortoise Acquisition Corp. II.
23.2	Consent of Grant Thornton LLP, independent registered public accounting firm of Volta Inc.
23.3	Consent of Orrick, Herrington & Sutcliffe LLP (included in Exhibit 5.1).
24.1	Power of attorney (included on the signature page hereof).
101.INS	XBRL Instance Document
101.SCH	XBRL Taxonomy Extension Schema Document
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document
101.LAB	XBRL Taxonomy Extension Label Linkbase Document
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document

____________

*        Schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(b)(2). The registrant hereby agrees to furnish supplementally a copy of any omitted schedule to the SEC upon its request.

†        Indicates a management contract or compensatory plan, contract or arrangement.

Item 17. Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Francisco, State of California, on September 20, 2021.

VOLTA INC.
By:	/s/ Francois P. Chadwick
Francois P. Chadwick
Title: Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Scott Mercer, Christopher Wendel and Francois P. Chadwick, and each of them, as his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, and any registration statement relating to the offering covered by this registration statement and filed pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on September 20, 2021.

Signature	Title
/s/ Scott Mercer	Chief Executive Officer, Director and Chairperson
Scott Mercer	(Principal Executive Officer)
/s/ Francois P. Chadwick	Chief Financial Officer
Francois P. Chadwick	(Principal Financial Officer and Principal Accounting Officer)
/s/ Christopher Wendel	President, Director
Christopher Wendel
/s/ Eli Aheto	Director
Eli Aheto
/s/ Vincent T. Cubbage	Director
Vincent T. Cubbage
/s/ Martin Lauber	Director
Martin Lauber
/s/ Katherine J. Savitt	Director
Katherine J. Savitt
/s/ John J. Tough	Director
John J. Tough
/s/ Bonita C. Stewart	Director
Bonita C. Stewart